Form 10KSB, Exhibit 13
period 2000-12-31
HCSB FINANCIAL CORP
filed 2001-03-29
CIK 1091491

HCSB FINANCIAL CORPORATION

                              Loris, South Carolina

                                  Annual Report

                                      2000

                           HCSB FINANCIAL CORPORATION



                                    CONTENTS

                                                                         PAGE

Ten Year History............................................................2

Message to Shareholders.....................................................3

Selected Financial Data.....................................................4

Description of Company's Business...........................................5

Market for Common Share and Dividends.......................................5

Management's Discussion and Analysis of Financial Condition and
          Results of Operations..........................................6-20

Independent Auditors' Report...............................................21

Consolidated Balance Sheets................................................22

Consolidated Statements of Income..........................................23

Consolidated Statements of Changes in Shareholders' Equity and
           Comprehensive Income............................................24

Consolidated Statements of Cash Flows......................................25

Notes to Consolidated Financial Statements..............................26-41


                                  HEADQUARTERS

          5201 Broad Street                              Mailing Address:
   Loris, South Carolina 29569                        Post Office Box 218
         (843) 756-6333                          Loris, South Carolina 29569


HCSB FINANCIAL CORPORATION WILL FURNISH FREE OF CHARGE A COPY OF THE ANNUAL REPORT ON FORM 10K UPON WRITTEN REQUEST TO JAMES R. CLARKSON, PRESIDENT AND C.E.O., HCSB FINANCIAL CORPORATION, POST OFFICE BOX 218, LORIS, SOUTH CAROLINA 29569.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                           HCSB FINANCIAL CORPORATION


                                TEN YEAR HISTORY
                                  (OMIT 000'S)

 YEAR        ASSETS     DEPOSITS      LOANS (NET)      CAPITAL     EARNINGS
 -----       -------    ---------     ------------     --------    --------

 1991       $ 21,968    $ 19,265    $ 14,833       $    2,391     $    167

 1992         24,725      21,884      17,483            2,617          227

 1993         31,280      28,121      20,432            2,888          274

 1994         38,009      34,109      22,158            3,644          345

 1995         45,913      41,542      28,959            4,006          202

 1996         49,405      42,851      35,556            5,495          556

 1997         72,156      63,885      40,711            7,473          429

 1998         83,586      69,970      55,061            8,024          511

 1999        114,326      94,829      74,871            8,341          994

 2000        143,718      123,500     90,300            9,781        1,037

                             MESSAGE TO SHAREHOLDERS

Despite a major investment of money and man hours of preparation, HCSB Financial Corporation, much like the rest of the banking industry, entered the year 2000 with some degree of apprehension surrounding the performance of information systems. We were quite pleased to determine early on, however, that our considerable planning and testing that we had begun in 1998 indeed paid off as we experienced no hitches in our transition from 1999 to 2000. And with this significant challenge behind us, we proceeded to have a good year.

As the financial reports which follow herein indicate, Total Assets increased by 25.7% to $143.7 million, deposits grew by 30.2% to $123.5 million and Net Loans rose 20.6% to $90.3 million in our thirteenth year of operations. In addition, Shareholders' Equity increased by 17.3% to $9.8 million.

Although not at the growth rates indicated in the above categories, Net Income did increase by 4.3% to $1,037,000. We attribute this lower earnings rate of growth primarily to the costs associated with the opening of our Homewood office during the year as well as beginning during the fourth quarter with efforts to open a new office in the Socastee community of Myrtle Beach. Likewise, early in the Year 2000 we moved all of our Support Services and Executive Offices into our newly remodeled Operations Center in Loris. While each of these moves had negative short-term impacts on earnings, they have provided us with excellent opportunities to enhance not only continued growth in balance sheet categories, but more importantly our future earnings potential. I base this statement on our history of rebounding from previous years in which earnings were strained as a result of our branch expansion efforts.

To enhance our competitive position and better assure our ability to continue our growth and prosperity, we are firmly positioned to take advantage of a great many opportunities for homeowners to refinance their mortgage loans in 2001 at substantially reduced rates. Thus while the new home market might slow down somewhat with the present economic downturn, the lower rate scenario should stimulate a substantial increase in refinancings, and we are very capable of being quite competitive in this area while at the same time using these opportunities to solicit other banking business from these borrowers and increase our earnings.

And, too, we took steps in December to begin offering non-deposit services in January, 2001. We have employed a very experienced person to lead us in this new aspect of our operations. We are quite excited that this blend of another experienced, service-minded banker with a broad array of financial services, including stocks and bond trading, retirement and estate planning, mutual fund investments and others, will show quick, positive results to our income. This portfolio of non-deposit services will not only enable us to better serve our existing customers but also to compete daily for new customers.

In addition to the new Socastee office and our expansion into the non-deposit services market, you can expect Horry County State Bank to initiate our entry into Internet Banking in 2001 with the production of a Web page early in the second quarter. And, too, in order to supplement our staff and afford our customers convenient access to their account information 24 hours a day, every day, we shall implement our "HCSB In Touch" voice response system during the first quarter. This user-friendly system will enable our customers to stay "In Touch" with all of their deposit and loan accounts at any time they need to be.

In the aftermath a of two for one stock split that you received last year, your Board of Directors recently declared a 5% stock dividend payable on March 15, 2001 to shareholders of record on February 15, 2001. When applying the most recent generally traded price of our stock known to management, an initial investment in our bank in the fall of 1987 will have increased at an annual rate of nearly 38% since that time.

While nobody can ever guarantee specific returns on investments in stocks of any kind, the Directors of HCSB Financial Corporation firmly pledge to continue to seek and analyze opportunities that should foster continued growth and profitability for our Company. Likewise, we employees also commit our efforts to keep our personal, professional service at a level necessary to maximize our success at each location or endeavor that we undertake.

We greatly appreciate our shareholders' confidence and support, and we trust that you realize that you, too, can commit to our future growth and prosperity by utilizing Horry County State Bank for all of your financial services needs and promoting us to others at every available opportunity.

Most respectfully,

/s/ James R. Clarkson

James R. Clarkson

                           HCSB FINANCIAL CORPORATION

                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning the Company. The selected financial data has been derived from the financial statements which have been audited by Tourville, Simpson & Caskey, L.L.P., independent accountants. This information should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.


                                                         2000         1999          1998       1997       1996
                                                         ----         ----          ----       ----       ----
YEAR ENDED DECEMBER 31,
 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
FINANCIAL CONDITION:
 Investment securities                                 $  20,877     $ 23,892   $  19,640   $ 12,597   $  8,553
 Allowance for loan losses                                 1,019          922         880        911        549
 Net loans                                                90,300       74,871      55,061     40,711     35,556
 Premises and equipment, net                               5,502        4,417       3,504      2,493      1,430
 Total assets                                            143,718      114,326      83,586     72,156     49,405
 Noninterest-bearing deposits                              8,273        7,998       6,358      4,814      3,297
 Interest-bearing deposits                               115,227       86,831      63,612     59,071     39,554
 Total deposits                                          123,500       94,829      69,970     63,885     42,851
 Advances from the Federal Home Loan Bank                  9,600       10,000       5,000        350        450
 Total liabilities                                       133,937      105,985      75,562     64,683     43,910
 Total shareholders' equity                                9,781        8,341       8,024      7,473      5,495

RESULTS OF OPERATIONS:
 Interest income                                       $  10,552     $  7,947   $   6,403  $   5,200 $    4,172
 Interest expense                                          5,815        3,804       3,257      2,368      2,026
                                                      ----------   ----------  ---------- ---------- ----------
 Net interest income                                       4,737        4,143       3,146      2,832      2,146
 Provision for loan losses                                   271          190         100        480        222
                                                      ----------   ---------- ----------- ---------- ----------
 Net interest income after provision for                   4,466        3,953       3,046      2,352      1,924
  loan losses
 Other income                                              1,188          792         666        434        353
 Other expense                                             4,069        3,227       2,929      2,143      1,425
                                                      ----------   ----------  ---------- ---------- ----------
 Income before income taxes                                1,585        1,518         783        643        852
 Income tax expense                                          548          524         272        214        296
                                                      ----------   ----------  ---------- ---------- ----------
  Net income                                           $   1,037    $     994  $      511  $     429 $      556
                                                      ==========   ==========  ========== ========== ==========
PER SHARE DATA (1):
 Average shares outstanding                            1,002,770    1,002,770   1,002,770  1,002,770  1,002,770
 Net income                                           $     1.03   $     0.99   $    0.51  $    0.43  $    0.55
 Period end book value                                $     9.75   $     8.32   $    8.00  $    7.45  $    5.48

(1) Adjusted for the effects of the two-for-one share split in the form of a 100% share dividend declared in January 2000, the 5% share dividend declared in January 1999 and the 10% share dividends declared in December 1996 and 1995.

                           HCSB FINANCIAL CORPORATION

                        DESCRIPTION OF COMPANY'S BUSINESS

HCSB Financial Corporation (the Company) was incorporated on June 10, 1999. The Company's only significant asset is its wholly owned subsidiary, Horry County State Bank (the Bank). The Bank is a state-chartered bank incorporated on December 18, 1987 and located at 5009 Broad Street, Loris, South Carolina. The Company's primary market is Horry and Marion Counties in South Carolina and Columbus County in North Carolina. From its seven branch locations, the Company offers a full range of deposit services, which includes checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA's.

The Company is primarily engaged in the business of attracting deposits from the general public and using these deposits together with other funds to make commercial, consumer, and real estate loans. The Company's operating results depend to a substantial extent on the difference between interest and fees earned on loans and investments and the Company's interest expense, consisting principally of interest paid on deposits. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution's performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries such as mutual funds. This has resulted in a highly competitive market area, which demands the type of personal service and attention granted by HCSB Financial Corporation.

The operating results of the Company are influenced by the volume of agricultural lending in the Company's geographic marketplace. The Company makes seasonal loans to farmers during the first quarter of the year to finance crop production expenses, and the loans are usually repaid during the third and fourth quarters. The seasonality of these loans significantly impacts the Company's asset/liability management and liquidity.

In June of 1997, the State Board of Financial Institutions and the FDIC approved the Company's applications to open three branches in North Myrtle Beach, Tabor City, and Loris. As a condition of approval, the Company was required to obtain an additional $2,000,000 in capital. In response, the Company issued 65,805 shares for $1,542,000, net of expenses, during 1997 and 42,027 shares for $967,000 during 1996. The Loris branch was opened for business on June 9, 1997, and the Tabor City and North Myrtle Beach branches were opened on October 5 and 6, 1997, respectively.

The Company's application to open a branch in Conway, South Carolina was approved by the State Board of Financial Institutions and the FDIC in December of 1997. The branch opened for business on February 17, 1998.

The Company's application to open a branch in Homewood, South Carolina was approved by the State Board of Financial Institutions and the FDIC in September of 1999. The branch opened for business on August 10, 2000.

The Company's application to open a branch in Socastee, South Carolina was approved by the State Board of Financial Institutions and the FDIC in December of 2000. The branch opened for business on February 20, 2001.

                      MARKET FOR COMMON SHARE AND DIVIDENDS

Although the common share of HCSB Financial Corporation is traded from time to time on an individual basis, no established trading market has developed. Trading in the Company's common share has not been extensive since its January 4, 1988 issuance pursuant to the initial public share offering. The common share is not a NASDAQ quoted share, nor is it quoted by the National Quotation Bureau, Inc. During 1997, the Company sold 65,805 shares of common share, pursuant to an Offering Circular, at a price of $24 per share. In the most recent trades of which management is aware through February 23, 2001, purchases have been made at a price of $20 per share. As of February 23, 2001, there were 1,657 holders of record of the Company's common share, excluding individual participants in security position listings.

No cash dividends have ever been declared or paid by the Company; however, the Board of Directors approved a 10% share dividend for each of the five years ending December 31, 1996. The Company also declared a 5% share dividend on January 14, 1999 for shareholders of record February 1, 1999. The most recent share dividend was a two-for-one share split in the form of a 100% share dividend approved on January 27, 2000 to shareholders of record February 15, 2000. Management does not expect the Company to pay cash dividends in the foreseeable future. South Carolina and Federal banking regulations restrict the amount of cash dividends that can be paid to HCSB Financial Corporation from the Bank.

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of HCSB Financial Corporation. This commentary should be read in conjunction with the financial statements, related notes, and other statistical information in this report.

                              RESULTS OF OPERATIONS

2000 COMPARED TO 1999

For the year ended December 31, 2000, the Company's net income was $1,037,000, or $1.03 per share, an increase of $43,000 when compared to the $994,000 net income, or $0.99 per share, for 1999. The increase in net income was primarily due to the growth of loans at the branches in North Myrtle Beach and Conway. Overall, loans net of unearned income increased $15,526,000 from 1999 to 2000. This led to an increase in net interest income of $594,000 from the year ended December 31, 1999 to the year ended December 31, 2000. The increase in the loan portfolio also contributed to a $81,000 increase in the provision for loan losses from $190,000 in the year ended December 31, 1999 to $271,000 in the year ended December 31, 2000. An increase in service charges on deposit accounts of $151,000 over the year ended December 31, 1999 amount of $539,000 also contributed to the increase in net income. These increases were offset by the $842,000 increase in noninterest expense over the year ended December 31, 1999 amount of $3,227,000.

1999 COMPARED TO 1998

For the year ended December 31, 1999, the Company's net income was $994,000, or $0.99 per share, an increase of $483,000 when compared to the $511,000 net income, or $0.51 per share, for 1998. The increase in net income was primarily due to the growth of loans at new branches in North Myrtle Beach, Tabor City, and Loris. Overall, loans net of unearned income increased $19,852,000 from 1998 to 1999. This led to an increase in net interest income of $997,000 from the year ended December 31, 1998 to the year ended December 31, 1999. The increase in the loan portfolio also contributed to a $90,000 increase in the provision for loan losses from $100,000 in the year ended December 31, 1998 to $190,000 in the year ended December 31, 1999. An increase in service charges on deposit accounts of $105,000 over the year ended December 31, 1998 amount of $434,000 also contributed to the increase in net income. These increases were partially offset by the $298,000 increase in noninterest expense and $252,000 increase in income tax expense over the year ended December 31, 1998 amounts of $2,929,000 and $272,000, respectively.

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

          DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

The Company has sought to maintain a conservative approach in determining the distribution of its assets and liabilities. The following table presents the percentage relationships of significant components of the Company's average balance sheets for the last two fiscal years.

                                               2000             1999             1998
                                               -----        -   -----        -   ----

ASSETS:
 Interest earning assets:
 Federal funds sold                               4.45%            2.82%            9.12%
 Investment securities                           18.00            23.17            17.92
 Loans                                           69.04            66.06            64.03
                                               -------          -------          -------
   Total interest earning assets                 91.49            92.05            91.07

 Cash and due from banks                          2.74             3.03             1.83
 Allowance for loan losses                       (0.79)           (0.92)           (1.08)
 Premises and equipment                           3.93             3.72             5.59
 Other assets                                     2.63             2.12             2.59
                                               -------          -------          -------

   Total assets                                 100.00%          100.00%          100.00%
                                               =======          =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
 Interest-bearing liabilities:
 Interest-bearing deposits                       75.63%           76.86%           81.12%
 Federal funds purchased                          0.60             0.12                -
 Advances from the Federal Home Loan Bank         9.43             6.83             1.46
 Repurchase agreements                               -             0.17                -
                                               -------          -------          -------
   Total interest-bearing liabilities            85.66            83.98            82.58

 Noninterest-bearing deposits                     6.58             7.23             7.26
 Accrued interest and other liabilities           0.83             0.81             0.51
                                               -------          -------          -------
   Total liabilities                             93.07            92.02            90.35
                                               -------          -------          -------

 Shareholders' equity                             6.93             7.98             9.65
                                               -------          -------          -------

   Total liabilities and shareholders' equity   100.00%          100.00%          100.00%
                                               =======          =======          =======

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                               NET INTEREST INCOME

Earnings are dependent to a large degree on net interest income. It represents the difference between gross interest earned on earning assets, primarily loans and investment securities, and interest paid on deposits and borrowed funds. Net interest income is affected by the interest rates earned or paid and by volume changes in loans, investment securities, deposits, and borrowed funds. The interest rate spread and the net yield on earning assets are two significant elements in analyzing the Company's net interest income. The interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. The net yield on earning assets is computed by dividing net interest income by the average earning assets.

2000 COMPARED TO 1999

Net interest income increased from $4,143,000 for the year ended December 31, 1999 to $4,737,000 for the year ended December 31, 2000, an increase of $594,000 or 14.34%. Total interest income increased $2,605,000 due to the $21,520,000 growth in average earnings assets. The growth in assets was funded by the $16,999,000 increase in average interest-bearing deposits. Most of the deposit growth was from certificates of deposit, which are typically the most expensive source of funds for a bank. The average rate paid on deposits was 5.34% in 2000 compared to 4.41% in 1999. The interest rate spread and net yield on earning assets were negatively affected by the increase in the cost of funds, particularly the 118 basis point increase in the yield on money market deposit accounts and 96 basis point increase in the yield on certificates of deposit. The interest rate spread was 3.75% and 4.01% in 2000 and 1999, respectively. The net yield on earning assets during 2000 was 4.10% compared to 4.40% in 1999.

1999 COMPARED TO 1998

Net interest income increased from $3,146,000 for the year ended December 31, 1998 to $4,143,000 for the year ended December 31, 1999, an increase of $997,000, or 31.69%. Total interest income increased $1,544,000 due to the $20,679,000 growth in average earnings assets. The growth in assets was funded by the $13,179,000 increase in average interest-bearing deposits. Most of the deposit growth was from certificates of deposit, which are typically the most expensive source of funds for a bank. The average rate paid on deposits was 4.41% in 1999 compared to 4.90% in 1998. The interest rate spread and net yield on earning assets were positively affected by the decrease in the cost of funds, particularly the 49 basis point decrease in the yield on certificates of deposit. The interest rate spread was 4.01% and 3.83% in 1999 and 1998, respectively. The net yield on earning assets during 1999 was 4.40% compared to 4.28% in 1998.

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                         NET INTEREST INCOME (CONTINUED)

The following table sets forth, for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the interest rate spread, and the net yield on earning assets. The table also indicates the average daily balance and the interest income or expense by specific categories.

                                                2000                              1999                             1998

                                    AVERAGE     INCOME/   YIELD/     AVERAGE       INCOME/   YIELD/    AVERAGE   INCOME/     YIELD/
(DOLLARS IN THOUSANDS)              BALANCE     EXPENSE    RATE      BALANCE       EXPENSE    RATE     BALANCE   EXPENSE      RATE
                                    -------     -------    ----      -------       -------    ----     -------   -------      ----
ASSETS:
 Earning Assets
 Securities, taxable             $  18,304    $  1,243     6.79%    $   19,516   $ 1,222      6.26%   $ 12,754  $    824      6.46%
 Securities, nontaxable              3,718         165     4.44          3,773       168      4.45       1,426        65      4.56
 Loans (1)                          87,180       8,738    10.02         67,457     6,389      9.47      51,547     5,097      9.89
 Federal funds sold                  5,614         357     6.36          2,880       141      4.90       7,345       401      5.46
 Nonmarketable equity securities       705          49     6.95            375        27      7.20         250        16      6.40

   Total earning assets            115,521      10,552     9.13         94,001     7,947      8.45      73,322     6,403      8.73
                                 ---------     -------              ----------   -------              --------   -------
 Cash and due from banks             3,465                               3,086                           1,474
 Allowance for loan losses            (992)                               (943)                           (872)
 Premises and equipment              4,961                               3,803                           4,497
 Other assets                        3,312                               2,172                           2,087
                                 ---------                          ----------                        --------
   Total assets                  $ 126,267                          $  102,119                        $ 80,508
                                 =========                          ==========                        ========

LIABILITIES:
 Interest-Bearing Liabilities:
 Interest-bearing                $  95,490       5,099     5.34%    $   78,491     3,461      4.41%   $ 65,312     3,202     4.90%
  deposits                          12,673         716     5.65          7,271       343      4.72       1,178        55     4.68
 Other borrowings                ---------     -------              ----------   -------              --------  --------
   Total interest-bearing
   liabilities                     108,163       5,815     5.38         85,762     3,804      4.44      66,490     3,257     4.90
                                 ---------     -------              ----------   -------              --------  --------


 Noninterest-bearing                 8,308                               7,385                           5,841
  deposits
 Accrued interest and other
  liabilities                        1,046                                 824                             407
 Stockholders' equity                8,750                               8,148                           7,770
                                 ---------                          ----------                        --------
   Total liabilities and
   stockholders' equity          $ 126,267                          $  102,119                        $ 80,508
                                 =========                          ==========                        ========
 Net interest spread                                       3.75%                              4.01%                         3.83%
 Net interest income                          $  4,737                             4,143                        $  3,146
                                               =======                           =======                        ========
 Net interest margin                                       4.10%                              4.40%                         4.28%



(1) The effects of loans in nonaccrual status and fees collected are not significant to the computations.

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                              RATE/VOLUME ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest- bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:

                                                                   2000 COMPARED TO 1999
                                                                DUE TO INCREASE (DECREASE) IN

 (DOLLARS IN THOUSANDS)                    VOLUME                RATE              VOLUME RATE              TOTAL
                                          -------               -----              ------------             -----

Interest income:
 Taxable securities                  $          (76)    $            103      $             (6)   $              21
 Tax-exempt securities                           (2)                  (1)                    -                   (3)
 Loans                                        1,868                  372                   109                2,349
 Federal funds sold                             134                   42                    40                  216
 Nonmarketable equity securities                 24                   (1)                   (1)                  22
                                    ---------------     ----------------     -----------------    -----------------
   Total interest income                      1,948                  515                   142                2,605
                                    ---------------     ----------------     -----------------    -----------------
Interest expense:
 Interest-bearing deposits                      764                  712                   162                1,638
 Other borrowings                               259                   67                    47                  373
                                    ---------------     ----------------     ------------------   -----------------
   Total interest expense                     1,023                  779                   209                2,011
                                    ---------------     ----------------     -----------------    -----------------
    Net interest income              $          925     $           (264)     $            (67)   $             594
                                    ===============     ================     =================    =================


                                                                   1999 COMPARED TO 1998
                                                                DUE TO INCREASE (DECREASE) IN

 (DOLLARS IN THOUSANDS)                    VOLUME                RATE              VOLUME RATE              TOTAL
                                          -------               -----             ------------             -----
Interest income:
 Taxable securities                  $          437     $            (25)     $            (14)   $            398
 Tax-exempt securities                          107                   (2)                   (2)                103
 Loans                                        1,573                 (215)                  (66)              1,292
 Federal funds sold                            (244)                 (41)                   25                (260)
 Nonmarketable equity securities                  8                    2                     1                  11
                                    ---------------     ----------------     -----------------    ----------------
   Total interest income                      1,881                 (281)                  (56)              1,544
                                    ---------------     ----------------     -----------------    ----------------
Interest expense:
 Interest-bearing deposits                      659                 (342)                  (58)                259
 Other borrowings                               286                    -                     2                 288
                                    ---------------     ----------------     -----------------    ----------------
   Total interest expense                       945                 (342)                  (56)                547
                                    ---------------     ----------------     -----------------    ----------------
    Net interest income              $          936     $             61      $              -    $            997
                                    ===============     ================     =================    ================


                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


                                RATE SENSITIVITY

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 2000, 1999, and 1998. However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company's sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance exists between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings. The larger the imbalance, the greater the interest rate risk assumed and the greater the positive or negative impact of interest fluctuations on liquidity and earnings.

Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management. The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates. The following table, "Interest Rate Sensitivity Analysis," indicates that, on a cumulative basis through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a liability sensitive position at the end of 2000 of $48,198,000. For a bank with a liability-sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect. The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 2000 and may not be indicative of the Company's rate-sensitivity position at other points in time.

INTEREST RATE SENSITIVITY ANALYSIS

                                                          AFTER ONE                                   GREATER
                                                           THROUGH                                    THAN ONE
December 31,  20000                       WITHIN ONE        THREE      AFTER THREE     WITHIN ONE   YEAR OR NON-
 (DOLLARS IN THOUSANDS)                      MONTH         MONTHS        MONTHS           YEAR        SENSITIVE     TOTAL
                                             ------        -------       -------          -----       ----------    -----

ASSETS
 Earning Assets
 Loans (1)                               $  29,257        $ 3,490       $ 9,825        $ 42,572      $ 48,624    $ 91,196
 Securities                                      -              -             -               -        20,877      20,877
 Federal funds sold                         19,870              -             -          19,870             -      19,870
                                         ---------        -------       -------        --------      --------    --------
   Total earning assets                     49,127          3,490         9,825          62,442        69,501     131,943
                                         ---------        -------       -------        --------      --------    --------

LIABILITIES
Interest-bearing liabilities:
 Interest-bearing deposits:
  Demand deposits                           10,310              -             -          10,310             -      10,310
  Savings deposits                          21,994              -             -          21,994             -      21,994
  Time deposits                              5,793         10,682        61,861          78,336         4,587      82,923
                                         ---------        -------       -------        --------      --------    --------
   Total interest-bearing deposits          38,097         10,682        61,861         110,640         4,587     115,227
 Federal Home Loan Bank advances                 -              -             -               -         9,600       9,600
                                         ---------        -------       -------        --------      --------    --------
   Total interest-bearing liabilities       38,097         10,682        61,861         110,640        14,187     124,827
                                         ---------        -------       -------        --------      --------    --------
 Period gap                              $  11,030       $ (7,192)     $(52,036)       $(48,198)    $  55,314
                                         =========       ========      ========       =========      ========
 Cumulative gap                          $  11,030        $ 3,838      $(48,198)       $(48,198)    $   7,116
                                         =========       ========     =========       =========      ========
 Ratio of cumulative gap to                   8.36%          2.91%       (36.53)%        (36.53)%        5.39%
  total earning assets

(1) Excludes nonaccrual loans.

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                            PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings based upon management's evaluation of specific loans in its portfolio and general economic conditions and trends in the marketplace. The 2000, 1999, and 1998 provisions for loan losses and their related effect of increasing the allowance for loan losses are related to growth in the loan portfolio. Please refer to the section "Loan Portfolio" for a discussion of management's evaluation of the adequacy of the allowances for loan losses. In 2000, 1999, and 1998, the provisions for loan losses were $271,000, $190,000, and $100,000, respectively.

                                  OTHER INCOME

Other income was $1,188,000 for the year ended December 31, 2000, an increase of $396,000, or 50.0%, when compared with the year ended December 31, 1999. The majority of the increase was because of a $215,000 gain on the sale of land in North Myrtle Beach. Also, service charges on deposit accounts increased $151,000 as a result of the growth in the number of deposit accounts generated by the new branches.

Other income was $792,000 for the year ended December 31, 1999, an increase of $126,000, or 18.9%, when compared with the year ended December 31, 1998. The majority of the increase was in service charges on deposit accounts which increased $105,000 as a result of the growth in the number of deposit accounts generated by the new branches. Insurance commissions were also substantially higher, increasing $32,000, or 27.1%, to $150,000 from $118,000 for the year ended December 31, 1998.

                                 OTHER EXPENSES

All categories of other expenses increased during 2000 due to growth of the Company. Salaries and employee benefits increased $529,000, or 30.79%, due to an increase in staffing and normal salary increases among existing employees. Net occupancy and furniture and equipment expense also increased due mainly to an increase in depreciation expense, insurance, and real estate taxes resulting from the opening of the new operations center and the purchase of a new bank building in Homewood. Other operating expenses were $1,048,000 for the year ended December 31, 2000 compared to $912,000 for the year ended December 31, 1999.

All categories of other expenses increased during 1999 due to growth of the Company. Salaries and employee benefits increased $155,000, or 9.9%, due to an increase in staffing and normal salary increases among existing employees. Net occupancy and furniture and equipment expense also increased due mainly to an increase in depreciation expense, insurance, and real estate taxes resulting from the purchase of a new bank building in North Myrtle Beach. Other operating expenses were $912,000 for the year ended December 31, 1999 compared to $857,000 for the year ended December 31, 1998. The increase of $55,000 is primarily attributable to the expenses associated with the formation of the holding company.

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                                  INCOME TAXES

The Company's income tax expense for 2000 was $548,000, an increase of $24,000 from the 1999 expense of $524,000. The increase in the expense results primarily from increased income before taxes. The Company's effective tax rates for the years ended December 31, 2000 and 1999 were 34.6% and 34.5%, respectively.

The Company's income tax expense for 1999 was $524,000, an increase of $252,000 from the 1998 expense of $272,000. The increase in the expense results primarily from increased income before taxes. The Company's effective tax rates for the years ended December 31, 1999 and 1998 were 34.5% and 34.7%, respectively.

                                    LIQUIDITY

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. HCSB Financial Corporation manages both assets and liabilities to achieve appropriate levels of liquidity. Cash and federal funds sold are the Company's primary sources of asset liquidity. These funds provide a cushion against short-term fluctuations in cash flow from both deposits and loans. The investment securities portfolio is the Company's principal source of secondary asset liquidity. However, the availability of this source of funds is influenced by market conditions. Individual and commercial deposits are the Company's primary source of funds for credit activities. Although not historically used as principal sources of liquidity, federal funds purchased from correspondent banks and advances from the Federal Home Loan Bank are other options available to management. The Company also has $17,400,000 of unused lines of credit to purchase federal funds as of December 31, 2000. Management believes that the Company's liquidity sources are adequate to meet its operating needs.

The expansion of the Company's market area has contributed to an increase in both loans and deposits. These increases did not significantly affect the loans to deposits ratio. The ratio of total loans to total deposits was 74.0% at the end of 2000 compared with 79.9% at the end of 1999.

                     IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

While the effect of inflation on a bank is normally not as significant as its influence on those businesses that have large investments in plant and inventories, it does have an effect. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. While interest rates have traditionally moved with inflation, the effect on income is diminished because both interest earned on assets and interest paid on liabilities vary directly with each other unless the Company is in a high liability sensitive position. Also, general increases in the price of goods and services will result in increased operating expenses.

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                                CAPITAL RESOURCES

The Company uses several indicators of capital strength. The most commonly used measure is average common equity to average assets which was 6.93% in 2000 compared to 7.98% in 1999. The change from 1999 was negatively affected by the growth in assets outpacing the increase in equity from 2000 net income despite the increase in equity attributable to the decrease in the fair market value of available-for-sale securities.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Company and the Bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2000, the most recent notifications from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The Company and the Bank are required to maintain certain risk-based and leverage ratios. The Company and the Bank exceeded these regulatory capital ratios at December 31, 2000 and 1999 as set forth in the following tables.

December 31,                                     2000           1999
                                                 ----           ----
(DOLLARS IN THOUSANDS)
THE COMPANY
 Tier 1 capital                                  $ 9,781    $   9,499
 Tier 2 capital                                    1,018          922
                                                --------    ---------
 Total qualifying capital                       $ 10,799    $  10,421
                                                ========    =========

 Risk-adjusted total assets                     $102,494    $  83,628
                                                ========    =========
  (including off-balance-sheet exposures)

 Tier 1 risk-based capital ratio                    9.54%       11.36%
 Total risk-based capital ratio                    10.54%       12.46%
 Tier 1 leverage ratio                              7.11%        8.69%

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


                          CAPITAL RESOURCES (CONTINUED)

                                                    2000         1999
                                                    ----         ----
December 31,
(DOLLARS IN THOUSANDS)
THE BANK
 Tier 1 capital                                 $   9,736     $  9,476
 Tier 2 capital                                     1,018          922
                                                ---------     --------
   Total qualifying capital                     $  10,754     $ 10,398
                                                =========     ========

 Risk-adjusted total assets                    $  102,453     $ 83,611
                                               ==========     ========
  (including off-balance-sheet exposures)

 Tier 1 risk-based capital ratio                     9.50%       11.33%
 Total risk-based capital ratio                     10.50%       12.44%
 Tier 1 leverage ratio                               7.08%        8.67%


Management does not expect to pay cash dividends to shareholders during 2001.

                              INVESTMENT PORTFOLIO

Management classifies investment securities as either held-to-maturity or available-for-sale based on their intentions and the Company's ability to hold them until maturity. In determining such classifications, securities that management has the positive intent and the Company has the ability to hold until maturity are classified as held-to-maturity and carried at amortized cost. All other securities are designated as available-for-sale and carried at estimated fair value with unrealized gains and losses included in shareholders' equity on an after-tax basis. As of December 31, 2000 and 1999, all securities were classified as available-for-sale.

The following tables summarize the carrying value of investment securities as of the indicated dates and the weighted-average yields of those securities at December 31, 2000.

INVESTMENT SECURITIES PORTFOLIO COMPOSITION
                                                             2000         1999
                                                             -----        ----
December 31,
(DOLLARS IN THOUSANDS)

 Securities of U.S. Government Agencies and Corporations    $ 14,304  $ 14,593
 Obligations of state and local governments                    3,375     4,166
 Mortgage-backed securities                                    3,198     5,133
 Nonmarketable equity securities                                 790       560
                                                           ---------  --------

  Total securities                                         $  21,667  $ 24,452
                                                           =========  ========

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


                        INVESTMENT PORTFOLIO (CONTINUED)

INVESTMENT SECURITIES PORTFOLIO MATURITY SCHEDULE
December 31, 2000                                              AVAILABLE-FOR-SALE
                                                             ------------------------
                                                              CARRYING
(DOLLARS IN THOUSANDS)                                        AMOUNT          YIELD (1)
                                                              -------       ----------

Securities of U.S. Government agencies and corporations due:
 After one year but within five years                         $ 5,082           6.35%
 After five years but within ten years                          7,293           6.54
 After ten years                                                1,929           6.77
                                                              -------
                                                               14,304           6.51
                                                              -------
Obligations of states and local governments due:
 After one year but within five years                             729           5.78
 Ater five years but within ten years                           1,688           6.21
 After ten years                                                  958           6.90
                                                              -------
                                                                3,375           6.31
                                                              -------

Mortgage-backed securities                                      3,198           6.27
                                                              -------

Total                                                       $  20,877           6.44%
                                                            =========


(1) For tax-exempt securities, the tax equivalent yield has been calculated using an incremental rate of 34%.

                                 LOAN PORTFOLIO

Management believes the loan portfolio is adequately diversified. There are no foreign loans, and agricultural loans as of December 31, 2000 are limited. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries.

The Company has experienced continued growth of its loan portfolio throughout 2000 and 1999, resulting in an increase of $15,490,000 and $19,852,000, respectively. Management has concentrated on maintaining quality in the loan portfolio. The loan-to-deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan-to-deposit ratio is indicative of higher interest income since loans yield a higher return than other interest-earning assets. Management intends to deploy available funds to loans in order to maximize earnings and achieve its targeted ratio of loans to deposits; however, there can be no assurance that management will be able to execute its strategy or that loan demand will continue to support growth.

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


                           LOAN PORTFOLIO (CONTINUED)

LOAN PORTFOLIO COMPOSITION
(DOLLARS IN THOUSANDS)                                     DECEMBER 31,
                                                     ---------------------

                                                        2000      1999
                                                       -----      ----

 Real estate - construction and land development       $ 5,122   $ 3,983
 Real estate - other                                    32,178    26,601
 Agricultural                                            5,427     5,961
 Commercial and industrial                              30,451    22,796
 Consumer                                               17,482    16,193
 All other loans (including overdrafts)                    669       305
                                                     ---------  --------

     Total gross loans                               $ 91,329   $ 75,839
                                                     =========  ========

CREDIT RISK MANAGEMENT

Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves the processes of loan underwriting and loan administration. The Company manages credit risk through a strategy of making loans within the Company's primary marketplace and within the Company's limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers' ability to honor the terms of their loans is dependent on the business and economic conditions in Horry and Marion Counties in South Carolina and Columbus County in North Carolina. Additionally, since real estate is considered by the Company as the most desirable nonmonetary collateral, a significant portion of the Company's loans are collateralized by real estate; however, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans. The Company also seeks to limit total exposure to individual and affiliated borrowers. The Company manages risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower's ability to service the debt as well as the value of the pledged collateral.

The Company's loan officers and loan administration staff are charged with monitoring the Company's loan portfolio and identifying changes in the economy or in a borrower's circumstances which may affect the ability to repay the debt or the value of the pledged collateral. In order to assess and monitor the degree of risk in the Company's loan portfolio, several credit risk identification and monitoring processes are utilized. The Company assesses credit risk initially through the assignment of a risk grade to each loan based upon an assessment of the borrower's financial capacity to service the debt and the presence and value of any collateral.

Credit grading is adjusted during the life of the loan to reflect economic and individual changes having an impact on the borrowers' ability to honor the terms of their commitments. Management uses the risk grades as a tool for identifying known and inherent losses in the loan portfolio and for determining the adequacy of the allowance for loan losses.

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                           LOAN PORTFOLIO (CONTINUED)

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES:
The following table summarizes the loan maturity distribution, by type, at December 31, 2000 and related interest rate characteristics:

                                                                 OVER ONE
December 31, 2000                                                  YEAR
                                                 ONE YEAR OR      THROUGH     OVER FIVE
 (DOLLARS IN THOUSANDS)                              LESS       FIVE YEARS      YEARS         TOTAL
                                                 ---------     ------------  ---------        -----
 Real estate - construction and land development    $ 3,819       $  1,290      $    13     $   5,122
 Real estate - other                                  7,317         21,963        2,898        32,178
 Agricultural                                         3,256          1,760          411         5,427
 Commercial and industrial                           12,463         16,623        1,365        30,451
 Consumer                                             4,991         12,029          462        17,482
 All other loans (including overdrafts)                 446            135           88           669
                                                  ---------      ---------     --------     ---------
                                                  $  32,292       $ 53,800      $ 5,237     $  91,329
                                                  =========      =========     ========     =========

 Loans maturing after one year with:

   Fixed interest rates                                                                     $ 48,757
   Floating interest rates                                                                    10,280
                                                                                            --------
                                                                                            $ 59,037
                                                                                            ========

RISK ELEMENTS

Loans are defined as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment of a loan is based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent.

Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected.

As of December 31, 2000 and 1999, the Company had nonaccrual loans of approximately $133,000 and $54,000, respectively, and loans that were past due 90 days or more and still accruing interest of approximately $804,000 and $16,000, respectively, for which impairment had not been recognized. The additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, is immaterial for all years presented. The amount of both nonaccrual loans and loans past due 90 days or more were considered in computing the allowance for loan losses as of December 31, 2000.

                           HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


                           LOAN PORTFOLIO (CONTINUED)

SUMMARY OF LOAN LOSS EXPERIENCE

(DOLLARS IN THOUSANDS)                                             2000                1999
                                                                   -----               ----

 Total loans outstanding at end of period, net of unearned income  $ 91,319         $ 75,793
                                                                   ========         ========
 Average loans outstanding, net of unearned income                 $ 87,180         $ 67,457
                                                                   ========         ========
 Balance of allowance for loan losses at beginning of period       $    922         $    880

 Loan losses:
  Real estate                                                             3                -
  Commercial                                                            125              126
  Consumer and credit card                                               62               36
                                                                   --------         --------
   Total loan losses                                                    190              162
 Recoveries of loans previously charged-off                              16               14
                                                                   --------         --------
   Net charge-offs                                                      174              148
                                                                   --------         --------
 Provisions charged to operations                                       271              190
                                                                   --------         --------
 Balance of allowance for loan losses at end of period              $ 1,019         $    922
                                                                   ========         ========
 RATIOS:
 Net charge-offs to average loans outstanding                          0.20%            0.22%
 Net charge-offs to loans at end of year                               0.19%            0.20%
 Allowance for loan losses to average loans                            1.17%            1.37%
 Allowance for loan losses to loans at end of year                     1.12%            1.22%
 Net charge-offs to allowance for loan losses                         17.08%           16.05%
 Net charge-offs to provisions for loan losses                        64.21%           77.89%

Management does not allocate specific percentages of the Company's allowance for loan losses to the various categories of loans but evaluates the adequacy on an overall portfolio basis utilizing its credit risk grading system.

Management regularly monitors past due and classified loans. However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period. At December 31, 2000 and 1999, management considers the allowances for loan losses adequate based on their judgments, evaluations, and analysis of the loan portfolio.

                             AVERAGE DAILY DEPOSITS

The following table summarizes the Company's average daily deposits at December 31, 2000 and 1999. These totals include certificates of deposit $100,000 and over which at December 31, 2000 totaled $26,429,000. Of this total, scheduled maturities within three months were $6,422,000; within three to six months $10,913,000; within six to twelve months $8,011,000; and $1,083,000 maturing thereafter.


December 31,                                  2000                               1999
                                       ----------------------------  --------------------------
                                      AVERAGE       AVERAGE RATE       AVERAGE     AVERAGE RATE
(DOLLARS IN THOUSANDS)                AMOUNT          PAID              AMOUNT        PAID
                                      -------      -----------         -------     ------------

Noninterest-bearing demand             $ 8,308            - %         $ 7,385           - %
Interest-bearing transaction accounts   10,078         1.28             8,496        1.02
Money market savings account            18,392         5.55            14,517        4.37
Other savings accounts                   2,281         2.50             2,145        2.19
Certificates of deposit                 64,739         5.95            53,333        5.05
                                      --------                        -------
  Total deposits                      $103,798                       $ 85,876
                                      ========                       ========

                          HCSB FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


                           RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio (average equity divided by average total assets) for the period indicated. Since its inception, the Company has not paid cash dividends.

                                                 2000          1999
                                                 -----         ----

Return on average assets                         0.82%        0.97%
Return on average equity                        11.85%       12.20%
Equity to assets ratio                           6.93%        7.98%

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In June 1998, the FASB issued Statement (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

                              INDUSTRY DEVELOPMENTS

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Company faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Company.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                          COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA                                  MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                            PRIVATE COMPANIES
R. JASON CASKEY, CPA                                          PRACTICE SECTIONS

JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
DAVID J. WATKINS, II, CPA



                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
HCSB Financial Corporation
Loris, South Carolina

We have audited the accompanying consolidated balance sheets of HCSB Financial Corporation as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2000 and 1999 financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCSB Financial Corporation as of December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
January 25, 2001

                           HCSB FINANCIAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999


 (DOLLARS IN THOUSANDS)                                           2000                    1999
                                                                  -----                   ----

ASSETS:
 Cash and cash equivalents:
  Cash and due from banks                                          $  3,534                $ 5,708
  Federal funds sold                                                 19,870                  2,190
                                                                 ----------               --------
    Total cash and cash equivalents                                  23,404                  7,898
                                                                 ----------               --------

  Investment securities:
   Securities available-for-sale                                     20,877                 23,892
   Nonmarketable equity securities                                      790                    560
                                                                 ----------              ---------
    Total investment securities                                      21,667                 24,452
                                                                 ----------              ---------

  Loans receivable:                                                  91,329                 75,839
  Less unearned income                                                  (10)                   (46)
  Less allowance for loan loses                                      (1,019)                  (922)
                                                                 ----------              ----------
   Loans, net                                                        90,300                 74,871

  Premises, furniture, and equipment, net                             5,502                  4,417
  Accrued interest receivable                                         1,415                  1,204
  Other assets                                                        1,430                  1,484
                                                                 ----------              ---------
   Total assets                                                  $  143,718              $ 114,326
                                                                 ==========              =========

LIABILITIES:
 Deposits:
  Noninterest-bearing transaction accounts                          $ 8,273                $ 7,998
  Interest-bearing transaction accounts                              10,310                  8,238
  Money market savings accounts                                      19,841                 16,752
  Other savings accounts                                              2,153                  2,080
  Certificates of deposit $100,000 and over                          26,429                 22,567
  Other time deposits                                                56,494                 37,194
                                                                    -------                -------
   Total deposits                                                   123,500                 94,829

 Advances from the Federal Home Loan Bank                             9,600                 10,000
 Accrued interest payable                                               310                    403
 Other liabilities                                                      527                    753
                                                                   --------               --------
   Total liabilities                                                133,937                105,985
                                                                   --------               --------

 Commitments and Contingencies (Notes 4, 9 and 10)

 SHAREHOLDERS' EQUITY:
  Common shares, $.01 par value, 10,000,000 shares authorized;           10                      5
  1,002,770 shares issued and outstanding
  Capital surplus                                                     7,878                  7,878
  Undivided profits                                                   2,069                  1,037
  Accumulated other comprehensive income (loss)                        (176)                  (579)
                                                                 ----------              ---------
    Total shareholders' equity                                        9,781                  8,341
                                                                 ----------              ---------
    Total liabilities and shareholders' equity                   $  143,718              $ 114,326
                                                                 ==========              =========

The accompanying notes are an integral part of the consolidated financial statements.

                           HCSB FINANCIAL CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998


 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)                    2000                  1999                 1998
                                                             ----                  ----                 ----

INTEREST INCOME:
Loans, including fees                                       $ 8,738              $ 6,389               $ 5,097
Investment securities:
  Taxable                                                     1,243                1,222                   824
  Tax-exempt                                                    165                  168                    65
  Nonmarketable equity securites                                 49                   27                    16
Federal funds sold                                              357                  141                   401
                                                            -------               ------                ------
   Total                                                     10,552                7,947                 6,403
                                                            -------               ------                ------

INTEREST EXPENSE:
Deposits                                                      5,099                3,462                 3,202
Advances from the Federal Home Loan Bank                        668                  325                    55
Federal funds purchased                                          48                   17                     -
                                                            -------               ------                ------
  Total                                                       5,815                3,804                 3,257
                                                            -------               ------                ------

NET INTEREST INCOME                                           4,737                4,143                 3,146

Provision for loan losses                                       271                  190                   100
                                                            -------               ------                ------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           4,466                3,953                 3,046
                                                            -------               ------                ------

OTHER OPERATING INCOME:
Service charges on deposit accounts                             690                  539                   434
Credit life insurance commissions                               141                  150                   118
Gain on sale of land                                            215                    -                     -
Other income                                                    142                  103                   114
                                                            -------               ------                ------
  Total                                                       1,188                  792                   666
                                                            -------               ------                ------

OTHER OPERATING EXPENSES:
Salaries and employee benefits                                2,247                1,718                 1,563
Net occupancy expense                                           271                  193                   175
Furniture and equipment expense                                 471                  404                   334
Net loss on sale of available-for-sale securities                32                    -                     -
Other operating expenses                                      1,048                  912                   857
                                                            -------               ------                ------
Total                                                         4,069                3,227                 2,929
                                                            -------               ------                ------

INCOME BEFORE INCOME TAXES                                    1,585                1,518                   783

Income tax provision                                            548                  524                   272
                                                            -------               ------                ------

NET INCOME                                                 $  1,037                $ 994                 $ 511
                                                            =======               ======                ======

EARNINGS PER SHARE

 Weighted-average common shares outstanding               1,002,770            1,002,770             1,002,770
 Net income                                                  $ 1.03               $ 0.99                $ 0.51


The accompanying notes are an integral part of the consolidated financial statements.

                           HCSB FINANCIAL CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                                     ACCUMULATED
                                                                                        OTHER
(DOLLARS IN THOUSANDS)              COMMON STOCK           CAPITAL     UNDIVIDED    COMPREHENSIVE
                             SHARES          AMOUNT       SURPLUS      PROFITS        INCOME         TOTAL
                             ------          ------       --------     ---------    -------------    -----

 Balance,
 December 31, 1997           478,150          $   5       $ 7,251       $ 177        $ 40          $ 7,473

Net income                                                                511                          511

Other comprehensive
 income (loss), net of tax
 benefit of $23                                                                        40               40
                                                                                                   -------

 Comprehensive income                                                                                  551
                             -------         ------        ------      ------       -----          -------

 Balance,                    478,150              5         7,251         688          80            8,024
  December 31, 1998

 Net income                                                               994                          994

Other comprehensive
 income (loss), net of tax
 expense of $388                                                                     (659)            (659)
                                                                                                   -------

 Comprehensive income                                                                                  335
                                                                                                   -------

 Payment for                                                              (18)                         (18)
     fractional shares

 Issuance of stock
     dividend                 23,235                          627        (627)
                             -------         ------        ------      ------       -----          -------

 BALANCE,
  DECEMBER 31, 1999          501,385              5         7,878       1,037        (579)           8,341

 Net income                                                             1,037                        1,037
 Other comprehensive
  income (loss), net of tax
  benefit of $237                                                                      403             403
                                                                                                    ------

 Comprehensive income                                                                                1,440
                                                                                                    ------
 Two for one stock
  split effected in the
  form of a stock
  dividend                     501,385            5                        (5)
                               -------       ------         ------      ------       -----          -------
 BALANCE,
  DECEMBER 31, 2000          1,002,770         $ 10        $ 7,878    $ 2,069      $ (176)         $ 9,781
                            ==========       ======        =======    =======      =======         ========

The accompanying notes are an integral part of the consolidated financial statements.



                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998


(DOLLARS IN THOUSANDS)                                              2000              1999             1998
                                                                    ----              ----             ----

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                       $ 1,037           $ 994             $ 511
 Adjustments to reconcile net income to
 net cash provided by operating activities:
 Provision for possible loan losses                                   271             190               100
 Deferred income tax provision (benefit)                               75             (20)               19
 Depreciation and amortization expense                                325             303               241
 Premium amortization less accretion                                    6              14                 6
 Amortization of net deferred loan costs                              120             100                80
 Net gain on sale of securities available-for-sale                     32               -                 -
 Loss (gain) on sale of other real estate owned                         -              17                 -
 Gain on disposal of premises and equipment                          (215)             (5)               (2)
 (Increase) decrease in interest receivable                          (211)           (347)              (40)
 Increase (decrease) in  interest payable                             (93)            182               (96)
 Increase in other assets                                            (148)            (84)             (179)
 Increase (decrease) in other liabilities                            (226)            551                70

   Net cash provided by operating activities                          973           1,895               710


CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of securities available-for-sale                          (800)        (11,631)          (15,630)
 Maturities of securities available-for-sale                        2,954           6,318             8,644
 Proceeds from sales of securities available-for-sale               1,463               -                 -
 Net increase in loans to customers                               (15,930)        (20,100)          (14,571)
 Purchase of premises and equipment                                (1,617)         (1,182)           (1,224)
 Proceeds from sale of premises and equipment                         422              15                13
 Proceeds from sale of other real estate owned                          -              88                 -
 Purchase of Federal Home Loan Bank stock                            (230)           (250)             (102)

   Net cash used by investing activities                          (13,738)        (26,742)          (22,870)
                                                                 --------        --------          --------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand deposits, interest-bearing
 transaction accounts and savings accounts                          5,509           4,989             8,956
 Net increase (decrease) in time deposits                          23,162          19,871            (2,871)
 Net increase (decrease) in federal funds purchased                     -            (170)              170
 Advances from the Federal Home Loan Bank                           9,600           5,000             5,325
 Repayments of advances from the Federal Home Loan Bank           (10,000)              -              (675)
 Cash paid for fractional shares                                        -             (18)                -

   Net cash provided by financing activities                       28,271          29,672            10,905


 NET INCREASE IN CASH AND CASH EQUIVALENTS                         15,506           4,825            11,255

 CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                     7,898           3,073            14,328


 CASH AND CASH EQUIVALENTS, END OF PERIOD                       $  23,404         $ 7,898           $ 3,073
                                                                =========         =======           =======


The accompanying notes are an integral part of the consolidated financial statements.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION - The accompanying consolidated financial statements include the accounts of HCSB Financial Corporation (the Company) and its wholly owned subsidiary, Horry County State Bank, (the Bank). The Company was incorporated on June 10, 1999. The Bank was incorporated on December 18, 1987 and opened for operations on January 4, 1988. The principal business activity of the Company is to provide commercial banking services in Horry and Marion Counties, South Carolina and in Columbus County, North Carolina. The Bank is a state-chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation (the FDIC).

MANAGEMENT'S ESTIMATES - In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, including valuation allowances for impaired loans, and the carrying amount of real estate acquired in connection with foreclosures or in satisfaction of loans. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within Horry and Marion Counties in South Carolina and Columbus County in North Carolina. The types of securities in which the Company invests are discussed in Note 3. The types of lending that the Company engages in are discussed in Note 4. The Company does not have any significant concentrations to any one industry or customer.

INVESTMENT SECURITIES - Investment securities available-for-sale by the Company are carried at amortized cost and adjusted to their estimated fair value. The unrealized gain or loss is recorded in shareholders' equity net of the deferred tax effects. Management does not actively trade securities classified as available-for-sale but intends to hold these securities for an indefinite period of time and may sell them prior to maturity to achieve certain objectives. Reductions in fair value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis in the security. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the realized gain or loss from a sales transaction.

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the Company's investments in the stock of the Federal Home Loan Bank and Community Financial Services. The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on Federal Home Loan Bank stock and Community Financial Services stock are included as a separate component in interest income.

At December 31, 2000 and 1999, the investment in Federal Home Loan Bank stock was $730,000 and $500,000, respectively. At December 31, 2000 and 1999, the investment in Community Financial Services stock was $59,612.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


LOANS - Loans are stated at their unpaid principal balance. Interest income on certain installment loans is computed using a sum-of-the months digits method. Interest income on all other loans is computed based upon the unpaid principal balance. Interest income is recorded in the period earned.

The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest.

Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are being deferred and amortized to income over the contractual life of the related loans or commitments, adjusted for prepayments, using the straight-line method.

Under Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan," and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," loans are defined as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans are subject to this criteria except for "smaller balance homogeneous loans that are collectively evaluated for impairment" and loans "measured at fair value or at the lower of cost or fair value." The Company considers its consumer installment portfolio, credit card loans and home equity lines as such exceptions. Therefore, the real estate and commercial loan portfolios are primarily affected by these statements.

Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. When management determines that a loan is impaired, the difference between the Company's investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is charged to bad debt expense with a corresponding entry to the allowance for loan losses. The accrual of interest is discontinued on an impaired loan when management determines that the borrower may be unable to meet payments as they become due.

ALLOWANCE FOR LOAN LOSSES - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses, including provisions for loan impairment, and recoveries on loans previously charged-off are added to the allowance.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed by the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 40 years; furniture and equipment - 3 to 25 years. The cost of assets sold or otherwise disposed of and the related accumulated depreciation is eliminated from the accounts, and the resulting gains or losses are reflected in the income statement.

Maintenance and repairs are charged to current expense as incurred, and the costs of major renewals and improvements are capitalized.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


OTHER REAL ESTATE OWNED - Other real estate owned includes real estate acquired through foreclosure and loans accounted for as in-substance foreclosures. Collateral is considered foreclosed in substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral, and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is initially recorded at the lower of cost (principal balance of the former loan plus costs of improvements) or fair value less estimated costs to sell.

Any write-downs at the dates of acquisition are charged to the allowance for loan losses. Expenses to maintain such assets, subsequent write-downs, and gains and losses on disposal are included in other expenses.

INCOME AND EXPENSE RECOGNITION - The accrual method of accounting is used for all significant categories of income and expense. Immaterial amounts of insurance commissions and other miscellaneous fees are reported when received.

INCOME TAXES - Amounts provided for income taxes are based on income reported for financial statement purposes. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2000 will be realized, and accordingly, has not established a valuation allowance. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NET INCOME PER SHARE - Net income per share is calculated by dividing net income by the weighted-average number of shares outstanding during the year. Retroactive recognition has been given for the effects of all stock dividends in computing the weighted-average number of shares. See Note 11.

COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

(DOLLARS IN THOUSANDS)                             YEAR ENDED DECEMBER 31,
                                                   -----------------------
                                                  2000        1999     1998
                                                  ----        ----     ----
 Unrealized gains (losses) on
   available-for-sale securities                $ 671      $ (1,047)     $ 63
 Reclassification adjustment for gains (losses)
   realized in net income                         (32)            -         -
                                              -------      --------    ------

 Net unrealized gains (losses) on securities      639        (1,047)       63

 Tax effect                                      (236)          388       (23)
                                              -------      --------    ------

 Net-of-tax amount                              $ 403      $   (659)     $ 40
                                              =======      ========    ======

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold.

The following summarizes supplemental cash flow information for 2000, 1999, and 1998:

 (DOLLARS IN THOUSANDS)                                      2000       1999      1998
                                                             -----      -----     ----

Cash paid for interest                                     $ 5,908   $ 3,622    $ 3,353
Cash paid for income taxes                                     472       171        246

 Supplemental noncash investing and financing activities:
   Foreclosures on loans                                       110         -         46


OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, the FASB issued Statement
(SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

RECLASSIFICATIONS - Certain captions and amounts in the 1999 and 1998 financial statements were reclassified to conform with the 2000 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. At December 31, 2000, the requirements were satisfied by vault cash.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES

Securities available for sale as of December 31, 2000 and 1999 consisted of the following:


                                                                                                 ESTIMATED
                                                       AMORTIZED        GROSS UNREALIZED           FAIR
 (DOLLARS IN THOUSANDS)                                  COST        GAINS         LOSSES          VALUE
                                                         -----       ------        -------         -----

December 31, 2000
 Securities of other U.S. government agencies         $ 14,499          $ 2         $ 197        $ 14,304
  and corporations
 Mortgage-backed securities                              3,242            -            44           3,198
 Obligations of state and local governments              3,416            9            50           3,375
                                                     ---------        -----        ------        --------

   Total                                             $  21,157         $ 11         $ 291        $ 20,877
                                                     =========        =====        ======        ========

DECEMBER 31, 1999

 Securities of other U.S. government agencies        $  15,202          $ -         $ 609        $ 14,593
  and corporations
 Mortgage-backed securities                              5,254            -           121           5,133
 Obligations of state and local governments              4,356            -           190           4,166
                                                     ---------         ----        ------        --------

   Total                                             $  24,812          $ -         $ 920        $ 23,892
                                                     =========         ====        ======        ========


The following is a summary of maturities of securities available for sale as of December 31, 2000. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

(DOLLARS IN THOUSANDS)                                  SECURITIES
                                                      AVAILABLE FOR SALE
                                                     --------------------

                                                 AMORTIZED      ESTIMATED FAIR
                                                   COST               VALUE
                                                 ---------      --------------

 Due after one year but within five years    $       5,832          $     5,811
 Due after five years but within ten years           9,118                8,981
 Due after ten years                                 2,965                2,887
                                            --------------       --------------
                                                    17,915               17,679
 Mortgage-backed securities                          3,242                3,198
                                            --------------       --------------

  Total                                      $      21,157           $   20,877
                                            ==============       ==============

At December 31, 2000 and 1999, investment securities with a book value of $5,538,000 and $14,469,000, respectively, and a market value of $5,453,000 and $13,955,000, respectively, were pledged as collateral to secure public deposits.

Gross realized gains on sales of available-for-sale securities were $3,000 in 2000. Gross realized losses on sales of available-for-sale securities were $35,000 in 2000. There were no sales of securities in 1999 or 1998.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS

Loans as of December 31, 2000 and 1999 consisted of the following:


(DOLLARS IN THOUSANDS)                                  2000            1999
                                                        ----            ----

 Real estate - construction and land development    $    5,122        $  3,983
 Real estate - other                                    32,178          26,601
 Agricultural                                            5,427           5,961
 Commercial and industrial                              30,451          22,796
 Consumer                                               17,482          16,193
 All other loans (including overdrafts)                    669             305
                                                     ---------        --------

  Total gross loans                                  $  91,329        $ 75,839
                                                     =========        ========


Certain parties (principally certain directors and officers of the Company, their immediate families, and business interests) were loan customers and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $2,089,000 and $1,825,000 at December 31, 2000 and 1999, respectively. During 2000, $1,300,000 of new loans were made to related parties, and repayments totaled $1,036,000.

Transactions in the allowance for loan losses for the years ended December 31, 2000, 1999, and 1998 are summarized below:

 (DOLLARS IN THOUSANDS)                         2000      1999     1998
                                                -----     -----    ----

 Balance, beginning of year                    $ 922     $ 880    $ 911
 Provision charged to operations                 271       190      100
 Recoveries on loans previously charged off       16        14       19
 Loans charged off                              (190)     (162)    (150)
                                               -----     -----    -----

   Balance, end of year                       $1,019     $ 922    $ 880
                                              ======     =====    =====


Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected.

As of December 31, 2000 and 1999, the Company had nonaccrual loans of approximately $133,000 and $54,000, respectively, and loans that were past due 90 days or more of approximately $804,000 and $16,000, respectively, for which impairment had not been recognized. The additional interest income which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms is immaterial for all years presented.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)


The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties. The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk:

(DOLLARS IN THOUSANDS)                         2000             1999
                                               ----             ----

 Commitments to extend credit               $   7,161       $   5,290
 Standby letters of credit                        298             272



NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 2000 and 1999 consisted of the following:

(DOLLARS IN THOUSANDS)                          2000            1999
                                                 ----            ----

Land                                             $ 904         $ 1,011
Buildings and land improvements                  3,348           2,342
Furniture and equipment                          2,093           1,617
Construction in progress                           413             388
                                                ------          ------
                                                 6,758           5,358
Less accumulated depreciation                   (1,256)           (941)
                                                ------          ------

  Premises and equipment, net                  $ 5,502         $ 4,417
                                               =======         =======

Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $280,000, $259,000 and $202,000, respectively.

Construction in progress represents construction costs for renovations for the future location of the Socastee branch. Management anticipates completion of the project in 2001. In 2000, 1999 and 1998, the Company capitalized $13,000, $18,000, and $10,000 of interest, respectively, during the construction and renovation of new branches and the operations center.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - OTHER ASSETS

As of December 31, 2000 and 1999, other assets consisted of the following:


(DOLLARS IN THOUSANDS)                     2000            1999
                                           ----           ----

 Cash value of life insurance           $    727           $ 695
 Other real estate                           110               -
 Prepaid expenses                            159              72
 Unamortized software                        105             138
 Net deferred tax asset                      256             568
 Other                                        73              11
                                          ------         -------

   Total                                $  1,430         $ 1,484
                                         =======         =======


NOTE 7 - DEPOSITS

At December 31, 2000, the scheduled maturities of time deposits were as follows:


(DOLLARS IN THOUSANDS)

MATURING IN                                              AMOUNT
 2001                                                $    78,336
 2002                                                      4,196
 2003                                                        188
 2004                                                        130
 2005 and thereafter                                          73
                                                          ------

   Total                                              $   82,923
                                                         =======

As of December 31, 2000, certificates of deposit totaling $16,625,000 were held by one customer and represented 13.46% of total deposits. Overdrawn deposit accounts in the amount of $89,000 were classified as loans as of December 31, 2000.

NOTE 8 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

As of December 31, 2000, the Company owed $9,600,000 on advances from the Federal Home Loan Bank. The first originated on February 25, 2000 in the amount of $5,000,000 and the second originated on May 18, 2000 for an additional $4,600,000. The terms of the agreement are quarterly interest payments of $74,000 based on a fixed rate of 5.92% for the first $5,000,000 advance and quarterly interest payments of $75,000 based on a fixed rate of 6.49% for the second $4,600,000 advance. The principal balance of the first $5,000,000 advance is due March 1, 2010 but is subject to early termination with a two day notice. The principal balance of the second $4,600,000 advance is due on May 24, 2010, but is subject to early termination with a two day notice. As collateral, the Company has pledged its portfolio of first mortgage loans on one-to-four family residential properties aggregating approximately $14,972,000 at December 31, 2000 and its investment in Federal Home Loan Bank stock of $730,000 which is included in nonmarketable equity securities.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - LEASE COMMITMENTS

On May 15, 1997, the Company entered into a lease agreement for land on which to operate its Tabor City branch. The lease has an initial five-year term which expires June 5, 2002, and is renewable at the Company's option for seven five-year terms. During the first five years of the lease, the Company will pay $600 per month. Beginning with the first option period, the rental amount will increase to the then current rental amount. Future minimum lease payments for the remainder of 2002 and the years 2003 through 2005 are based on the terms of the initial lease.

Future minimum lease payments over the next five years for this long-term operating leases are as follows:

(DOLLARS IN THOUSANDS)                          AMOUNT
                                                ------

 2001                                           $     7
 2002                                                 7
 2003                                                 7
 2004                                                 7
 2005                                                 8
                                                   ----

   Total                                           $ 36
                                                   ====


NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2000, management was not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.

NOTE 11 - SHAREHOLDERS' EQUITY

STOCK DIVIDENDS - On January 27, 2000, the Company's Board of Directors declared a two-for-one stock split effected in the form of a 100% stock dividend payable on March 15, 2000 to shareholders of record on February 15, 2000. Net income per share and average shares outstanding have been adjusted to reflect the stock distribution for all periods presented.

On January 14, 1999, the Board of Directors approved a 5% stock dividend payable to shareholders of record on February 1, 1999. The stock dividend, based on the estimated fair value of the shares, was paid on March 15, 1999. The cost to purchase fractional shares was $18,000. Appropriately, all share and per share data in these financial statements and notes hereto have been adjusted to reflect this stock dividend.

RESTRICTIONS ON DIVIDENDS - South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank's dividends to HCSB Financial Corporation are payable only from the undivided profits of the Bank. At December 31, 2000, the Bank's undivided profits were $2,029,000. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the table below) of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk-weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common shareholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital.

The Bank is also required to maintain capital at a minimum level based on quarterly average assets (as defined), which is known as the leverage ratio. Only the strongest institutions are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of the most recent regulatory examination, the Bank was deemed well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events that management believes have changed the Bank's categories.

The following table summarizes the capital ratios and the regulatory minimum requirements of the Bank at December 31, 2000 and 1999.

                                                                                          TO BE WELL-
                                                                                         CAPITALIZED UNDER
                                                                     FOR CAPITAL         PROMPT CORRECTIVE
(DOLLARS IN THOUSANDS)                         ACTUAL             ADEQUACY PURPOSES     ACTION PROVISIONS
                                           -------------------   --------------------  -------------------
                                            AMOUNT      RATIO     AMOUNT      RATIO      AMOUNT      RATIO
                                            ------      -----     ------      -----      ------      -----


DECEMBER 31, 2000
 Total capital (to risk-weighted assets)  $   10,754      10.50%  $   8,196      8.00%  $   10,245     10.00%
 Tier 1 capital (to risk-weighted assets)      9,736       9.50%      4,098      4.00%       6,147      6.00%
 Tier 1 capital (to average assets)            9,736       7.08%      5,499      4.00%       6,874      5.00%

DECEMBER 31, 1999
 Total capital (to risk-weighted assets)  $   10,398      12.44%  $   6,689      8.00%  $    8,361     10.00%
 Tier 1 capital (to risk-weighted assets)      9,476      11.33%      3,344      4.00%       5,017      6.00%
 Tier 1 capital (to average assets)            9,476       8.67%      4,373      4.00%       5,466      5.00%

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies of less than $150,000,000 in consolidated assets.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - RETIREMENT & EMPLOYEE BENEFITS

On June 10, 1999, the Board of Directors approved a trusteed retirement savings plan which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make contributions up to 15% of their annual compensation. At its discretion, the Company can make matching contributions up to 4% of the participants' compensation. The Company charged $60,000 and $4,000 to earnings for the retirement savings plan in 2000 and 1999, respectively.

The Company has discontinued its Simplified Employee Pension plan under Section 408(k) of the Internal Revenue Code. The Company contributed $55,000, $65,000, and $55,000 to the plan during 2000, 1999, and 1998, respectively.

In 1997, the Board of Directors approved a deferred compensation plan whereby directors may elect to defer the payment of their fees. Under the terms of the plan, the Company accrues an expense equal to the amount deferred plus an interest component based on the prime rate of interest at the beginning of each year. The Company has purchased life insurance contracts on each of the participating directors to fund the Company's liability. For the years ended December 31, 2000, 1999, and 1998, $142,000, $87,000, and $53,000, respectively, of directors' fees were deferred and included in other liabilities.

NOTE 14 - OTHER EXPENSES

Other expenses are summarized as follows:

                                                 YEARS ENDED DECEMBER 31,
                                         --------------------------------------
(DOLLARS IN THOUSANDS)                    2000              1999            1998
                                          ----              ----            ----
Stationery, printing, and postage       $    233           $ 219           $ 191
Advertising and promotion                    142             102             110
Professional fees                            194             132             127
Insurance                                     46              37              52
ATM services                                  55              63              50
Collection and repossession                   15              13              29
Organizational expense                         -              45               -
Other                                        363             301             298
                                            ----            ----            ----

  Total                                 $  1,048           $ 912           $ 857
                                        ========           =====           =====

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - INCOME TAXES

Income tax expense is summarized as follows:

(DOLLARS IN THOUSANDS)                         2000           1999        1998
                                               ----           ----        ----
Currently payable:
 Federal                                   $      426   $     497       $ 231
 State                                             46          47          22
                                           ----------   ---------  ----------
  Total current                                   472         544         253
                                           ----------   ---------  ----------
Change in deferred income taxes:
 Federal                                          287        (330)         38
 State                                             25         (78)          4
                                           ----------   ---------  ----------
  Total deferred                                  312        (408)         42
                                           ----------   ---------  ----------

  Income tax expense                       $      784   $     136   $     295
                                           ==========   =========   =========


Income tax expense is allocated as follows:


(DOLLARS IN THOUSANDS)                     $      548   $     524   $     272
                                                  236        (388)         23
To continuing operations                   ----------   ---------   ---------
To stockholders' equity
  Total                                    $      784   $     136   $     295
                                           ==========   =========   =========



The components of the net deferred tax asset as of December 31, 2000 and 1999 are as follows:
(DOLLARS IN THOUSANDS)                                     2000         1999
                                                           ----         ----
Deferred tax assets:
 Allowance for loan losses                             $     314   $      282
 Net capitalized loan costs                                   24           22
 Net unrealized loss on securities available-for-sale        103          340
 State net operating loss                                      5            1
 Deferred directors' fees                                     55           33
 Organizational costs                                         12           15
                                                      -----------  ----------
   Total deferred tax assets                                 513          693
                                                      -----------  ----------

Deferred tax liabilities:
 Accumulated depreciation                                    155          109
 Gain on sale of real estate                                  83            -
 Software amortization                                        19           16
                                                      -----------  -----------
   Total deferred tax liabilities                            257          125
                                                      -----------  -----------

   Net deferred tax asset                              $     256  $       568
                                                      ===========  ===========

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - INCOME TAXES (CONTINUED)


Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2000 and 1999 will be realized and, accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rates of 34% to income before income taxes follows:

(DOLLARS IN THOUSANDS)                                    2000          1999          1998
                                                          ----          -----         ----

 Tax expense at statutory rate                         $   539       $    516     $     266
 State income tax, net of federal income tax benefit        46             28            23
 Tax-exempt interest income                                 58            (60)          (31)
 Other                                                     (95)            40            14
                                                      --------        -------     ---------

   Income tax provision                                $   548       $    524     $     272
                                                      =========       =======     =========


NOTE 16 - UNUSED LINES OF CREDIT

As of December 31, 2000, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $17,400,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company may also borrow additional amounts from the Federal Home Loan Bank based on a predetermined formula. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral.


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

CASH AND DUE FROM BANKS - The carrying amount is a reasonable estimate of fair value.

FEDERAL FUNDS SOLD - Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

INVESTMENT SECURITIES - For securities available for sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

LOANS - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


DEPOSITS - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

ADVANCES FROM THE FEDERAL HOME LOAN BANK - For the portion of borrowings immediately callable, fair value is based on the carrying amount. The fair value of the portion maturing at a later date is estimated using a discounted cash flow calculation that applies the interest rate of the immediately callable portion to the portion maturing at the future date.

ACCRUED INTEREST RECEIVABLE AND PAYABLE - The carrying value of these instruments is a reasonable estimate of fair value.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis.

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 2000 and 1999 were as follows:

 (DOLLARS IN THOUSANDS)                                        2000                                1999
                                                  --------------------------            --------------------------
                                                  CARRYING     ESTIMATED FAIR           CARRYING     ESTIMATED FAIR
                                                   AMOUNT          VALUE                 AMOUNT          VALUE


FINANCIAL ASSETS:
 Cash and due from banks                            $ 3,534          $ 3,534              $ 5,708          $ 5,708
 Federal funds sold                                  19,870           19,870                2,190            2,190
 Investments available for sale                      20,877           20,877               23,892           23,892
 Loans                                               91,329           91,057               75,839           75,698
 Allowance for loan losses                           (1,019)          (1,019)                (922)            (922)
 Accrued interest receivable                          1,415            1,415                1,204            1,204

FINANCIAL LIABILITIES:
 Demand deposit, interest-bearing transaction,
 and savings accounts                              $ 40,577         $ 40,577             $ 35,068         $ 35,068
 Certificates of deposit                             82,923           83,271               59,761           59,966
 Advances from the Federal Home Loan Bank             9,600            9,600               10,000            9,918
 Accrued interest payable                               310              310                  403              403

                                                    NOTIONAL     ESTIMATED FAIR           NOTIONAL     ESTIMATED FAIR
                                                    AMOUNT          VALUE                 AMOUNT          VALUE
                                                    --------     --------------           --------     --------------

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
 Commitments to extend credit                       $ 7,161          $ 7,161              $ 5,290          $ 5,290
 Standby letters of credit                              298              298                  272              272

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for HCSB Financial Corporation (Parent Company Only).

                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

 (DOLLARS IN THOUSANDS)                               2000               1999
                                                      ----               ----
ASSETS
 Cash                                            $        4       $        4
 Investment in banking subsidiary                     9,736            8,318
 Due from banking subsidiary                             25                5
 Deferred tax asset                                      16               16
                                                   --------        ---------

   Total assets                                     $ 9,781        $   8,343
                                                   ========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                                   $              $       2

 Stockholders' equity                                 9,781            8,341
                                                   --------        ---------

   Total liabilities and stockholders' equity       $ 9,781        $   8,343
                                                   ========        =========


                              STATEMENTS OF INCOME
           FOR THE PERIOD JUNE 10, 1999 THROUGH DECEMBER 31, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 2000


 (DOLLARS IN THOUSANDS)                                2000           1999
                                                      ----            ----
INCOME
 Dividends from banking subsidiary                  $    65         $     55

EXPENSES
 Organizational expenses                                 -                45
 Other expenses                                          68                8
                                                    -------          -------
 Total expenses                                          68               53

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN
UNDISTRIBUTED EARNINGS OF BANKING SUBSIDIARY             (3)               2

 Income tax benefit                                     (25)             (21)

 Equity in undistributed earnings of
      banking subsidiary                              1,015              548
                                                   --------         --------

   NET INCOME                                       $ 1,037         $    571
                                                   ========         ========

                           HCSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY) (CONTINUED)


                            STATEMENTS OF CASH FLOWS
             FOR THE PERIOD JUNE 10, 1999 THROUGH DECEMBER 31, 1999
                      AND THE YEAR ENDED DECEMBER 31, 2000

 (DOLLARS IN THOUSANDS)                                            2000              1999
                                                                   ----              ----

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                   $      1,037          $     571
 Adjustments to reconcile net income to net cash provided by operating activities:
 Equity in undistributed earnings of banking subsidiary             (1,015)              (548)
 Increase in other assets                                              (20)               (21)
 Increase (decrease) in other liabilities                               (2)                 2
                                                            --------------       -------------
   Net cash provided by operating activities                             -                  4
                                                            --------------       -------------

INCREASE IN CASH                                                         -                  4

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                           4                  -
                                                            --------------       ------------

CASH AND CASH EQUIVALENTS, ENDING OF PERIOD                  $           4      $           4
                                                            ==============      =============

                           HCSB FINANCIAL CORPORATION

                               BOARD OF DIRECTORS

D. Singleton Bailey...........................President, Loris Drug Store, Inc.

Franklin C. Blanton...........................President, Blanton Supplies, Inc.

Russell R. Burgess, Jr............................Owner, Aladdin Realty Company
                                                     Owner and Broker-In-Charge
                                             Burgess Realty & Appraisal Service

William H. Caines...................President, Caines Realty & Appraisals, Inc.
                                           President, Blackburn Insurance, Inc.

James R. Clarkson............................................President and CEO,
                                                     HCSB Financial Corporation

J. Lavelle Coleman..............................President, Tabor City Oil, Inc.

Boyd R. Ford, Jr............................Retired, Ford's Fuel Services, Inc.
                                                     & Ford's Propane Gas, Inc.

Tommie W. Grainger............................President, Coastal Timber, Inc.

Randy B. Hardee.....................President, Hardee Business Services, P.C.

Gwyn G. McCutchen.....................................................Dentist

T. Freddie Moore..........................President, Gateway Drug Store, Inc.

Carroll D. Padgett, Jr...............................................Attorney

Bill G. Page...............................President, Page Chemical Co., Inc.


                       OFFICERS OF THE BOARD OF DIRECTORS


      T. Freddie Moore                                Russell R. Burgess, Jr.

          Chairman                                         Vice Chairman

       Randy B. Hardee                                   James R. Clarkson

          Secretary                                      President and CEO