Form 10KSB, Exhibit 13
period 2001-12-31
HCSB FINANCIAL CORP
filed 2002-03-27
CIK 1091491

HCSB FINANCIAL CORPORATION


                              Loris, South Carolina

                                  Annual Report

                                      2001



                           HCSB FINANCIAL CORPORATION



                                    Contents


                                                                                                               Page

Ten Year History..................................................................................................2

Message to Shareholders...........................................................................................3

Selected Financial Data...........................................................................................4

Description of Company's Business.................................................................................5

Market for Common Share and Dividends.............................................................................6

Management's Discussion and Analysis of Financial Condition and Results of Operations..........................7-23

Independent Auditors' Report.....................................................................................24

Consolidated Balance Sheets......................................................................................25

Consolidated Statements of Income................................................................................26

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income..............................27

Consolidated Statements of Cash Flows............................................................................28

Notes to Consolidated Financial Statements....................................................................29-44

Board of Directors...............................................................................................45


                                  Headquarters

   5201 Broad Street                                       Mailing Address:
Loris, South Carolina 29569                              Post Office Box 218
     (843) 756-6333                                 Loris, South Carolina 29569

Certain statements in this annual report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the future plans and expectations, including those related to the registered offering of our common stock, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Please see our annual report filed on Form 10-KSB for further discussion of these risks.

HCSB Financial Corporation will furnish, free of charge, copies of the Annual Report and the Company's Report to the Securities and Exchange Commission (Form 10-KSB) upon written request to James R. Clarkson, President and C.E.O., HCSB Financial Corporation, Post Office Box 218, Loris, South Carolina 29569.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation's Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                                Ten Year History
                                  (Omit 000's)


 Year           Assets       Deposits      Loans (net)    Capital     Earnings
 -----         -------      ---------     ------------   --------     --------
 1992      $   24,725     $  21,884     $   17,483  $       2,617$         227

 1993          31,280        28,121         20,432          2,888          274

 1994          38,009        34,109         22,158          3,644          345

 1995          45,913        41,542         28,959          4,006          202

 1996          49,405        42,851         35,556          5,495          556

 1997          72,156        63,885         40,711          7,473          429

 1998          83,586        69,970         55,061          8,024          511

 1999         114,326        94,829         74,871          8,341          994

 2000         143,718       123,500         90,300          9,781        1,037

 2001         148,651       120,073         116,596        10,895          996

                           HCSB FINANCIAL CORPORATION
                             MESSAGE TO SHAREHOLDERS

Unquestionably the year 2001 will long be associated with many negative trends and events. The stock market experienced substantial decline throughout the year, and interest rates fell to levels not experienced for several decades. Numerous manufacturers and businesses reduced workers' hours and conducted layoffs, and consumer bankruptcies increased substantially. Most certainly the most tragic events occurred in the terrorist attacks of September 11, 2001, and as a result our nation ended the year at war.

There is no doubt that all of these occurrences impacted the market place of HCSB Financial Corporation and its subsidiary, Horry County State Bank. But despite the severity of these negatives, our banking company experienced a great many positives.

The opening of our Socastee office in February of last year marked our initial entry into the Myrtle Beach area, and by year end we had achieved $5 million in deposits there. Our new Investment Services Division nearly broke even in just its first year of operations despite the market trends, and in one month during the year we produced the second largest business volume of any U-Vest affiliated bank in America. And despite the fact that we had no branch presence in the major housing communities of the Grand Strand, our young Residential Mortgage Lending Division closed nearly $21 million in loans during the year.

Total Assets of HCSB Financial Corporation stood at $148.7 million at year end. The fact that we are fortunate to be located in a marketplace that continues to grow enabled us to increase our loan portfolio by 29.1% to $116.6 million. We funded this growth with investment securities that were called in a declining rate environment and advances from the Federal Home Loan Bank, which have become very attractive funding sources for community banks such as ours.

While the enclosed reports will indicate a slight reduction in our deposits during the year, this decrease came from maturities of governmental entity deposits, which we did not expect to retain. We actually experienced good growth in our core deposits from local individuals and businesses. And although Net Income declined slightly, we should not be extremely disappointed in light of the squeezed net interest margins that so many banks encountered last year and the opening of a new branch and non-deposit product division as aforementioned.

Shareholders' Equity increased by 11.4% to $10.9 million in 2001. And even though we paid a 5.0% stock dividend last March, our stock price increased by 10% in trades of which we are aware during the year.

Also during the year 2001 Horry County State Bank activated our "HCSB In-Touch": voice response system to provide 24 hour access to account information for our customers. In addition, we activated our web page during the year, which may be viewed at www.horrycountystatebank.com.

And several undertakings that we initiated in 2001 have begun to take shape in the early weeks of 2002. In March, 2002, we shall make public announcement of our intentions to open two (2) new branches this year in Windy Hill Beach and Myrtle Beach in an effort to expand our presence along the Horry County Grand Strand. To support this growth, we shall initiate a stock offering in March.

So while there are indeed reasons to reflect sadly upon the events of 2001, we can continue to be excited about HCSB Financial Corporation. We have accomplished much in fourteen years, and we truly have the potential to achieve much more in the next few years. To assure that we continue our success, we shall strive to maintain our dedication to building upon a staff of quality employees, to treating our customers as we would want to be treated and to do
"the little things that make a little bank....BIG!"

We truly appreciate the confidence and support of our shareholders.


Most respectfully,

/s/ James R. Clarkson

James R. Clarkson
President/CEO

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

Year Ended December 31,                                       2001         2000        1999         1998        1997
                                                              ----         ----        ----         ----        ----
(Dollars in thousands, except per share)
Financial Condition:
 Investment securities                                      $ 17,149    $ 20,877     $ 23,892    $ 19,640     $ 12,597
 Allowance for loan losses                                     1,112       1,019          922         880          911
 Net loans                                                   116,596      90,300       74,871      55,061       40,711
 Premises and equipment, net                                   5,539       5,502        4,417       3,504        2,493
 Total assets                                                148,651     143,718      114,326      83,586       72,156
 Noninterest-bearing deposits                                  9,475       8,273        7,998       6,358        4,814
 Interest-bearing deposits                                   110,598     115,227       86,831      63,612       59,071
 Total deposits                                              120,073     123,500       94,829      69,970       63,885
 Advances from the Federal Home Loan Bank                     14,600       9,600       10,000       5,000          350
 Total liabilities                                           137,756     133,937      105,985      75,562       64,683
 Total shareholders' equity                                   10,895       9,781        8,341       8,024        7,473

Results of Operations:
 Interest income                                            $ 11,774    $ 10,552    $   7,947   $   6,403    $   5,200
 Interest expense                                              6,217       5,815        3,804       3,257        2,368
                                                           ---------    --------    ---------   ---------    ---------
 Net interest income                                           5,557       4,737        4,143       3,146        2,832
 Provision for loan losses                                       348         271          190         100          480
                                                           ---------    --------    ---------   ---------    ---------
 Net interest income after provision for loan losses           5,209       4,466        3,953       3,046        2,352
 Other income                                                  1,290       1,156          792         666          434
 Other expense                                                 4,977       4,037        3,227       2,929        2,143
                                                           ---------    --------    ---------   ---------    ---------
 Income before income taxes                                    1,522       1,585        1,518         783          643
 Income tax expense                                              526         548          524         272          214
                                                           ---------    --------    ---------   ---------    ---------
   Net income                                               $    996   $   1,037    $     994  $      511   $      429


Per Share Data (1):
 Average shares outstanding                                 1,052,175  1,052,175    1,052,175   1,052,175      944,258
 Net income                                                 $    0.95  $    0.99   $     0.94  $     0.49   $     0.45
 Period end book value                                      $   10.35  $    9.30   $     7.93  $     7.63   $     7.91

(1) Adjusted for the effects of the two-for-one share split in the form of a 100% share dividend declared in January 2000 and the 5% share dividends declared in February 2001 and January 1999.

                        Description of Company's Business

HCSB Financial Corporation (the Company) was incorporated on June 10, 1999. The Company's only significant asset is its wholly owned subsidiary, Horry County State Bank (the Bank). The Bank is a state-chartered bank incorporated on December 18, 1987 and located at 5009 Broad Street, Loris, South Carolina. The Company's primary market includes Horry and Marion Counties in South Carolina and Columbus County in North Carolina. From its seven branch locations, the Company offers a full range of deposit services, including checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA's.

The Company is primarily engaged in the business of attracting deposits from the general public and using these deposits together with other funds to make commercial, consumer, and real estate loans. The Company's operating results depend to a substantial extent on the difference between interest and fees earned on loans and investments and the Company's interest expense, consisting principally of interest paid on deposits. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution's performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries such as mutual funds. This has resulted in a highly competitive market area, which demands the type of personal service and attention provided by HCSB Financial Corporation.

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

In June of 1997, the State Board of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC) approved the Company's applications to open three branches in North Myrtle Beach, Tabor City, and Loris. As a condition of approval, the Company was required to obtain an additional $2,000,000 in capital. In response, the Company issued 65,805 shares for $1,542,000, net of expenses, during 1997 and 42,027 shares for $967,000 during 1996. The Loris branch opened for business on June 9, 1997, and the Tabor City and North Myrtle Beach branches opened on October 5 and 6, 1997, respectively.

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

                      Market for Common Share and Dividends

As of March 12, 2002 there were 1,052,175 shares of our common stock outstanding held by approximately 1,675 shareholders of record. In our most recent offering in May 1997, we issued 65,805 shares of our common stock at a price per share of $12.00. There is currently no established public trading market in our common stock, and trading and quotations of our common stock have been limited and sporadic. Because there has not been an established market for our common stock, we may not be aware of all prices at which our common stock has been traded. We have not determined whether the trades of which we are aware were the result of arm's-length negotiations between the parties. Based on information available to us from a limited number of sellers and purchasers of common stock who have engaged in privately negotiated transactions of which we are aware, we believe transactions in our common stock can be fairly summarized as follows for the periods indicated:

                                                                   Number of
                      Period                 Per Share Price        Trades
                      ------                 ---------------       ---------

Year ended December 31, 1997..............  $11.50 to $12.00            9
Year ended December 31, 1998..............  $12.00 to $14.00            10
Year ended December 31, 1999..............  $14.50 to $16.00            11
Year ended December 31, 2000..............  $16.50 to $20.00             9
Year ended December 31, 2001..............  $20.00 to $22.00            17 (1)
January 1, 2002 through March 12, 2002....  $22.00                       6

 ------------

         (1) We are also aware of one trade in which 105 shares our common stock were traded for $25.00 each. We have not included this trade in the summary above because of the small number of shares involved.


All share and per share data has been adjusted to reflect the 5% stock dividend paid in March 2001, the 100% stock dividend paid in March 2000, and the 5% stock dividend paid in March 1999. The information presented above describes only those trades of which we are aware.

The Company is currently offering a minimum of 77,200 shares and a maximum of 500,000 shares of common stock of HCSB Financial Corporation to fund continued expansion through Horry County State Bank and the formation of a new community bank to be located in North Carolina. The offering price is $22.00 per share. This is a best efforts offering we are conducting without an underwriter. There is no assurance this offering will be successful.

No cash dividends have ever been declared or paid by the Company; however, the Board of Directors approved a 10% stock dividend for each of the five years ending December 31, 1996. The Company also declared a 5% stock dividend on January 14, 1999 for shareholders of record February 1, 1999 and a two-for-one stock split in the form of a 100% stock dividend approved on January 27, 2000 to shareholders of record February 15, 2000. The most recent stock dividend was a 5% stock dividend paid on March 15, 2001. The Board of Directors has declared a 5% stock dividend payable March 20, 2002 for shareholders of record February 22, 2002. Management does not expect the Company to pay cash dividends in the foreseeable future. South Carolina and Federal banking regulations restrict the amount of cash dividends that can be paid to HCSB Financial Corporation from the Bank.

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

The Company continued to grow in 2001, despite the general economic downturn and declining interest rate environment. Total assets increased by $4,933,000, or
3.43 %, and net loans increased by $26,296,000, or 29.12%. Much of this growth occurred due to the opening of two new branch offices. The Company plans to continue its growth by opening two more new branches in 2002 and by forming a new community bank in North Carolina. As discussed in the section entitled "Capital Resources", the Company has commenced a registered offering of common stock to fund these plans for expansion.

The Company's growth also brings challenges. Net income declined by 3.95%, from $1,037,000 in 2000 to $996,000 in 2001 primarily as a result of increased operating expenses related to growth. The growth of the loan portfolio resulted in a loan to deposit ratio of 98.03% and a $7,310,000 increase in borrowings with correspondent banks and the Federal Home Loan Bank. The Company will need to attract additional deposits, borrow more money, raise sufficient funds in our offering, or a combination of all three to continue expansion of the loan portfolio. A more detailed discussion of the factors contributing to growth and challenges is presented below.

                              RESULTS OF OPERATIONS
2001 compared to 2000

Although net interest income increased significantly during 2001 when compared to 2000, the Company also experienced a significant increase in noninterest expense during 2001. The primary factor contributing to the increase of noninterest expense was salaries and employee benefits, which increased $621,000 or 27.64% from $2,247,000 for the year ended December 31, 2000 to $2,868,000 for the year ended December 31, 2001. This increase was related primarily to the extra staff required for the new Socastee and Homewood branches and brokerage department. The Company also realized a $37,000 net loss on the sale of premises and equipment for the year ended December 31, 2001 compared to a $215,000 net gain for the year ended December 31, 2000. The combination of the above factors resulted in net income for the year ended December 31, 2001 of $996,000, or $0.95 per share compared to $1,037,000, or $0.99 per share for 2000. This represents a decrease in net income of $41,000, or 3.95%.

2000 compared to 1999

For the year ended December 31, 2000, the Company's net income was $1,037,000, or $0.99 per share, an increase of $43,000 when compared to $994,000, or $0.94 per share, for 1999. The increase in net income was primarily due to the growth of loans at the branches in North Myrtle Beach and Conway. Overall, loans net of unearned income increased $15,526,000 from 1999 to 2000. This led to an increase in net interest income of $594,000 from the year ended December 31, 1999 to the year ended December 31, 2000. The increase in the loan portfolio also contributed to a $81,000 increase in the provision for loan losses from $190,000 in the year ended December 31, 1999 to $271,000 in the year ended December 31, 2000. An increase in service charges on deposit accounts of $151,000 over the year ended December 31, 1999 amount of $539,000 also contributed to the increase in net income. These increases were offset by the $810,000 increase in noninterest expense over the year ended December 31, 1999 amount of $3,227,000.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations



                  ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

During the twelve months ended December 31, 2001, total assets increased $4,933,000, or 3.43%, when compared to December 31, 2000. The primary reason for the increase in total assets was due to an increase in net loans of $26,296,000, or 29.12% during 2001 from $90,300,000 at December 31, 2000 to $116,596,000 at
December 31, 2001. Total deposits decreased $3,427,000, or 2.77%, from the December 31, 2000 amount of $123,500,000. Within the deposit area, interest-bearing deposits decreased $4,629,000, or 4.02%, and noninterest-bearing deposits increased $1,202,000, or 14.53%, during 2001.
The decrease in deposits was primarily due to expected withdrawals by some governmental entities and due to the low interest rate environment. In order to better match maturities of liabilities with the loan portfolio, the Company has chosen to increase its borrowings with the Federal Home loan Bank rather than to concentrate on increasing deposits. This also allows the Company to lock in low rates for a longer period of time. As a result, borrowings with the Federal Home Loan Bank have increased by $5,000,000, or 52.08%, from $9,600,000 at December 31, 2000 to $14,600,000 at December 31, 2001.

During the twelve months ended December 31, 2000, total assets increased by $29,392,000, or 25.71%, to $143,718,000 from $114,326,000 at December 31, 1999.
The primary reasons for the increase in assets during 2000 were increases in loans of $15,429,000 and in federal funds sold of $17,680,000 during the period. The increase in loans was primarily due to the growth of loans at the branches in North Myrtle Beach and Conway. The increase in federal funds sold was primarily due to deposit growth in the same offices. Total deposits have increased $28,671,000, or 30.23% from $94,829,000 at December 31, 1999 to
$123,500,000 at December 31, 2000. Deposits have increased as new branches have been opened. Shareholders' equity has increased $1,440,000 from $8,341,000 at December 31, 1999 to $9,781,000 at December 31, 2000. The increase in shareholders' equity has been primarily due to the retention of earnings.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations

          DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

The Company has sought to maintain a conservative approach in determining the distribution of its assets and liabilities. The following table presents the percentage relationships of significant components of the Company's average balance sheets for the last three fiscal years.

Balance Sheet Categories as a Percent of Average Total Assets

                                                                        2001             2000             1999
                                                                        ----             ----             ----
Assets:
 Interest earning assets:
 Federal funds sold                                                       6.27  %          4.45  %          2.82  %
 Time deposits with other banks                                           0.12                -                -
 Investment securities                                                   14.78            18.00            23.17
 Loans                                                                   71.05            69.04            66.06
                                                                        ------           ------            -----
   Total interest earning assets                                         92.22            91.49            92.05

 Cash and due from banks                                                  2.65             2.74             3.02
 Allowance for loan losses                                               (0.71)           (0.79)           (0.92)
 Premises and equipment                                                   3.71             3.93             3.72
 Other assets                                                             2.13             2.63             2.13
                                                                        ------           ------            -----

   Total assets                                                         100.00   %       100.00   %       100.00   %
                                                                       =======          =======          =======

Liabilities and shareholders' equity:
 Interest-bearing liabilities:
 Interest-bearing deposits                                               76.97   %        75.63   %        76.86  %
 Federal funds purchased                                                  0.03             0.60             0.12
 Advances from the Federal Home Loan Bank                                 9.02             9.43             6.83
 Repurchase agreements                                                       -                -             0.17
                                                                        ------           ------            -----
   Total interest-bearing liabilities                                    86.02            85.66            83.98

 Noninterest-bearing deposits                                             6.30             6.58             7.23
 Accrued interest and other liabilities                                   0.74             0.83             0.81
                                                                        ------           ------            -----
   Total liabilities                                                     93.06            93.07            92.02

 Shareholders' equity                                                     6.94             6.93             7.98
                                                                        ------           ------            -----

   Total liabilities and shareholders' equity                           100.00   %       100.00   %       100.00   %
                                                                        ======          =======          =======

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

2001 compared to 2000

For the year ended December 31, 2001, net interest income was $5,557,000, an increase of $820,000, or 17.31%, over net interest income of $4,737,000 in 2000. Interest income from loans, including fees, was $9,974,000, an increase of $1,236,000, or 14.14%, from 2000 to 2001 as demand for loans in the Company's marketplace continued to grow. Other sources of interest income remained essentially the same, declining only $14,000 from 2000 to 2001. Interest expense for the year ended December 31, 2001 was $6,217,000 compared to $5,815,000 for 2000. This represents an increase of $402,000 or 6.91% compared to the prior year. The interest rate spread and net yield on earning assets were negatively affected primarily due to the 58 basis point drop in the yield realized on earning assets from 2000 to 2001. The net yield realized on earning assets was 4.03% for 2001, as compared to 4.10% for 2000. The interest rate spread was 3.71% and 3.75% in 2001 and 2000, respectively.

2000 compared to 1999

Net interest income increased from $4,143,000 for the year ended December 31, 1999 to $4,737,000 for the year ended December 31, 2000, an increase of $594,000 or 14.34%. Total interest income increased $2,605,000 due to the $21,520,000 growth in average earnings assets. The growth in assets was funded by the $16,999,000 increase in average interest-bearing deposits. Most of the deposit growth was from certificates of deposit, which are typically the most expensive source of funds for a bank. The average rate paid on deposits was 5.34% in 2000 compared to 4.41% in 1999. The interest rate spread and net yield on earning assets were negatively affected by the increase in the cost of funds, particularly the 118 basis point increase in the yield on money market deposit accounts and 96 basis point increase in the yield on certificates of deposit. The interest rate spread was 3.75% and 4.01% in 2000 and 1999, respectively. The net yield on earning assets during 2000 was 4.10% compared to 4.41% in 1999.

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



                                                 2001                             2000                            1999
                                          -------------------------     -------------------------        -------------------------
                                          Average    Income/  Yield/     Average   Income/  Yield/       Average   Income/  Yield/
(Dollars in thousands)                    Balance    Expense  Rate       Balance   Expense   Rate        Balance   Expense   Rate
                                          -------    -------  ----       -------   -------   ----        -------   -------   ----

 Assets:
 Earning Assets:
 Securities, taxable                      $ 17,826  $ 1,200   6.73%     $ 18,304    1,243     6.79 %    $ 19,516  $  1,222   6.26 %
 Securities, nontaxable                      3,454      153   4.43         3,718      165     4.44         3,773       168   4.45
 Loans (1)                                 106,130    9,974   9.40        87,180    8,738    10.02        67,457     6,389   9.47
 Federal funds sold                          9,361      388   4.14         5,614      357     6.36         2,880       141   4.90
 Time deposits with other banks                184        5   2.72             -        -        -             -         -      -
 Nonmarketable equity securities               790       54   6.84           705       49     6.95           375        27   7.20
                                         ---------  -------             --------  -------             ----------   -------
 Total earning assets                      137,745   11,774   8.55       115,521   10,552     9.13        94,001     7,947   8.45
                                                    -------                       -------                          -------
 Cash and due from banks                     3,952                         3,465                           3,086
 Allowance for loan losses                  (1,063)                         (992)                           (943)
 Premises and equipment                      5,536                         4,961                           3,803
 Other assets                                3,201                         3,312                           2,172
                                         ---------                      --------                      ----------
 Total assets                            $ 149,371                      $126,267                      $  102,119
                                         =========                      ========                      ==========

 Liabilities:
 Interest-Bearing Liabilities:
 Interest-bearing deposits               $ 114,967    5,421   4.72 %    $ 95,490     5,099    5.34 %  $   78,491     3,462   4.41 %
 Other borrowings                           13,521      796   5.89        12,673       716    5.65         7,271       342   4.70
                                         ---------  -------             --------  --------            ----------
 Total interest-bearing liabilities        128,488    6,217   4.84       108,163     5,815    5.38        85,762     3,804   4.44
                                                    -------                       --------                        --------
 Noninterest-bearing deposits                9,413                         8,308                           7,385
 Accrued interest and other liabilities      1,104                         1,046                             824
 Shareholders' equity                       10,366                         8,750                           8,148
                                         ---------                      --------                      ----------
 Total liabilities and                   $ 149,371                      $126,267                      $  102,119
                                         =========                      ========                      ==========
   shareholders' equity

 Net interest income/spread                        $  5,557   3.71 %              $ 4,737     3.75 %                 4,143   4.01 %
                                                    =======                       =======                         ========
 Net interest margin                                          4.03 %                          4.10 %                         4.41 %



(1) The effects of loans in nonaccrual status and fees collected are not significant to the computations. Average loans are stated net of unearned income.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


                              RATE/VOLUME ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:

                                                      2001 compared to 2000
                                                   Due to increase (decrease) in
 (Dollars in thousands)                  Volume           Rate        Volume/Rate        Total
                                         -------          -----       ------------       -----

 Interest income:
 Taxable securities                   $     (32)          $   (11)      $       -        $     (43)
 Tax-exempt securities                      (12)                -               -              (12)
 Loans                                    1,899              (541)           (122)            1,236
 Federal funds sold                         238              (125)            (82)               31
 Time deposits with other banks               -                 -               5                 5
 Nonmarketable equity securities              6                (1)              -                 5
                                     ----------          --------         -------        ----------
 Total interest income                    2,099              (678)           (199)            1,222
                                     ----------          --------         -------        ----------

 Interest expense:
 Interest-bearing deposits                1,097              (708)            (67)              322
 Other borrowings                            43                 6              31                80
                                     ----------          --------         -------        ----------
 Total interest expense                   1,140              (702)            (36)              402
                                     ----------          --------         -------        ----------

 Net interest income                  $     959          $     24            (163)       $      820
                                     ==========          ========         =======        ==========

                                                      2000 compared to 1999
                                                     Due to increase (decrease) in

 (Dollars in thousands)                  Volume            Rate        Volume/Rate          Total
                                         ------            ----       ------------          -----
Interest income:
 Taxable securities                   $     (76)        $     103      $       (6)       $     21
 Tax-exempt securities                       (2)               (1)              -              (3)
 Loans                                    1,868                372            109            2,349
 Federal funds sold                         134                 42             40              216
 Nonmarketable equity securities             24                 (1)            (1)              22
                                     ----------         ----------     ----------       ----------
 Total interest income                    1,948                515            142            2,605
                                     ----------         ----------     ----------       ----------

 Interest expense:
 Interest-bearing deposits                  764                710            163            1,637
 Other borrowings                           257                 68             49              374
                                     ----------         ----------     ----------       ----------
 Total interest expense                   1,021                778            212            2,011
                                     ----------         ----------     ----------       ----------

 Net interest income                  $     927         $     (263)   $       (70)       $     594
                                     ==========         ==========    ===========        =========


                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations

                                RATE SENSITIVITY

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 2001, 2000, and 1999. However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company's interest rate sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance exists between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings. The larger the imbalance, the greater the interest rate risk assumed and the greater the positive or negative impact of interest fluctuations on liquidity and earnings.

Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management. The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates. The following table, "Interest Rate Sensitivity Analysis," indicates that, on a cumulative basis through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a twelve month liability sensitive position at the end of 2001 of $45,478. For a bank with a twelve month liability-sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect. The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 2001 and may not be indicative of the Company's rate-sensitivity position at other points in time.

Interest Rate Sensitivity Analysis

                                                               After One     After Three                    Greater
                                                                Through        Through                     Than One
December 31,  2001                              Within One       Three         Twelve       Within One   Year or Non-
 (Dollars in thousands)                            Month         Months        Months          Year        Sensitive       Total
                                                  ------        -------       -------         -----       ----------      -----
 Assets
 Earning Assets:
 Time deposits with other banks                    $     599       $    100      $      -      $     699     $       -     $     699
 Loans (1)                                            41,272          4,059        11,150         56,481        60,654       117,135
 Securities                                            1,501          1,501             -          3,002        14,147        17,149
                                                     -------         ------      --------      ---------     ---------     ---------
 Total earning assets                                 43,372          5,660        11,150         60,182        74,801       134,983
                                                     -------         ------      --------      ---------     ---------     ---------

 Liabilities
 Interest-bearing liabilities:
 Interest-bearing deposits:
 Demand deposits                                      12,798              -             -         12,798             -        12,798
 Savings deposits                                     19,157              -             -         19,157             -        19,157
 Time deposits                                         3,537          8,800        59,058         71,395         7,248        78,643
                                                      ------         ------      --------      ---------     ---------     ---------
 Total interest-bearing deposits                      35,492          8,800        59,058        103,350         7,248       110,598
 Federal Home Loan Bank advances                           -              -             -              -        14,600        14,600
 Federal funds purchased                               2,310              -             -          2,310             -         2,310
                                                      ------         ------      --------      ---------     ---------     ---------
 Total interest-bearing liabilities                   37,802          8,800        59,058        105,660        21,848       127,508
                                                      ------         ------      --------      ---------     ---------     ---------
 Period gap                                         $  5,570       $ (3,140)    $ (47,908)     $ (45,478)    $  52,953
                                                    ========       ========     =========     ==========     =========
 Cumulative gap                                     $  5,570       $  2,430     $ (45,478)     $ (45,478)    $   7,475
                                                    ========       ========     =========     ==========     =========
 Ratio of cumulative gap to                             4.13%          1.80%       (33.69)%       (33.69)%        5.54%
  total earning assets

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations

(1) Excludes nonaccrual loans.

                            PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings based upon management's evaluation of specific loans in its portfolio and general economic conditions and trends in the marketplace. The 2001, 2000, and 1999 provisions for loan losses and their related effect of increasing the allowance for loan losses are related to growth in the loan portfolio. Please refer to the section "Loan Portfolio" for a discussion of management's evaluation of the adequacy of the allowances for loan losses. In 2001, 2000, and 1999, the provisions for loan losses were $348,000, $271,000, and $190,000, respectively.

                                  OTHER INCOME

Other income was $1,290,000 for the year ended December 31, 2001, an increase of $134,000, or 11.59%, when compared with the year ended December 31, 2000. The increase is primarily a result of an increase in service charges on deposit accounts from $690,000 for 2000 to $882,000 for 2001, which corresponds to an increase in average demand deposit and savings accounts to $41,716,000 during 2001 as compared to $39,059,000 during 2000. Other fees and commissions also increased $147,000 or 163.33% to $237,000 for the year ended December 31, 2001. Of this total, $100,000 was attributable to commissions from brokerage services that the Bank began offering in January 2001. These increases were offset by the $215,000 gain on the sale of land in North Myrtle Beach that was recognized in 2000.

Other income was $1,156,000 for the year ended December 31, 2000, an increase of $364,000, or 45.96%, when compared with the year ended December 31, 1999. The majority of the increase was due to a $215,000 gain on the sale of land in North Myrtle Beach. In addition, service charges on deposit accounts increased $151,000 because of the growth in the number of deposit accounts generated by the new branches.

                                 OTHER EXPENSES

All categories of other expenses increased during 2001 due to continued growth of the Company. Salaries and employee benefits increased $621,000, or 27.64%, due to an increase in staffing for the new branches and brokerage department, in addition to normal salary increases among existing employees. Net occupancy and furniture and equipment expense also increased $158,000 due mainly to an increase in depreciation expense and the cost of equipment maintenance attributable to the opening of the new branches. Other operating expenses were $1,209,000 for the year ended December 31, 2001 compared to $1,048,000 for the year ended December 31, 2000.

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

                                  INCOME TAXES

The Company's income tax expense for 2001 was $526,000, a decrease of $22,000 from the 2000 expense of $548,000. The decrease in the expense results primarily from decreased income before taxes. The Company's effective tax rates for the years ended December 31, 2001 and 2000 were 34.56% and 34.57%, respectively.

The Company's income tax expense for 2000 was $548,000, an increase of $24,000 from the 1999 expense of $524,000. The increase in the expense results primarily from increased income before taxes. The Company's effective tax rates for the years ended December 31, 2000 and 1999 were 34.57% and 34.52%, respectively.

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

As of December 31, 2001, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $2,590,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company may also borrow additional $7,746,000 from the Federal Home Loan Bank based on a predetermined formula. Unused lines of credit have decreased during the year as the Company has borrowed to support its loan growth. Securities available-for-sale, which totaled $17,149,000 at December 31, 2001, also serve as a ready source of liquidity. Management believes that the Company's liquidity sources are adequate to meet its operating needs.

The level of liquidity is measured by the loans-to-total borrowed funds ratio, which was at 85.93% and 68.62% at December 31, 2001 and 2000, respectively. The principal reason for the increase in this ratio is the increase in demand for loans in the Company's marketplace. The increased loan demand is also reflected in the loan to deposits ratio, which was 98.03% at the end of 2001 and 73.94% at the end of 2000.

                     IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. Management believes that through various sources of liquidity, the Company has the necessary resources to meet obligations arising from these financial instruments.

The Company uses the same credit underwriting procedures for commitments to extend credit and standby letters of credit as for on-balance-sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The Company is not involved in off-balance sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or that could significantly impact earnings.

As of December 31, 2001, commitments to extend credit totaled $11,842,000 and standby letters of credit totaled $298,000.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


                     IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

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

                                CAPITAL RESOURCES

The Company uses several indicators of capital strength. The most commonly used measure is average common equity to average assets which was 6.94% in 2001 compared to 6.93% in 2000. This ratio changed very little as income was realized proportionately to the increase in assets.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

As of December 31, 2001, the most recent notifications from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The Company is currently offering a minimum of 77,200 shares and a maximum of 500,000 shares of common stock of HCSB Financial Corporation to fund continued expansion through Horry County State Bank and the formation of a new community bank to be located in North Carolina. The offering price is $22.00 per share. This is a best efforts offering we are conducting without an underwriter. There is no assurance this offering will be successful.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


                          CAPITAL RESOURCES (continued)

The Company intends to use the first $3,500,000 of the net proceeds of the offering to purchase land for, construct, and outfit two new branch offices within the next 18 to 24 months. The Company intends to use approximately $6,000,000 of any remaining net proceeds to form a new state-chartered bank in North Carolina, with one office in Columbus County and one office in Brunswick County. The Company will then use any remaining proceeds to support loan growth for both banks or for other general corporate purposes. If the Company does not receive sufficient net proceeds to capitalize the North Carolina bank, or if the Company does not form it for any other reason, any remaining proceeds will be used to support loan growth in the existing bank and for general corporate purposes. If the Company does not receive net proceeds sufficient to establish two new branch offices, the net proceeds received will be used to establish one branch office or to support loan growth in the existing bank and for general corporate purposes. If only the minimum number of shares offered are sold, the Company intends to use the net proceeds to support loan growth in the existing bank and for general corporate purposes. To the extent the offering is successful, we anticipate that it will assist us in regaining the Bank's status as "well-capitalized".

The Company and the Bank are required to maintain certain risk-based and leverage ratios. The Company and the Bank exceeded these regulatory capital ratios at December 31, 2001 and 2000 as set forth in the following tables.

December 31,                                            2001           2000
                                                        ----           ----
 (Dollars in thousands)
 The Company
 Tier 1 capital                                       $  10,867       $   9,957
 Tier 2 capital                                           1,112           1,019
                                                         ------          ------
 Total qualifying capital                             $  11,979       $  10,976
                                                         ======          ======

 Risk-adjusted total assets                           $ 123,413       $ 102,494
                                                        =======        ========
  (including off-balance-sheet exposures)

 Tier 1 risk-based capital ratio                           8.81%           9.71%
 Total risk-based capital ratio                            9.71%          10.71%
 Tier 1 leverage ratio                                     7.12%           7.24%

December 31,                                               2001           2000
                                                           ----           ----
 (Dollars in thousands)
 The Bank
 Tier 1 capital                                      $   10,849       $   9,911
 Tier 2 capital                                           1,112           1,019
                                                       --------        --------
 Total qualifying capital                            $   11,961       $  10,930
                                                       ========        ========

 Risk-adjusted total assets                          $  123,422       $ 102,453
                                                       ========         =======
  (including off-balance-sheet exposures)

 Tier 1 risk-based capital ratio                           8.79%           9.67%
 Total risk-based capital ratio                            9.69%          10.67%
 Tier 1 leverage ratio                                     7.13%           7.21%

Management does not expect to pay cash dividends to shareholders during 2002.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


                              INVESTMENT PORTFOLIO

Management classifies investment securities as either held-to-maturity or available-for-sale based on their intentions and the Company's ability to hold them until maturity. In determining such classifications, securities that management has the positive intent and the Company has the ability to hold until maturity are classified as held-to-maturity and carried at amortized cost. All other securities are designated as available-for-sale and carried at estimated fair value with unrealized gains and losses included in shareholders' equity on an after-tax basis. As of December 31, 2001 and 2000, all securities were classified as available-for-sale.

The following tables summarize the carrying value of investment securities as of the indicated dates and the weighted-average yields of those securities at December 31, 2001.

Investment Securities Portfolio Composition

December 31,
(Dollars in thousands)                                                            2001             2000
                                                                                  ----             ----
 Securities of U.S. Government agencies and corporations                         $ 6,529        $  14,304
 Obligations of state and local governments                                        3,509            3,375
 Commerical paper                                                                  3,002                -
 Mortgage-backed securities                                                        4,109            3,198
 Nonmarketable equity securities                                                     790              790
                                                                                 -------          -------
Total securities                                                                $ 17,939        $  21,667
                                                                                 =======          =======

Investment Securities Portfolio Maturity Schedule


                                                              Available-for-Sale
December 31, 2001                                            Carrying
(Dollars in thousands)                                       Amount      Yield (1)
                                                             -------    ----------

Securities of U.S. Government agencies and corporations due:
 After one year but within five years                        $   511        5.53  %
 After ten years                                               6,018        6.98
                                                              ------
                                                               6,529        6.87
                                                              ------
Obligations of states and local governments due:
 After one year but within five years                            746        6.25
 Ater five years but within ten years                          2,117        6.75
 After ten years                                                 646        8.20
                                                              ------
                                                               3,509        6.91
                                                              ------

Commerical paper due:
 In less than one year                                         3,002        3.92
                                                              ------


Mortgage-backed securities                                     4,109        6.35
                                                              ------

Total                                                       $ 17,149        6.24 %
                                                              ======


(1) For tax-exempt securities, the tax equivalent yield has been calculated using an incremental rate of 34%.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


                                 LOAN PORTFOLIO

Management believes the loan portfolio is adequately diversified. There are no foreign loans, and agricultural loans as of December 31, 2001 are limited. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries.

The Company has experienced continued growth of its loan portfolio throughout 2001 and 2000, resulting in increases of $26,380,000 and $15,490,000, respectively. Management has concentrated on maintaining quality in the loan portfolio. The loan-to-deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan-to-deposit ratio is indicative of higher interest income since loans yield a higher return than other interest-earning assets. The loan to deposit ratios were 98.03% and 73.95% at December 31, 2001 and 2000, respectively. The loans to total borrowed funds ratio was 85.93% and 68.62% at December 31, 2001 and 2000, respectively. Management intends to deploy available funds to loans in order to maximize earnings and achieve its targeted ratio of loans to deposits; however, there can be no assurance that management will be able to execute its strategy or that loan demand will continue to support growth.

Loan Portfolio Composition

                                                                   December 31,
                                                              ------------------------
(Dollars in thousands)                                          2001            2000
                                                                ----            ----

 Real estate - construction and land development              $    8,058      $   5,122
 Real estate - other                                              43,168         32,178
 Agricultural                                                      4,921          5,427
 Commercial and industrial                                        40,608         30,451
 Consumer                                                         20,825         17,482
 All other loans (including overdrafts)                              129            669
                                                              ----------      ---------
     Total gross loans                                        $  117,709      $  91,329
                                                              ==========      =========


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

Maturities and Sensitivity of Loans to Changes in Interest Rates:
The following table summarizes the loan maturity distribution, by type, at December 31, 2001 and related interest rate characteristics:

                                                                     Over One
December 31, 2001                                                      Year
                                                     One Year or      Through         Over Five
 (Dollars in thousands)                                 Less        Five Years          Years           Total
                                                        -----       ----------          -----           -----

 Real estate - construction and land development        $   5,017       $   2,848        $    193       $   8,058
 Real estate - other                                       12,397          26,650           4,121          43,168
 Agricultural                                               2,007           2,362             552           4,921
 Commercial and industrial                                 14,466          22,775           3,367          40,608
 Consumer                                                   5,122          14,832             871          20,825
 All other loans (including overdrafts)                        41              88               -             129
                                                        ---------       ---------        --------       ---------
                                                        $  39,050       $  69,555        $  9,104       $ 117,709
                                                        =========       =========        ========       =========

 Loans maturing after one year with:
 Fixed interest rates                                                                                   $  61,228
 Floating interest rates                                                                                   17,431
                                                                                                        ---------
                                                                                                        $  78,659
                                                                                                        =========

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

As of December 31, 2001 and 2000, the Company had nonaccrual loans of approximately $574,000 and $133,000, respectively, and loans that were past due 90 days or more and still accruing interest of approximately $176,000 and $804,000, respectively, for which impairment had not been recognized. The additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, is immaterial for all years presented. The amount of both nonaccrual loans and loans past due 90 days or more were considered in computing the allowance for loan losses as of December 31, 2001.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations



                           LOAN PORTFOLIO (continued)

Summary of Loan Loss Experience

(Dollars in thousands)                                                                      2001            2000
                                                                                            ----            ----

 Total loans outstanding at end of period, net of unearned income                           $ 117,708        $ 91,319
                                                                                            =========        ========
 Average loans outstanding, net of unearned income                                          $ 106,130        $ 87,180
                                                                                            =========        ========
 Balance of allowance for loan losses at beginning of period                                $   1,019        $    922
                                                                                            ---------        --------
 Loan losses:
   Real estate                                                                                      1               3
   Commercial                                                                                      57             125
   Consumer and credit card                                                                       220              62
                                                                                            ---------        --------
 Total loan losses                                                                                278             190
 Recoveries of loans previously charged-off                                                        23              16
                                                                                            ---------        --------
   Net charge-offs                                                                                255             174
                                                                                            ---------        --------
 Provision charged to operations                                                                  348             271
                                                                                            ---------        --------
 Balance of allowance for loan losses at end of period                                      $   1,112        $  1,019
                                                                                            =========        ========
 Ratios:
 Net charge-offs to average loans outstanding                                                    0.24%           0.20%
 Net charge-offs to loans at end of year                                                         0.22%           0.19%
 Allowance for loan losses to average loans                                                      1.05%           1.17%
 Allowance for loan losses to loans at end of year                                               0.94%           1.12%
 Net charge-offs to allowance for loan losses                                                   22.93%          17.08%
 Net charge-offs to provisions for loan losses                                                  73.28%          64.21%

Management has established an allowance for loan losses through a provision for loan losses charged to expense. The allowance represents an amount which management believes will be adequate to absorb probable losses on existing loans that may become uncollectible. Management does not allocate specific percentages of our allowance for loan losses to the various categories of loans but evaluate the adequacy on an overall portfolio basis utilizing several factors. The primary factor considered is the credit risk grading system, which is applied to each loan. The amount of both nonaccrual loans and loans past due 90 days or more is also considered. The historical loan loss experience, the size of our lending portfolio, and current and anticipated economic conditions is also considered in determining the provision for loan losses. The amount of the allowance is adjusted periodically based on changing circumstances. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.

Management regularly monitors past due and classified loans. However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period. At December 31, 2001 and 2000, management considers the allowances for loan losses adequate based on their judgments, evaluations, and analysis of the loan portfolio.

                             AVERAGE DAILY DEPOSITS

The following table summarizes the Company's average daily deposits during the years ended December 31, 2001 and 2000. These totals include certificates of deposit $100,000 and over, which at December 31, 2001 totaled $26,883,000. Of this total, scheduled maturities within three months were $3,044,000; within three to six months $4,148,000; within six to twelve months $18,141,000; and $1,550,000 maturing thereafter.

December 31,                                               2001                              2000
                                             ------------------------------     ------------------------------
                                               Average        Average Rate       Average        Average Rate
(Dollars in thousands)                         Amount            Paid              Amount           Paid
                                             ----------      --------------     ------------     -------------
Noninterest-bearing demand                  $   9,413              - %            $ 8,308              - %
Interest-bearing transaction accounts          11,375           0.78               10,078           1.28
Money market savings account                   18,259           3.29               18,392           5.55
Other savings accounts                          2,669           1.54                2,281           2.50
Certificates of deposit                        82,664           5.67               64,739           6.01
                                            ---------                             -------
Total deposits                              $ 124,380                            $103,798
                                            =========                            ========



                           RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio (average daily equity divided by average total assets) for the period indicated. Since its inception, the Company has not paid cash dividends.
                                                          2001          2000
                                                          -----         ----

Return on average assets                                  0.67%         0.82%
Return on average equity                                  9.61%        11.85%
Equity to assets ratio                                    6.94%         6.93%

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In July, 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company plans to adopt SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

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

JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
W. CLAYTON HESLOP, CPA
TIMOTHY S. VOGEL, CPA


                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
HCSB Financial Corporation
Loris, South Carolina


We have audited the accompanying consolidated balance sheets of HCSB Financial Corporation as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 and 2000 financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCSB Financial Corporation as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.





Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
February 21, 2002

                           HCSB FINANCIAL CORPORATION

                           Consolidated Balance Sheets
                           December 31, 2001 and 2000

 (Dollars in thousands)                                                              2001             2000
                                                                                     ----             ----

Assets:
 Cash and cash equivalents:
  Cash and due from banks                                                          $   4,986        $    3,534
  Federal funds sold                                                                       -            19,870
                                                                                    --------          --------
   Total cash and cash equivalents                                                     4,986            23,404
                                                                                    --------          --------

 Time deposits with other banks                                                          699                 -
                                                                                    --------          --------

 Investment securities:
  Securities available-for-sale                                                       17,149            20,877
  Nonmarketable equity securities                                                        790               790
                                                                                    --------          --------
   Total investment securities                                                        17,939            21,667
                                                                                    --------          --------

 Loans receivable:                                                                   117,709            91,329
  Less unearned income                                                                    (1)              (10)
  Less allowance for loan losses                                                      (1,112)           (1,019)
                                                                                    --------          --------
   Loans, net                                                                        116,596            90,300

 Premises, furniture, and equipment, net                                               5,539             5,502
 Accrued interest receivable                                                           1,462             1,415
 Other assets                                                                          1,430             1,430
                                                                                    --------          --------

   Total assets                                                                    $ 148,651        $  143,718
                                                                                    ========          ========

Liabilities:
 Deposits:
  Noninterest-bearing transaction accounts                                         $   9,475         $   8,273
  Interest-bearing transaction accounts                                               12,798            10,310
  Money market savings accounts                                                       16,357            19,841
  Other savings accounts                                                               2,800             2,153
  Certificates of deposit $100,000 and over                                           26,883            26,429
  Other time deposits                                                                 51,760            56,494
                                                                                    --------          --------
   Total deposits                                                                    120,073           123,500

 Federal funds purchased                                                               2,310                 -
 Advances from the Federal Home Loan Bank                                             14,600             9,600
 Accrued interest payable                                                                220               310
 Other liabilities                                                                       553               527
                                                                                    --------          --------
   Total liabilities                                                                 137,756           133,937
                                                                                    --------          --------

 Commitments and Contingencies (Notes 4, 5, 9 and 10)

 Shareholders' Equity:
 Common stock, $0.01 par value, 10,000,000 shares authorized;                             11                10
 1,052,175 shares issued and outstanding
 Capital surplus                                                                       8,793             7,878
 Retained earnings                                                                     2,063             2,069
 Accumulated other comprehensive income (loss)                                            28              (176)
                                                                                    --------          --------
   Total shareholders' equity                                                         10,895             9,781
                                                                                    --------          --------

   Total liabilities and shareholders' equity                                      $ 148,651         $ 143,718
                                                                                    ========          ========

The accompanying notes are an integral part of the consolidated financial statements.

                           HCSB FINANCIAL CORPORATION


                        Consolidated Statements of Income
                  Years ended December 31, 2001, 2000, and 1999



 (Dollars in thousands, except per share)                                      2001            2000            1999
                                                                               ----            ----            ----

Interest income:
 Loans, including fees                                                         $ 9,974         $ 8,738         $ 6,389
 Investment securities:
   Taxable                                                                       1,200           1,243           1,222
   Tax-exempt                                                                      153             165             168
   Nonmarketable equity securites                                                   54              49              27
Federal funds sold                                                                 388             357             141
Time deposits with other banks                                                       5               -               -
                                                                             ---------       ---------       ---------
   Total                                                                        11,774          10,552           7,947
                                                                             ---------       ---------       ---------

Interest expense:
 Deposits                                                                        5,421           5,099           3,462
 Advances from the Federal Home Loan Bank                                          795             668             325
 Federal funds purchased                                                             1              48              17
                                                                             ---------       ---------       ---------
   Total                                                                         6,217           5,815           3,804
                                                                             ---------       ---------       ---------

Net interest income                                                              5,557           4,737           4,143

Provision for loan losses                                                          348             271             190
                                                                             ---------       ---------       ---------

Net interest income after provision for loan losses                              5,209           4,466           3,953
                                                                             ---------       ---------       ---------

Other operating income:
 Service charges on deposit accounts                                               882             690             539
 Credit life insurance commissions                                                 155             141             150
 Other fees and commissions                                                        237              90              66
 Net gain (loss) on sale of premises and equipment                                 (37)            215               -
 Net gain (loss) on sale of available-for-sale securities                            6             (32)              -
 Other income                                                                       47              52              37
                                                                             ---------       ---------       ---------
  Total                                                                          1,290           1,156             792
                                                                             ---------       ---------       ---------

Other operating expenses:
 Salaries and employee benefits                                                  2,868           2,247           1,718
 Net occupancy expense                                                             341             271             193
 Furniture and equipment expense                                                   559             471             404
 Other operating expenses                                                        1,209           1,048             912
                                                                             ---------       ---------       ---------
  Total                                                                          4,977           4,037           3,227
                                                                             ---------       ---------       ---------

Income before income taxes                                                       1,522           1,585           1,518

Income tax provision                                                               526             548             524
                                                                             ---------       ---------       ---------

Net income                                                                   $     996      $    1,037      $      994
                                                                             =========       =========       =========

Earnings per share
  Weighted-average common shares outstanding                                 1,052,175       1,052,175       1,052,175
  Net income                                                                 $    0.95      $     0.99      $     0.94


The accompanying notes are an integral part of the consolidated financial statements.

                           HCSB FINANCIAL CORPORATION

  Consolidated Statements of Changes in Shareholders' Equity and Comprehensive
              Income Years ended December 31, 2001, 2000, and 1999



                                                                                                Accumulated
                                            Common Stock           Capital      Retained    Other Comprehensive
(Dollars in thousands)                  Shares        Amount       Surplus      Earnings          Income           Total
                                    -----------   -----------   ------------    ---------   ----------------       -----

 Balance, December 31, 1998              478,150    $      5       $ 7,251     $     688      $         80       $  8,024

 Net income                                                                          994                              994

 Other comprehensive loss,                                                                            (659)          (659)
                                                                                                               ----------
   net of tax benefit of $388

 Comprehensive income                                                                                                 335
                                                                                                               ----------

 Payment for fractional shares                                                       (18)                             (18)

 Issuance of 5% stock dividend           23,235                        627          (627)
                                     ----------     ---------    ---------     ---------       -----------      ---------

 Balance, December 31, 1999             501,385            5         7,878         1,037              (579)         8,341

 Net income                                                                        1,037                            1,037

 Other comprehensive income,                                                                           403            403
                                                                                                               ----------
   net of tax expense of $236

 Comprehensive income                                                                                               1,440
                                                                                                                ---------

 Two for one stock split effected in    501,385            5                          (5)
                                     ----------     ---------    ---------     ----------      -----------      ---------
   the form of a stock dividend

 Balance, December 31, 2000           1,002,770           10         7,878         2,069             (176)          9,781

 Net income                                                                          996                              996

 Other comprehensive income,                                                                          204             204
                                                                                                               ----------
   net of tax expense of $120

 Comprehensive income                                                                                               1,200
                                                                                                               ----------

 Payment for fractional shares                                                       (14)                             (14)

 Issuance of 5% stock dividend          49,405             1           987          (988)

 Stock issuance costs                                                  (72)                                           (72)
                                    ----------     ---------     ---------    ----------      -----------       ---------

 Balance, December 31, 2001          1,052,175     $      11       $ 8,793    $    2,063      $        28       $  10,895
                                    ==========     =========      ========    ==========      ===========       =========




The accompanying notes are an integral part of the consolidated financial statements.

                           HCSB FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                  Years ended December 31, 2001, 2000, and 1999


(Dollars in thousands)                                                  2001             2000              1999
                                                                        ----             ----              ----

Cash flows from operating activities:
 Net income                                                            $    996       $   1,037         $  994
 Adjustments to reconcile net income to
  net cash provided by operating activities:
 Provision for possible loan losses                                         348            271             190
 Deferred income tax provision (benefit)                                      4             75             (20)
 Depreciation and amortization expense                                      436            325             303
 Premium amortization less accretion                                         (9)             6              14
 Amortization of net deferred loan costs                                     23            120             100
 Net (gain) loss on sale of securities available-for-sale                    (6)            32               -
 Loss (gain) on sale of other real estate owned                              (5)             -              17
 Loss (gain) on disposal of premises and equipment                           37           (215)             (5)
 Increase in interest receivable                                            (47)          (211)           (347)
 Increase (decrease) in  interest payable                                   (90)           (93)             182
 Increase in other assets                                                  (117)          (148)            (84)
 Increase (decrease) in other liabilities                                    26           (226)            551

   Net cash provided by operating activities                              1,596            973            1,895
                                                                  -------------   ------------     ------------

Cash flows from investing activities:
 Purchases of securities available-for-sale                             (16,956)          (800)         (11,631)
 Maturities of securities available-for-sale                             19,017          2,954            6,318
 Proceeds from sales of securities available-for-sale                     2,006          1,463                -
 Net increase in loans to customers                                     (26,818)       (15,930)         (20,100)
 Purchase of premises and equipment                                        (481)        (1,617)          (1,182)
 Proceeds from sale of premises and equipment                                15            422               15
 Proceeds from sale of other real estate owned                              105              -               88
 Purchase of time deposits with other banks                                (699)             -                -
 Purchase of Federal Home Loan Bank stock                                     -           (230)            (250)
                                                                  -------------   ------------     ------------
   Net cash used by investing activities                                (23,811)       (13,738)         (26,742)
                                                                  -------------   ------------     ------------

Cash flows from financing activities:
 Net increase in demand deposits, interest-bearing
   transaction accounts and savings accounts                               853           5,509           4,989
 Net increase (decrease) in time deposits                               (4,280)         23,162          19,871
 Net increase (decrease) in federal funds purchased                      2,310               -            (170)
 Advances from the Federal Home Loan Bank                                5,000           9,600           5,000
 Repayments of advances from the Federal Home Loan Bank                      -         (10,000)              -
 Stock issuance costs                                                      (72)              -               -
 Cash paid for fractional shares                                           (14)              -             (18)
                                                                  ------------    ------------     -----------
   Net cash provided by financing activities                             3,797          28,271          29,672
                                                                  ------------    ------------     -----------


 Net increase (decrease) in cash and cash equivalents                 (18,418)          15,506           4,825

 Cash and cash equivalents, beginning of period                        23,404            7,898           3,073
                                                                 ------------     ------------     -----------

 Cash and cash equivalents, end of period                        $      4,986    $      23,404     $     7,898
                                                                 ============     ============     ===========

The accompanying notes are an integral part of the consolidated financial statements.

                           HCSB FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation - The accompanying consolidated financial statements include the accounts of HCSB Financial Corporation (the Company) and its wholly owned subsidiary, Horry County State Bank, (the Bank). The Company was incorporated on June 10, 1999. The Bank was incorporated on December 18, 1987 and opened for operations on January 4, 1988. The principal business activity of the Company is to provide commercial banking services in Horry and Marion Counties, South Carolina and in Columbus County, North Carolina. The Bank is a state-chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation.

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

At December 31, 2001 and 2000, the investment in Federal Home Loan Bank stock was $730,000 and the investment in Community Financial Services stock was $60,000.

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

Under Statement of Financial Accounting Standards (SFAS) 114, Accounting by Creditors for the Impairment of a Loan, and SFAS 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, loans are defined as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans are subject to this criteria except for "smaller balance homogeneous loans that are collectively evaluated for impairment" and loans "measured at fair value or at the lower of cost or fair value." The Company considers its consumer installment portfolio, credit card loans and home equity lines as such exceptions. Therefore, the real estate and commercial loan portfolios are primarily affected by these statements.

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

Income Taxes - Amounts provided for income taxes are based on income reported for financial statement purposes. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2001 will be realized, and accordingly, has not established a valuation allowance. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

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

The components of other comprehensive income and related tax effects are as follows:

 (Dollars in thousands)                                               Year Ended December 31,
                                                            ----------------------------------------

                                                                2001           2000            1999
                                                                ----           ----            ----

 Unrealized gains (losses) on
  available-for-sale securities                          $       330        $     607        $ (1,047)
 Reclassification adjustment for (gains) losses
 realized in net income                                           (6)              32               -
                                                          ----------         --------        --------

 Net unrealized gains (losses) on securities                     324              639          (1,047)

 Tax effect                                                     (120)            (236)            388
                                                          ----------         --------        --------

 Net-of-tax amount                                        $      204        $     403        $   (659)
                                                          ==========         ========        ========

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

The following summarizes supplemental cash flow information for 2001, 2000, and 1999:

 (Dollars in thousands)                                             2001            2000            1999
                                                                    ----            ----            ----

Cash paid for interest                                              $ 6,307         $ 5,908         $ 3,622
Cash paid for income taxes                                              489             472             171

Supplemental noncash investing and financing activities:
 Foreclosures on loans                                                  151             110               -

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In July, 2001 the Financial Accounting Standards Board (FASB) issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company plans to adopt SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

Reclassifications - Certain captions and amounts in the 2000 and 1999 financial statements were reclassified to conform with the 2001 presentation.


NOTE 2 - CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. At December 31, 2001, the requirements were satisfied by vault cash.

                           HCSB FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements


NOTE 3 - INVESTMENT SECURITIES

Securities available for sale as of December 31, 2001 and 2000 consisted of the following:

                                                                                                             Estimated
                                                             Amortized           Gross Unrealized               Fair
 (Dollars in thousands)                                        Cost             Gains          Losses           Value
                                                          --------------     ---------     ----------          -----
December 31, 2001
 Securities of U.S. government agencies                       $   6,500            $ 30           $   1        $  6,529
  and corporations
 Mortgage-backed securities                                       4,065              44               -           4,109
 Obligations of state and local governments                       3,531              23              45           3,509
 Commerical paper                                                 3,008               -               6           3,002
                                                              ---------           -----           -----        --------

 Total                                                        $  17,104            $ 97           $  52        $ 17,149
                                                              =========           =====           =====        ========

December 31, 2000
 Securities of U.S. government agencies                       $  14,499            $  2           $ 197        $ 14,304
  and corporations
 Mortgage-backed securities                                       3,242               -              44           3,198
 Obligations of state and local governments                       3,416               9              50           3,375
                                                              ---------           -----           -----        --------

 Total                                                        $  21,157           $  11           $ 291        $ 20,877
                                                              =========           =====           =====        ========

The following is a summary of maturities of securities available for sale as of December 31, 2001. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                                                                 Securities
                                                                                             Available For Sale
                                                                                      ----------------------------------
                                                                                          Amortized      Estimated Fair
 (Dollars in thousands)                                                                      Cost             Value
                                                                                      --------------      --------------

 Due in less than one year                                                             $        3,008       $       3,002
 Due after one year but within five years                                                       1,232               1,257
 Due after five years but within ten years                                                      2,125               2,117
 Due after ten years                                                                            6,674               6,664
                                                                                      ----------------     --------------
                                                                                               13,039              13,040
 Mortgage-backed securities                                                                     4,065               4,109
                                                                                      ---------------      --------------

Total                                                                                  $       17,104      $       17,149
                                                                                      ===============      ==============

At December 31, 2001 and 2000, investment securities with a book value of $6,684,000 and $5,538,000, respectively, and a market value of $6,711,000 and $5,453,000, respectively, were pledged as collateral to secure public deposits.

Gross realized gains on sales of available-for-sale securities were $6,000 and $3,000 in 2001 and 2000, respectively. Gross realized losses on sales of available-for-sale securities were $0 in 2001 and $35,000 in 2000. There were no sales of securities in 1999.

                           HCSB FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements


NOTE 4 - LOANS

Loans as of December 31, 2001 and 2000 consisted of the following:

 (Dollars in thousands)                                             2001            2000
                                                                    ----            ----

 Real estate - construction and land development                 $   8,058        $  5,122
 Real estate - other                                                43,168          32,178
 Agricultural                                                        4,921           5,427
 Commercial and industrial                                          40,608          30,451
 Consumer                                                           20,825          17,482
 All other loans (including overdrafts)                                129             669
                                                                ----------        --------

  Total gross loans                                             $  117,709        $ 91,329
                                                                ==========        ========

Certain parties (principally certain directors and officers of the Company, their immediate families, and business interests) were loan customers and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amounts of loans to related parties were $793,000 and $1,502,000 at December 31, 2001 and 2000, respectively. During 2001, $1,458,000 of new loans were made to related parties, and repayments totaled $2,167,000.


Transactions in the allowance for loan losses for the years ended December 31, 2001, 2000, and 1999 are summarized below:

(Dollars in thousands)                                              2001            2000            1999
                                                                    ----            ----            ----

 Balance, beginning of year                                         $ 1,019        $    922           $ 880
 Provision charged to operations                                        348             271             190
 Recoveries on loans previously charged off                              23              16              14
 Loans charged off                                                     (278)           (190)           (162)
                                                                   --------        --------           -----

 Balance, end of year                                              $  1,112        $  1,019           $ 922
                                                                   ========        ========           =====


Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of the delay, are expected to be collected.

As of December 31, 2001 and 2000, the Company had nonaccrual loans of approximately $574,000 and $133,000, respectively, and loans that were past due 90 days or more of approximately $176,000 and $804,000, respectively, for which impairment had not been recognized. The additional interest income which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms is immaterial for all years presented.

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

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties. The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk:

(Dollars in thousands)                                    2001            2000
                                                          ----            ----

 Commitments to extend credit                      $     11,842    $     7,161
 Standby letters of credit                                  298            298


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 2001 and 2000 consisted of the following:

(Dollars in thousands)                                   2001            2000
                                                         ----            ----

Land                                                  $  1,254          $  904
Buildings and land improvements                          3,419           3,348
Furniture and equipment                                  2,361           2,093
Construction in progress                                   144             413
                                                       -------          ------
                                                         7,178           6,758
Less accumulated depreciation                           (1,639)         (1,256)
                                                       -------          ------

Premises and equipment, net                           $  5,539         $ 5,502
                                                       =======         =======


Depreciation expense for the years ended December 31, 2001, 2000, and 1999 was $392,000, $325,000, and $259,000, respectively.

In 2001, 2000, and 1999, the Company capitalized $22,000, $13,000, and $18,000, respectively, of interest during the construction and renovation of new branches and the operations center.

As of December 31, 2001 the Company had deposited $25,000 towards the purchase of land for a future branch near Barefoot Landing in Myrtle Beach. The Company is committed to a total purchase price of $1,265,000.

                           HCSB FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements


NOTE 6 - OTHER ASSETS

As of December 31, 2001 and 2000, other assets consisted of the following:

(Dollars in thousands)                                 2001            2000
                                                       ----            ----

 Cash value of life insurance                      $    763         $   727
 Other real estate                                      161             110
 Prepaid expenses                                       138             159
 Unamortized software                                   116             105
 Net deferred tax asset                                 132             256
 Other                                                  120              73
                                                   --------        --------

 Total                                             $  1,430        $  1,430
                                                   ========        ========

NOTE 7 - DEPOSITS

At December 31, 2001, the scheduled maturities of time deposits were as follows:


 (Dollars in thousands)
Maturing In                                                           Amount
-----------                                                           ------

 2002                                                               $  71,395
 2003                                                                   6,775
 2004                                                                     221
 2005                                                                      73
 2006 and thereafter                                                      179
                                                                    ---------

 Total                                                              $  78,643
                                                                    =========

Overdrawn deposit accounts in the amount of $25,000 were classified as loans as of December 31, 2001.


NOTE 8 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

As of December 31, 2001, advances from the Federal Home Loan Bank consisted of the following:

 (Dollars in thousands)                            Interest
Ten year convertible advances maturing on:          Rate           Balance
                                                    -----          -------

 March 1, 2010                                      5.92%          $ 5,000
 May 24, 2010                                       6.49%            4,600
 March 22, 2011                                     5.05%            5,000
                                                                   -------
 Total                                                             $14,600
                                                                   =======

Interest is payable quarterly. Initially all advances bear interest at a fixed rate; however, the rate can be converted to a floating rate after a certain period. As of December 31, 2001, all advances were bearing fixed rates of interest.

As of December 31, 2001, there are no scheduled principal reductions for the next five years.

As collateral, the Company has pledged its portfolio of first mortgage loans of one to four family residential loans aggregating $22,436,000 at December 31, 2001 and its investment in Federal Home Loan Bank stock having a carrying value of $730,000.

                           HCSB FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements



NOTE 9 - LEASE COMMITMENTS

On May 15, 1997, the Company entered into a lease agreement for land on which to operate its Tabor City branch. The lease has an initial five-year term which expires June 5, 2002, and is renewable at the Company's option for seven five-year terms. During the first five years of the lease, the Company will pay $600 per month. Beginning with the first option period, the rental amount will increase to the then current rental amount. Future minimum lease payments for the remainder of 2002 and the years 2003 through 2006 are based on the terms of the initial lease.

Future minimum lease payments over the next five years for this long-term operating leases are as follows:
 (Dollars in thousands)                                        Amount
                                                               ------

 2002                                                         $    7
 2003                                                              7
 2004                                                              7
 2005                                                              7
 2006                                                              8
                                                               -----

 Total                                                         $  36
                                                               =====

NOTE 10 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2001, management was not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.


NOTE 11 - SHAREHOLDERS' EQUITY

Stock Dividends - The Board of Directors has declared a 5% stock dividend payable on March 20, 2002 to shareholders of record at February 22, 2002.

Restrictions on Dividends - South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank's dividends to HCSB Financial Corporation are payable only from the undivided profits of the Bank. At December 31, 2001, the Bank's undivided profits were $2,966,000. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

Stock Offering - The Company is currently offering a minimum of 77,200 shares and a maximum of 500,000 shares of common stock of HCSB Financial Corporation to fund continued expansion through Horry County State Bank and the formation of a new community bank to be located in North Carolina. The offering price is $22.00 per share. This is a best efforts offering we are conducting without an underwriter. There is no assurance this offering will be successful.

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

As of the most recent regulatory examination, the Bank was deemed adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events that management believes have changed the Bank's categories since December 31, 2001, however, the proceeds from the stock offering are expected to bring the Bank into the well-capitalized category. See
Note 11.

The following table summarizes the capital ratios and the regulatory minimum requirements of the Bank at December 31, 2001 and 2000.

                                                                                          To Be Well-
                                                                                        Capitalized Under
                                                                       For Capital      Prompt Corrective
                                              Actual                Adequacy Purposes   Action Provisions
(Dollars in thousands)                        Amount      Ratio     Amount      Ratio  Amount        Ratio
                                              ------     ------    --------   -------  ------      --------
 December 31, 2001
 Total capital (to risk-weighted assets)    $    11,961     9.69%  $  9,874     8.00%  $  12,342    10.00%
 Tier 1 capital (to risk-weighted assets)        10,849     8.79%     4,937     4.00%      7,405     6.00%
 Tier 1 capital (to average assets)              10,849     7.13%     6,104     4.00%      7,630     5.00%

 December 31, 2000
 Total capital (to risk-weighted assets)    $   10,930     10.67%  $  8,196     8.00%  $  10,245    10.00%
 Tier 1 capital (to risk-weighted assets)        9,911      9.67%     4,098     4.00%      6,147     6.00%
 Tier 1 capital (to average assets)              9,911      7.21%     5,499     4.00%      6,874     5.00%

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies of less than $150,000 in consolidated assets.

                           HCSB FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements


NOTE 13 - RETIREMENT AND BENEFITS

Employee Profit Sharing Plan - The Bank has a noncontributory profit-sharing plan, which provides retirement and other benefits to substantially all officers and employees who meet certain age and service requirements. Contributions are determined annually by the Board of Directors but cannot exceed 15% of total annual compensation of eligible employees. The Company charged $76,000, $55,000 and $65,000 to earnings for the employee profit sharing plan in 2001, 2000 and 1999, respectively.

Trusteed Retirement Savings Plan - The Bank also has a trustee retirement savings plan, which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to contribute up to 15% of their annual compensation. At its discretion, the Company can make matching contributions up to 4% of the participants' compensation. The Company charged $70,000, $60,000 and $4,000 to earnings for the retirement savings plan in 2001, 2000 and 1999, respectively.

Directors Deferred Compensation Plan - The Company has a deferred compensation plan whereby directors may elect to defer the payment of their fees. Under the terms of the plan, the Company accrues an expense equal to the amount deferred plus an interest component based on the prime rate of interest at the beginning of each year. The Company has purchased life insurance contracts on each of the participating directors to fund the Company's liability. For the years ended December 31, 2001, 2000, and 1999, $202,000, $142,000, and $87,000,
respectively, of directors' fees were deferred and included in other liabilities.


NOTE 14 - OTHER EXPENSES

Other expenses are summarized as follows:

                                                                 Years Ended December 31,
                                                           ---------------------------------------
(Dollars in thousands)                                       2001            2000            1999
                                                             ----            ----            ----

Stationery, printing, and postage                          $   242        $    233        $    219
Advertising and promotion                                      166             142             102
Professional fees                                              179             194             132
Insurance                                                       53              46              37
ATM services                                                    70              55              63
Collection and repossession                                     56              15              13
Organizational expense                                           -               -              45
Other                                                          443             363             301
                                                          --------        --------        --------

Total                                                     $  1,209        $  1,048        $    912
                                                          ========        ========        ========

                           HCSB FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements



NOTE 15 - INCOME TAXES

Income tax expense is summarized as follows:
(Dollars in thousands)                        2001          2000          1999
                                              ----          ----          ----
Currently payable:
Federal                                  $     47       $      42       $   497
State                                          48              46            47
                                         --------       ---------       -------
Total current                                 522             472           544
                                         --------       ---------       -------
Change in deferred income taxes:
Federal                                       108             287          (330)
State                                          16              25           (78)
                                         --------       ---------       -------
Total deferred                                124             312          (408)
                                         --------       ---------       -------

Income tax expense                       $    646       $     784       $   136
                                         ========       =========       =======


Income tax expense is allocated as follows:

(Dollars in thousands)
To continuing operations                  $   526       $     548       $   524
To shareholders' equity                       120             236          (388)
                                          -------       ---------       -------

Total                                     $   646       $     784       $   136
                                          =======       =========       =======


The components of the net deferred tax asset as of December 31, 2001 and 2000 are as follows:

 (Dollars in thousands)                                                           2001                    2000
                                                                                  ----                    ----
 Deferred tax assets:
 Allowance for loan losses                                               $              304     $             314
 Net capitalized loan costs                                                              31                    24
 Net unrealized loss on securities available-for-sale                                     -                   103
 State net operating loss                                                                 6                     5
 Deferred directors' fees                                                                73                    55
 Organizational costs                                                                     8                    12
 Nonaccruing interest                                                                    12                     -

 Total deferred tax assets                                                              434                   513
                                                                         ------------------        --------------

 Deferred tax liabilities:
 Accumulated depreciation                                                               188                   155
 Gain on sale of real estate                                                             77                    83
 Software amortization                                                                   20                    19
 Net unrealized gain on securities available-for-sale                                    17                     -
                                                                         ------------------        --------------
 Total deferred tax liabilities                                                         302                   257
                                                                         ------------------        --------------

 Net deferred tax asset                                                   $             132     $             256
                                                                         ==================        ==============

                           HCSB FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements



NOTE 15 - INCOME TAXES (continued)


Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2001 and 2000 will be realized and, accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rates of 34% to income before income taxes follows:

(Dollars in thousands)                                        2001            2000             1999
                                                              ----            ----             ----

 Tax expense at statutory rate                            $      518     $       539       $     516
 State income tax, net of federal income tax benefit              35              46              28
 Tax-exempt interest income                                       53              58             (60)
 Other                                                           (80)            (95)             40
                                                         -----------     -----------       ---------

 Income tax provision                                     $      526    $         54       $     524
                                                         ===========    ============       =========


NOTE 16 - UNUSED LINES OF CREDIT

As of December 31, 2001, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $2,590,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company may also borrow an additional $7,746,000 from the Federal Home Loan Bank based on a predetermined formula. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral.


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Time Deposits with Other Banks - The fair value of time deposits with other banks is estimated using a discounted cash flow analysis based on current rates for similar types of deposits.

Federal Funds Sold and Purchased- Federal funds sold and purchased are for a term of one day and the carrying amount approximates the fair value.

Investments Available-for-Sale - For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Nonmarketable Equity Securities - The carrying amount is a reasonable estimate of fair value since no ready market exists for these securities.

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

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 2001 and 2000 were as follows:

 (Dollars in thousands)                                         2001                            2000
                                                     ---------------------------    ----------------------------
                                                     Carrying     Estimated Fair     Carrying     Estimated Fair
                                                       Amount          Value           Amount          Value
                                                     ---------   ---------------    ----------    --------------
 Financial Assets:
 Cash and due from banks                                 $ 4,986          $ 4,986        $ 3,534          $ 3,534
 Federal funds sold                                            -                -         19,870           19,870
 Time deposits with other banks                              699              699              -                -
 Investments available-for-sale                           17,149           17,149         20,877           20,877
 Nonmarketable equity securities                             790              790            790              790
 Loans                                                   117,708          120,361         91,319           91,057
 Allowance for loan losses                                (1,112)          (1,112)        (1,019)          (1,019)
 Accrued interest receivable                               1,462            1,462          1,415            1,415

 Financial Liabilities:
 Demand deposit, interest-bearing transaction,
 and savings accounts                                   $ 41,430         $ 41,430       $ 40,577         $ 40,577
 Certificates of deposit                                  78,643           79,663         82,923           83,271
 Federal funds purchased                                   2,310            2,310              -                -
 Advances from the Federal Home Loan Bank                 14,600           14,600          9,600            9,600
 Accrued interest payable                                    220              220            310              310

                                                      Notional     Estimated Fair     Notional     Estimated Fair
                                                       Amount          Value           Amount          Value
                                                      --------     --------------     ---------    ---------------
 Off-Balance Sheet Financial Instruments:
 Commitments to extend credit                           $ 11,842         $ 11,842        $ 7,161          $ 7,161
 Standby letters of credit                                   298              298            298              298

                           HCSB FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 18 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for HCSB Financial Corporation (Parent Company Only).

                                 Balance Sheets
                           December 31, 2001 and 2000

 (Dollars in thousands)                                    2001                 2000
                                                           ----                 ----
 Assets
 Cash                                                $           27      $           4
 Investment in banking subsidiary                            10,877              9,736
 Due from banking subsidiary                                      -                 25
 Other assets                                                    54                 16
                                                    ---------------      -------------

 Total assets                                        $       10,958      $       9,781
                                                    ===============      =============

 Liabilities and shareholders' equity
 Due to banking subsidiary                           $           63      $           -

 Shareholders' equity                                        10,895              9,781
                                                    ---------------     --------------

 Total liabilities and shareholders' equity          $       10,958     $        9,781
                                                    ===============     ==============


                              Statements of Income
                 For the years ended December 31, 2001 and 2000
                and the period June 10, 1999 to December 31, 1999


 (Dollars in thousands)                                                       2001            2000             1999
                                                                              ----            ----             ----
 Income
 Dividends from banking subsidiary                                      $         78      $         65      $        55
                                                                        ------------      ------------      -----------

 Expenses
 Organizational expenses                                                           -                 -               45
 Other expenses                                                                   32                68                8
                                                                        ------------      ------------      -----------
 Total expenses                                                                   32                68               53
                                                                        ------------      ------------      -----------

 Income (loss) before income taxes and equity in                                  46                (3)               2
  undistributed earnings of banking subsidiary

 Income tax benefit                                                              (13)              (25)             (21)

 Equity in undistributed earnings of banking subsidiary                          937             1,015              548
                                                                        ------------      ------------      -----------

 Net income                                                             $        996      $      1,037      $       571
                                                                       =============      ============      ===========

                           HCSB FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 18 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY) (continued)


                            Statements of Cash Flows
                 For the years ended December 31, 2001 and 2000
                and the period June 10, 1999 to December 31, 1999
                                                                               2001           2000            1999
                                                                               ----           ----            ----
(Dollars in thousands)
 Cash flows from operating activities:
 Net income                                                              $      996         $   1,037      $    571
 Adjustments to reconcile net income to net cash provided by operating activities:
 Equity in undistributed earnings of banking subsidiary                        (937)           (1,015)         (548)
 Increase in other assets                                                       (13)              (20)          (21)
 Increase (decrease) in other liabilities                                        63                (2)            2
                                                                        -----------       -----------      --------
 Net cash provided by operating activities                                      109                 -             4
                                                                        -----------       -----------      --------

 Cash flows from financing activities:
 Stock issuance costs                                                           (72)                -             -
 Cash paid for fractional shares                                                (14)                -             -
                                                                        -----------       -----------      --------
 Net cash used by financing activities                                          (86)                -             -
                                                                        -----------       -----------      --------

 Increase in cash                                                                23                 -             4

 Cash and cash equivalents, beginning of period                                   4                 4             -
                                                                        -----------       -----------      --------

 Cash and cash equivalents, end of period                                $       27       $         4      $      4
                                                                        ===========       ===========      ========

                           HCSB FINANCIAL CORPORATION

                               BOARD OF DIRECTORS


D. Singleton Bailey.........................President, Loris Drug Store, Inc.

Franklin C. Blanton.........................President, Blanton Supplies, Inc.

Russell R. Burgess, Jr..........................Owner, Aladdin Realty Company
                                                   Owner and Broker-In-Charge
                                           Burgess Realty & Appraisal Service

William H. Caines.................President, Caines Realty & Appraisals, Inc.
                                         President, Blackburn Insurance, Inc.

James R. Clarkson..........................................President and CEO,
                                                   HCSB Financial Corporation
                                                  and Horry County State Bank

J. Lavelle Coleman............................President, Tabor City Oil, Inc.

Boyd R. Ford, Jr..........................Retired, Ford's Fuel Services, Inc.
                                                   & Ford's Propane Gas, Inc.

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