Form 10KSB, Exhibit 13
period 2002-12-31
HCSB FINANCIAL CORP
filed 2003-03-27
CIK 1091491

Exhibit 13


                                      HCSB


                             HORRY COUNTY STATE BANK



                           HCSB FINANCIAL CORPORATION


                              Loris, South Carolina

                                  Annual Report

                                      2002

                           HCSB FINANCIAL CORPORATION



                                    Contents


                                                                           Page

Ten Year History..............................................................2

Message to Shareholders.......................................................3

Selected Financial Data.......................................................4

Description of Company's Business.............................................5

Market for Common Share and Dividends.........................................6

Management's Discussion and Analysis of Financial Condition
and Results of Operations..................................................7-23

Independent Auditors' Report.................................................24

Consolidated Balance Sheets..................................................25

Consolidated Statements of Income............................................26

Consolidated Statements of Changes in Shareholders' Equity and
Comprehensive Income.........................................................27

Consolidated Statements of Cash Flows........................................28

Notes to Consolidated Financial Statements................................29-44

Board of Directors...........................................................45

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

                           HCSB FINANCIAL CORPORATION

                                Ten Year History
                                  (Omit 000's)

             Year              Assets        Deposits       Loans (net)          Capital          Earnings
         --------------    --------------    ------------      ------------    --------------    --------------
             1993          $       31,280    $     28,121      $     20,432    $        2,888    $          274

             1994                  38,009          34,109            22,158             3,644               345

             1995                  45,913          41,542            28,959             4,006               202

             1996                  49,405          42,851            35,556             5,495               556

             1997                  72,156          63,885            40,711             7,473               429

             1998                  83,586          69,970            55,061             8,024               511

             1999                 114,326          94,829            74,871             8,341               994

             2000                 143,718         123,500            90,300             9,781             1,037

             2001                 148,651         120,073           116,596            10,895               996

             2002                 211,598         164,161           161,381            19,850             1,161


                             MESSAGE TO SHAREHOLDERS

In the year 2002, we witnessed a continuation of the declines in interest rates, the stock market, and the overall American economy. Revelations at Enron, WorldCom, and others shook consumer confidence in corporate America as well. Closer to home, the Grand Strand experienced a decline in tourists and golfers last year, also. In addition, local farmers suffered through an extended drought early in the year, followed by a period of excessive rainfall, both of which contributed to poor crop yields, quality, and prices.

Despite these conditions, HCSB Financial Corporation and its subsidiary, Horry County State Bank, continued to grow and prosper. Total assets increased by 42.3% to $211.6 million as of December 31, 2002, while loans grew by 38.3% to $162.8 million and deposits grew by 36.7% to $164.1 million during the year, also. Shareholders' equity increased by 82.2% in 2002 as the result of profits earned for the year and a very successful secondary offering that we undertook. Net income for the year was $1,161,000, as compared to $996,000 in the previous year, or a 16.6% increase.

Our earnings growth was constrained by the expansion of our branch network. We opened our Windy Hill Beach office on June 3, 2002, and our Myrtle Beach office on August 5, 2002, both in temporary quarters. As is generally the case with new offices, it takes a while for them to offset initial personnel costs and overhead, and thus these new offices suffered losses last year.

As with our other banking offices, however, we have been quite fortunate to attract quality, experienced employees who are quite familiar with these new marketplaces. As a result, both of these offices grew nicely during the year, and we project them both to be profitable in 2003. We shall move into our Windy Hill office at the intersection of Hwy. 17 and Windy Hill Road Extension in February and expect to begin construction of our Myrtle Beach office at 1701 N. Oak Street during the second quarter of this year.

The addition of our two offices, which were opened in 2002, has given us a presence in most markets within Horry County. At the present year, at the present time, we are not actively considering any additional branch expansion, although we shall remain open to any potential opportunity that we believe to be beneficial to our company and shareholders. Our primary goal in 2003 will be to further develop the business volume at each of our present offices and thereby bring our profitability ratios back towards where they were prior to our branch expansions over the last couple of years.

We have progressed quite well over the last fifteen years as a company. We have grown from a newborn bank with assets of 2.2 million, one office, and seven employees to a bank with over $200 million in assets, eleven offices, and over one hundred employees. While we have been very fortunate to operate in a rapidly growing marketplace, I continue to attribute our overall success to the quality of our staff. Banking services are really not that different from bank to bank, and of course, our primary product, money, is identical everywhere. Our employees and the attitude that they portray in providing our services is what makes the principal difference. I thank our employees for their efforts, I commend our Board of Directors for their oversight and vision, and I sincerely appreciate the support of our shareholders without whose financial investments nothing would be possible.

I believe in the adage, "If it ain't broke, don't fix it." Thus, we shall continue to operate with the attitude of treating our customers as we desire to be treated and to abide by our motto "It's the little things that make a little bank...BIG!"

Most respectfully,

/s/ James R. Clarkson
------------------------------
James R. Clarkson
President/CEO

                           HCSB FINANCIAL CORPORATION


                             Selected Financial Data

The following table sets forth certain selected financial data concerning the Company. The selected financial data has been derived from the financial statements. This information should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

  Year Ended December 31,                      2002            2001          2000          1999          1998
                                           ------------    ----------    ----------    ------------- -----------
   (Dollars in thousands, except per share)
   Financial Condition:
   Investment securities                   $     18,060    $   17,149    $   20,877    $   23,892    $   19,640
   Allowance for loan losses                      1,452         1,112         1,019           922           880
   Net loans                                    161,381       116,596        90,300        74,871        55,061
   Premises and equipment, net                    7,908         5,539         5,502         4,417         3,504
   Total assets                                 211,598       148,651       143,718       114,326        83,586
   Noninterest-bearing deposits                  16,714         9,475         8,273         7,998         6,358
   Interest-bearing deposits                    147,447       110,598       115,227        86,831        63,612
   Total deposits                               164,161       120,073       123,500        94,829        69,970
   Advances from the Federal Home Loan Bank      26,690        14,600         9,600        10,000         5,000
   Total liabilities                            191,748       137,756       133,937       105,985        75,562
   Total shareholders' equity                    19,850        10,895         9,781         8,341         8,024

  Results of Operations:
   Interest income                         $     12,536    $   11,774    $   10,552    $    7,947    $    6,403
   Interest expense                               5,211         6,217         5,815         3,804         3,257
                                           ------------    ----------    ----------    ----------    ----------
   Net interest income                            7,325         5,557         4,737         4,143         3,146
   Provision for loan losses                        535           348           271           190           100
                                           ------------    ----------    ----------    ----------    ----------
   Net interest income after provision
     for loan losses                              6,790         5,209         4,466         3,953         3,046
   Other income                                   1,475         1,290         1,156           792           666
   Other expense                                  6,487         4,977         4,037         3,227         2,929
                                           ------------    ----------    ----------    ----------    ----------
   Income before income taxes                     1,778         1,522         1,585         1,518           783
   Income tax expense                               617           526           548           524           272
                                           ------------    ----------    ----------    ----------    ----------
   Net income                              $      1,161    $      996    $    1,037    $      994    $      511
                                           ============    ==========    ==========    ==========    ==========

   Per Share Data (1):
   Average shares outstanding                 1,399,623     1,104,055     1,104,055     1,104,055     1,104,055
   Net income                              $       0.83    $     0.90    $     0.94    $     0.90    $     0.46
   Period end book value                   $      14.18    $     9.87    $     8.86    $     7.55    $     7.27


(1) Adjusted for the effects of the two-for-one share split in the form of a 100% share dividend declared in January 2000 and the 5% share dividends declared in February 2001 and January 1999.

                           HCSB FINANCIAL CORPORATION

                        Description of Company's Business

HCSB Financial Corporation (the Company) was incorporated on June 10, 1999. The Company's only significant asset is its wholly owned subsidiary, Horry County State Bank (the Bank). The Bank is a state-chartered bank incorporated on December 18, 1987 and located at 5009 Broad Street, Loris, South Carolina. The Company's primary market includes Horry and Marion Counties in South Carolina and Columbus and Brunswick Counties in North Carolina. From its seven branch locations, the Company offers a full range of deposit services, including checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA's.

The Company is primarily engaged in the business of attracting deposits from the general public and using these deposits together with other funds to make agricultural, commercial, consumer, and real estate loans. The Company's operating results depend to a substantial extent on the difference between interest and fees earned on loans and investments and the Company's interest expense, consisting principally of interest paid on deposits. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution's performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries, such as mutual funds. This has resulted in a highly competitive market area, which demands the type of personal service and attention provided by HCSB Financial Corporation.

The operating results of the Company are influenced by the volume of agricultural lending in the Company's geographic marketplace. The Company makes seasonal loans to farmers during the first quarter of the year to finance crop production expenses, and the loans are usually repaid during the third and fourth quarters. The seasonality of these loans significantly impacts the Company's asset/liability management and liquidity. Expansion of the Company's branch network in recent years in non-agricultural markets along the Grand Strand has served to reduce the impact of this seasonality, however.

In June of 1997, the State Board of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC) approved the Company's applications to open three branches in Little River, Tabor City, and Loris. As a condition of approval, the Company was required to obtain an additional $2,000,000 in capital. In response, the Company issued 65,805 shares for $1,542,000, net of expenses, during 1997 and 42,027 shares for $967,000 during 1996. The Loris branch opened for business on June 9, 1997, and the Tabor City and Little River branches opened on October 5 and 6, 1997, respectively.

The Company's application to open a branch in Conway, South Carolina was approved by the State Board of Financial Institutions and the FDIC in December of 1997. The branch opened for business on February 17, 1998.

The Company's application to open a branch in the Homewood community north of Conway, South Carolina, was approved by the State Board of Financial Institutions and the FDIC in September of 1999. The branch opened for business on August 10, 2000.

The Company's application to open a branch in the Socastee section of Myrtle Beach, South Carolina, was approved by the State Board of Financial Institutions and the FDIC in December of 2000. The branch opened for business on February 20, 2001.

The Company's application to open a branch in North Myrtle Beach, South Carolina, was approved by the State Board of Financial Institutions and the FDIC in April of 2002. The branch opened for business on June 3, 2002.

The Company's application to open a branch in Myrtle Beach, South Carolina, was approved by the State Board of Financial Institutions and the FDIC in July of 2002. The branch opened for business on August 5, 2002.

                           HCSB FINANCIAL CORPORATION

                      Market for Common Share and Dividends

As of December 31, 2002, there were 1,469,767 shares of our common stock outstanding held by approximately 2,250 shareholders of record. In our most recent offering in March-August 2002, we issued 365,712 shares of our common stock at a price per share of $22.00. There is currently no established public trading market in our common stock, and trading and quotations of our common stock have been limited and sporadic. Because there has not been an established market for our common stock, we may not be aware of all prices at which our common stock has been traded. We have not determined whether the trades of which we are aware were the result of arm's-length negotiations between the parties. Based on information available to us from a limited number of sellers and purchasers of common stock who have engaged in privately negotiated transactions of which we are aware, we believe transactions in our common stock can be fairly summarized as follows for the periods indicated:

Period                                               Per Share Price                     Number of Trades
------                                               ---------------                     ----------------
Year ended December 31, 1997                         $11.50 to $12.00                              9

Year ended December 31, 1998                         $12.00 to $14.00                             10

Year ended December 31, 1999                         $14.50 to $16.00                             11

Year ended December 31, 2000                         $16.50 to $20.00                              9

Year ended December 31, 2001                         $20.00 to $22.00                             17  1

Year ended December 31, 2002                         $22.00 to $22.50                             32

January 1, 2003 through March 12, 2003               $22.00 to $23.00                             14

         (1) We are also aware of one trade in which 105 shares of our common stock were traded for $25.00 each. We have not included this trade in the summary above because of the small number of shares involved.


All share and per share data has been adjusted to reflect the 5% stock dividend paid in 2002, the 100% stock dividend paid in March 2000, and the 5% stock dividend paid in March 1999. The information presented above describes only those trades of which we are aware.

No cash dividends have ever been declared or paid by the Company; however, the Board of Directors approved a 10% stock dividend for each of the five years ending December 31, 1996. The Company also declared a 5% stock dividend on January 14, 1999 for shareholders of record February 1, 1999 and a two-for-one stock split in the form of a 100% stock dividend approved on January 27, 2000 to shareholders of record February 15, 2000. The Company also paid a 5% stock dividend to shareholders on March 15, 2001, as well as a 5% stock dividend on March 20, 2002. The Board of Directors has declared a 5% stock dividend payable March 21, 2003 for shareholders of record February 28, 2003. Management does not expect the Company to pay cash dividends in the foreseeable future. South Carolina and Federal banking regulations restrict the amount of cash dividends that can be paid to HCSB Financial Corporation from the Bank.

Cash flow from stock offering during 2002:

Proceeds from stock offering:       $8,045,000
Stock issuance costs:               $324,000
Transfer of capital to bank:        $6,404,000

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

The Company continued to grow in 2002, despite the general economic downturn and declining interest rate environment. Total assets increased by $62,947,000, or
42.35 %, and net loans increased by $44,785,000, or 38.41%. Much of this growth occurred due to the opening of two new branch offices. As discussed in the section entitled "Capital Resources", the Company has concluded a registered offering of common stock to fund the opening of these two branches.

The Company's growth began to reap its rewards in 2002. Net income increased by 16.57%, from $996,000 in 2000 to $1,161,000 in 2002, primarily as a result of increased income from loans and related fees. The growth of the loan portfolio resulted in a loan to deposit ratio of 99.19% and a $12,090,000 increase in borrowings with correspondent banks and the Federal Home Loan Bank. The Company will need to attract additional deposits, borrow more money, or a combination of the two to continue expansion of the loan portfolio. A more detailed discussion of the factors contributing to growth and challenges is presented below.

                              RESULTS OF OPERATIONS
2002 compared to 2001
Because of the declining interest rate environment, total interest expense decreased $1,006,000, or 16.18%, from $6,217,000 for the year ended December 31, 2001, to $5,211,000 for the year ended December 31, 2002. Also, the Company experienced an increase of 1,696,000, or 17.72%, in interest income on loans and related fees. Although net interest income increased significantly during 2002 when compared to 2001, the Company also experienced a significant increase in noninterest expense during 2002. The primary factor contributing to the increase of noninterest expense was salaries and employee benefits, which increased $878,000, or 30.61%, from $2,868,000 for the year ended December 31, 2001, to
$3,746,000 for the year ended December 31, 2002. The increase was related primarily to the extra staff required for the new Windy Hill and Myrtle Beach branches. Overall, the Company experienced net income for the year ended December 31, 2002 of $1,161,000, compared to $996,000 for the year ended December 31, 2001. This represents an increase in net income of $165,000, or 16.57%.

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

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations

                  ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

During the twelve months ended December 31, 2002, total assets increased $62,947,000, or 42.35%, when compared to December 31, 2001. The primary reason for the increase in total assets was an increase in net loans of $44,785,000, or 38.41% during 2002 from $116,596,000 at December 31, 2001, to $161,381,000 at
December 31, 2002. Total deposits increased $44,088,000, or 36.72%, from the December 31, 2001, amount of $120,073,000. Within the deposit area, interest-bearing deposits increased $36,849,000, or 33.32%, and noninterest-bearing deposits increased $7,239,000, or 76.40%, during 2002. The increase in deposits was primarily due to the opening of two new branches. In order to better match maturities of liabilities with the loan portfolio, the Company has chosen to increase its borrowings with the Federal Home Loan Bank rather than to concentrate on increasing deposits. This also allows the Company to lock in low rates for a longer period of time. As a result, borrowings with the Federal Home Loan Bank have increased by $12,090,000, or 82.81%, from $14,600,000 at December 31, 2001, to $26,690,000 at December 31, 2002.

During the twelve months ended December 31, 2001, total assets increased $4,933,000, or 3.43%, when compared to December 31, 2000. The primary reason for the increase in total assets was an increase in net loans of $26,296,000, or 29.12% during 2001 from $90,300,000 at December 31, 2000 to $116,596,000 at
December 31, 2001. Total deposits decreased $3,427,000, or 2.77%, from the December 31, 2000 amount of $123,500,000. Within the deposit area, interest-bearing deposits decreased $4,629,000, or 4.02%, and noninterest-bearing deposits increased $1,202,000, or 14.53%, during 2001. The decrease in deposits was primarily due to expected withdrawals by some governmental entities and due to the low interest rate environment. In order to better match maturities of liabilities with the loan portfolio, the Company has chosen to increase its borrowings with the Federal Home loan Bank rather than to concentrate on increasing deposits. This also allows the Company to lock in low rates for a longer period of time. As a result, borrowings with the Federal Home Loan Bank have increased by $5,000,000, or 52.08%, from $9,600,000 at December 31, 2000 to $14,600,000 at December 31, 2001.

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

Balance Sheet Categories as a Percent of Average Total Assets

                                                                     2002             2001              2000
                                                             --------------    --------------    --------------
  Assets:
     Interest earning assets:
         Federal funds sold                                           5.40%             6.27%             4.45%
         Time deposits with other banks                               0.03              0.12              0.00
         Investment securities                                        8.67             14.78             18.00
         Loans                                                       78.47             71.05             69.04
                                                             -------------     -------------     -------------
             Total interest earning assets                           92.57             92.22             91.49

     Cash and due from banks                                          2.73              2.65              2.74
     Allowance for loan losses                                       (0.69)            (0.71)            (0.79)
     Premises and equipment                                           3.74              3.71              3.93
     Other assets                                                     1.65              2.13              2.63
                                                             -------------     -------------     -------------

             Total assets                                           100.00%           100.00%           100.00%
                                                             =============     =============     =============


  Liabilities and shareholders' equity:
     Interest-bearing liabilities:
     Interest-bearing deposits                                       68.77%            76.97%            75.63%
     Federal funds purchased                                          0.01              0.03              0.60
     Advances from the Federal Home Loan Bank                        12.10              9.02              9.43
                                                             -------------     -------------     -------------
             Total interest-bearing liabilities                      80.88             86.02             85.66

     Noninterest-bearing deposits                                    10.64              6.30              6.58
     Accrued interest and other liabilities                           0.69              0.74              0.83
                                                             -------------     -------------     -------------
             Total liabilities                                       92.21             93.06             93.07

  Shareholders' equity                                                7.79              6.94              6.93
                                                             -------------     -------------     -------------

             Total liabilities and shareholders' equity             100.00%           100.00%           100.00%
                                                             =============     =============     =============

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

2002 compared to 2001

For the year ended December 31, 2002, net interest income was $7,325,000, an increase of $1,768,000, or 31.82%, over net interest income of $5,557,000 in 2001. Interest income from loans, including fees, was $11,670,000, an increase of $1,696,000, or 17.00% from 2001 to 2002 as demand for loans in the Company's marketplace continued to grow. Interest expense for the year ended December 31, 2002 was $5,211,000, compared to $6,217,000 for 2001. This represents a decrease of $1,006,000, or 16.18% compared to the prior year. The interest rate spread and net yield on earning assets were positively impacted when compared to the previous year. The net yield realized on earning assets was 4.30% for 2002, compared to 4.30% in 2001. The interest rate spread was 4.01% and 3.71% in 2002 and 2001, respectively.

2001 compared to 2000

For the year ended December 31, 2001, net interest income was $5,557,000, an increase of $820,000, or 17.31%, over net interest income of $4,737,000 in 2000. Interest income from loans, including fees, was $9,974,000, an increase of $1,236,000, or 14.14%, from 2000 to 2001 as demand for loans in the Company's marketplace continued to grow. Other sources of interest income remained essentially the same, declining only $14,000 from 2000 to 2001. Interest expense for the year ended December 31, 2001, was $6,217,000, compared to $5,815,000 for 2000. This represents an increase of $402,000, or 6.91%, compared to the prior year. The interest rate spread and net yield on earning assets were negatively affected primarily due to the 58 basis point drop in the yield realized on earning assets from 2000 to 2001. The net yield realized on earning assets was 4.03% for 2001, as compared to 4.10% for 2000. The interest rate spread was 3.71% and 3.75% in 2001 and 2000, respectively.

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


Year ended December 31,               2002                           2001                           2000
                           ----------------------------  -----------------------------  -----------------------------
                           Average    Income/    Yield/   Average    Income/   Yield/    Average    Income/   Yield/
(Dollars in thousands)     Balance    Expense     Rate    Balance    Expense    Rate     Balance    Expense    Rate
                           --------   --------   ------  ---------  ---------  -------  ---------  ---------  -------
Assets:
 Earning Assets:

 Securities, taxable     $  11,222       $496    4.42%  $  17,826  $   1,200     6.73% $  18,304  $   1,243     6.79%
 Securities, nontaxable      3,538        158     4.47      3,454        153     4.43      3,718        165     4.44
  Loans (1)                144,266     11,670     8.09    106,130      9,974     9.40     87,180      8,738    10.02
 Federal funds sold          9,930        155     1.56      9,361        388     4.14      5,614        357     6.36
 Time deposits with
  other banks                   60          2     3.34        184          5     2.72          -          -        -
 Nonmarketable equity
    securities               1,172         55     4.70        790         54     6.84        705         49     6.95
                          --------   --------           ---------  ---------           ---------  ---------
 Total earning assets      170,188     12,536     7.37    137,745     11,774     8.55    115,521     10,552     9.13
                                     --------                      ---------                      ---------
 Cash and due from banks     5,012                          3,952                          3,465
 Allowance for loan losses  (1,261)                        (1,063)                          (992)
 Premises and equipment      6,881                          5,536                          4,961
 Other assets                3,034                          3,201                          3,312
                           --------                      ---------                       ---------
   Total assets          $ 183,854                      $ 149,371                      $ 126,267
                           ========                      =========                      =========
Liabilities:
Interest-Bearing
Liabilities:
Interest-bearing         $ 126,442     4,056     3.21%  $ 114,967     5,421     4.72%  $  95,490     5,099     5.34%
deposits
Other borrowings           22,254      1,155     5.19      13,521       796     5.89      12,673       716     5.65
                          --------   --------           ---------  ---------           ---------  ---------
Total interest-bearing
 liabilities              148,696      5,211     3.40     128,488     6,217     4.84     108,163     5,815     5.38
                                     --------                      ---------                      ---------
Noninterest-bearing        19,568                           9,413                          8,308
 deposits
Accrued interest and other
liabilities                 1,260                           1,104                          1,046
Shareholders' equity       14,330                          10,366                          8,750
                          --------                      ---------                      ---------
Total liabilities and
shareholders' equity    $ 183,854                      $  149,371                     $  126,267
                          ===========                  ==========                     ==========
Net interest income/spread         $   7,325     3.97%             $  5,557     3.71%           $    4,737     3.75%
                                     =========                      ========                       ==========
Net interest margin                              4.30%                          4.03%                          4.10%


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

                                                                         2002 compared to 2001
                                                                      Due to increase (decrease) in
(Dollars in thousands)                                     Volume (1)       Rate (1)  Volume/Rate           Total
                                                         ------------  ------------  --------------  ------------
  Interest income:
     Taxable securities                                  $       (444) $       (411) $          151  $       (704)
     Nontaxable securities                                          4             1               0             5
     Loans                                                      3,581        (1,329)           (556)        1,696
     Federal funds sold                                            24          (242)            (15)         (233)
     Time deposits with other banks                                (3)            1              (1)           (3)
     Nonmarketable equity securities                               26           (17)             (8)            1
                                                         ------------  ------------- --------------- ------------
         Total interest income                                  3,188        (1,997)           (360)          762
                                                         ------------  ------------- --------------- ------------
  Interest expense:
     Interest-bearing deposits                                    541         (1728)           (178)       (1,365)
     Other borrowings                                             514           (94)            (61)          359
                                                         ------------  ------------- --------------- ------------
         Total interest expense                                 1,055        (1,822)           (239)       (1,006)
                                                         ------------  ------------- --------------- -------------
             Net interest income                         $      2,133  $       (175) $         (121) $      1,768
                                                         ============  ============= =============== ============


                                                                         2001 compared to 2000
                                                                     Due to increase (decrease) in
(Dollars in thousands)                                    Volume (1)       Rate (1)  Volume/Rate           Total
                                                         ------------  ------------  --------------  ------------
  Interest income:
     Taxable securities                                  $        (32) $        (11) $            -  $        (43)
     Nontaxable securities                                        (12)            -               -           (12)
     Loans                                                      1,899          (541)           (122)        1,236
     Federal funds sold                                           238          (125)            (82)           31
     Time deposits with other banks                                 -             -               5             5
     Nonmarketable equity securities                                6            (1)              -             5
                                                         ------------  ------------  --------------  ------------
         Total interest income                                  2,099          (678)           (199)        1,222
                                                         ------------  ------------  --------------  ------------
  Interest expense:
     Interest-bearing deposits                                  1,097          (708)            (67)          322
     Other borrowings                                              43             6              31            80
                                                         ------------  ------------  --------------  ------------
         Total interest expense                                 1,140          (702)            (36)          402
                                                         ------------  ------------  --------------  ------------
             Net interest income                         $        959  $         24  $         (163) $        820
                                                         ============  ============  ==============  ============

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


                                RATE SENSITIVITY

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 2002, 2001, and 2000. However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company's interest rate sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance exists between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings. The larger the imbalance, the greater the interest rate risk assumed and the greater the positive or negative impact of interest fluctuations on liquidity and earnings.

Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management. The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates. The following table, "Interest Rate Sensitivity Analysis," indicates that, on a cumulative basis through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a twelve month liability sensitive position at the end of 2002 of $43,791. For a bank with a twelve month liability-sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect. The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 2002 and may not be indicative of the Company's rate-sensitivity position at other points in time.

Interest Rate Sensitivity Analysis

                                                        After one   After Three               Greater
                                                        Through     Through                  Than One
December 31, 2002                        Within One       Three      Twelve  Within one    Year or Non-
(Dollars in thousands)                      Month        Months      Months       Year       Sensitive    Total
                                       ------------  ------------  ----------  ----------  ------------  --------
Assets
Interest-earning assets
     Federal fund sold                 $     11,350  $          -  $        -  $   11,350  $          -  $   11,350
     Loans (1)                               73,887         6,412      15,710      96,009        65,181     161,190
     Securities                               1,394           351         117       1,862        17,592      19,454
                                       ------------  ------------  ----------  ----------  ------------  ----------
              Total earning assets           86,631         6,763      15,827     109,221        82,773     191,994
                                       ------------  ------------  ----------  ----------  ------------  ----------

Liabilities
Interest-bearing liabilities:
     Interest-bearing deposits:
         Demand deposits                     58,329             -           -      58,329             -      58,329
         Savings deposits                    22,332             -           -      22,332             -      22,332
         Time deposits                        5,006         4,701      49,900      59,607         7,179      66,786
                                       ------------  ------------  ----------  ----------  ------------  ----------
              Total interest-bearing
                deposits                     85,667         4,701      49,900     140,268         7,179     147,447
     Federal Home Loan Bank advances              -             -           -           -        26,690      26,690
                                       ------------  ------------  ----------  ----------  ------------  ----------
              Total interest-bearing
                liabilities                  85,667         4,701      49,900     140,268        33,869     174,137
                                       ------------  ------------  ----------  ----------  ------------  ----------
Period gap                             $        964  $      2,062  $  (34,073) $  (31,047) $     48,904
                                       ============  ============  ==========  ==========  ============
Cumulative gap                         $        964  $      3,026  $  (31,047) $  (31,047) $     17,857
                                       ============  ============  ==========  ==========  ============
Ratio of cumulative gap to total
  earning assets                              0.50%         1.58%    (16.17)%    (16.17)%       9.30%

(1) Excludes nonaccrual loans.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations

                            PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings based upon management's evaluation of specific loans in its portfolio and general economic conditions and trends in the marketplace. The 2002, 2001, and 2000 provisions for loan losses and their related effect of increasing the allowance for loan losses are related to growth in the loan portfolio. Please refer to the section "Loan Portfolio" for a discussion of management's evaluation of the adequacy of the allowances for loan losses. In 2002, 2001, and 2000, the provisions for loan losses were $535,000, $348,000, and $271,000, respectively.

                                  OTHER INCOME

Other income was $1,475,000 for the year ended December 31, 2002, an increase of $185,000, or 14.34%, when compared with the year ended December 31, 2001. The increase is primarily a result of an increase of $225,000, or 25.51%, in service charges on deposit accounts from $882,000 for 2001 to $1,107,000 for 2002, which corresponds to an increase in average demand deposits and savings accounts to $64,926,000 during 2002 as compared to $41,716,000 during 2001.

Other income was $1,290,000 for the year ended December 31, 2001, an increase of $134,000, or 11.59%, when compared with the year ended December 31, 2000. The increase is primarily a result of an increase in service charges on deposit accounts from $690,000 for 2000 to $882,000 for 2001, which corresponds to an increase in average demand deposit and savings accounts to $41,716,000 during 2001 as compared to $39,059,000 during 2000. Other fees and commissions also increased $147,000 or 163.33% to $237,000 for the year ended December 31, 2001. Of this total, $100,000 was attributable to commissions from brokerage services that the Bank began offering in January 2001. These increases were offset by the $215,000 gain on the sale of land in Little River that was recognized in 2000.

                                 OTHER EXPENSES

All categories of other expenses increased during 2002 due to continued growth of the Company. Salaries and employee benefits increased $878,000, or 30.61%, due to an increase in staffing for the new branches at Windy Hill and Myrtle Beach and to normal salary increases among existing employees. Net occupancy and furniture and fixtures and equipment expenses also increase $171,000 due mainly to an increase in depreciation expense and the cost of equipment maintenance attributable to the opening of the new branches. Other operating expenses were $1,670,000 for the year ended December 31, 2002 compared to $1,209,000 for the year ended December 31, 2002.

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

                                  INCOME TAXES

The Company's income tax expense for 2002 was $617,000, an increase of $25,000 from the 2001 expense of $526,000. The increase in the expense results primarily from increased income before taxes. The Company's effective tax rates for the years ended December 31, 2002 and 2001 were 34.70% and 34.56%, respectively.

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

As of December 31, 2002, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $5,800,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company had no federal funds purchased as of December 31, 2002, as compared to a balance of $2,310,000 outstanding on December 31, 2001.The Company may also borrow an additional $15,754,000 from the Federal Home Loan Bank based on a predetermined formula. Securities available-for-sale, which totaled $18,060,000 at December 31, 2002, also serve as a ready source of liquidity. Management believes that the Company's liquidity sources are adequate to meet its operating needs. The level of liquidity is measured by the loans-to-total borrowed funds ratio, which was at 85.32% and 85.93% at December 31, 2002 and 2001, respectively.

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

As of December 31, 2002, commitments to extend credit totaled $10,452,000 and standby letters of credit totaled $443,000. Approximately $9,588,000 of these commitments to extend credit had variable rates.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


               IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS (continued)

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2002.

                                                     After One   After Three
                                                      Through      Through                    Greater
                                        Within One     Three       Twelve      Within One       Than
(Dollars in thousands)                    Month        Months      Months         Year        One Year        Total
                                      -------------  -----------  -----------  ------------- ---------  -----------
Unused commitments to extend credit        $  190      $  339     $   6,868     $   7,397   $   3,055   $    10,452
Standby letters of credit                      11           -           393           404          39           443
                                    -------------  -----------  -----------  -------------   --------   -----------

  Totals                            $         201      $  339     $   7,261     $   7,801   $   3,094   $    10,895
                                    =============  ===========  ===========  =============   ========   ===========

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

                                CAPITAL RESOURCES

The Company uses several indicators of capital strength. The most commonly used measure is average common equity to average assets which was 7.80% in 2002 compared to 6.94% in 2001. This ratio changed very little as income was realized proportionately to the increase in assets.

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

As of December 31, 2002, the most recent notifications from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The Company and the Bank are required to maintain certain risk-based and leverage ratios. The Company and the Bank exceeded these regulatory capital ratios at December 31, 2002 and 2001 as set forth in the following tables.

December 31,                                                                          2002             2001
                                                                                ---------------  ---------------
(Dollars in thousands)
The Company
Tier 1 capital                                                                  $    19,728     $     10,867
Tier 2 capital                                                                        1,452            1,112
                                                                                ---------------  ---------------
     Total qualifying capital                                                   $    21,180     $     11,979
                                                                                =============    =============

Risk-adjusted total assets (including off-balance-sheet exposures)              $   168,808     $    123,413
                                                                                =============    =============

     Tier 1 risk-based capital ratio                                                 11.69%           8.81%
     Total risk-based capital ratio                                                  12.55%           9.71%
     Tier 1 leverage ratio                                                           10.74%           7.12%

December 31,                                                                          2002             2001
                                                                                ---------------   --------------
(Dollars in thousands)
The Bank
Tier 1 capital                                                                  $     18,331    $     10,849
Tier 2 capital                                                                         1,452           1,112
                                                                                ---------------   --------------
     Total qualifying capital                                                   $     19,783    $     11,961
                                                                                =============    =============

Risk-adjusted total assets (including off-balance-sheet exposures)              $    169,176    $    123,422
                                                                                =============    =============

     Tier 1 risk-based capital ratio                                                  10.83%           8.79%
     Total risk-based capital ratio                                                   11.68%           9.69%
     Tier 1 leverage ratio                                                             8.67%           7.13%

Management does not expect to pay cash dividends to shareholders during 2003.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


                              INVESTMENT PORTFOLIO

Management classifies investment securities as either held-to-maturity or available-for-sale based on their intentions and the Company's ability to hold them until maturity. In determining such classifications, securities that management has the positive intent and the Company has the ability to hold until maturity are classified as held-to-maturity and carried at amortized cost. All other securities are designated as available-for-sale and carried at estimated fair value with unrealized gains and losses included in shareholders' equity on an after-tax basis. As of December 31, 2002 and 2001, all securities were classified as available-for-sale.

The following tables summarize the carrying value of investment securities as of the indicated dates and the weighted-average yields of those securities at December 31, 2002.

Investment Securities Portfolio Composition

  December 31,                                                                        2002             2001
                                                                               --------------    --------------
  (Dollars in thousands)
  Securities of U.S. government agencies and corporations                      $        6,612    $        6,529
  Obligations of state and local governments                                            3,735             3,509
  Commercial paper                                                                          -             3,002
  Mortgage-backed securities                                                            7,713             4,109
  Nonmarketable equity securities                                                       1,394               790
                                                                               --------------    --------------

     Total securities                                                          $       19,454    $       17,939
                                                                               ==============    ==============

Investment Securities Portfolio Maturity Schedule
                                                                                       Available-for-Sale
                                                                                -------------------------------
December 31, 2002                                                                  Carrying
(Dollars in thousands)                                                              Amount        Yield (1)
                                                                               --------------     ---------
Securities of U.S. Government agencies and corporations due:
     After one year but within five years                                      $        6,256     2.69%
     After ten years                                                                      356     2.17
                                                                               --------------
                                                                                        6,612
Obligations of states and local governments due:
     In less than one year                                                                469     6.05
     After one year but within five years                                                 381     5.35
     After five years but within ten years                                              2,110     6.35
     After ten years                                                                      775     7.05
                                                                               --------------
                                                                                        3,735

Mortgage-backed securities                                                              7,713     5.20
                                                                               --------------

Total                                                                          $       18,060     4.50%
                                                                               ==============

(1) For tax-exempt securities, the tax equivalent yield has been calculated using an incremental rate of 34%.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations




                                 LOAN PORTFOLIO

Management believes the loan portfolio is adequately diversified. There are no foreign loans, and agricultural loans as of December 31, 2002 are limited. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries.

The Company has experienced continued growth of its loan portfolio throughout 2002 and 2001, resulting in increases of $45,125,000 and $26,380,000, respectively. Management has concentrated on maintaining quality in the loan portfolio. The loan-to-deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan-to-deposit ratio is indicative of higher interest income since loans yield a higher return than other interest-earning assets. The loan-to-deposit ratios were 99.19% and 98.03% at December 31, 2002 and 2001, respectively. The loans-to-total borrowed funds ratio was 85.32% and 85.93% at December 31, 2002 and 2001, respectively. Management intends to deploy available funds to loans in order to maximize earnings and achieve its targeted ratio of loans to deposits; however, there can be no assurance that management will be able to execute its strategy or that loan demand will continue to support growth.



                                                                                     2002             2001
  Loan Portfolio Composition
  December 31,                                                                  --------------    --------------
  (Dollars in thousands)
  Real estate - construction and land development                              $       17,032    $        8,058
  Real estate - other                                                                  65,245            43,168
  Agricultural                                                                          5,496             4,921
  Commercial and industrial                                                            48,403            40,608
  Consumer                                                                             25,020            20,825
  All other loans (including overdrafts)                                                1,637               128
                                                                               --------------    --------------

     Total gross loans                                                         $      162,833    $      117,708
                                                                               ==============    ==============

Credit Risk Management
Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves the processes of loan underwriting and loan administration. The Company manages credit risk through a strategy of making loans within the Company's primary marketplace and within the Company's limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers' ability to honor the terms of their loans is dependent on the business and economic conditions in Horry and Marion Counties in South Carolina and Columbus and Brunswick Counties in North Carolina. Additionally, since real estate is considered by the Company as the most desirable nonmonetary collateral, a significant portion of the Company's loans are collateralized by real estate; however, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans. The Company also seeks to limit total exposure to individual and affiliated borrowers. The Company manages risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower's ability to service the debt as well as the value of the pledged collateral.

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

Maturities and Sensitivity of Loans to Changes in Interest Rates:
The following table summarizes the loan maturity distribution, by type, at December 31, 2002 and related interest rate characteristics:

                                                               Over One Year
December 31, 2002                              One Year or       Through          Over Five
(Dollars in thousands)                             Less         Five Years           Years            Total
                                            --------------    -------------     -------------    -------------
Real estate - construction
  and land development                      $       12,049    $       4,571     $         412    $      17,032
Real estate - other                                 18,099           37,567             9,579           65,245
Agricultural                                         2,622            2,150               724            5,496
Commercial and industrial                           19,966           23,488             4,949           48,403
Consumer                                             6,944           17,327               749           25,020
All other loans (including overdrafts)               1,068              290               279            1,637
                                            --------------    -------------     -------------    -------------
                                            $       60,748    $      85,393     $      16,692    $     162,833
                                            ==============    =============     =============    =============

Loans maturing after one year with:
     Fixed interest rates                                                                        $      98,869
     Floating interest rates                                                                             3,216
                                                                                                 -------------
                                                                                                 $     102,085
                                                                                                 =============

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

As of December 31, 2002 and 2001, the Company had nonaccrual loans of approximately $915,000 and $574,000, respectively, and loans that were past due 90 days or more and still accruing interest of approximately $381,000 and $176,000, respectively, for which impairment had not been recognized. The additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, is immaterial for all years presented. The amount of both nonaccrual loans and loans past due 90 days or more were considered in computing the allowance for loan losses as of December 31, 2002.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations



                           LOAN PORTFOLIO (continued)

Summary of Loan Loss Experience
  (Dollars in thousands)                                                              2002              2001
                                                                               --------------    --------------
  Total loans outstanding at end of period                                     $      162,833    $      117,708
                                                                               ==============    ==============
  Average loans outstanding                                                    $      144,266    $      106,130
                                                                               ==============    ==============
  Balance of allowance for loan losses at beginning of period                  $        1,112    $        1,019
                                                                               --------------    --------------
  Loans losses:
     Real estate                                                                            4                 1
     Commercial                                                                           145                57
     Consumer and credit card                                                              89               220
                                                                               --------------    --------------
         Total loan losses                                                                238               278
  Recoveries of loans previous charged-off                                                 43                23
                                                                               --------------    --------------
         Net charge-offs                                                                  195               255
                                                                               --------------    --------------
  Provision charged to operations                                                         535               348
                                                                               --------------    --------------
  Balance of allowance for loan losses at end of period                        $        1,452    $        1,112
                                                                               ==============    ==============

  Ratios:
  Net charge-offs to average loans outstanding                                           0.14%             0.24%
  Net charge-offs to loans at end of year                                                0.12%             0.22%
  Allowance for loan losses to average loans                                             1.01%             1.05%
  Allowance for loan losses to loans at end of year                                      0.89%             0.94%
  Net charge-offs to allowance for loan losses                                          13.43%            22.93%
  Net charge-offs to provisions for loan losses                                         36.45%            73.28%

Management has established an allowance for loan losses through a provision for loan losses charged to expense. The allowance represents an amount which management believes will be adequate to absorb probable losses on existing loans that may become uncollectible. Management does not allocate specific percentages of our allowance for loan losses to the various categories of loans but evaluates the adequacy on an overall portfolio basis utilizing several factors. The primary factor considered is the credit risk grading system, which is applied to each loan. The amount of both nonaccrual loans and loans past due 90 days or more is also considered. The historical loan loss experience, the size of our lending portfolio, and current and anticipated economic conditions is also considered in determining the provision for loan losses. The amount of the allowance is adjusted periodically based on changing circumstances. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.

Management regularly monitors past due and classified loans. However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period. At December 31, 2002 and 2001, management considers the allowances for loan losses adequate based on their judgments, evaluations, and analysis of the loan portfolio.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


                             AVERAGE DAILY DEPOSITS

The following table summarizes the Company's average daily deposits during the years ended December 31, 2002 and 2001. These totals include certificates of deposit $100,000 and over, which at December 31, 2002 totaled $21,272,000. Of this total, scheduled maturities within three months were $3,138,000; within three to six months $5,562,000; within six to twelve months $10,680,000; and $1,892,000 maturing thereafter.

  December 31,                                           2002                               2001
                                             ------------------------------    ------------------------------
                                                Average      Average Rate        Average          Average Rate
  (Dollars in thousands)                        Amount           Paid            Amount              Paid
                                             ------------    --------------    --------------    ------------
  Noninterest-bearing demand                 $     19,568             0.00%    $        9,413           0.00%
  Interest-bearing transaction accounts            24,978             2.52             11,375           0.78
  Money market savings account                     16,999             1.82             18,259           3.29
  Other savings accounts                            3,381             0.63              2,669           1.54
  Certificates of deposit                          81,084             3.82             82,664           5.67
                                             ------------                      --------------
     Total deposits                          $    146,010                      $      124,380
                                             ============                      ==============

                           RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio (average daily equity divided by average total assets) for the period indicated. Since its inception, the Company has not paid cash dividends.

                                                                                      2002              2001
                                                                               --------------    --------------
Return on average assets                                                                0.63%             0.67%
Return on average equity                                                                8.10%             9.61%
Equity to assets ratio                                                                  7.80%             6.94%

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In October 2002, the FASB issued SFAS No. 147, Accounting for Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions.
SFAS No. 147 was effective upon issuance and had no impact on the Company's financial statements.

In December 2002, the FASB issued SFAS No. 148 Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted this standard effective December 31, 2002 and has included the required disclosures in the footnotes to the financials. The Company has not elected the fair value treatment of stock-based compensation and the adoption of this standard had no impact on its financial position.

                           HCSB FINANCIAL CORPORATION

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


              ACCOUNTING AND FINANCIAL REPORTING ISSUES (continued)

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

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

                              CHANGE OF ACCOUNTANTS

Legislation and Securities Exchange Commission rules adopted in 2002 have significantly increased, and will continue to increase, the regulatory burdens on audit firms that audit the financial statements of companies that are subject to the reporting requirements of the Securities Exchange Act of 1934. Consequently, many smaller audit firms are deciding to limit their audit practice to companies that are not subject to the 1934 Act. Tourville, Simpson & Caskey, L.L.P., which served as the Company's principal independent accountant since the Company's inception, is one such firm. Accordingly, effective January 2, 2003, Tourville, Simpson & Caskey resigned as the Company's principal independent public accountant. Elliott Davis, LLC was engaged by the Company on January 2, 2003 to audit the Company's financial statements for the year ended December 31, 2002, and has also been selected to audit the Company's financial statements for the year ending December 31, 2003.

Tourville, Simpson & Caskey, L.L.P.'s reports on the Company's financial statements for each of the years ended December 31, 2001 and 2000 neither contained an adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Tourville, Simpson & Caskey, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Tourville, Simpson & Caskey, L.L.P.'s satisfaction, would have caused it to make reference to the subject matter of the disagreement in its reports.

                          INDEPENDENT AUDITORS' REPORT








The Board of Directors
HCSB Financial Corporation
Loris, South Carolina

We have audited the accompanying consolidated balance sheet of HCSB Financial Corporation and its subsidiary as of December 31, 2002, and the related consolidated statement of income, changes in shareholders' equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of HSCB Financial Corporation and its subsidiary as of and for the period ended December 31, 2001, were audited by other auditors, whose report dated February 21, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of HCSB Financial Corporation and its subsidiary as of December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ Elliott Davis, LLC
------------------------
Elliott Davis, LLC
Columbia, South Carolina
February 13, 2003

                           HCSB FINANCIAL CORPORATION
The accompanying notes are an integral part of the consolidated financial statements.



                           Consolidated Balance Sheets

                                                                                            December 31,
                                                                                       ---------------------
(Dollars in thousands)                                                               2002                2001
                                                                               --------------      --------------
  Assets:
   Cash and cash equivalents:
     Cash and due from banks                                                   $        8,243      $        4,986
     Federal funds sold                                                                11,350                   -
                                                                               --------------      --------------
       Total cash and cash equivalents                                                 19,593               4,986
                                                                               --------------      --------------
   Time deposits with other banks                                                           -                 699
                                                                               --------------      --------------
   Investment securities:
     Securities available-for-sale                                                     18,060              17,149
     Nonmarketable equity securities                                                    1,394                 790
                                                                               --------------      --------------
       Total investment securities                                                     19,454              17,939
                                                                               --------------      --------------
   Loans receivable                                                                   162,833             117,708
     Less allowance for loan losses                                                    (1,452)             (1,112)
                                                                               --------------      --------------
       Loans, net                                                                     161,381             116,596
   Premises, furniture, and equipment, net                                              7,908               5,539
   Accrued interest receivable                                                          1,585               1,462
   Other assets                                                                         1,677               1,430
                                                                               --------------      --------------
       Total assets                                                            $      211,598      $      148,651
                                                                               ==============      ==============
  Liabilities:
   Deposits:
     Noninterest-bearing transaction accounts                                  $       16,714      $        9,475
     Interest-bearing transaction accounts                                             58,329              12,798
     Money market savings accounts                                                     18,798              16,357
     Other savings accounts                                                             3,534               2,800
     Certificates of deposit $100 and over                                             21,172              26,883
     Other time deposits                                                               45,614              51,760
                                                                               --------------      --------------
       Total deposits                                                                 164,161             120,073
   Federal funds purchased                                                                  -               2,310
   Advances from the Federal Home Loan Bank                                            26,690              14,600
   Accrued interest payable                                                               314                 220
   Other liabilities                                                                      583                 553
                                                                               --------------      --------------
       Total liabilities                                                              191,748             137,756
                                                                               --------------      --------------
  Commitments and Contingencies (Notes 4, 9 and 10)
  Shareholders' Equity:
   Common stock, $0.01 par value, 10,000,000 shares authorized; 1,469,767 and
     1,052,175 shares issued and outstanding
     in 2002 and 2001, respectively                                                        15                  11
   Capital surplus                                                                     17,652               8,793
   Retained earnings                                                                    2,067               2,063
   Accumulated other comprehensive income                                                 122                  28
   Treasury stock, at cost                                                                 (6)                  -
                                                                               --------------      --------------
     Total shareholders' equity                                                        19,850              10,895
                                                                               --------------      --------------
     Total liabilities and shareholders' equity                                $      211,598      $      148,651
                                                                               ==============      ==============

                        Consolidated Statements of Income

                                                                                  Years ended December 31,
                                                                  -----------------------------------------------

(Dollars in thousands)                                                2002              2001              2000
                                                                  -----------       -----------      ------------
  Interest income:
   Loans, including fees                                          $    11,670       $     9,974      $      8,738
   Investment securities:
     Taxable                                                              496             1,200             1,243
     Tax-exempt                                                           158               153               165
     Nonmarketable equity securities                                       55                54                49
   Federal funds sold                                                     155               388               357
   Time deposits with other banks                                           2                 5                 -
                                                                  -----------       -----------      ------------
       Total                                                           12,536            11,774            10,552
                                                                  -----------       -----------      ------------
  Interest expense:
   Deposits                                                             4,056             5,421             5,099
   Advances from the Federal Home Loan Bank                             1,155               795               668
   Federal funds purchased                                                  -                 1                48
                                                                  -----------       -----------      ------------
       Total                                                            5,211             6,217             5,815
                                                                  -----------       -----------      ------------
  Net interest income                                                   7,325             5,557             4,737
  Provision for loan losses                                               535               348               271
                                                                  -----------       -----------      ------------
  Net interest income after provision for loan losses                   6,790             5,209             4,466
                                                                  -----------       -----------      ------------
  Noninterest income:
   Service charges on deposit accounts                                  1,107               882               690
   Credit life insurance commissions                                      135               155               141
   Other fees and commissions                                             239               237                90
   Net gain (loss) on sale of premises and equipment                      (63)              (37)              215
   Net gain (loss) on sale of securities available-for-sale                 8                 6               (32)
   Other                                                                   49                47                52
                                                                  -----------       -----------      ------------
       Total                                                            1,475             1,290             1,156
                                                                  -----------       -----------      ------------
  Noninterest expenses:
   Salaries and employee benefits                                       3,746             2,868             2,247
   Net occupancy                                                          426               341               271
   Furniture and equipment                                                645               559               471
   Other operating                                                      1,670             1,209             1,048
                                                                  -----------       -----------      ------------
       Total                                                            6,487             4,977             4,037
                                                                  -----------       -----------      ------------
  Income before income taxes                                            1,778             1,522             1,585
  Income tax provision                                                    617               526               548
                                                                  -----------       -----------      ------------
  Net income                                                      $     1,161       $       996      $      1,037
                                                                  ===========       ===========      ============
  Earnings per share
   Weighted-average common shares outstanding                       1,326,135         1,104,055         1,104,055
                                                                  ===========       ===========      ============
   Net income - basic                                             $      0.88       $      0.90      $       0.94
                                                                  ===========       ===========      ============


  Consolidated Statements of Changes in Shareholders' Equity and Comprehensive
              Income Years ended December 31, 2002, 2001, and 2000


                                                                                     Accumulated
                                                                                         other
                                                                                        compre-
                                         Common Stock       Capital      Retained      hensive     Treasury
(Dollars in thousands,            Shares       Amount       surplus      earnings       income      stock        Total
                               ----------  -----------   -----------   -----------  ----------- ----------- -----------
except share amounts)
Balance, December 31, 1999        501,385    $        5    $  7,878    $    1,037    $     (579) $        -  $    8,341
                                                                                                             ----------
Net income                                                                  1,037                                 1,037
Other comprehensive income,
  net of tax expense of $236                                                                403                     403
                                                                                                             ----------
Comprehensive income                                                                                              1,440
Two for one stock split           501,385             5                        (5)                                    -
                               ----------    ----------    --------    ----------    ----------  ----------  ----------
Balance, December 31, 2000      1,002,770            10       7,878         2,069          (176)          -       9,781
                                                                                                             ----------
Net income                                                                    996                                   996
Other comprehensive income,
  net of tax expense of $120                                                                204                     204
                                                                                                             ----------
Comprehensive income                                                                                              1,200
Payment for fractional shares                                                 (14)                                  (14)
Issuance of 5% stock dividend      49,405             1         987          (988)
Stock issuance costs                                            (72)                                                (72)
                               ----------    ----------    --------    ----------    ----------  ----------  ----------
Balance, December 31, 2001      1,052,175            11       8,793         2,063            28           -      10,895
                                                                                                             ----------
Net income                                                                  1,161                                 1,161
Other comprehensive income,
  net of tax expense of $55                                                                  94                      94
                                                                                                             ----------
Comprehensive income                                                                                              1,255
Payment for fractional shares                                                 (16)                                  (16)
Issuance of 5% stock dividend      51,880             1       1,141        (1,141)                                    1
Issuance of stock                 365,712             3       8,042                                               8,045
Stock issuance costs                                           (324)                                               (324)
Purchase of treasury stock
  (277 shares)                                                                                           (6)         (6)
                               ----------    ----------    --------    ----------    ----------  ----------  ----------
Balance, December 31, 2002      1,469,767    $       15    $ 17,652    $    2,067    $      122  $       (6) $   19,850
                               ==========    ==========    ========    ==========    ==========  ==========  ==========


                      Consolidated Statements of Cash Flows

                                                                                  Years ended December 31,
                                                                            ----------------------------------
                                                                       2002              2001             2000
                                                                   -----------       -----------       ----------
  Cash flows from operating activities:
   Net income                                                     $     1,161       $       996       $    1,037
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Provision for loan losses                                          535               348              271
       Deferred income tax provision                                       46                 4               75
       Depreciation and amortization expense                              425               436              325
       Premium amortization less discount accretion                        39                (9)               6
       Amortization of net deferred loan costs                             27                23              120
       Net (gain) loss on sale of securities available-for-sale            (8)               (6)              32
       Loss (gain) on sale of other real estate owned                      (3)               (5)               -
       Loss (gain) on disposal of premises and equipment                   63                37             (215)
       Increase in interest receivable                                   (123)              (47)            (211)
       Increase (decrease) in interest payable                             94               (90)             (93)
       Increase in other assets                                          (227)             (117)            (148)
       Increase (decrease) in other liabilities                            43                26             (226)
                                                                  -----------       -----------       ----------
         Net cash provided by operating activities                      2,072             1,596              973
                                                                  -----------       -----------       ----------
  Cash flows from investing activities:
   Purchases of securities available-for-sale                         (32,545)          (16,956)            (800)
   Maturities of securities available-for-sale                         29,459            19,017            2,954
   Proceeds from sales of securities available-for-sale                 2,208             2,006            1,463
   Net increase in loans to customers                                 (45,744)          (26,818)         (15,930)
   Purchase of premises, furniture and equipment                       (2,902)             (481)          (1,617)
   Proceeds from sale of premises, furniture and equipment                 45                15              422
   Proceeds from sale of other real estate owned                          351               105                -
   Decrease (increase) in time deposits with other banks                  699              (699)               -
   Purchase of nonmarketable equity securities                           (604)                -             (230)
                                                                  -----------       -----------       ----------
         Net cash used by investing activities                        (49,033)          (23,811)         (13,738)
                                                                  -----------       -----------       ----------
  Cash flows from financing activities:
   Net increase in demand deposits, interest-bearing
     transaction accounts and savings accounts                         55,945               853            5,509
   Net increase (decrease) in time deposits                           (11,857)           (4,280)          23,162
   Net increase (decrease) in federal funds purchased                  (2,310)            2,310                -
   Advances from the Federal Home Loan Bank                            12,090             5,000            9,600
   Repayments of advances from the Federal Home Loan Bank                   -                 -          (10,000)
   Proceeds from stock issuance                                         8,046                 -                -
   Purchase of treasury stock                                              (6)                -                -
   Stock issuance costs                                                  (324)              (72)               -
   Cash paid for fractional shares                                        (16)              (14)               -
                                                                  -----------       -----------       ----------
         Net cash provided by financing activities                     61,568             3,797           28,271
                                                                  -----------       -----------       ----------
  Net increase (decrease) in cash and cash equivalents                 14,607           (18,418)          15,506
  Cash and cash equivalents, beginning of year                          4,986            23,404            7,898
                                                                  -----------       -----------       ----------
  Cash and cash equivalents, end of year                          $    19,593       $     4,986       $   23,404
                                                                  ===========       ===========       ==========


                           HCSB FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation - The accompanying consolidated financial statements include the accounts of HCSB Financial Corporation (the Company) and its wholly owned subsidiary, Horry County State Bank (the Bank). The Company was incorporated on June 10, 1999. The Bank was incorporated on December 18, 1987, and opened for operations on January 4, 1988. The principal business activity of the Company is to provide commercial banking services in Horry and Marion Counties, South Carolina, and in Columbus and Brunswick Counties, North Carolina. The Bank is a state-chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation.

Management's Estimates - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and income and expenses for the period. Actual results could differ significantly from those estimates.

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

Significant Group Concentrations of Credit Risk - Most of the Company's activities are with customers located within Horry and Marion Counties in South Carolina and Columbus and Brunswick Counties in North Carolina. The types of securities in which the Company invests are discussed in Note 3. The types of lending that the Company engages in are discussed in Note 4. The Company does not have any significant concentrations to any one industry or customer.

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

At December 31, 2002 and 2001, the investment in Federal Home Loan Bank stock was $1,334,000 and $730,000, respectively, and the investment in Community Financial Services stock was $60,000.

---------------------------------------------------------

Loans receivable - Loans receivable are stated at their unpaid principal balance. Interest income on loans is computed based upon the unpaid principal balance. Interest income is recorded in the period earned.

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

Under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for the Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, loans are defined as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans are subject to this criteria except for "smaller balance homogeneous loans that are collectively evaluated for impairment" and loans "measured at fair value or at the lower of cost or fair value." The Company considers its consumer installment portfolio, credit card loans, and home equity lines as such exceptions. Therefore, the real estate and commercial loan portfolios are primarily affected by these statements.

Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. When management determines that a loan is impaired, the difference between the Company's investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is charged to bad debt expense with a corresponding entry to the allowance for loan losses. The accrual of interest is discontinued on an impaired loan when management determines the borrower may be unable to meet payments as they become due.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses, including provisions for loan impairment, and recoveries on loans previously charged off, are added to the allowance.

Premises, Furniture and Equipment - Premises, furniture and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed by the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 40 years; furniture and equipment - 3 to 25 years. The cost of assets sold or otherwise disposed of and the related accumulated depreciation is eliminated from the accounts, and the resulting gains or losses are reflected in the income statement.

Maintenance and repairs are charged to current expense as incurred, and the costs of major renewals and improvements are capitalized.

---------------------------------------------------------

Other Real Estate Owned - Other real estate owned includes real estate acquired through foreclosure. Other real estate owned is initially recorded at the lower of cost (principal balance of the former loan plus costs of improvements) or fair value, less estimated costs to sell.

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

Income Taxes - Amounts provided for income taxes are based on income reported for financial statement purposes. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2002, will be realized, and accordingly, has not established a valuation allowance. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net Income Per Share - Net income per share is calculated by dividing net income by the weighted-average number of shares outstanding during the year. Retroactive recognition has been given for the effects of all stock dividends in computing the weighted-average number of shares. The Company has no instruments which are considered common stock equivalents and therefore, diluted earnings per share is not presented.

Comprehensive Income - Accounting principles generally require recognized income, expenses, gains, and losses to be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

                                                                               Years Ended December 31,
                                                                            ---------------------------

  (Dollars in thousands)                                                2002              2001              2000
                                                                  -----------       -----------       -----------
  Unrealized gains on
   securities available-for-sale                                  $       157       $       330       $       607
  Reclassification adjustment for (gains) losses
   realized in net income                                                  (8)               (6)               32
                                                                  -----------       -----------       -----------
  Net unrealized gains on securities                                      149               324               639
  Tax effect                                                              (55)             (120)             (236)
                                                                  -----------       -----------       -----------
  Net-of-tax amount                                               $        94       $       204       $       403
                                                                  ===========       ===========       ===========


---------------------------------------------------------

Statements of Cash Flows - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold.

The following summarizes supplemental cash flow information:

                                                                                  Years ended December 31,
                                                                             ---------------------------------

                                                                          2002            2001            2000
                                                                       ----------      ----------      ----------
  Cash paid for interest                                               $    5,117      $    6,307      $    5,908
  Cash paid for income taxes                                                  682             489             472
  Supplemental noncash investing and financing activities:
    Foreclosures on loans                                                     397             151             110

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In October 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 147, Accounting for Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Company's financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Reclassifications - Certain captions and amounts in the 2001 and 2000 financial statements were reclassified to conform with the 2002 presentation.


NOTE 2 - CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. At December 31, 2002 and 2001, the requirements were satisfied by vault cash.

NOTE 3 - INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

                                                        Amortized               Gross Unrealized        Estimated
  (Dollars in thousands)                                    Cost           Gains          Losses       Fair Value
  December 31, 2002
   Securities of U.S. government agencies
     and corporations                                 $     6,580     $        32     $         -    $      6,612
   Mortgage-backed securities                               7,647              67               1           7,713
   Obligations of state and local governments               3,639             108              12           3,735
                                                      -----------     -----------     -----------    ------------
       Total                                          $    17,866     $       207     $        13    $     18,060
                                                      ===========     ===========     ===========    ============
  December 31, 2001
   Securities of U.S. government agencies
     and corporations                                 $     6,500     $        30     $         1    $      6,529
   Mortgage-backed securities                               4,065              44               -           4,109
   Obligations of state and local governments               3,531              23              45           3,509
   Commercial paper                                         3,008               -               6           3,002
                                                      -----------     -----------     -----------    ------------
       Total                                          $    17,104     $        97     $        52    $     17,149
                                                      ===========     ===========     ===========    ============

The following is a summary of maturities of securities available-for-sale as of December 31, 2002. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                                                               Securities
                                                                                          Available-For-Sale
                                                                                     ----------------------------
                                                                                        Amortized     Estimated
  (Dollars in thousands)                                                                  Cost        Fair Value
                                                                                      -----------    ------------
  Due in less than one year                                                           $       466    $        469
  Due after one year but within five years                                                  6,595           6,637
  Due after five years but within ten years                                                 2,374           2,466
  Due after ten years                                                                         784             775
                                                                                      -----------    ------------
                                                                                           10,219          10,347
  Mortgage-backed securities                                                                7,647           7,713
                                                                                      -----------    ------------
    Total                                                                             $    17,866    $     18,060
                                                                                      ===========    ============

At December 31, 2002, and 2001, investment securities with a book value of $3,113,000 and $6,684,000, respectively, and a market value of $3,199,000 and $6,711,000, respectively, were pledged as collateral to secure public deposits.

Gross realized gains on sales of available-for-sale securities were $8,000, $6,000 and $3,000 in 2002, 2001 and 2000, respectively. There were no gross realized losses on sales of available-for-sale securities in 2002 and 2001, and $35,000 in 2000. Proceeds from the sale of securities totaled $2,208,000 and $2,006,000 in 2002 and 2001, respectively.

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

                                                                                           December 31,
                                                                                         ---------------

  (Dollars in thousands)                                                              2002               2001
                                                                                -------------      -------------
  Real estate - construction and land development                               $      17,032      $       8,058
  Real estate - other                                                                  65,245             43,168
  Agricultural                                                                          5,496              4,921
  Commercial and industrial                                                            48,403             40,608
  Consumer                                                                             25,020             20,825
  All other loans (including overdrafts)                                                1,637                128
                                                                                -------------      -------------
    Total gross loans                                                           $     162,833      $     117,708
                                                                                =============      =============

Certain parties (principally certain directors and officers of the Company, their immediate families, and business interests) were loan customers and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amounts of loans to related parties were $993,560 and $1,152,560 at December 31, 2002 and 2001, respectively. During 2002, $1,649,000 of new loans were made to related parties, and repayments totaled $1,808,000.

Transactions in the allowance for loan losses are summarized below:

                                                                                 Years ended December 31,
                                                                  ----------------------------------------------
  (Dollars in thousands)                                                2002              2001             2000
                                                                  -----------       -----------      -----------
  Balance, beginning of year                                      $     1,112       $     1,019      $       922
  Provision charged to operations                                         535               348              271
  Recoveries on loans previously charged off                               43                23               16
  Loans charged off                                                      (238)             (278)            (190)
                                                                  -----------       -----------      -----------
    Balance, end of year                                          $     1,452       $     1,112      $     1,019
                                                                  ===========       ===========      ===========


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

As of December 31, 2002 and 2001, the Company had nonaccrual loans of approximately $915,000 and $574,000, respectively, and loans that were past due 90 days or more of approximately $381,000 and $176,000, respectively, for which impairment had not been recognized. The additional interest income which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms is immaterial for all years presented.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

-------------------------

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

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties. The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk:


                                                                                              December 31,
                                                                                    -----------------------------

  (Dollars in thousands)                                                                  2002              2001
                                                                                    -----------       -----------
  Commitments to extend credit                                                      $    10,452       $    11,842
  Standby letters of credit                                                                 443               298


NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

                                                                                              December 31,
                                                                                    -----------------------------
  (Dollars in thousands)                                                                  2002              2001
                                                                                    -----------       -----------
  Land                                                                              $     3,199       $     1,254
  Buildings and land improvements                                                         3,597             3,419
  Furniture and equipment                                                                 2,778             2,361
  Construction in progress                                                                  360               144
                                                                                    -----------       -----------
                                                                                          9,934             7,178
  Less accumulated depreciation                                                          (2,026)           (1,639)
                                                                                    -----------       -----------
   Premises and equipment, net                                                      $     7,908       $     5,539
                                                                                    ===========       ===========

Depreciation expense for the years ended December 31, 2002, 2001, and 2000, was $425,000, $436,000, and $325,000, respectively.

In 2002, 2001, and 2000, the Company capitalized $2,000, $22,000, and $13,000, respectively, of interest during the construction and renovation of new branches and the operations center.

NOTE 6 - OTHER ASSETS

Other assets consisted of the following:

                                                                                               December 31,
                                                                                      ---------------------------
  (Dollars in thousands)                                                                    2002            2001
                                                                                      -----------     -----------
  Cash value of life insurance                                                        $       800     $       763
  Other real estate owned                                                                     210             161
  Prepaid expenses                                                                            125             138
  Unamortized software                                                                        285             116
  Net deferred tax asset                                                                      123             132
  Other                                                                                       124             120
                                                                                      -----------     -----------
  Total                                                                               $     1,677     $     1,430
                                                                                      ===========     ===========


NOTE 7 - DEPOSITS

  At December 31, 2002, the scheduled maturities of time deposits were as follows:

  Maturing In                                                                                             Amount
  -----------                                                                                         -----------
    2003                                                                                              $    59,607
    2004                                                                                                    5,769
    2005                                                                                                      992
    2006                                                                                                      204
    2007 and thereafter                                                                                       214
                                                                                                      -----------
      Total                                                                                           $    66,786
                                                                                                      ===========

Overdrawn transaction accounts in the amount of $119,000 and $25,000 were classified as loans as of December 31, 2002 and 2001, respectively.


NOTE 8 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

  (Dollars in thousands)                                             Interest                   December 31,
                                                                                    -----------------------------
  Ten year convertible advances maturing on:                            Rate              2002              2001
                                                                  -----------       -----------       -----------
   March 1, 2010                                                        5.92%       $     5,000       $     5,000
   May 24, 2010                                                         6.49%             4,600             4,600
   March 22, 2011                                                       5.05%             5,000             5,000
   January, 17, 2012                                                   3.875%             5,000                 -
   July 23, 2012                                                        3.81%             5,000                 -
   August 4, 2012                                                       3.56%             2,090                 -
                                                                                    -----------       -----------
     Total                                                                          $    26,690       $    14,600
                                                                                    ===========       ===========

Interest is payable quarterly. Initially all advances bear interest at a fixed rate; however, the rate can be converted to a floating rate after a certain period. As of December 31, 2002, all advances were bearing fixed rates of interest.

As of December 31, 2002, there are no scheduled principal reductions through December 31, 2007.

-------------------------------------------------

As collateral, the Company has pledged its portfolio of first mortgage loans of one to four family residential loans aggregating $30,276,000 at December 31, 2002, and its investment in Federal Home Loan Bank stock having a carrying value of $1,334,000.


NOTE 9 - LEASE COMMITMENTS

On May 15, 1997, the Company entered into a lease agreement for land on which to operate its Tabor City branch. The lease had an initial five-year term that expired June 5, 2002, and the Company chose to exercise its option for a five-year renewal of the lease at that time. In December 2002, the Company and the property owners chose to negotiate a new lease that began January 5, 2003 and ends January 5, 2008 with the Company having an option for nine additional five-year renewal periods. During the first five years of the lease, the Company will pay $642 per month. Beginning with the first renewal period, the rental amount will be subject to change on a basis stated in the lease. The lease gives the Company the first right of refusal to purchase the property at an unimproved value if the owners decide to sell. The Company also pays applicable property taxes on the property.

On March 11, 2002, the Company entered into a lease agreement to operate its Windy Hill branch in a temporary location. The lease expires on March 10, 2003 and will terminate since the branch will occupy its permanent location at 4400 Highway 17 South, North Myrtle Beach, S.C. beginning in February, 2003.

On February 4, 2002, the Company entered into an annual lease agreement to operate its Myrtle Beach branch in a temporary location. This annual lease has an option for twelve additional renewal terms of one month each. The Company expects to have these one-month renewals in force during 2003 and will pay a lease payment of $3,500 per month.

Future minimum lease payments over the next five years for these long-term operating leases are as follows:

  (Dollars in thousands)                                                                                  Amount
                                                                                                      -----------
    2003                                                                                              $        50
    2004                                                                                                        8
    2005                                                                                                        8
    2006                                                                                                        8
    2007                                                                                                        8
                                                                                                      -----------
      Total                                                                                           $        82
                                                                                                      ===========


NOTE 10 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2002, management was not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.

NOTE 11 - SHAREHOLDERS' EQUITY

Stock Dividends - The Board of Directors has declared a 5% stock dividend payable on March 21, 2003, to shareholders of record at February 28, 2003.

Restrictions on Dividends - South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank's dividends to HCSB Financial Corporation are payable only from the undivided profits of the Bank. At December 31, 2002, the Bank's undivided profits were $4,153,129. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

Stock offering - The Company completed a stock offering during the fourth quarter of 2002 whereby 365,712 shares of the Company's common stock were issued. The offering price was $22.00 per share, resulting in proceeds of $8,045,664. These proceeds were offset by costs to issue the stock, which totaled $324,000. At December 31, 2002, the Company had $173,558 remaining in its escrow account for the stock offering, and planned to issue the shares related to this escrow early in 2003. The Company plans to use the proceeds to continue its expansion throughout Horry County.


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

As of the most recent regulatory examination, the Bank was deemed well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events that management believes have changed the Bank's categories.

NOTE 12 - CAPITAL REQUIREMENTS (continued)
------------------------------

The following table summarizes the capital ratios and the regulatory minimum requirements of the Bank.

                                                                                                      To Be Well-
                                                                                                Capitalized Under
                                                                               For Capital      Prompt Corrective
                                                          Actual         Adequacy Purposes      Action Provisions
  (Dollars in thousands)                     Amount        Ratio       Amount        Ratio      Amount      Ratio
                                           ---------     --------    ---------     --------   ---------   --------
  December 31, 2002
   Total capital (to risk-weighted assets) $  19,783       11.68%    $  13,534        8.00%   $  16,918     10.00%
   Tier 1 capital (to risk-weighted assets)   18,331       10.83         6,767        4.00       10,151      6.00
   Tier 1 capital (to average assets)         18,331        8.67         8,452        4.00       10,565      5.00
  December 31, 2001
   Total capital (to risk-weighted assets) $  11,961        9.69%    $   9,874        8.00%   $  12,342     10.00%
   Tier 1 capital (to risk-weighted assets)   10,849        8.79         4,937        4.00        7,405      6.00
   Tier 1 capital (to average assets)         10,849        7.13         6,104        4.00        7,630      5.00


NOTE 13 - RETIREMENT AND BENEFITS

Employee Profit Sharing Plan - The Bank has a noncontributory profit-sharing plan, which provides retirement and other benefits to substantially all officers and employees who meet certain age and service requirements. Contributions are determined annually by the Board of Directors but cannot exceed 15% of total annual compensation of eligible employees. The Company charged $87,000, $76,000, and $55,000 to earnings for the employee profit sharing plan in 2002, 2001 and 2000, respectively.

Trusteed Retirement Savings Plan - The Bank also has a trustee retirement savings plan, which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to contribute up to 15% of their annual compensation. At its discretion, the Company can make matching contributions up to 4% of the participants' compensation. The Company charged $93,000, $70,000, and $60,000 to earnings for the retirement savings plan in 2002, 2001 and 2000, respectively.

Directors Deferred Compensation Plan - The Company has a deferred compensation plan whereby directors may elect to defer the payment of their fees. Under the terms of the plan, the Company accrues an expense equal to the amount deferred plus an interest component based on the prime rate of interest at the beginning of each year. The Company has also purchased life insurance contracts on each of the participating directors. At December 31, 2002, 2001, and 2000, $273,000, $202,000, and $142,000, respectively, of directors' fees were deferred and included in other liabilities.

NOTE 14 - OTHER EXPENSES

Other expenses are summarized as follows:
                                                                                Years Ended December 31,
                                                                   ------------------------------------------------
  (Dollars in thousands)                                                  2002             2001              2000
                                                                   ------------       -----------      ------------
  Advertising and promotion                                         $       361       $       166      $        142
  Stationery, printing, and postage                                         301               242               233
  Telephone                                                                 114                68                50
  Director and advisory fees                                                 97                71                73
  Insurance                                                                  90                53                46
  ATM services                                                               71                70                55
  Courier services                                                           63                55                44
  Other                                                                     573               484               405
                                                                    -----------       -----------      ------------
   Total                                                            $     1,670       $     1,209      $      1,048
                                                                    ===========       ===========      ============


NOTE 15 - INCOME TAXES

Income tax expense is summarized as follows:

                                                                             Years Ended December 31,
                                                                 ------------------------------------------------
  (Dollars in thousands)                                                2002              2001              2000
                                                                 ------------       -----------      ------------
  Currently payable:
   Federal                                                       $        607       $       474      $        426
   State                                                                   56                48                46
                                                                 ------------       -----------      ------------
     Total current                                                        663               522               472
                                                                 ------------       -----------      ------------
  Change in deferred income taxes:
   Federal                                                                 (9)              108               287
   State                                                                   18                16                25
                                                                 ------------       -----------      ------------
     Total deferred                                                         9               124               312
                                                                 ------------       -----------      ------------
     Income tax expense                                          $        672       $       646      $        784
                                                                 ============       ===========      ============
  Income tax expense is allocated as follows:
   To continuing operations                                      $        617       $       526      $        548
   To shareholders' equity                                                 55               120               236
                                                                 ------------       -----------      ------------
     Total                                                       $        672       $       646      $        784
                                                                 ============       ===========      ============

NOTE 15 - INCOME TAXES (continued)
----------------------

The components of the net deferred tax asset are as follows:

                                                                                             December 31,
                                                                                    -----------------------------
  (Dollars in thousands)                                                                2002              2001
                                                                                    -----------      ------------
  Deferred tax assets:
   Allowance for loan losses                                                        $       386      $        304
   Net capitalized loan costs                                                                38                31
   State net operating loss                                                                   9                 6
   Deferred directors' fees                                                                  93                73
   Organizational costs                                                                       5                 8
   Nonaccruing interest                                                                      25                12
                                                                                    -----------      ------------
     Total deferred tax assets                                                              556               434
                                                                                    -----------      ------------
  Deferred tax liabilities:
   Accumulated depreciation                                                                 256               188
   Gain on sale of real estate                                                               73                77
   Software amortization                                                                     32                20
   Net unrealized gain on securities available-for-sale                                      72                17
                                                                                    -----------      ------------
     Total deferred tax liabilities                                                         433               302
                                                                                    -----------      ------------
     Net deferred tax asset                                                         $       123      $        132
                                                                                    ===========      ============

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2002 and 2001 will be realized and, accordingly, has not established a valuation allowance. Deferred tax assets are included in other assets.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rates of 34% to income before income taxes follows:

                                                                          Years ended December 31,
                                                           ------------------------------------------------------
  (Dollars in thousands)                                         2002                2001                2000
                                                           --------------      --------------      --------------
  Tax expense at statutory rate                            $          604      $          518      $          539
  State income tax, net of federal income tax benefit                  44                  35                  46
  Tax-exempt interest income                                           55                  53                  58
  Other                                                               (86)                (80)                (95)
                                                           --------------      --------------      --------------
     Income tax provision                                  $          617      $          526      $          548
                                                           ==============      ==============      ==============



NOTE 16 - UNUSED LINES OF CREDIT

As of December 31, 2002, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $5,800,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company may also borrow an additional $15,754,000 from the Federal Home Loan Bank based on a predetermined formula. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral.

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

Investment Securities Available-for-Sale - For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Nonmarketable Equity Securities - The carrying amount is a reasonable estimate of fair value since no ready market exists for these securities.

Loans receivable - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

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

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
---------------------------------------------

The carrying values and estimated fair values of the Company's financial instruments were as follows:

                                                               December 31,
                                            -----------------------------------------------------------------------
  (Dollars in thousands)                                  2002                                2001
                                            -------------------------------    ------------------------------------
                                               Carrying      Estimated Fair       Carrying          Estimated Fair
                                                Amount               Value         Amount              Value
  Financial Assets:                          -------------   --------------    ----------------    ----------------
     Cash and due from banks                $        8,243    $       8,243    $       4,986     $       4,986
     Federal funds sold                             11,350           11,350                -                 -
     Time deposits with other banks                      -                -              699               699
     Investment securities available-for-sale       18,060           18,060           17,149            17,149
     Nonmarketable equity securities                 1,394            1,394              790               790
     Loans receivable                              162,833          164,521          117,708           120,361
     Accrued interest receivable                     1,585            1,585            1,462             1,462

  Financial Liabilities:
     Demand deposit, interest-bearing
       transaction, and savings accounts    $       97,375    $      97,375    $      41,430     $      41,430
     Certificates of deposit                        66,786           67,026           78,643            79,663
     Federal funds purchased                             -                -            2,310             2,310
     Advances from the Federal Home
       Loan Bank                                    26,690           26,690           14,600            14,600
     Accrued interest payable                          314              314              220               220

                                                   Notional        Estimated Fair     Notional      Estimated Fair
                                                    Amount            Value            Amount            Value
                                                ------------       -------------   ------------    ---------------
Off-Balance Sheet Financial Instruments:
     Commitments to extend credit           $       10,452    $      10,452    $      11,842     $      11,842
     Standby letters of credit                         443              443              298               298


NOTE 18 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for HCSB Financial Corporation (Parent Company Only).

                            Condensed Balance Sheets

                                                                                         December 31,
                                                                             ----------------------------------
  (Dollars in thousands)                                                              2002                2001
                                                                             --------------      --------------
  Assets
     Cash                                                                    $        1,126      $           27
     Investment in banking subsidiary                                                18,562              10,877
     Premises                                                                            92                   -
     Other assets                                                                        70                  54
                                                                             --------------      --------------
       Total assets                                                          $       19,850      $       10,958
                                                                             ==============      ==============

  Liabilities and shareholders' equity
     Due to banking subsidiary                                               $            -      $           63

     Shareholders' equity                                                            19,850              10,895
                                                                             --------------      --------------
                                                                             $       19,850      $       10,958
                                                                             ==============      ==============


                         Condensed Statements of Income

                                                                             Years ended December 31,
                                                         ------------------------------------------------------
  (Dollars in thousands)                                       2002                2001                2000
                                                         --------------      --------------      --------------
  Income
     Dividends from banking subsidiary                   $            2      $           78      $           65
                                                         --------------      --------------      --------------

  Expenses
     Other expenses                                                  42                  32                  68
                                                         --------------      --------------      --------------
  Income (loss) before income taxes and equity in
    undistributed earnings of banking subsidiary                    (40)                 46                  (3)

  Income tax benefit                                                (14)                (13)                (25)

  Equity in undistributed earnings of banking subsidiary          1,187                 937               1,015
                                                         --------------      --------------      --------------

       Net income                                        $        1,161      $          996      $        1,037
                                                         ==============      ==============      ==============


NOTE 18 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY) (continued)
----------------------------------------------------------

                       Condensed Statements of Cash Flows

                                                                          Years ended December 31,
                                                              ------------------------------------------------
  (Dollars in thousands)                                            2002              2001              2000
                                                              -------------    --------------    -------------
  Cash flows from operating activities:
    Net income                                                $       1,161    $          996    $       1,037
    Adjustments to reconcile net income to net cash provided by operating activities:
       Equity in undistributed earnings of banking subsidiary        (1,187)             (937)          (1,015)
       Increase in other assets                                         (15)              (13)             (20)
       Increase (decrease) in other liabilities                         (63)               63               (2)
                                                              -------------    --------------    -------------
          Net cash provided (used) by operating activities             (104)              109                -
                                                              -------------    --------------    -------------

  Cash flows from investing activities:
    Purchase of land and building                                       (92)                -                -
                                                              -------------    --------------    -------------

  Cash flows from financing activities:
    Proceeds from stock issuance                                      8,045                 -                -
    Transfer of capital to bank                                      (6,404)                -                -
    Stock issuance costs                                               (324)              (72)               -
    Purchase of treasury stock                                           (6)                -                -
    Cash paid for fractional shares                                     (16)              (14)               -
                                                              -------------    --------------    -------------
          Net cash provided (used) by financing activities            1,295               (86)               -
                                                              -------------    --------------    -------------

  Increase in cash                                                    1,099                23                -

  Cash and cash equivalents, beginning of year                           27                 4                4
                                                              -------------    --------------    -------------

  Cash and cash equivalents, end of year                      $       1,126    $           27    $           4
                                                              =============    ==============    =============

                           HCSB FINANCIAL CORPORATION

                               BOARD OF DIRECTORS

Johnny C. Allen.........................Horry County Treasure

D. Singleton Bailey.....................President, Loris Drug Store, Inc.
                                        President, Noah and Friends, Inc.

Franklin C. Blanton.....................President, Blanton Supplies, Inc.

Clay D. Brittain, III...................Attorney, Thompson & Henry, P.A.

Russell R. Burgess, Jr..................Owner, Aladdin Realty Company
                                        Owner and Broker-In-Charge
                                        Burgess Realty & Appraisal Service

William H. Caines.......... ............President, Caines Realty &
                                        Appraisals, Inc.

James R. Clarkson...................... President and CEO, HCSB Financial
                                        Corporation and Horry County
                                        State Bank

J. Lavelle Coleman......................President, Tabor City Oil, Inc.

Larry G. Floyd..........................President, Floyd's Insulation, Inc.
                                        President, Cherry Grove Sales, Inc.

Boyd R. Ford, Jr........................Retired, Ford's Fuel Services, Inc.
                                         & Ford's Propane Gas, Inc.

Tommie W. Grainger......................President, Coastal Timber, Inc.

Randy B. Hardee.........................President, Hardee Business Services,P.C.

Gwyn G. McCutchen.......................Dentist

T. Freddie Moore........................President, Gateway Drug Store, Inc.

Carroll D. Padgett, Jr..................Attorney, Carroll D. Padgett, Jr., P.A.


                       OFFICERS OF THE BOARD OF DIRECTORS


    Russell R. Burgess, Jr.                           Randy B. Hardee
         Chairman                                Vice Chairman & Secretary


                                James R. Clarkson
                                President and CEO

                          HCSB FINANCIAL CORPORATION


                        HORRY COUNTY STATE BANK EMPLOYEES

                        James R. Clarkson, President/CEO
                   Glenn R. Bullard, Executive Vice President
                  Michael W. Hambrick, Chief Financial Officer
                     Loretta Gerald, Vice President/Cashier
               Margaret Fowler, Vice President/Operations Officer

Loris Office                  Mt. Olive                  Little River
------------                  ---------                  --------------

Jimmy Nealey                  Bernice Hammond            T.W. Hill, Jr.
Clay Harrelson                Judy Rowell                Michael Leviner
Amy Cannon                    Tammy Huggins              Donna Gwyn
Debra Todd                    Martha Cannon              Stephanie Long
Crystal Gerald                Dianne Hewitt              Rosemary Forrister
Lou Sherry Grissett                                      Alison Cantrell
Stephanie Greenwood                                      Theresa Cox
Luise Boyd                                               Lara Lavery
Jessica Durant                                           Judy McCall
Shea Johnson                                             Tracy Bellamy

Tabor City                   Meeting Street              Conway
-------------                --------------              ------

Walter Williamson            L.D. Coats                  Frankie Lewis
Phyllis Coleman              Sheila Caines               John Naughton
Whitney Hughes               Amanda Stanley              Christy Trichell
Jill Clemons                 Rachel Bullard              Marie Maslich
Gina Fogle                   Gina Rabon                  Diane Todd
Lynn Cox.                                                Tina Martin
Amantha Blackstock                                       Shawnna Dew
Amanda Grainger                                          Petrina Hemingway
                                                         Hannah Rogers

Homewood                     Socastee                    Myrtle Beach
---------                    --------                    ------------

Joey Richardson              Cameron Jackson             Ron Paige
Lori Pharr                   Josh Wise                   Debbie Guyette
Brenda Hill                  Judy Monroe-Taylor          Cindi Campbell
Amy Branton                  Ronni Burgunder             Jane Cannon
                             Shannon Wise                Tara Gause

                           HCSB FINANCIAL CORPORATION

                        HORRY COUNTY STATE BANK EMPLOYEES

Windy Hill              Operations                   Executive
----------              ----------                   ----------
Charles Sprinkle        Brett Roth                   Denise Floyd
Diana Elliott           Alissa Gibson                Terry Stevens
Robin Stocks            Rebecca Zyla                 Heather Elliott
Dawnna Ward             Delores Godwin               Connie Graham
Jocelyn Sjol            Melissa Holmes               Sandy McGougan
Margie Livingston       Lila Tyler                   Jay Wilson
                        Gloria Woodbury
                        Shelby Elliott
                        Carol Reichert
                        Saundra Stevens
                        Jolene Hamilton
                        Verna Ford
                        Ruthmary Tadlock
                        Gail Holmes
                        Joe Jones
                        Frances Anderson
                        April Hardwick
                        Lorene Wright
                        Jennifer Spencer
                        Stephanie Brown
                        JoAnn Floyd
                        Crystal Mincey
                        Loria Barton

Residential Mortgage                                 HCSB Financial Services
--------------------                                 -----------------------
Michael Edwards, Sr.                                 Mark Buckner
Greta Todd                                           Carolyn Jordan
Renee Ward