Form 10KSB/A, Exhibit 13
period 2002-12-31
HCSB FINANCIAL CORP
filed 2003-08-01
CIK 1091491

HCSB FINANCIAL CORPORATION

Exhibit 13/A

Revised Financial Statements to the 2002 Annual Report

Selected Financial Data

The following table sets forth certain selected financial data concerning the Company. The selected financial data has been derived from the financial statements. This information should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

Year Ended December 31,	2002	2001	2000	1999	1998
(Dollars in thousands, except per share)

Financial Condition:
Investment securities	$18,060	$17,149	$20,877	$23,892	$19,640
Allowance for loan losses	1,452	1,112	1,019	922	880
Net loans	161,381	116,596	90,300	74,871	55,061
Premises and equipment, net	7,908	5,539	5,502	4,417	3,504
Total assets	211,598	148,651	143,718	114,326	83,586
Noninterest-bearing deposits	16,714	9,475	8,273	7,998	6,358
Interest-bearing deposits	147,447	110,598	115,227	86,831	63,612
Total deposits	164,161	120,073	123,500	94,829	69,970
Advances from the Federal Home
Loan Bank	26,690	14,600	9,600	10,000	5,000
Total liabilities	191,748	137,756	133,937	105,985	75,562
Total shareholders' equity	19,850	10,895	9,781	8,341	8,024
Results of Operations:
Interest income	$12,536	$11,774	$10,552	$7,947	$6,403
Interest expense	5,211	6,217	5,815	3,804	3,257

Net interest income	7,325	5,557	4,737	4,143	3,146
Provision for loan losses	535	348	271	190	100

Net interest income after provision
for loan losses	6,790	5,209	4,466	3,953	3,046
Other income	1,475	1,290	1,156	792	666
Other expense	6,487	4,977	4,037	3,227	2,929

Income before income taxes	1,778	1,522	1,585	1,518	783
Income tax expense	617	526	548	524	272

Net income	$1,161	$996	$1,037	$994	$511

Per Share Data (1):
Average shares outstanding	1,399,623	1,159,258	1,159,258	1,159,258	1,159,258
Net income	$0.83	$0.86	$0.89	$0.86	$0.44
Period end book value	$12.87	$9.40	$8.44	$7.20	$6.92

(1)	Adjusted for the effects of the two-for-one share split in the form of a 100% share dividend declared in January 2000 and the 5% share dividends declared in February 2003, February 2001 and January 1999.

Market for Common Share and Dividends

As of December 31, 2002, there were 1,469,767 shares of our common stock outstanding held by approximately 2,250 shareholders of record. In our most recent offering in March–August 2002, we issued 365,712 shares of our common stock at a price per share of $22.00. There is currently no established public trading market in our common stock, and trading and quotations of our common stock have been limited and sporadic. Because there has not been an established market for our common stock, we may not be aware of all prices at which our common stock has been traded. We have not determined whether the trades of which we are aware were the result of arm’s-length negotiations between the parties. Based on information available to us from a limited number of sellers and purchasers of common stock who have engaged in privately negotiated transactions of which we are aware, we believe transactions in our common stock can be fairly summarized as follows for the periods indicated:

Period	Per Share Price	Number of Trades
Year ended December 31, 1997	$11.50 to $12.00	9
Year ended December 31, 1998	$12.00 to $14.00	10
Year ended December 31, 1999	$14.50 to $16.00	11
Year ended December 31, 2000	$16.50 to $20.00	9
Year ended December 31, 2001	$20.00 to $22.00	17	(1)
Year ended December 31, 2002	$22.00 to $22.50	32
January 1, 2003 through March 12, 2003	$22.00 to $23.00	14

(1)     We are also aware of one trade in which 105 shares of our common stock were traded for $25.00 each. We have not included this trade in the summary above because of the small number of shares involved.

All share and per share data has been adjusted to reflect the 5% stock dividend declared in 2003, the 5% stock dividend paid in 2002 and 2001, the 100% stock dividend paid in March 2000, and the 5% stock dividend paid in March 1999. The information presented above describes only those trades of which we are aware.

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

Cash flow from stock offering during 2002:

Proceeds from stock offering:	$8,045,000
Stock issuance costs:	$ 324,000
Transfer of capital to bank:	$6,404,000

6

HCSB FINANCIAL CORPORATION

Consolidated Statements of Income

	Year ended December 31,
(Dollars in thousands)	2002	2001	2000
Loans, including fees	$11,670	$9,974	$8,738
Investment securities:
Taxable	496	1,200	1,243
Tax-exempt	158	153	165
Nonmarketable equity securities	55	54	49
Federal funds sold	155	388	357
Time deposits with other banks	2	5	-

Total	12,536	11,774	10,552

Interest expense:
Deposits	4,056	5,421	5,099
Advances from the Federal Home Loan Bank	1,155	795	668
Federal funds purchased	-	1	48

Total	5,211	6,217	5,815

Net interest income	7,325	5,557	4,737
Provision for loan losses	535	348	271

Net interest income after provision for loan losses	6,790	5,209	4,466

Noninterest income:
Service charges on deposit accounts	1,107	882	690
Credit life insurance commissions	135	155	141
Other fees and commissions	239	237	90
Net gain (loss) on sale of premises and equipment	(63)	(37)	215
Net gain (loss) on sale of securities available-for-sale	8	6	(32)
Other	49	47	52

Total	1,475	1,290	1,156

Noninterest expenses:
Salaries and employee benefits	3,746	2,868	2,247
Net occupancy	426	341	271
Furniture and equipment	645	559	471
Other operating	1,670	1,209	1,048

Total	6,487	4,977	4,037

Income before income taxes	1,778	1,522	1,585
Income tax provision	617	526	548

Net income	$1,161	$996	$1,037

Earnings per share
Weighted-average common shares outstanding	1,399,623	1,159,258	1,159,258

Net income - basic	$0.83	$0.86	$0.89

26