Form 10KSB, Exhibit 13
period 2003-12-31
HCSB FINANCIAL CORP
filed 2004-03-25
CIK 1091491

Exhibit 13

2003 Annual Report of HCSB Financial Corporation

[GRAPHIC OMITTED]

HCSB FINANCIAL CORPORATION

Loris, South Carolina

Annual Report

2003

HCSB FINANCIAL CORPORATION

Contents

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

This Annual Report serves as theANNUAL FINANCIAL DISCLOSURE STATEMENTfurnished pursuant to Part 350 of the Federal Deposit Insurance Corporation's Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

HCSB FINANCIAL CORPORATION
Ten Year History
(Omit 000's)

Year	Assets	Deposits	Loans (net)	Capital	Earnings
1994	$38,009	$34,109	$22,158	$3,644	$345
1995	45,913	41,542	28,959	4,006	202
1996	49,405	42,851	35,556	5,495	556
1997	72,156	63,885	40,711	7,473	429
1998	83,586	69,970	55,061	8,024	511
1999	114,326	94,829	74,871	8,341	994
2000	143,718	123,500	90,300	9,781	1,037
2001	148,651	120,073	116,596	10,895	996
2002	211,598	164,161	161,381	19,850	1,161
2003	269,714	209,931	190,055	21,509	1,568

MESSAGE TO SHAREHOLDERS

It is with great pleasure that I report to you on another very progressive year for HCSB Financial Corporation and its subsidiary, Horry County State Bank. Not only were we fortunate to sustain our growth in assets, but more importantly our growth in earnings outpaced our asset growth as we experienced our best year in this regard.

During the year 2003, total assets of our company grew by 27.5% and closed the year at $269.7 million. This increase was made possible by a 27.9% increase in our deposits to a year end level of $209.9 million which enabled us to expand our loan portfolio by 17.8% to $190.1 net of our Reserve for Loan Losses.

More impressively, our net income for the year 2003 increased by 35.1% over the prior year and surpassed $1.5 million. As a result, shareholders' equity was boosted by 8.4% and concluded the year 2003 at $21.5 million.

These accomplishments seem quite significant to me in light of the status of our national economy, the general level of interest rates and the resulting conservative nature of business and consumers in their borrowing and spending habits. The interest rate scenario alone restrained our earnings growth from being better.

Other accomplishments for our company during the year 2003 included the February opening of our new permanent office in Windy Hill Beach at the new entrance to Barefoot Resort. In November we also relocated our Tabor City office from its modular facility into a permanent building on the same site on Hwy. 701 Bypass. And, too, we introduced our on-line banking service last year as well. We also began construction of a new 14,000 square foot facility at 1701 N. Oak Street in Myrtle Beach to house our Myrtle Beach branch.

And not only did our newest offices in Windy Hill Beach and Myrtle Beach perform very well in their first full year of operations, their emergence served to further diversify our market area. Unlike most community banks, we truly have the good fortune of operating in very differing communities and economies. While we continue to be a strong supporter of farmers in northern Horry and southern Columbus counties, we have been able through expansion of our branch system to grow extremely well into our area's best retail market in Conway as well as into the Grand Strand area, which within itself provides significantly diverse markets.

Our success has obviously then been bolstered by the markets in which we are fortunate to operate. These business places simply provide us with opportunities for success, however; it continues to be the dedicated efforts of our company's employees who are truly primarily responsible for the success that we experienced last year and since our inception in 1988. While we have always looked for good branch locations, we have been extremely blessed to be able to build our banking offices around excellent people who set HCSB Financial Corporation and Horry County State Bank apart from other financial companies. As shareholders, we indeed owe our employees a big "Thank You!"

When we blend our staff of employees with the conscientious oversight of our Board of Directors, the vocal assistance that we receive from our various Advisory Boards, as well as the support of our shareholders, it is easy to see why we have done so well. I encourage our shareholders to not only continue to support our company with your banking business, but further to recommend Horry County State Bank at your every opportunity in 2004 as we continue to work together to achieve our lofty goals.

Most respectfully,

/s/ James R. Clarkson
James R. Clarkson
President & C.E.O.

HCSB FINANCIAL CORPORATION

Selected Financial Data

The following table sets forth certain selected financial data concerning the Company. The selected financial data has been derived from the financial statements. This information should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

Year Ended December 31,	2003	2002	2001	2000	1999
(Dollars in thousands, except per share)
Financial Condition:
Investment securities	$28,115	$18,060	$17,149	$20,877	$23,892
Allowance for loan losses	1,774	1,452	1,112	1,019	922
Net loans	190,055	161,381	116,596	90,300	74,871
Premises and equipment, net	9,377	7,908	5,539	5,502	4,417
Total assets	269,714	211,598	148,651	143,718	114,326
Noninterest-bearing deposits	23,149	16,714	9,475	8,273	7,998
Interest-bearing deposits	186,782	147,447	110,598	115,227	86,831
Total deposits	209,931	164,161	120,073	123,500	94,829
Advances from the Federal Home
Loan Bank	36,690	26,690	14,600	9,600	10,000
Total liabilities	248,205	191,748	137,756	133,937	105,985
Total shareholders' equity	21,509	19,850	10,895	9,781	8,341
Results of Operations:
Interest income	$14,237	$12,366	$11,774	$10,552	$7,947
Interest expense	5,540	5,211	6,217	5,815	3,804

Net interest income	8,697	7,155	5,557	4,737	4,143
Provision for loan losses	857	535	348	271	190

Net interest income after provision
for loan losses	7,840	6,620	5,209	4,466	3,953
Other income	2,002	1,708	1,290	1,156	792
Other expense	7,436	6,550	4,977	4,037	3,227

Income before income taxes	2,406	1,778	1,522	1,585	1,518
Income tax expense	838	617	526	548	524

Net income	$1,568	$1,161	$996	$1,037	$994

Per Share Data (1):
Net income	$0.94	$0.77	$0.78	$0.81	$0.78
Period end book value	$12.93	$11.97	$8.55	$7.67	$6.54

(1)	Adjusted for the effects of the two-for-one share split in the form of a 100% share dividend declared in January 2000 and the 5% share dividends declared in February 2003, February 2001 and January 1999. Adjustments have also been made for the 7.5% stock dividend declared in January 2004.

HCSB FINANCIAL CORPORATION

Description of Company’s Business

HCSB Financial Corporation (the Company) was incorporated on June 10, 1999. The Company’s only significant asset is its wholly owned subsidiary, Horry County State Bank (the Bank). The Bank is a state-chartered bank incorporated on December 18, 1987 and located at 5201 Broad Street, Loris, South Carolina. The Company’s primary market includes Horry and Marion Counties in South Carolina and Columbus and Brunswick Counties in North Carolina. From its ten branch locations, the Company offers a full range of deposit services, including checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA’s.

The Company is primarily engaged in the business of attracting deposits from the general public and using these deposits together with other funds to make agricultural, commercial, consumer, and real estate loans. The Company’s operating results depend to a substantial extent on the difference between interest and fees earned on loans and investments and the Company’s interest expense, consisting principally of interest paid on deposits and borrowings. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution’s performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries, such as mutual funds. This has resulted in a highly competitive market area. The Company attempts to compete in this highly competitive market by focusing on providing personal service and attention to its customers.

In June of 1997, the State Board of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC) approved the Company’s applications to open three branches in Little River, Tabor City, and Loris. As a condition of approval, the Company was required to obtain an additional $2,000,000 in capital. In response, the Company issued 65,805 shares for $1,542,000, net of expenses, during 1997 and 42,027 shares for $967,000 during 1996. The Loris branch opened for business on June 9, 1997, and the Tabor City and Little River branches opened on October 5 and 6, 1997, respectively.

The Company’s application to open a branch in Conway, South Carolina was approved by the State Board of Financial Institutions and the FDIC in December of 1997. The branch opened for business on February 17, 1998.

The Company’s application to open a branch in the Homewood community north of Conway, South Carolina was approved by the State Board of Financial Institutions and the FDIC in September of 1999. The branch opened for business on August 10, 2000.

The Company’s application to open a branch in the Socastee section of Myrtle Beach, South Carolina was approved by the State Board of Financial Institutions and the FDIC in December of 2000. The branch opened for business on February 20, 2001.

In an effort to strengthen our regulatory capital position to support future growth, HCSB Financial Corporation undertook a secondary stock offering which ran from March to August of 2002. The Corporation issued 365,712 shares of common stock at a price per share of $22.00 which added over $8,000,000 to total capital.

The Company’s application to open a branch in the Windy Hill section of North Myrtle Beach, South Carolina was approved by the State Board of Financial Institutions and the FDIC in April of 2002. The branch opened for business on June 3, 2002.

The Company’s application to open a branch in Myrtle Beach, South Carolina was approved by the State Board of Financial Institutions and the FDIC in July of 2002. The branch opened for business on August 5, 2002.

As a result of this expansion of the Bank’s branch system, the Company has been able to substantially diversify its marketplace from one of a predominantly agricultural flavor to one which blends residential developments of retirees and others, tourism, major employment areas, central county government and the market’s most active overall growth areas. In doing so, the Company has reduced considerably the seasonality in its loan portfolio as well as the risks that are at times inherent with concentrations of loans in one particular segment of the economy.

HCSB FINANCIAL CORPORATION

Market for Common Share and Dividends

As of December 31, 2003, there were 1,547,544 shares (1,663,610 shares as adjusted for 7.5% stock dividend declared in January 2004) of our common stock outstanding held by approximately 2,216 shareholders of record. There is currently no established public trading market in our common stock, and trading and quotations of our common stock have been limited and sporadic. Because there has not been an established market for our common stock, we may not be aware of all prices at which our common stock has been traded. We have not determined whether the trades of which we are aware were the result of arm’s-length negotiations between the parties. Based on information available to us from a limited number of sellers and purchasers of common stock who have engaged in privately negotiated transactions of which we are aware, we believe transactions in our common stock can be fairly summarized as follows for the periods indicated:

2003	Low	High
Fourth Quarter	$23.00	$25.00
Third Quarter	$23.00	$23.00
Second Quarter	$22.50	$23.00
First Quarter	$22.50	$22.50
2003	Low	High

Fourth Quarter	$22.00	$22.50
Third Quarter	$22.00	$22.00
Second Quarter	$22.00	$22.00
First Quarter	$22.00	$22.00

The above stock prices have not been adjusted to reflect the 5% stock dividends paid in 2003 and 2002 and the 7.5% stock dividend declared in January 2004.

No cash dividends have ever been declared or paid by the Company. However, the Board of Directors approved a 10% stock dividend for each of the five years ending December 31, 1996. The Company also declared a 5% stock dividend on January 14, 1999 for shareholders of record February 1, 1999 and a two-for-one stock split in the form of a 100% stock dividend approved on January 27, 2000 to shareholders of record February 15, 2000. The Company also paid a 5% stock dividend to shareholders on March 15, 2001, March 20, 2002, as well as March 21, 2003. The Board of Directors has declared a 7.5% stock dividend payable March 12, 2004 for shareholders of record February 13, 2004. Management does not expect the Company to pay cash dividends in the foreseeable future. South Carolina and Federal banking regulations restrict the amount of cash dividends that can be paid to HCSB Financial Corporation from the Bank.

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

INTRODUCTION

The following discussion describes our results of operations for 2003 as compared to 2002 and also analyzes our financial condition as of December 31, 2003 as compared to December 31, 2002. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowed funds. In order to maximize our net interest income, we must not only manage the volume of these balance sheet items, but also the yields that we earn on our interest-earning assets and the rates that we pay on interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balance during 2003 and 2002 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included an “Interest Rate Sensitivity Analysis” table to help explain this. Finally, we have included a number of tables that provide details about our investment securities, our loans, and our deposits and other borrowings.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the Loan Portfolio section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses and the allocation of this allowance among our various categories of loans.

In addition to earning interest on our loans and investments, we earn income through fees that we charge to our customers. Likewise, we incur other operating expenses as well. We describe the various components of this noninterest income, as well as our noninterest expense, in the Other Income and Other Expense section.

The Company continued to grow in 2003, despite the general economic downturn and declining interest rate environment. Total assets increased by $58,116,000, or 27.47%, and net loans increased by $28,674,000, or 17.77%. Much of this growth is attributable to the success of our two newest branch offices in the Windy Hill community and in downtown Myrtle Beach.

The Company’s growth began to reap its rewards in 2003. Net income increased by 35.06%, from $1,161,000 in 2002 to $1,568,000 in 2003, primarily as a result of increased income from loans and related fees. The growth of the loan portfolio resulted in a loan to deposit ratio of 91.38% and a $10,000,000 increase in borrowings with the Federal Home Loan Bank. The Company will need to attract additional deposits, borrow more money, or a combination of the two to continue expansion of the loan portfolio. A more detailed discussion of the factors contributing to growth and challenges is presented below.

RESULTS OF OPERATIONS

The Company experienced an increase of $1,612,000, or 14.02%, in interest income on loans and related fees. Because of the declining interest rate environment, total interest expense increased only $329,000, or 6.31%, from $5,211,000 for the year ended December 31, 2002, despite the overall growth in interest bearing deposits. Although net interest income increased significantly during 2003 when compared to 2002, the Company also experienced a significant increase in noninterest expense during 2003. The primary factor contributing to the increase of noninterest expense was salaries and employee benefits, which increased $573,000, or 15.3%, from $3,746,000 for the year ended December 31, 2002. This increase was related primarily to the Windy Hill and Myrtle Beach offices being open for the full year of 2003 as compared to only a portion of 2002, as well as additional support staff necessary to complement the Company’s growth. Overall, the Company experienced net income for the year ended December 31, 2003 of $1,568,000, compared to $1,161,000 for the year ended December 31, 2002. This represents an increase in net income of $407,000, or 35.06%. An interest rate swap transaction conducted by the Company during the third quarter of 2003 contributed to the minimal growth in interest expense for the year 2003.

HCSB FINANCIAL CORPORATION

Management's Discussion and Analysis of Financial
Condition and Results of Operations

ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

During the twelve months ended December 31, 2003 total assets increased $58,116,000, or 27.47%, when compared to December 31, 2002. The primary reason for the increase in total assets was an increase in net loans of $28,674,000, or 17.77%, during 2003, from $161,381,000 at December 31, 2002. Total deposits increased $45,770,000, or 27.88%, from the December 31, 2002, amount of $164,161,000. Within the deposit area, interest-bearing deposits increased $39,335,000, or 26.7%, and noninterest-bearing deposits increased $6,435,000, or 38.5%, during 2003. The increase in deposits was primarily due to the opening of two new branches. In order to better match maturities of liabilities with the loan portfolio, the Company has chosen to increase its borrowings with the Federal Home Loan Bank rather than to concentrate on increasing deposits at this time. This also allows the Company to lock in low rates for a longer period of time. As a result, borrowings with the Federal Home Loan Bank have increased by $10,000,000, or 37.47%, from $26,690,000 at December 31, 2002.

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

The Company has sought to maintain a conservative approach in determining the distribution of its assets and liabilities. The following table presents the percentage relationships of significant components of the Company’s average balance sheets for the last three fiscal years.

Balance Sheet Categories as a Percent of Average Total Assets

	2003	2002	2001
Assets:
Interest earning assets:
Federal funds sold	8.58%	5.40%	6.27%
Time deposits with other banks	-	0.03	0.12
Investment securities	11.14	8.67	14.78
Loans	72.37	78.47	71.05

Total interest earning assets	92.09	92.57	92.22
Cash and due from banks	3.72	2.73	2.65
Allowance for loan losses	(0.58)	(0.69)	(0.71)
Premises and equipment	3.35	3.74	3.71
Other assets	1.42	1.65	2.13

Total assets	100.00%	100.00%	100.00%

Liabilities and shareholders' equity:
Interest-bearing liabilities:
Interest-bearing deposits	69.43%	68.77%	76.97%
Federal funds purchased	-	0.01	0.03
Advances from the Federal Home Loan Bank	14.03	12.10	9.02

Total interest-bearing liabilities	83.46	80.88	86.02
Noninterest-bearing deposits	8.38	10.64	6.30
Accrued interest and other liabilities	0.47	0.69	0.74

Total liabilities	92.31	92.21	93.06
Shareholders' equity	7.69	7.79	6.94
Total liabilities and shareholders' equity	100.00%	100.00%	100.00%

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

NET INTEREST INCOME

Earnings are dependent to a large degree on net interest income. Net interest income represents the difference between gross interest earned on earning assets, primarily loans and investment securities, and interest paid on deposits and borrowed funds. Net interest income is affected by the interest rates earned or paid and by volume changes in loans, investment securities, deposits, and borrowed funds. The interest rate spread and the net yield on earning assets are two significant elements in analyzing the Company’s net interest income. The interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. The net yield on earning assets is computed by dividing net interest income by the average earning assets.

For the year ended December 31, 2003, net interest income was $8,697,000, an increase of $1,542,000, or 21.55%, over net interest income of $7,155,000 in 2002. Interest income from loans, including fees, was $13,112,000, an increase of $1,612,000, or 14.02%, from 2002 to 2003 as demand for loans in the Company’s marketplace continued to grow. Interest expense for the year ended December 31, 2003 was $5,540,000, compared to $5,211,000 for 2002. This represents a increase of $329,000, or 6.31%, compared to the prior year. The interest rate spread and net yield on earning assets were negatively impacted when compared to the previous year. The net yield realized on earning assets was 3.74% for 2003, compared to 4.20% in 2002. The interest rate spread was 3.50% and 3.87% in 2003 and 2002, respectively.

The following table sets forth, for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the interest rate spread, and the net yield on earning assets. The table also indicates the average daily balance and the interest income or expense by specific categories.

	2003			2002			2001
	Average	Income/	Yield/	Average/	Income/	Yield/	Average/	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Year ended December 31, (Dollars in thousands) Assets: Earning Assets:
Securities, taxable	$22,619	$662	2.93%	$11,222	$496	4.42%	17,826	$1,200	6.73%
Securities, nontaxable	3,644	163	4.47	3,538	158	4.47	3,454	153	4.43
Loans (1)	182,415	13,112	7.19	144,266	11,500	7.97	106,130	9,974	9.40
Federal funds sold	21,711	231	1.06	9,930	155	1.56	9,361	388	4.14
Time deposits with
other banks	-	-	-	60	2	3.34	184	5	2.72
Nonmarketable equity
securities	1,827	69	3.78	1,172	55	4.70	790	54	6.84

Total earning assets	232,246	14,237	6.13	170,188	12,366	7.27	137,745	11,774	8.55

Cash and due from banks	9,289			5,012			3,952
Allowance for loan losses	(1,463)			(1,261)			(1,063)
Premises and equipment	8,447			6,881			5,536
Other assets	3,570			3,034			3,201

Total assets	$252,089			$183,854			$149,371

Liabilities:
Interest-Bearing Liabilities:
Interest-bearing
deposits	$175,013	4,045	2.31%	126,442	4,056	3.21%	114,967	5,421	4.72%
Other borrowings	35,348	1,495	4.23	22,254	1,155	5.19	13,521	796	5.89

Total interest-bearing
liabilities	$210,361	5,540	2.63	148,696	5,211	3.50	128,488	6,217	4.84

Noninterest-bearing
deposits	21,123			19,568			9,413
Accrued interest and other
liabilities	1,215			1,260			1,104
Shareholders' equity	19,390			14,330			10,366

Total liabilities and
shareholders' equity	$252,089		-	$183,854			$149,371

Net interest income/spread		$8,697	3.50%		$7,155	3.87%		$5,557	3.71%

Net interest margin			3.74%			4.20%			4.03%

(1)    The effects of loans in nonaccrual status and fees collected are not significant to the computations.

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of FinancialCondition
and Results of Operations

RATE/VOLUME ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume), and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:

	2003 compared to 2002
	Due to increase (decrease) in
(Dollars in thousands)	Volume 1	Rate (1)	Volume/Rate	Total
Interest income:
Taxable securities	$377	$(125)	$(86)	$166
Nontaxable securities	4	-	1	5
Loans	2,276	(847)	183	1,612
Federal funds sold	138	(37)	(25)	76
Time deposits with other banks	(1)	(1)	-	(2)
Nonmarketable equity securities	23	(8)	(1)	14

Total interest income	2,817	(1,018)	72	1,871

Interest expense:
Interest-bearing deposits	1,165	(848)	(328)	(11)
Other borrowings	508	(160)	(8)	340

Total interest expense	1,673	(1,008)	(336)	329

Net interest income	$1,144	$(10)	$408	$1,542

	2002 compared to 2001
	Due to increase (decrease) in
(Dollars in thousands)	Volume 1	Rate (1)	Volume/Rate	Total
Interest income:
Taxable securities	$(444)	$(411)	$151	$(704)
Nontaxable securities	4	1	-	5
Loans	3,581	(1,329)	(556)	1,696
Federal funds sold	24	(242)	(15)	(233)
Time deposits with other banks	(3)	1	(1)	(3)
Nonmarketable equity securities	26	(17)	(8)	1

Total interest income	3,188	(1,997)	(360)	762

Interest expense:
Interest-bearing deposits	541	(1,728)	(178)	(1,365)
Other borrowings	514	(94)	(61)	359

Total interest expense	1,055	(1,822)	(239)	(1,006)

Net interest income	$2,133	$(175)	$(121)	$1,768

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

RATE SENSITIVITY

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 2003 and 2002. However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company’s interest rate sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance exists between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings. The larger the imbalance, the greater the interest rate risk assumed and the greater the positive or negative impact of interest fluctuations on liquidity and earnings.

Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management. The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates. The following table, “Interest Rate Sensitivity Analysis,” indicates that, on a cumulative basis, after three through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a twelve month liability sensitive position. For a bank with a liability-sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect. The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2003 and may not be indicative of the Company’s rate-sensitivity position at other points in time.

Interest Rate Sensitivity Analysis

		After One	After Three		Greater
		Through	Through	Within	Than One
December 31, 2003	Within One	Three	Twelve	One	Year or
(Dollars in thousands)	Month	Months	Months	Year	Non-Sensitive	Total
Assets
Interest-earning assets
Federal fund sold	$22,832	$-	$-	$22,832	$-	$22,832
Loans (1)	82,223	5,832	14,923	102,978	88,030	191,008
Securities	-	266	157	423	29,611	30,034

Total earning assets	105,055	6,098	15,080	126,233	117,641	243,874

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	72,941	-	-	72,941	-	72,941
Savings deposits	26,334	-	-	26,334	-	26,334
Time deposits	3,555	3,808	74,239	81,602	5,905	87,507

Total interest-bearing
deposits	102,830	3,808	74,239	180,877	5,905	186,782
Federal Home Loan Bank advances	-	-	-	-	36,690	36,690

Total interest-bearing
liabilities	102,830	3,808	74,239	180,877	42,595	223,472

Period gap	$2,225	$2,290	$	$(59,159)	75,046

Cumulative gap	$2,225	$4,515	$	$(54,644)	20,402

Ratio of cumulative gap to total
earning assets	0.91%	1.85%	(22.41%)	(22.41%)	8.37%

(1)    Excludes nonaccrual loans.

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of FinancialCondition
and Results of Operations

PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings based upon management’s evaluation of specific loans in its portfolio and general economic conditions and trends in the marketplace. The 2003 and 2002 provisions for loan losses and their related effect of increasing the allowance for loan losses are related to growth in the loan portfolio. Please refer to the section “Loan Portfolio” for a discussion of management’s evaluation of the adequacy of the allowances for loan losses. In 2003 and 2002, the provisions for loan losses were $857,000 and $535,000, respectively.

OTHER INCOME

Other income was $2,002,000 for the year ended December 31, 2003, an increase of $294,000, or 17.21%, when compared with the year ended December 31, 2002. The increase is primarily a result of an increase of $154,000, or 13.91%, in service charges on deposit accounts from $1,107,000 for 2002 to $1,261,000 for 2003, which corresponds to an increase in average demand deposits and savings accounts to $116,820,000 during 2003 as compared to $64,926,000 during 2002. The Company also recognized gains of sales of securities in 2003 of $92,000, as compared to $8,000 in 2002.

OTHER EXPENSES

All categories of other expenses increased during 2003 due to continued growth of the Company. Salaries and employee benefits increased $573,000 or 15.30%, due to an increase in staffing for the new branches at Windy Hill and Myrtle Beach and to normal salary increases among existing employees. Net occupancy and furniture and fixtures and equipment expenses also increased $118,000 due mainly to an increase in depreciation expense and the cost of equipment maintenance attributable to the opening of the new branches. Other operating expenses were $1,928,000 for the year ended December 31, 2003, compared to $1,733,000 for the year ended December 31, 2002.

INCOME TAXES

The Company’s income tax expense for 2003 was $838,000, an increase of $221,000 from the 2002 expense of $617,000. The increase in the expense results primarily from increased income before taxes. The Company’s effective tax rates for the years ended December 31, 2003 and 2002 were 34.83% and 34.70%, respectively.

LIQUIDITY

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. HCSB Financial Corporation manages both assets and liabilities to achieve appropriate levels of liquidity. Cash and federal funds sold are the Company’s primary sources of asset liquidity. These funds provide a cushion against short-term fluctuations in cash flow from both deposits and loans. The investment securities portfolio is the Company’s principal source of secondary asset liquidity. However, the availability of this source of funds is influenced by market conditions. Individual and commercial deposits are the Company’s primary source of funds for credit activities. Although not historically used as principal sources of liquidity, federal funds purchased from correspondent banks and advances from the Federal Home Loan Bank are other options available to management.

As of December 31, 2003, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $9,000,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company may also borrow an additional $17,229,000 from the Federal Home Loan Bank based on a predetermined formula. Securities available-for-sale, which totaled $28,115,000 at December 31, 2003, also serve as a ready source of liquidity. Management believes that the Company’s liquidity sources are adequate to meet its operating needs. The level of liquidity is measured by the loans-to-total borrowed funds ratio, which was at 77.78% and 85.32% at December 31, 2003 and 2002, respectively.

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of FinancialCondition
and Results of Operations

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. Management believes that through various sources of liquidity, the Company has the necessary resources to meet obligations arising from these financial instruments.

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

As of December 31, 2003, commitments to extend credit totaled $23,323,000 and standby letters of credit totaled $835,000.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2003.

		After One	After Three
		Through	Through		Greater
	Within One	Three	Twelve	Within One	Than
	Month	Months	Months	Year	One Year	Total
(Dollars in thousands) Unused commitments to
extend credit	$1,937	$2,873	$12,011	$16,821	$6,502	$23,323
Standby letters of credit	39	-	796	835	-	835

Totals	$1,976	$2,873	$12,807	$17,656	$6,502	$24,158

The Company entered into interest swap agreements associated with Federal Home Loan Bank advances during the third quarter of 2003. The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The notional amount of advances involved in this transaction totaled $14,600,000. The unrealized gain related to the interest rate swaps was $83,000 at December 31, 2003. The Company believes that the hedging of such debt was very effective as management hedged against further declines in interest rates as well as a continuation of interest rates at their present low levels.

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does the effect of inflation.

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

CAPITAL RESOURCES

The Company uses several indicators of capital strength. The most commonly used measure is average common equity to average assets, which was 7.69% in 2003 compared to 7.79% in 2002. This ratio changed very little as income was realized proportionately to the increase in assets.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Company and the Bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2003, the most recent notifications from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank’s category.

HCSB FINANCIAL CORPORATION
Management’s Discussion and Analysis of FinancialCondition
and Results of Operations

        CAPITAL RESOURCES —continued

The Company and the Bank are required to maintain certain risk-based and leverage ratios. The Company and the Bank exceeded these regulatory capital ratios at December 31, 2003, 2002, and 2001as set forth in the following tables.

December 31,	2003	2002	2001
(Dollars in thousands)
The Company
Tier 1 capital	$21,453	$19,727	$10,867
Tier 2 capital	1,773	1,452	1,112

Total qualifying capital	$23,226	$21,179	$11,979

Risk-adjusted total assets
(including off-balance-sheet exposures)	$202,436	$169,161	$123,413

Tier 1 risk-based capital ratio	10.59%	11.66%	8.81%
Total risk-based capital ratio	11.46%	12.52%	9.71%
Tier 1 leverage ratio	8.21%	9.12%	7.12%
December 31,	2003	2002	2001
(Dollars in thousands)
The Bank
Tier 1 capital	$20,017	$18,331	$10,849
Tier 2 capital	1,773	1,452	1,112

Total qualifying capital	$21,790	$19,783	$11,961

Risk-adjusted total assets
(including off-balance-sheet exposures)	$202,494	$169,176	$123,422

Tier 1 risk-based capital ratio	9.89%	10.83%	8.79%
Total risk-based capital ratio	10.76%	11.68%	9.69%
Tier 1 leverage ratio	7.66%	8.67%	7.13%

The Company does not expect to pay cash dividends to shareholders during 2004.

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

INVESTMENT PORTFOLIO

Management classifies investment securities as either held-to-maturity or available-for-sale based on their intentions and the Company’s ability to hold them until maturity. In determining such classifications, securities that management has the positive intent and the Company has the ability to hold until maturity are classified as held-to-maturity and carried at amortized cost. All other securities are designated as available-for-sale and carried at estimated fair value with unrealized gains and losses included in shareholders’ equity on an after-tax basis. As of December 31, 2003 and 2002, all securities were classified as available-for-sale.

The following tables summarize the carrying value of investment securities as of the indicated dates and the weighted-average yields of those securities at December 31, 2003.

Investment Securities Portfolio Composition

December 31,	2003	2002	2001
(Dollars in thousands)
Securities of U.S. government agencies and corporations	$5,065	$6,612	$6,529
Obligations of state and local governments	4,944	3,735	3,509
Commercial paper	-	-	3,002
Taxable obligations of state and local governments	977	-	-
Mortgage-backed securities	17,129	7,713	4,109
Nonmarketable equity securities	1,919	1,394	790

Total securities	$30,034	$19,454	$17,939

Investment Securities Portfolio Maturity Schedule

	Available-for-Sale
December 31, 2003	Carrying
(Dollars in thousands)	Amount	Yield (1)
Securities of U.S. Government agencies and corporations due:
After one year but within five years	$5,076	2.076%
Obligations of states and local governments due:
Within one year	265	5.303%
After one year but within five years	407	5.632%
After five years but within ten years	3,251	5.599%
After ten years	880	7.275%

	4,803	5.892%

Mortgage-backed securities	17,159	3.009%
Equities available-for-sale	831	15.871%
Corporate securities available-for-sale	157	1.983%

	$28,026	3.710%

(1)     For tax-exempt securities, the tax equivalent yield has been calculated using an incremental rate of 34%.

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of FinancialCondition
and Results of Operations

LOAN PORTFOLIO

Management believes the loan portfolio is adequately diversified. There are no foreign loans, and agricultural loans as of December 31, 2003 are limited. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries.

The Company has experienced continued growth of its loan portfolio throughout 2003 and 2002, resulting in increases of $28,996,000 and $45,125,000, respectively. Management has concentrated on maintaining quality in the loan portfolio. The loan-to-deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan-to-deposit ratio is indicative of higher interest income since loans yield a higher return than other interest-earning assets. The loan-to-deposit ratios were 91.38% and 99.19% at December 31, 2003 and 2002, respectively. The loans-to-total borrowed funds ratio was 77.78% and 85.32% at December 31, 2003 and 2002, respectively. Management intends to deploy available funds to loans in order to maximize earnings and achieve its targeted ratio of loans to deposits; however, there can be no assurance that management will be able to execute its strategy or that loan demand will continue to support growth.

Loan Portfolio Composition December 31,	2003	2002	2001	2000	1999
(Dollars in thousands)
Real estate - construction and
land development	$13,845	$17,032	$8,058	$5,122	$3,983
Real estate - mortgage and
commercial	89,801	65,245	43,168	32,178	26,601
Agricultural	6,891	5,496	4,921	5,427	5,961
Commercial and industrial	48,479	48,403	40,608	30,451	22,796
Consumer	27,325	25,020	20,825	17,482	16,193
All other loans (including
overdrafts)	5,488	1,637	128	669	305

Total gross loans	$191,829	$162,833	$117,708	$91,329	$75,839

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

HCSB FINANCIAL CORPORATION

Management's Discussion and Analysis of Financial
Condition and Results of Operations

LOAN PORTFOLIO - continued

Credit grading is adjusted during the life of the loan to reflect economic and individual changes having an impact on the borrowers' abilities to honor the terms of their commitments. Management uses the risk grades as a tool for identifying known and inherent losses in the loan portfolio and for determining the adequacy of the allowance for loan losses.

Maturities and Sensitivity of Loans to Changes in Interest Rates:

The following table summarizes the loan maturity distribution, by type, at December 31, 2003 and related interest rate characteristics:

		Over One Year
	One Year or	Through	Over Five
December 31, 2003 (Dollars in thousands)	Less	Five Years	Years	Total
Real estate - construction
and land development	$10,774	$2,827	$244	$13,845
Real estate - other	23,332	37,886	28,583	89,801
Agricultural	3,120	2,056	1,715	6,891
Commercial and industrial	18,020	23,965	6,494	48,479
Consumer	7,082	18,681	1,562	27,325
All other loans (including overdrafts)	4,925	123	440	5,488

	$67,253	$85,538	$39,038	$191,829

Loans maturing after one year with:
Fixed interest rates				$75,368
Floating interest rates				49,208

				$124,576

Risk Elements

Loans are defined as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment of a loan is based on the present value of the expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent.

Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected.

As of December 31, 2003 and 2002, the Company had nonaccrual loans of approximately $1,641,000 and $915,000, respectively, and loans that were past due 90 days or more and still accruing interest of approximately $2,315,000 and $381,000, respectively, for which impairment had not been recognized. For loans to be in excess of 90 days delinquent and still accruing interest, the borrowers must be either remitting payments although not able to get current, liquidation on loans deemed to be well secured must be near completion or the Company has reason to believe that correction of the delinquency status by the borrower is near. The additional interest income which would have been recognized into earnings if the Company’s nonaccrual loans had been current in accordance with their original terms is immaterial for all years presented. The amount of both nonaccrual loans and loans past due 90 days or more were considered in computing the allowance for loan losses as of December 31, 2003.

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

LOAN PORTFOLIO - continued

Summary of Loan Loss Experience (Dollars in thousands)	2003	2002	2001	2000	1999
Total loans outstanding at
end of period	$192,304	$162,833	$117,708	$91,319	$75,793

Average loans outstanding	$182,445	$144,266	$106,130	$87,180	$67,457

Balance of allowance for loan
losses at beginning of period	$1,452	$1,112	$1,019	$922	$880

Loan losses:
Real estate	27	4	1	3	-
Commercial	368	145	57	125	126
Consumer and credit card	175	89	220	62	36

Total loan losses	570	238	278	190	162
Recoveries of loans previous
charged-off	35	43	23	16	14

Net charge-offs	535	195	255	174	148

Provision charged to operations	857	535	348	271	190

Balance of allowance for loan
losses at end of period	$1,774	$1,452	$1,112	$1,019	$922

Ratios:
Net charge-offs to average
loans outstanding	0.30%	0.14%	0.24%	0.20%	0.22%
Net charge-offs to loans at
end of year	0.28%	0.12%	0.22%	0.19%	0.20%
Allowance for loan losses to
average loans	0.98%	1.01%	1.05%	1.17%	1.37%
Allowance for loan losses to
loans at end of year	0.93%	0.89%	0.94%	1.12%	1.22%
Net charge-offs to allowance
for loan losses	30.16%	13.43%	22.93%	17.08%	16.05%
Net charge-offs to provisions
for loan losses	62.43%	36.45%	73.28%	64.21%	77.89%

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

Management regularly monitors past due and classified loans. However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period. At December 31, 2003 and 2002, management considers the allowances for loan losses adequate based on their judgments, evaluations, and analysis of the loan portfolio.

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of Financial
Condition and Results of Operations

LOAN PORTFOLIO - continued

Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not prove to be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional allocations will not be required. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time.

AVERAGE DAILY DEPOSITS

The following table summarizes the Company’s average daily deposits during the years ended December 31, 2003, 2002, and 2001. These totals include certificates of deposit $100,000 and over, which at December 31, 2003 totaled $41,792,000. Of this total, scheduled maturities within three months were $1,945,000; within three to six months $19,655,000; within six to twelve months $18,339,000; and $1,793,000 maturing thereafter.

	2003		2002		2001
		Average		Average		Average
	Average	Rate	Average	Rate	Average	Rate
	Amount	Paid	Amount	Paid	Amount	Paid
Noninterest-bearing demand	$21,123	0.00%	$19,568	0.00%	$9,413	0.00%
Interest-bearing transaction
accounts	69,954	2.28	24,978	2.52	11,375	0.78
Money market savings account	21,350	1.32	16,999	1.82	18,259	3.29
Other savings accounts	4,893	0.37	3,381	0.63	2,669	1.54
Certificates of deposit	79,317	2.73	81,084	3.82	82,664	5.67

Total deposits	$196,137		$146,010		$124,380

ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank averaged $35,348,000 in 2003 and totaled $36,690,000 at December 31, 2003. The maximum amount of advances at any month-end was $36,690,000 in 2003 and the weighted average interest rate was 4.23% in 2003. Advances from the Federal Home Loan Bank averaged $22,254,000 in 2002 and totaled $26,690,000 at December 31, 2002. The maximum amount of advances at any month-end was $26,690,000 in 2002 and the weighted average interest rate was 5.19% in 2002.

Advances from the Federal Home Loan Bank are collateralized by one-to-four family residential mortgage loans and the Company’s investment in Federal Home Loan Bank Stock. Although we expect to continue using Federal Home Loan Bank advances as a secondary funding source, core deposits will continue to be our primary funding source. Of the $36,690,000 advances from Federal Home Loan Bank outstanding at December 31, 2003, $5,000,000 have scheduled principal reductions in 2008 and the remaining balance matures after five years.

As discussed in the notes to the financial statements, the Company has entered into interest rate swap agreements associated with Federal Home Loan Bank advances maturing on March 1, 2010, May 24, 2010 and March 22, 2011. The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The variable rate was 3.41% at December 31, 2003 and is based on the three month LIBOR index.

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of FinancialCondition
and Results of Operations

RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio (average daily equity divided by average total assets) for the period indicated. Since its inception, the Company has not paid cash dividends.

	2003	2002	2001
Return on average assets	0.62%	0.63%	0.67%
Return on average equity	8.09%	8.10%	9.61%
Equity to assets ratio	7.69%	7.79%	6.94%

ACCOUNTING AND FINANCIAL REPORTING ISSUES

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2003, as filed on our annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

INDUSTRY DEVELOPMENTS

USA Patriot Act of 2001

In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Compliance with the Patriot Act has added to the Company’s operating expenses due to the requirement for additional technology, paperwork and recordkeeping that is required.

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

HCSB FINANCIAL CORPORATION

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

INDUSTRY DEVELOPMENTS - continued

SARBANES-OXLEY

In the summer of 2002, the United States Congress passed the Sarbanes-Oxley Act in response to corruption in some parts of Corporate America. The Act was intended to require a change in corporate governance with those companies that must report to the SEC. Not since the 1930‘s has a single piece of reform legislation had such a dramatic impact on business practices in this country. This voluminous legislation has caused a dramatic re-tooling in the way companies, both large and small, have to disclose their financial information. It has also set in motion many deadlines for implementing far-reaching changes in the reports that are filed with the SEC. The bottom line is that like most legislation, this Act will cost small companies a disproportionate amount of expense to implement the changes required as compared to a large company. While the effectiveness of the legislation will not become apparent for some time, rest assured that the cost of implementation would have an immediate impact on the bottom line for the next several years.

CHANGE OF ACCOUNTANTS

Legislation and Securities Exchange Commission rules adopted in 2002 have significantly increased, and will continue to increase, the regulatory burdens on audit firms that audit the financial statements of companies that are subject to the reporting requirements of the Securities Exchange Act of 1934. Consequently, many smaller audit firms are deciding to limit their audit practice to companies that are not subject to the 1934 Act. Tourville, Simpson & Caskey, L.L.P., which served as the Company’s principal independent accountant since the Company’s inception, is one such firm. Accordingly, effective January 2, 2003, Tourville, Simpson & Caskey resigned as the Company’s principal independent public accountant. Elliott Davis, LLC was engaged by the Company on January 2, 2003 to audit the Company’s financial statements for the year ended December 31, 2002, and was selected to audit the Company’s financial statements for the year ending December 31, 2003.

Tourville, Simpson & Caskey, L.L.P.‘s reports on the Company’s financial statements for each of the years ended December 31, 2001 and 2000 neither contained an adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Tourville, Simpson & Caskey, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Tourville, Simpson & Caskey, L.L.P.‘s satisfaction, would have caused it to make reference to the subject matter of the disagreement in its reports.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
HCSB Financial Corporation
Loris, South Carolina

We have audited the accompanying consolidated balance sheets of HCSB Financial Corporation and its subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of HCSB Financial Corporation and its subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC
Elliott Davis, LLC
Columbia, South Carolina
January 22, 2004

HCSB FINANCIAL CORPORATION

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2003	2002
Assets:
Cash and cash equivalents:
Cash and due from banks	$12,741	$8,243
Federal funds sold	22,832	11,350

Total cash and cash equivalents	35,573	19,593

Investment securities:
Securities available-for-sale	28,115	18,060
Nonmarketable equity securities	1,919	1,394

Total investment securities	30,034	19,454

Loans held for sale	475	-
Loans receivable	191,829	162,833
Less allowance for loan losses	(1,774)	(1,452)

Loans, net	190,055	161,381
Premises, furniture, and equipment, net	9,377	7,908
Accrued interest receivable	1,671	1,585
Other assets	2,529	1,677

Total assets	$269,714	$211,598

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$23,149	$16,714
Interest-bearing transaction accounts	72,941	58,329
Money market savings accounts	20,943	18,798
Other savings accounts	5,391	3,534
Certificates of deposit $100 and over	41,792	21,172
Other time deposits	45,715	45,614

Total deposits	209,931	164,161
Advances from the Federal Home Loan Bank	36,690	26,690
Accrued interest payable	351	314
Other liabilities	1,233	583

Total liabilities	248,205	191,748

Commitments and Contingencies (Notes 4, 10 and 11)
Shareholders' Equity:
Common stock, $0.01 par value, 10,000,000 shares authorized;
1,663,610 and 1,469,767 shares issued and outstanding
in 2003 and 2002, respectively	16	15
Capital surplus	21,437	17,652
Retained earnings	-	2,067
Accumulated other comprehensive income	56	122
Treasury stock, at cost	-	(6)

Total shareholders' equity	21,509	19,850

Total liabilities and shareholders' equity	$269,714	$211,598

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION
Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands)	2003	2002
Interest income:
Loans, including fees	$13,112	$11,500
Investment securities:
Taxable	662	496
Tax-exempt	163	158
Nonmarketable equity securities	69	55
Federal funds sold	231	155
Time deposits with other banks	-	2

Total	14,237	12,366

Interest expense:
Deposits	4,045	4,056
Advances from the Federal Home Loan Bank	1,495	1,155

Total	5,540	5,211

Net interest income	8,697	7,155
Provision for loan losses	857	535

Net interest income after provision for loan losses	7,840	6,620

Noninterest income:
Service charges on deposit accounts	1,261	1,107
Credit life insurance commissions	151	135
Gain on sale of residential mortgage loans	132	170
Brokerage commissions	115	65
Other fees and commissions	184	174
Gain on sale of securities available-for-sale	92	8
Other	67	49

Total	2,002	1,708

Noninterest expenses:
Salaries and employee benefits	4,319	3,746
Net occupancy	481	426
Furniture and equipment	708	645
Other operating	1,928	1,733

Total	7,436	6,550

Income before income taxes	2,406	1,778
Income tax provision	838	617

Net income	$1,568	$1,161

Net income per common share	$0.94	$0.77

Average common shares outstanding	1,663,177	1,504,594

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income
Years ended December 31, 2003 and 2002

					Accumulated
					other
					compre-
	Common Stock		Capital	Retained	hensive	Treasury
(Dollars in thousands except share amounts)	Shares	Amount	surplus	earnings	income	stock	Total
Balance, December 31, 2001	1,052,175	$11	$8,793	$2,063	$28	$-	$10,895

Net income				1,161			1,161
Other comprehensive income,
net of tax expense of $55					94		94

Comprehensive income							1,255
Payment for fractional shares				(16)			(16)
Issuance of 5% stock dividend	51,880	1	1,141	(1,141)			1
Issuance of stock	365,712	3	8,042				8,045
Stock issuance costs			(324)				(324)
Purchase of treasury stock
(277 shares)						(6)	(6)

Balance, December 31, 2002	1,469,767	15	17,652	2,067	122	(6)	19,850

Net Income				1,568			1,568
Other comprehensive income,
(loss) net of tax benefit of $39					(66)		(66)

Comprehensive income							1,502
Payment for fractional shares				(18)			(18)
Issuance of stock	4,829		106				106
Issuance of 5% stock dividend	72,948		1,605	(1,605)			-
Sale of treasury stock						6	6
Reimbursement of stock
issuance costs			63				63
Declaration of 7.5% stock
dividend on January 18, 2004	116,066	1	2,011	(2,012)			-

Balance, December 31, 2003	1,663,610	$16	$21,437	$-	$56	$	$21,509

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION
Consolidated Statements of Cash Flows

	Years ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$1,568	$1,161
Adjustments to reconcile net income to
net cash provided by operating activities:
Provision for loan losses	857	535
Deferred income tax provision (benefit)	(22)	46
Depreciation and amortization expense	441	425
Premium amortization less discount accretion	332	39
Amortization of net deferred loan costs	9	27
Net (gain) loss on sale of securities available-for-sale	(92)	(8)
Loss (gain) on sale of other real estate owned	35	(3)
Loss (gain) on disposal of premises and equipment	13	63
Increase in interest receivable	(86)	(123)
Increase in interest payable	37	94
Increase in other assets	(650)	(227)
Increase in other liabilities	689	43

Net cash provided by operating activities	3,131	2,072

Cash flows from investing activities:
Purchases of securities available-for-sale	(36,231)	(32,545)
Maturities of securities available-for-sale	18,069	29,459
Proceeds from sales of securities available-for-sale	7,737	2,208
Net increase in loans to customers	(30,579)	(45,744)
Purchase of premises, furniture and equipment	(2,025)	(2,902)
Proceeds from sale of premises, furniture and equipment	102	45
Proceeds from sale of other real estate owned	349	351
Decrease in time deposits with other banks	-	699
Purchase of nonmarketable equity securities	(500)	(604)

Net cash used by investing activities	(43,078)	(49,033)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing
transaction accounts and savings accounts	25,049	55,945
Net increase (decrease) in time deposits	20,721	(11,857)
Net decrease in federal funds purchased	-	(2,310)
Advances from the Federal Home Loan Bank	10,000	12,090
Proceeds from stock issuance	106	8,046
Purchase (sale) of treasury stock	6	(6)
Stock issuance (reimbursement) of costs	63	(324)
Cash paid for fractional shares	(18)	(16)

Net cash provided by financing activities	55,927	61,568

Net increase in cash and cash equivalents	15,980	14,607
Cash and cash equivalents, beginning of year	19,593	4,986

Cash and cash equivalents, end of year	$35,573	$19,593

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING
POLICIES

Basis of Presentation and Consolidation- The accompanying consolidated financial statements include the accounts of HCSB Financial Corporation (the Company) and its wholly owned subsidiary, Horry County State Bank (the Bank). The Company was incorporated on June 10, 1999. The Bank was incorporated on December 18, 1987, and opened for operations on January 4, 1988. The principal business activity of the Company is to provide commercial banking services in Horry and Marion Counties, South Carolina, and in Columbus and Brunswick Counties, North Carolina. The Bank is a state-chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation.

Management’s Estimates - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and income and expenses for the period. Actual results could differ significantly from those estimates.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Significant Group Concentrations of Credit Risk - Most of the Company’s activities are with customers located within Horry and Marion Counties in South Carolina and Columbus and Brunswick Counties in North Carolina. The types of securities in which the Company invests are discussed in Note 3. The types of lending that the Company engages in are discussed in Note 4. The Company does not have any significant concentrations to any one industry or customer.

Investment Securities- Investment securities available-for-sale by the Company are carried at amortized cost and adjusted to their estimated fair value. The unrealized gain or loss is recorded in shareholders’ equity net of the deferred tax effects. Management does not actively trade securities classified as available-for-sale, but intends to hold these securities for an indefinite period of time and may sell them prior to maturity to achieve certain objectives. Reductions in fair value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis in the security. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the realized gain or loss from a sales transaction.

Nonmarketable Equity Securities - Nonmarketable equity securities include the Company’s investments in the stock of the Federal Home Loan Bank and Community Financial Services. The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on Federal Home Loan Bank stock and Community Financial Services stock are included as a separate component in interest income.

At December 31, 2003 and 2002, the investment in Federal Home Loan Bank stock was $1,834,000 and $1,334,000, respectively, and the investment in Community Financial Services stock was $60,000 in both years. During 2003, the Company purchased stock in another community bank totaling $25,000.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 1- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

Loans held for Sale - Loans held for sale consist of residential mortgage loans the Company originates for sale to secondary market investors. They are carried at the lower of aggregate cost or market value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Fees collected in conjunction with origination activities are deferred as part of the cost basis of the loan and recognized when the loan is sold. Gains or losses on sales are recognized when the loans are sold and are determined as the difference between the sales price and the carrying value of the loans.

The Company issues rate lock commitments to borrowers based on prices quoted by secondary market investors. When rates are locked with borrowers, a sales commitment is immediately entered (on a best efforts basis) at a specified price with a secondary market investor. Accordingly, any potential liabilities associated with rate lock commitments are offset by sales commitments to investors.

Loans Receivable - Loans receivable are stated at their unpaid principal balance. Interest income on loans is computed based upon the unpaid principal balance. Interest income is recorded in the period earned.

The accrual of interest income is generally discontinued when a loan becomes contractually 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest.

Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized to income over the contractual life of the related loans or commitments, adjusted for prepayments, using the straight-line method.

Under Statement of Financial Accounting Standards (SFAS) No. 114, (Accounting by Creditors for the Impairment of a Loan), and SFAS No. 118, (Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures), loans are defined as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans are subject to this criteria except for “smaller balance homogeneous loans that are collectively evaluated for impairment” and loans “measured at fair value or at the lower of cost or fair value.” The Company considers its consumer installment portfolio, credit card loans, and home equity lines as such exceptions. Therefore, the real estate and commercial loan portfolios are primarily affected by these statements.

Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. When management determines that a loan is impaired, the difference between the Company’s investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is charged to bad debt expense with a corresponding entry to the allowance for loan losses. The accrual of interest is discontinued on an impaired loan when management determines the borrower may be unable to meet payments as they become due. There were no impaired loans at December 31, 2003 or 2002 that were material to the financial statements.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers’ ability to pay, and the underlying collateral value of the loans. Loans deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses, including provisions for loan impairment, and recoveries on loans previously charged off, are added to the allowance.

Premises, Furniture and Equipment — Premises, furniture and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed by the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings — 40 years; furniture and equipment — 3 to 25 years. The cost of assets sold or otherwise disposed of and the related accumulated depreciation is eliminated from the accounts, and the resulting gains or losses are reflected in the income statement.

Maintenance and repairs are charged to current expense as incurred, and the costs of major renewals and improvements are capitalized.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES —continued

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

Derivative Financial Instruments — The Company has entered into certain interest rate swap agreements which are derivative financial instruments (“derivatives”). The derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of fair value of a recognized asset or liability (“fair value hedge”). Changes in the fair value of a derivative that is highly effective as — and that is designated and qualifies — as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk, are recorded in current-period earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking hedged transactions. This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities on the balance sheet. The derivatives in which the Company is a counterparty qualify for the “shortcut” method of assessing the ongoing effectiveness of its hedging relationship with the underlying hedged item.

The Company discontinues hedge accounting prospectively when (1) the derivative expires or is sold, terminated, or exercised; (2) management determines that designation of the derivative as a hedge instrument is no longer appropriate; or (3) the underlying hedged item is liquidated. When hedge accounting is discontinued, the derivative is carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings.

Income and Expense Recognition - The accrual method of accounting is used for all significant categories of income and expense. Immaterial amounts of insurance commissions and other miscellaneous fees are reported when received.

Income Taxes - Amounts provided for income taxes are based on income reported for financial statement purposes. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2003, will be realized, and accordingly, has not established a valuation allowance. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $127,000 and $187,000, were included in the Company’s results of operations for 2003 and 2002, respectively.

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

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

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

The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
(Dollars in thousands)	2003	2002
Unrealized gains on
securities available-for-sale	$(13)	$157
Reclassification adjustment for (gains) losses
realized in net income	(92)	(8)

Net unrealized gains (losses) on securities	(105)	149
Tax effect	39	(55)

Net-of-tax amount	$(66)	$94

Statements of Cash Flows - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold.

The following summarizes supplemental cash flow information:

	Years Ended December 31,
(Dollars in thousands)	2003	2002
Cash paid for interest	$5,503	$5,117
Cash paid for income taxes	714	682
Supplemental noncash investing and financing activities:
Foreclosures on loans	564	397

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-based Compensation - Transition and Disclosure,” an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Pronouncement Board (“APB”) Opinion No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

In November 2002, the FASB issued Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material effect on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have a material effect on the Company’s financial position or results of operations.

Risks and Uncertainties - In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different basis, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from borrower’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators’ judgments based on information available to them at the time of their examination.

Reclassifications - Certain captions and amounts in the 2002 financial statements were reclassified to conform with the 2003 presentation.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 2 - CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. At December 31, 2003 and 2002, the requirements were satisfied by vault cash.

NOTE 3 - INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

	Amortized	Gross Unrealized		Estimated
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
December 31, 2003
Securities of U.S. government agencies
and corporations	$5,233	$2	$13	$5,222
Mortgage-backed securities	17,159	54	84	17,129
Equity securities	831	-	11	820
Obligations of state and local governments	4,803	142	1	4,944

Total	$28,026	$198	$109	$28,115

December 31, 2002
Securities of U.S. government agencies
and corporations	$6,580	$32	$-	$6,612
Mortgage-backed securities	7,647	67	1	7,713

Obligations of state and local governments	3,639	108	12	3,735
Total	$17,866	$207	$13	$18,060

The following is a summary of maturities of securities available-for-sale as of December 31, 2003. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities
	Available-For-Sale
	Amortized	Estimated
(Dollars in thousands)	Cost	Value
Due in less than one year	$422	$423
Due after one year but within five years	5,483	5,498
Due after five years but within ten years	3,251	3,348
Due after ten years	1,711	1,717

	10,867	10,986
Mortgage-backed securities	17,159	17,129

Total	$28,026	$28,115

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES - continued

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

Securities Available for Sale

	Less than		Twelve months
	or more			Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair value	losses	Fair value	losses	Fair value	losses
Securities of U.S. government
agencies and corporations	$2,144	$13	$-	$-	$2,144	$13
Mortgage-backed securities	11,202	84	-	-	11,202	84
Equity securities	831	11	-	-	831	11
Obligations of state and
local governments	250	1	-	-	250	1

Total	$14,427	$109	$-	$-	$14,427	$109

At December 31, 2003, and 2002, investment securities with a book value of $15,542,775 and $3,113,000, respectively, and a market value of $15,544,973 and $3,199,000, respectively, were pledged as collateral to secure public deposits.

Gross realized gains on sales of available-for-sale securities were $92,000 and $8,000 in 2003 and 2002, respectively. There were no gross realized losses on sales of available-for-sale securities in 2003 and 2002. Proceeds from the sale of securities totaled $7,737,000 and $2,208,000 in 2003 and 2002, respectively.

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

	Years ended December 31,
(Dollars in thousands)	2003	2002
Real estate - construction and land development	$13,845	$17,032
Real estate - mortgage and commercial	89,801	65,245
Agricultural	6,891	5,496
Commercial and industrial	48,479	48,403
Consumer	27,325	25,020
All other loans (including overdrafts)	5,488	1,637

Total gross loans	$191,829	$162,833

Certain parties (principally certain directors and officers of the Company, their immediate families, and business interests) were loan customers and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amounts of loans to related parties were $2,707,000 and $994,000 at December 31, 2003 and 2002, respectively. During 2003, $1,877,000 of new loans were made to related parties, and repayments totaled $164,000.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 4 — LOANS RECEIVABLE - continued

Transactions in the allowance for loan losses are summarized below:

	December 31,
(Dollars in thousands)	2003	2002
Balance, beginning of year	$1,452	$1,112
Provision charged to operations	857	535
Recoveries on loans previously charged off	35	43
Loans charged off	(570)	(238)

Balance, end of year	$1,774	$1,452

Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of the delay, are expected to be collected.

As of December 31, 2003 and 2002, the Company had nonaccrual loans of approximately $1,641,000 and $915,000, respectively, and loans that were contractually past due 90 days or more and still accruing interest of approximately $2,315,000 and $381,000, respectively, for which impairment had not been recognized. The additional interest income which would have been recognized into earnings if the Company’s nonaccrual loans had been current in accordance with their original terms is immaterial for all years presented. At December 31, 2003 and 2002, there were no impaired loans that were material to the Company’s financial statement.

The majority of the total loans contractually past due 90 days or more and still accruing interest relate to a group of loans to one borrower. Most of the loans are secured by real estate. Management is working with the borrower to dissolve portions of the collateral. Management believes that the allowance for loan losses has been funded adequately for these specific loans.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The fair value of standby letters of credit is insignificant.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter-party.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties. The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
(Dollars in thousands)	2003	2002
Commitments to extend credit	$23,323	$10,452
Standby letters of credit	835	443

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
(Dollars in thousands)	2003	2002
Land	$3,106	$3,199
Buildings and land improvements	4,775	3,597
Furniture and equipment	3,125	2,778
Construction in progress	820	360

	11,826	9,934
Less accumulated depreciation	(2,449)	(2,026)

Premises and equipment, net	$9,377	$7,908

Depreciation expense for the years ended December 31, 2003 and 2002 was $441,000 and $425,000, respectively.

In 2003 and 2002, the Company capitalized $22,000 and $2,000, respectively, of interest during the construction and renovation of new branches.

NOTE 6 - OTHER ASSETS

Other assets consisted of the following:

	December 31,
(Dollars in thousands)	2003	2002
Cash value of life insurance	$846	$800
Other real estate owned	390	210
Prepaid expenses	201	125
Unamortized software	264	285
Net deferred tax asset	227	123
Other	601	134

Total	$2,529	$1,677

NOTE 7 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company maintains an overall interest-rate risk-management strategy that incorporates the use of derivatives to minimize significant unplanned fluctuations in earnings that are caused by interest-rate volatility. As part of this strategy, the Company entered certain interest rate swap agreements during 2003. Such interest rate swaps are derivative financial instruments (“derivatives”). Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional amount and maturity date. The Company’s goal is to manage interest-rate sensitivity by modifying the repricing or maturity characteristics of specific balance-sheet assets and liabilities so that the net-interest margin is not, on a material basis, adversely affected by movements in interest rates. The interest-rate swaps entered by the Company converted certain nonprepayable fixed rate long term debt to floating rates. As a result of interest-rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivatives that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest-rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 7 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - continued

By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed by the Company’s credit committee.

Market risk is the adverse effect that a change in interest rates, currency, or implied volatility rates has on the value of a financial instrument. The Company manages the market risk associated with interest rate swap contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. The Company periodically measures this risk by using a value-at-risk methodology.

The Company’s derivatives activities are monitored by its risk-management committee as part of that committee’s oversight of the Company’s asset/liability and treasury functions. The Company’s asset/liability committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Company’s overall interest-rate risk-management and trading strategies.

The interest rate swap agreements provide for the Company to make payments at a variable rate determined by a specified index (three month LIBOR) in exchange for receiving payments at a fixed rate of 5.8%. During 2003, the Company recognized $105,000 as a reduction of interest expense on Federal Home Loan Bank Advances as a result of its interest rate swaps.

At December 31, 2003, the information pertaining to outstanding interest rate swap agreements used to hedge fixed rate debt is as follows:

2003
Notional amount	$14,600,000
Weighted average fixed (receive) rate	3.41%
Weighted average variable (pay) rate	1.11%
Weighted average maturity in years	6.6
Unrealized gain (loss) relating to interest rate swaps	83

No interest rate swap agreements were used by the Company prior to 2003. At December 31, 2003, the unrealized gain of $83,000 related to interest rate swaps was recorded in derivative assets and other liabilities by the same amount.

Risk management results for the year ended December 31, 2003 related to the balance sheet hedging of long-term debt indicate that the hedges were 100% effective and that there was no component of the derivative instruments’ gain or loss which was excluded from the assessment of hedge effectiveness.

NOTE 8 - DEPOSITS

At December 31, 2003, the scheduled maturities of time deposits were as follows:

Maturing In	Amount
2004	$81,602
2005	3,970
2006	1,170
2007	284
2008 and thereafter	481

Total	$87,507

Overdrawn transaction accounts in the amount of $42,000 and $119,000 were classified as loans as of December 31, 2003 and 2002, respectively.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 9 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

	Interest	December 31,
(Dollars in thousands) Convertible advances maturing on:	Rate	2003	2002
March 11, 2008	3.09%	$5,000	$-
March 1, 2010	5.92%	5,000	5,000
May 24, 2010	6.49%	4,600	4,600
March 22, 2011	5.05%	5,000	5,000
January, 17, 2012	3.875%	5,000	5,000
July 23, 2012	3.81%	5,000	5,000
August 4, 2012	3.56%	2,090	2,090
January 30, 2013	3.36%	5,000	-

Total		$36,690	$26,690

Interest is payable quarterly. Initially all advances bear interest at a fixed rate; however, the rate can be converted to a floating rate after a certain period. As of December 31, 2003, all advances were bearing fixed rates of interest.

As of December 31, 2003, scheduled principal reductions include $5,000,000 in 2008 and the remainder after five years.

As collateral, the Company has pledged its portfolio of first mortgage one-to-four family residential loans aggregating $37,669,000 at December 31, 2003, as well as half of its commercial real estate loan portfolio, totaling $23,472,000 at December 31, 2003. Additionally, it has pledged its investment in Federal Home Loan Bank stock with a carrying value of $1,834,000.

As discussed in Note 7, the Company has entered into interest rate swap agreements associated with Federal Home Loan Bank advances maturing on March 1, 2010, May 24, 2010 and March 22, 2011. The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The variable rate was 3.41% at December 31, 2003 and is based on the three month LIBOR index.

NOTE 10 - LEASE COMMITMENTS

On May 15, 1997, the Company entered into a lease agreement for land on which to operate its Tabor City branch. The lease had an initial five-year term that expired June 5, 2002, and the Company chose to exercise its option for a five-year renewal of the lease at that time. In December 2002, the Company and the property owners chose to negotiate a new lease that began January 5, 2003 and ends January 5, 2008 with the Company having an option for nine additional five-year renewal periods thereafter. Subsequent to the date of the renegotiated lease, the lease was amended and resulted in a new rental amount of $1,000 per month through January 5, 2008. The lease gives the Company the first right of refusal to purchase the property at an unimproved value if the owners decide to sell. The Company also pays applicable property taxes on the property.

On February 4, 2002, the Company entered into an annual lease agreement to operate its Myrtle Beach branch in a temporary location. This annual lease has an option for twelve additional renewal terms of one month each. The Company expects to have these one-month renewals in force through April 2004 and pays a lease payment of $3,500 per month.

Expected future minimum lease payments over the next four years for these long-term operating leases are as follows:

(Dollars in thousands)                                                                                                                                                    Amount

2004	$ 26
2005	12
2006	12
2007	12
Total	$ 62

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 11 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2003, management was not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.

At December 31, 2003, the Company has a new branch under construction in Myrtle Beach. The Company believes construction will be complete in April 2004. The total contract price for the branch is $1,850,000. Therefore, estimated additional costs to complete the branch are approximately $1,030,000 as of December 31, 2003.

NOTE 12 - SHAREHOLDERS’ EQUITY

Stock Dividends - On January 18, 2004, the Board of Directors declared a 7.5% stock dividend payable on March 12, 2004, to shareholders of record at February 13, 2004. As a result of the stock dividend, 116,066 shares were issued. The financial statements as of December 31, 2003 were adjusted to reflect such transaction and resulted in a reclassification of $2,011,000 from retained earnings to common stock and capital surplus. All per share amounts have been adjusted to reflect this dividend.

Restrictions on Dividends - South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank’s dividends to HCSB Financial Corporation are payable only from the undivided profits of the Bank. At December 31, 2003, the Bank’s undivided profits were $5,748,242. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 13 - CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the table below) of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk-weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital.

The Bank is also required to maintain capital at a minimum level based on quarterly average assets (as defined), which is known as the leverage ratio. Only the strongest institutions are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of the most recent regulatory examination, the Bank was deemed well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events that management believes have changed the Bank’s categories.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 13 - CAPITAL REQUIREMENTS — continued

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

			Minimum Requirement		To Be Well Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio

(Dollars in thousands) December 31, 2003 The Company
Total capital (to risk-weighted assets)	$23,226	11.46%	$16,209	8.00%		$-		-
Tier 1 capital (to risk-weighted assets)	21,453	10.59	8,104	4.00		-		-
Tier 1 capital (to average assets)	21,453	8.21	10,452	4.00		-		-
The Bank
Total capital (to risk-weighted assets)	$21,790	10.76%	$16,200	8.00%	$20,249		10.00%
Tier 1 capital (to risk-weighted assets)	20,017	9.89	8,100	4.00	12,150		6.00
Tier 1 capital (to average assets)	20,017	7.66	10,449	4.00	13,062		5.00

December 31, 2002 The Company
Total capital (to risk-weighted assets)	$21,179	12.52%	$13,534	8.00%		$-		-
Tier 1 capital (to risk-weighted assets)	19,727	11.66	6,767	4.00		-		-
Tier 1 capital (to average assets)	19,727	9.12	8,452	4.00		-		-
The Bank
Total capital (to risk-weighted assets)	$19,783	11.68%	$13,534	8.00%	$16,918		10.00%
Tier 1 capital (to risk-weighted assets)	18,331	10.83	6,767	4.00	10,151		6.00
Tier 1 capital (to average assets)	18,331	8.67	8,452	4.00	10,565		5.00

NOTE 14 - RETIREMENT AND BENEFITS

Trusteed Retirement Savings Plan - The Bank has a trustee retirement savings plan which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to contribute up to 15% of their annual compensation. At its discretion, the Company can make matching contributions up to 4% of the participants’ compensation. The Company charged $118,000 and $93,000, to earnings for the retirement savings plan in 2003 and 2002, respectively.

Directors Deferred Compensation Plan - The Company has a deferred compensation plan whereby directors may elect to defer the payment of their fees. Under the terms of the plan, the Company accrues an expense equal to the amount deferred plus an interest component based on the prime rate of interest at the beginning of each year. The Company has also purchased life insurance contracts on each of the participating directors. At December 31, 2003 and 2002, $345,000 and $273,000, respectively, of directors’ fees were deferred and are included in other liabilities.

Performance Compensation for Stakeholders Plan - The Company implemented an employee bonus program in 2003 which it refers to as its Stakeholder Plan. The plan pays employees based on a schedule of key performance indicators they are required to meet in order to be rewarded. The plan accrues for its employee bonuses based on a percentage of each employee’s annual salary. The plan has a fiscal year ending on December 31, and pays out on January 30 of the following year. At December 31, 2003, the plan had an accrued payout of $62,000.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 15 - OTHER EXPENSES

Other expenses are summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2003	2002
Advertising and promotion	$369	$361
Stationery, printing, and postage	305	301
Telephone	135	114
Director and advisory fees	115	97
Insurance	71	90
ATM services	84	71
Courier services	76	63
Other	773	636

Total	$1,928	$1,733

NOTE 16 - INCOME TAXES

Income tax expense is summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2003	2002
Currently payable:
Federal	$790	$607
State	73	56

Total current	863	663

Deferred income taxes	(64)	9

Income tax expense	$799	$672

Income tax expense is allocated as follows:
To continuing operations	$838	$617
To shareholders' equity	(39)	55

Total	$799	$672

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 16 - INCOME TAXES - continued

The components of the net deferred tax asset are as follows:

	Years Ended December 31,
(Dollars in thousands)	2003	2002
Deferred tax assets:
Allowance for loan losses	$159	$386
Net capitalized loan costs	30	38
State net operating loss	4	9
Deferred directors' fees	40	93
Organizational costs	1	5
Nonaccruing interest	13	25

Total deferred tax assets	247	556

Deferred tax liabilities:
Accumulated depreciation	115	256
Gain on sale of real estate	25	73
Software amortization	15	32
Net unrealized gain on securities available-for-sale	33	72

Total deferred tax liabilities	188	433

Net deferred tax asset	$59	$123

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2003 and 2002 will be realized and, accordingly, has not established a valuation allowance. Deferred tax assets are included in other assets.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rates of 34% to income before income taxes follows:

	Years Ended December 31,
(Dollars in thousands)	2003	2002
Tax expense at statutory rate	$818	$604
State income tax, net of federal income tax benefit	48	44
Tax-exempt interest income	57	55
Other	(85)	(86)

Income tax provision	$838	$617

NOTE 17 - UNUSED LINES OF CREDIT

As of December 31, 2003, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $9,000,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company may also borrow an additional $17,229,000 from the Federal Home Loan Bank based on a predetermined formula. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Corporation

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Federal Funds Sold and Purchased - Federal funds sold and purchased are for a term of one day and the carrying amount approximates the fair value.

Investment Securities Available-for-Sale — For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Nonmarketable Equity Securities - The carrying amount is a reasonable estimate of fair value since no ready market exists for these securities.

Mortgage Loans Held-for-Sale - Fair values of mortgage loans held for sale are based on commitments on hand from investors or market prices.

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

Commitments to Extend Credit and Standby Letters of Credit - The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis and include no unusual credit risks.

Interest Rate Swaps - Fair values are based on the present value of future cash flows based on the interest rate spread between the fixed rate and the floating rate.

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Corporation

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

		December 31,
	2003		2002
	Carrying	Estimated Fair	Carrying	Estimated Fair
	Amount	Value	Amount	Value
(Dollars in thousands) Financial Assets:
Cash and due from banks	$12,741	$12,741	$8,243	$8,243
Federal funds sold	22,832	22,832	11,350	11,350
Investment securities available-for-sale	28,115	28,115	18,060	18,060
Nonmarketable equity securities	1,919	1,919	1,394	1,394
Loans and loans held-for-sale	192,304	194,449	162,833	164,521
Accrued interest receivable	1,671	1,671	1,585	1,585
Other assets - interest rate swaps	83	83	-	-
Financial Liabilities:
Demand deposit, interest-bearing
transaction, and savings accounts	$122,424	$122,424	$97,375	$97,375
Certificates of deposit	87,507	87,526	66,786	67,026
Advances from the Federal Home
Loan Bank	36,690	36,631	26,690	26,690
Accrued interest payable	351	351	314	314
Other liabilities - interest rate swaps	83	83	-	-

	Notional	Estimated Fair	Notional	Estimated Fair
	Amount	Value	Amount	Value
Off-Balance Sheet Financial Instruments:
Commitments to extend credit	$23,323	$-	$10,452	$-
Standby letters of credit	835	-	443	-
Interest rate swaps	14,600	83	-	-

HCSB FINANCIAL COPORATION

Notes to Consolidated Financial Corporation

NOTE 19 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for HCSB Financial Corporation (Parent Company Only).

Condensed Balance Sheets

	December 31,
(Dollars in thousands)	2003	2002
Assets
Cash	$1,306	$1,126
Investment in banking subsidiary	20,086	18,562
Nonmarketable equity securities	25	-
Premises	-	92
Other assets	92	70

Total assets	$21,509	$19,850

Liabilities and shareholders' equity
Shareholders' equity	$21,509	$19,850

Condensed Statements of Income

	Years ended December 31,
(Dollars in thousands)	2003	2002
Income
Dividends from banking subsidiary	$18	$2

Expenses
Other expenses	$64	42

Income (loss) before income taxes and equity in
undistributed earnings of banking subsidiary	(46)	(40)
Income tax benefit	(19)	(14)
Equity in undistributed earnings of banking subsidiary	1,595	1,187

Net income	$1,568	$1,161

HCSB FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 19 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY) - continued

Condensed Statements of Cash Flows

	Years ended December 31,
(Dollars in thousands)	2003	2002
Cash flows from operating activities:
Net income	$1,568	$1,161
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in undistributed earnings of banking subsidiary	(1,595)	(1,187)
Increase in other assets	(17)	(15)
Decrease in other liabilities	-	(63)

Net cash used by operating activities	(44)	(104)

Cash flows from investing activities:
Purchase of nonmarketable equity securities	(25)	-
Purchase of land and building	-	(92)
Proceeds from sale of land and building	92	-

Net cash provided (used) from investing activities	67	(92)

Cash flows from financing activities:
Proceeds from stock issuance	106	8,045
Transfer of capital to the bank	-	(6,404)
Stock issuance costs	-	(324)
Reimbursement of stock issuance costs	63	-
Purchase of treasury stock	-	(6)
Sale of treasury stock	6	-
Cash paid for fractional shares	(18)	(16)

Net cash provided by financing activities	157	1,295

Increase in cash	180	1,099
Cash and cash equivalents, beginning of year	1,126	27

Cash and cash equivalents, end of year	$1,306	$1,126

HCSB FINANCIAL CORPORATION
BOARD OF DIRECTORS

Johnny C. Allen	Horry County Treasurer
D. Singleton Bailey	President, Loris Drug Store, Inc.
Franklin C. Blanton	President, Blanton Supplies, Inc.
President, Blanton Supplies of Little River, Inc.
Clay D. Brittain, III	Attorney, Thompson & Henry, P.A.
Russell R. Burgess, Jr	Owner, Aladdin Realty Company
Owner and Broker-In-Charge
Burgess Realty & Appraisal Service
William H. Caines	President, Caines Realty &Appraisals, Inc.
James R. Clarkson	President and CEO,
HCSB Financial Corporation
and Horry County State Bank
J. Lavelle Coleman	President, Tabor City Oil, Inc.
Larry G. Floyd	President, Floyd's Insulation, Inc.
President, Cherry Grove Sales, Inc.
Boyd R. Ford, Jr	Retired, Ford's Fuel Services, Inc.
&Ford's Propane Gas, Inc.
Tommie W. Grainger	President, Coastal Timber Co., Inc.
Randy B. Hardee	President, Hardee Business Services, P.C.
Gwyn G. McCutchen	Dentist
T. Freddie Moore	President, Gateway Drug Store, Inc.
Carroll D. Padgett, Jr	Attorney, Carroll D. Padgett, Jr., P.A.

OFFICERS OF THE BOARD OF DIRECTORS

Russell R. Burgess, Jr	Randy B. Hardee
Chairman	Vice Chairman
James R. Clarkson	D. Singleton Bailey
President and CEO	Secretary

HCSB FINANCIAL CORPORATION

HORRY COUNTY STATE BANK EMPLOYEES

James R. Clarkson, President/CEO
Glenn R. Bullard, Executive Vice President
Michael W. Hambrick, Vice President/CFO
Loretta B. Gerald, Vice President/Cashier/Internal Auditor
Margaret H. Fowler, Vice President/Operations Officer

Loris Office	Mt. Olive	Little River
Jimmy Nealey	Bernice Hammond	T.W. Hill, Jr.
Amy Cannon	Judy Rowell	Michael Leviner
Debra Todd	Tammy Huggins	Donna Gwyn
Luise Boyd	Dianne Hewitt	Rosemary Forrister
Crystal Gerald	Stephanie Jenkins	Theresa Cox
Lou Sherry Grissett		Cynthia Myers
Stephanie Greenwood		Judy McCall
Tracy Bellamy
Tabor City	Meeting Street	Conway
Walter Williamson	Clay Harrelson	Frankie Lewis
Phyllis Coleman	Sheila Caines	Christy Trichell
Whitney Hughes	Amanda Stanley	Marie Maslich
JoAnn Floyd	Gina Rabon	Diane Todd
Gina Fogle	Barbara Mincey	Tina Martin
Lynn Cox		Shawnna Dew
Amantha Blackstock		Hannah Rogers
Richard Carroll
Homewood	Socastee	Myrtle Beach
John Naughton	Jerome Smoak	Ron Paige
Lori Pharr	Josh Wise	Debbie Guyette
Brenda Hill	Judy Monroe-Taylor	Cindi Campbell
Amy Branton	Ronni Burgunder	Jane Cannon
Laurie Johnson	Shannon Poucher	Tara Gause
Allison Tyler

HCSB FINANCIAL CORPORATION

HORRY COUNTY STATE BANK EMPLOYEE

Windy Hill	Operations	Executive
Charles Sprinkle	Brett Roth	Denise Floyd
Diana Elliott	Alissa Gibson	Terry Stevens
Evelyn Perez	Rebecca Zyla	Heather Elliott
Dawnna Ward	Delores Godwin	Connie Graham
Betty Thomas	Melissa Holmes	Jay Wilson
Lila Tyler
Gloria Woodbury
Shelby Elliott
Carol Reichert
Saundra Stevens
Jolene Hamilton
Verna Ford
Ruthmary Tadlock
Gail Holmes
Joe Jones
Frances Anderson
April Hardwick
Lorene Wright
Jennifer Spencer
Stephanie Long
Ann Hardee
Crystal Mincey
Loria Barton
Sandy McGougan
Residential Mortgage	HCSB Financial Services
Robert Levine	Mark Buckner
Greta Todd	Carolyn Jordan
Renee Ward
Regina Taylor
Kristina Ringer