Form 10KSB, Exhibit 13
period 2005-12-31
HCSB FINANCIAL CORP
filed 2006-03-28
CIK 1091491

Exhibit 13

2005 Annual Report of HCSB Financial Corporation

[GRAPHIC OMITTED]

HCSB FINANCIAL CORPORATION

Loris, South Carolina

Annual Report

2005

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Contents

Page

Message to Shareholders	2

Ten Year History	3

Selected Financial Data	4

Description of Company's Business	5

Market for Common Share and Dividends	6

Management's Discussion and Analysis of Financial Condition and Results of Operations	7 - 23

Report of Independent Registered Public Accounting Firm	24

Consolidated Balance Sheets	25

Consolidated Statements of Income	26

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income	27

Consolidated Statements of Cash Flows	28

Notes to Consolidated Financial Statements	29 - 52

Board of Directors	53

Corporate Officers	54

Branch Locations	54

Headquarters

5201 Broad Street	Mailing Address:
Loris, South Carolina 29569	Post Office Box 218
(843)756-6333	Loris, South Carolina 29569

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

MESSAGE TO SHAREHOLDERS

I am pleased to present to our shareholders this Annual Report of the performance of HCSB Financial Corporation and its subsidiary, Horry County State Bank, for the year 2005. Our eighteenth year proved to be another successful year in which our overall growth rate exceeded that of the previous year.

During 2005, total assets increased by 11.74% and concluded the year at $331.7 million. As a part of this growth in assets, our loan portfolio grew to $235.1 million at year end, a 10.47% improvement over the prior year. Funding of this growth was made possible by a 14.28% increase in deposits to a level of $254.1 million at the end of 2005.

The aforementioned growth enabled us to improve earnings for the year by 17.18% to $2.4 million. This in turn strengthened our company’s capital by 7.88% over the year 2004, and we concluded the year 2005 with total capital of $25.3 million. It should also be noted that we achieved our earnings growth while at the same time increasing our reserve for loan losses to 1.09% of gross loans at the end of the year 2005 as compared to 1.01% at the end of the previous year.

While our financial performance in 2005 was quite favorable, I am sorry to report on two matters involving two gentlemen who played instrumental roles in our bank’s growth and success. First of all, James F. “Frankie” Lewis retired during the fourth quarter of 2005 due to health situations. Frankie did an excellent job of leading our bank’s expansion into the Conway market and was largely responsible for the growth that we experienced there. Frankie in many ways epitomized our motto that “It’s the little things that make a little bank…BIG!", as he was truly a champion of the “little” people. Despite his retirement, however, Frankie continues to be a strong voice for our bank and is working diligently to help introduce his successor, Richard M. Lane, to the Conway community.

On a very sad note, Bill G. Page, an organizer of Horry County State Bank, passed away in December 2005. Bill was a prime example of the lifeblood of our bank. He operated an independent farm supply business in Loris for a number of years, successfully competing against larger competitors because of his knowledge of his products and his commitment to excellence in service. Bill was a staunch supporter of the agricultural sector of our local economy, but at the same time he realized the importance of our bank’s expansion into the coastal markets and readily endorsed our efforts there. Even though Bill Page retired from active service on our Board of Directors in 2002, he continued to closely monitor our progress and to offer his advice and support on a daily basis.

During the third quarter of the year 2006, we expect to open our Carolina Forest office, and we believe this is an excellent opportunity for us to continue the expansion of our branch network. We are actively working, also, to expand our presence in the Conway area while at the same time considering opportunities for additional branches along the Grand Strand.

To support our ability to maximize our opportunities for success in Myrtle Beach and Carolina Forest, your Board of Directors has nominated Rachel B. Broadhurst and Michael S. Addy for election to our Board of Directors this year. Both Rachel and Mike have been active members of our Myrtle Beach Advisory Board and can truly assist the development of our bank with their service on our Board of Directors.

We will continue to focus on attracting and retaining skilled employees who are dedicated to treating our customers as we would want to be treated and to doing the little things that make a little bank…BIG! And as a shareholder of HCSB Financial Corporation, you, too, should understand the important role that you may play in the growth of the value of your investment by readily recommending Horry County State Bank to everyone with whom you come in contact.

Most respectfully,

/s/ James R. Clarkson
James R. Clarkson
President/C.E.O.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Ten Year History
(Omit 000’s)

Year	Assets	Deposits	Loans (net)	Capital	Earnings

1996	$ 49,405	$ 42,851	$ 35,556	$ 5,495	$ 556
1997	72,156	63,885	40,711	7,473	429
1998	83,586	69,970	55,061	8,024	511
1999	114,326	94,829	74,871	8,341	994
2000	143,718	123,500	90,300	9,781	1,037
2001	148,651	120,073	116,596	10,895	996
2002	211,598	164,161	161,381	19,850	1,161
2003	269,714	209,931	190,055	21,509	1,568
2004	296,807	222,389	210,649	23,454	2,055
2005	331,662	254,137	232,509	25,303	2,408

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data

The following table sets forth certain selected financial data concerning the Company. The selected financial data has been derived from the financial statements. This information should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

Year Ended December 31,	2005	2004	2003	2002	2001
(Dollars in thousands, except per share)
Financial Condition:
Investment securities, available for sale	$38,233	$42,597	$28,115	$18,060	$17,149
Allowance for loan losses	2,569	2,155	1,774	1,452	1,112
Net loans	232,509	210,649	190,055	161,381	116,596
Premises and equipment, net	11,681	11,803	9,377	7,908	5,539
Total assets	331,662	296,807	269,714	211,598	148,651
Noninterest-bearing deposits	25,418	27,973	23,149	16,714	9,475
Interest-bearing deposits	228,719	194,416	186,782	147,447	110,598
Total deposits	254,137	222,389	209,931	164,161	120,073
Advances from the Federal Home
Loan Bank	43,390	43,390	36,690	26,690	14,600
Total liabilities	306,359	273,353	248,205	191,748	137,756
Total shareholders' equity	25,303	23,454	21,509	19,850	10,895

Results of Operations:
Interest income	$19,164	$15,172	$14,237	$12,366	$11,774
Interest expense	7,456	4,936	5,540	5,211	6,217

Net interest income	11,708	10,236	8,697	7,155	5,557
Provision for loan losses	1,070	1,285	857	535	348

Net interest income after provision
for loan losses	10,638	8,951	7,840	6,620	5,209
Other income	1,931	2,156	2,002	1,708	1,290
Other expense	8,903	7,961	7,436	6,550	4,977

Income before income taxes	3,666	3,146	2,406	1,778	1,522
Income tax expense	1,258	1,091	838	617	526

Net income	$2,408	$2,055	$1,568	$1,161	$996

Per Share Data (1):
Net income	$1.36	$1.17	$0.89	$0.72	$0.74

Period end book value	$14.15	$13.19	$12.11	$11.20	$7.91

(1)     Per share data has been adjusted for all prior stock splits and dividends.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

In December 2004, the Company participated in the issuance of $6,000,000 of trust preferred securities through its non-consolidated subsidiary HCSB Financial Trust I (the Trust) to enable the company to pursue its growth goals and yet maintain a “well-capitalized” status as defined by banking regulatory agencies. This method of raising capital only recently became available to companies such as HCSB Financial Corporation in increments that the Company could utilize. It allows the Company to continue its growth trends without issuing additional common stock, and thus there is no dilution of ownership among the Company’s shareholders.

The Company concluded the year 2004 with the purchase of a 2-acre lot at the intersection of Carolina Forest Boulevard and Gateway Avenue in the Carolina Forest community in Horry County. Construction of a full service branch on this site is expected to begin during the first quarter of 2006.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Market for Common Share and Dividends

As of December 31, 2005, there were 1,788,201 shares of our common stock outstanding held by approximately 2,204 shareholders of record. There is currently no established public trading market in our common stock, and trading and quotations of our common stock have been limited and sporadic. Because there has not been an established market for our common stock, we may not be aware of all prices at which our common stock has been traded. We have not determined whether the trades of which we are aware were the result of arm’s-length negotiations between the parties. Based on information available to us from a limited number of sellers and purchasers of common stock who have engaged in privately negotiated transactions of which we are aware, we believe transactions in our common stock can be fairly summarized as follows for the periods indicated:

2005	Low	High

Fourth Quarter	$35.92	$37.86
Third Quarter	$33.98	$33.98
Second Quarter	$33.01	$33.98
First Quarter	$29.13	$33.01

2004	Low	High

Fourth Quarter	$28.25	$30.14
Third Quarter	$28.25	$28.25
Second Quarter	$23.54	$28.25
First Quarter	$23.54	$23.54

All share and per share data in this report has been adjusted to reflect all stock dividends and splits declared by the Company.

No cash dividends have ever been declared or paid by the Company. However, the Board of Directors approved a 10% stock dividend for each of the five years ended December 31, 1996. The Company also paid a two-for-one stock split in the form of a 100% stock dividend in 2000, a 5% stock dividend in each of the years 2001, 2002, and 2003, a 7.5% stock dividend in 2004, and a 3% stock dividend in 2005. The Board of Directors has declared a 3% stock dividend payable March 3, 2006 to shareholders of record February 10, 2006. Management does not expect the Company to pay cash dividends in the foreseeable future. The Company’s ability to pay dividends depends on the ability of its subsidiary, Horry County State Bank, to pay dividends to the Company. As a South Carolina state bank, the Bank may only pay dividends out of its net profits, after deducting expenses, including losses and bad debts. In addition, the Bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

INTRODUCTION

The following discussion describes our results of operations for 2005 as compared to 2004 and also analyzes our financial condition as of December 31, 2005 as compared to December 31, 2004. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, both interest-bearing and noninterest-bearing. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowed funds. In order to maximize our net interest income, we must not only manage the volume of these balance sheet items, but also the yields that we earn on our interest-earning assets and the rates that we pay on interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balance during 2005, 2004, and 2003 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we direct a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included an “Interest Rate Sensitivity Analysis” table to help explain this. Finally, we have included a number of tables that provide details about our investment securities, our loans, and our deposits and other borrowings.

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

In addition to earning interest on our loans and investments, we earn income through fees that we charge to our customers. Likewise, we incur other operating expenses as well. We describe the various components of this noninterest income, as well as our noninterest expense, in the Noninterest Income and Noninterest Expenses sections below.

GENERAL

With the rising interest rate environment, the bank continued to grow throughout 2005. Total assets increased by $34,855,000, or 11.74%, and net loans increased by $21,860,000, or 10.38%. Much of this growth is attributable to the success of our branch network, especially the newest offices in the Myrtle Beach area.

Profitability continued a steady upward trend in 2005. Net income increased by 17.18%, from $2,055,000 in 2004 to $2,408,000 in 2005, primarily as a result of increased income from loans and related fees. The growth of the loan portfolio resulted in a loan to deposit ratio of 92.50%. The Company will need to attract additional deposits, borrow more money, or a combination of the two to continue expansion of the loan portfolio. A more detailed discussion of the factors contributing to growth and the corresponding challenges is presented below.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

RESULTS OF OPERATIONS

The Company experienced an increase of $2,822,000, or 20.27%, in interest income on loans and related fees for the year ended December 31, 2005. Because of the rising interest rate environment and increase in growth in interest-bearing deposits, total interest expense increased $2,520,000, or 51.05%, to $7,456,000. Although net interest income increased significantly during 2005, the Company also experienced a significant increase in noninterest expense during 2005. The primary factor contributing to the increase of noninterest expense was salaries and employee benefits, which increased $426,000, or 9.31%, from $4,576,000 for the year ended December 31, 2004. This increase was primarily a result of normal salary increases of existing employees during the year and the additional hiring of employees. We added six full-time employees in 2005. Overall, the Company had net income for the year ended December 31, 2005 of $2,408,000, compared to $2,055,000 for the year ended December 31, 2004. This represents an increase in net income of $353,000, or 17.18%.

ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

During the twelve months ended December 31, 2005, total assets increased $34,855,000, or 11.74%, when compared to December 31, 2004. The primary reason for the increase in total assets was an increase in net loans of $21,860,000, or 10.38%, during 2005 from $210,649,000 at December 31, 2004. Total deposits increased $31,748,000, or 14.28%, from the December 31, 2004 amount of $222,389,000. Within the deposit area, interest-bearing deposits increased $34,303,000, or 17.64%, and noninterest-bearing deposits decreased $2,555,000, or 9.13%, during 2005. The increase in deposits was primarily due to the increase in our Horry Prime Insured Investment account, which increased $22,821,000, or 116.13%, from $19,651,000 at December 31, 2004 to $42,472,000 at December 31, 2005.

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

The Company has sought to maintain a conservative approach in determining the distribution of its assets and liabilities. The following table presents the percentage relationships of significant components of the Company’s average balance sheets for the last three fiscal years.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY - continued

Balance Sheet Categories as a Percent of Average Total Assets

	2005	2004	2003
Assets:
Interest earning assets:
Federal funds sold	6.67%	4.68%	8.58%
Time deposits with other banks	0.06	0.01	-
Investment securities	13.84	11.86	11.14
Loans	70.87	75.19	72.37

Total interest earning assets	91.44	91.74	92.09

Cash and due from banks	3.79	3.77	3.72
Allowance for loan losses	(0.73)	(.71)	(0.58)
Premises and equipment	3.51	3.66	3.35
Other assets	1.99	1.54	1.42

Total assets	100.00%	100.00%	100.00%

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	68.17%	69.09%	69.43%
Federal funds purchased	-	.01	-
Advances from the Federal Home Loan Bank	13.57	13.20	14.03
Debt due to trust	1.94	-	-

Total interest-bearing liabilities	83.68	82.30	83.46
Noninterest-bearing deposits	7.95	9.60	8.38
Accrued interest and other liabilities	0.71	0.56	0.47

Total liabilities	92.34	92.46	92.31

Shareholders’ equity	7.66	7.54	7.69

Total liabilities and shareholders' equity	100.00%	100.00%	100.00%

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

For the year ended December 31, 2005, net interest income was $11,708,000, an increase of $1,472,000, or 14.38%, over net interest income of $10,236,000 in 2004. Interest income from loans, including fees, was $16,743,000, an increase of $2,822,000, or 20.27%, from 2004 to 2005 as demand for loans in the Company’s marketplace continued to grow and rates continued to rise. Interest expense for the year ended December 31, 2005 was $7,456,000, compared to $4,936,000 for 2004. This represents an increase of $2,520,000, or 51.05%. The interest rate spread and net yield on earning assets therefore showed improvement when compared to the previous year. The net yield realized on earning assets was 4.01% for 2005, compared to 3.97% in 2004. The interest rate spread was 3.77% and 3.75% in 2005 and 2004, respectively.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

Average Balances, Income and Expenses, and Rates

Year ended December 31,	2005			2004			2003
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Earning Assets:
Securities, taxable	$35,499	$1,391	3.92%	$27,223	$850	3.12%	$22,619	$662	2.93%
Securities, nontaxable	5,897	225	3.82	4,186	165	3.94	3,644	163	4.47
Loans (1)	226,528	16,743	7.39	211,028	13,921	6.60	182,445	13,112	7.19
Federal funds sold	21,330	694	3.25	13,350	170	1.27	21,711	231	1.06
Time deposits with
other banks	183	4	2.19	3	-	-	-	-	-
Nonmarketable equity
securities	2,830	107	3.78	1,912	66	3.45	1,827	69	3.78

Total earning assets	292,267	$19,164	6.56	257,702	$15,172	5.89	232,246	$14,237	6.13

Cash and due from banks	12,113			10,384			9,289
Allowance for loan losses	(2,328)			(2,000)			(1,463)
Premises and equipment	11,224			10,289			8,447
Other assets	6,356			4,383			3,570

Total assets	$319,632			$280,758			$252,089

Liabilities:
Interest-Bearing Liabilities:
Interest-bearing deposits	$217,905	$5,271	2.42%	$193,981	$3,542	1.83%	$175,013	$4,045	2.31%
Other borrowings	49,576	2,185	4.41	37,336	1,394	3.73	35,348	1,495	4.23

Total interest-bearing liabilities	267,481	7,456	2.79	231,317	4,936	2.14	210,361	5,540	2.63

Noninterest-bearing deposits	25,402			26,946			21,123
Accrued interest and other
liabilities	2,265			1,339			1,215
Shareholders' equity	24,484			21,156			19,390

Total liabilities and
shareholders' equity	$319,632			$280,758			$252,089

Net interest income/spread		$11,708	3.77%		$10,236	3.75%		$8,697	3.50%

Net interest margin			4.01%			3.97%			3.74%

_______________
(1)     The effects of loans in nonaccrual status and fees collected are not significant to the computations.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

	2005 compared to 2004
	Due to increase (decrease) in
(Dollars in thousands)	Volume(1)	Rate (1)	Volume/Rate	Total
Interest income:
Taxable securities	$193	$162	$186	$541
Nontaxable securities	50	(4)	14	60
Loans	765	1,254	803	2,822
Federal funds sold	76	198	250	524
Time deposits with other banks	-	-	4	4
Nonmarketable equity securities	24	5	12	41

Total interest income	1,108	1,615	1,269	3,992

Interest expense:
Interest-bearing deposits	327	860	542	1,729
Other borrowings	169	136	486	791

Total interest expense	496	996	1,028	2,520

Net interest income	$612	$619	$241	$1,472

	2004 compared to 2003
	Due to increase (decrease) in
(Dollars in thousands)	Volume(1)	Rate (1)	Volume/Rate	Total
Interest income:
Taxable securities	$33	$101	$54	$188
Nontaxable securities	(14)	18	(2)	2
Loans	(807)	1,538	78	809
Federal funds sold	34	(67)	(28)	(61)
Time deposits with other banks	-	-	-	-
Nonmarketable equity securities	(4)	2	(1)	(3)

Total interest income	(758)	1,592	101	935

Interest expense:
Interest-bearing deposits	(636)	328	(195)	(503)
Other borrowings	(130)	55	(26)	(101)

Total interest expense	(766)	383	(221)	(604)

Net interest income	$8	$1,209	$322	$1,539

_______________
(1)     Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

RATE SENSITIVITY

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 2005 and 2004. However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company’s interest rate sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance exists between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings. The larger the imbalance, the greater the interest rate risk assumed and the greater the positive or negative impact of interest fluctuations on liquidity and earnings.

Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management. The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates. The following table, “Interest Rate Sensitivity Analysis,” indicates that, on a cumulative basis, after three through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a twelve month liability sensitive position. For a bank with a liability-sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect. The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2005 and may not be indicative of the Company’s rate-sensitivity position at other points in time.

Interest Rate Sensitivity Analysis

		After One	After Three		Greater
		Through	Through	Within	Than One
December 31, 2005	Within One	Three	Twelve	One	Year or
(Dollars in thousands)	Month	Months	Months	Year	Non-Sensitive	Total

Assets
Interest-earning assets
Federal fund sold	$29,262	$-	$-	$29,262	$-	$29,262
Loans	15,749	11,317	64,466	91,532	144,137	235,669
Securities	-	498	496	994	40,106	41,100

Total earning assets	45,011	11,815	64,962	121,788	184,243	306,031

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	84,082	-	-	84,082	-	84,082
Savings deposits	48,588	-	-	48,588	-	48,588
Time deposits	6,818	13,979	61,713	82,510	13,539	96,049

Total interest-bearing
deposits	139,488	13,979	61,713	215,180	13,539	228,719
Other borrowings	-	-	-	-	43,390	43,390
Junior subordinated debentures	-	-	-	-	6,186	6,186

Total interest-bearing
liabilities	139,488	13,979	61,713	215,180	63,115	278,295

Period gap	$(94,477)	$(2,164)	$3,249	$(93,362)	$121,128

Cumulative gap	$(94,447)	$(96,611)	$(93,362)	$(93,362)	$27,766

Ratio of cumulative gap to total
earning assets	(30.87)%	(31.57)%	(30.51)%	(30.51)%	9.07%

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings based upon management’s evaluation of specific loans in its portfolio and general economic conditions and trends in the marketplace. The 2005 and 2004 provisions for loan losses and their related effect of increasing the allowance for loan losses are related to growth in the loan portfolio. Please refer to the section “Loan Portfolio” for a discussion of management’s evaluation of the adequacy of the allowances for loan losses. In 2005 and 2004, the provisions for loan losses were $1,070,000 and $1,285,000, respectively.

NONINTEREST INCOME

Noninterest income was $1,931,000 for the year ended December 31, 2005, a decrease of $225,000, or 10.44%, when compared with the year ended December 31, 2004. The decrease is primarily a result of a loss on sales of securities of $52,000 during 2005, versus a gain on sales of securities of $99,000 during 2004. The decrease is also a result of a decrease of $56,000, or 57.73%, in credit life insurance commissions from $97,000 for the year ended December 31, 2004 to $41,000 for the year ended December 31, 2005. This trend may continue as the result of a new state statute, which has eliminated single-premiums on loans, which are collateralized by a borrower’s principal residence. Also, there was a decrease in gains on sale of mortgage loans of $28,000, or 15.30%, from $183,000 for the year ended December 31, 2004 to $155,000 for the year ended December 31, 2005. However, there was an increase in brokerage commissions of $35,000, or 26.72% from $131,000 for the year ended December 31, 2004 to $166,000 for the year ended December 31, 2005.

NONINTEREST EXPENSES

Most categories of noninterest expenses increased during 2005 due to continued growth of the Company. Salaries and employee benefits increased $426,000, or 9.31%, due to a normal salary increases among existing employees as well as a slight increase in the number of employees. Net occupancy and furniture and equipment expenses also increased $383,000 due mainly to an increase in depreciation expense and the cost of equipment maintenance associated with the implementation of our new core processing system in February 2005. Other operating expenses were $1,955,000 for the year ended December 31, 2005, compared to $1,814,000 for the year ended December 31, 2004.

INCOME TAXES

The Company’s income tax expense for 2005 was $1,258,000, an increase of $167,000 from the 2004 expense of $1,091,000. The increase in the expense resulted from increased income before taxes. The Company’s effective tax rates for the years ended December 31, 2005 and 2004 were 34.32% and 34.68%, respectively.

LIQUIDITY

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. The Company manages both assets and liabilities to achieve appropriate levels of liquidity. Cash and federal funds sold are the Company’s primary sources of asset liquidity. These funds provide a cushion against short-term fluctuations in cash flow from both deposits and loans. The investment securities portfolio is the Company’s principal source of secondary asset liquidity. However, the availability of this source of funds is influenced by market conditions. Individual and commercial deposits are the Company’s primary source of funds for credit activities. Although not historically used as principal sources of liquidity, federal funds purchased from correspondent banks and advances from the Federal Home Loan Bank are other options available to management. As of December 31, 2005, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $14,000,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company may also borrow an additional $22,830,000 from the Federal Home Loan Bank based on a predetermined formula. Securities available-for-sale, which totaled $38,233,000 at December 31, 2005, also serve as a ready source of liquidity. Management believes that the Company’s liquidity sources are adequate to meet its operating needs. The level of liquidity is measured by the loans-to-total borrowed funds ratio, which was at 77.40% and 78.25% at December 31, 2005 and 2004, respectively.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

As of December 31, 2005, commitments to extend credit totaled $35,134,000 and standby letters of credit totaled $778,000.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2005.

		After One	After Three
	Within	Through	Through	Within	Greater
	One	Three	Twelve	One	Than
(Dollars in thousands)	Month	Months	Months	Year	One Year	Total

Unused commitments to
extend credit	$1,600	$3,261	$15,509	$20,370	$14,764	$35,134
Standby letters of credit	-	239	511	750	28	778

Totals	$1,600	$3,500	$16,020	$21,120	$14,792	$35,912

The Company entered into interest swap agreements associated with Federal Home Loan Bank advances during the third quarter of 2003. The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The notional amount of advances involved in this transaction totaled $14,600,000. The unrealized gain related to the interest rate swaps was $772,000 at December 31, 2005. The Company believes that the hedging of such debt was very effective as management protected against further declines in interest rates as well as a continuation of interest rates at or near their low levels at the time the transaction was consummated.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

CAPITAL RESOURCES

The Company uses several indicators of capital strength. The most commonly used measure is average common equity to average assets, which was 7.66% in 2005 compared to 7.54% in 2004. The change in this ratio reflects an increase in earnings at a greater rate than the growth in the Company’s assets in 2005.

The Federal Reserve and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve guidelines contain an exemption from the capital requirements for “small bank holding companies.” On February 27, 2006, the Federal Reserve approved a new rule expanding the definition of a “small bank holding company.” The new definition will include bank holding companies with less than $500 million in total assets. Bank holding companies will not qualify under the new definition if they (i) are engaged in significant nonbanking activities either directly or indirectly through a subsidiary, (ii) conduct significant off-balance sheet activities, including securitizations or managing or administering assets for third parties, or (iii) have a material amount of debt or equity securities (including trust preferred securities) outstanding that are registered with the SEC. The new rule will be effective on March 30, 2006. Although we have less than $500 million in assets, it is unclear at this point whether we otherwise meet the requirements for qualifying as a “small bank holding company.” According to the Federal Reserve Board, the revision of the criterion to exclude any bank holding company that has outstanding a material amount of SEC-registered debt or equity securities reflects the fact that SEC registrants typically exhibit a degree of complexity of operations and access to multiple funding sources that warrants excluding them from the new policy statement and subjecting them to the capital guidelines. In the adopting release for the new rule, the Federal Reserve Board stated that what constitutes a “material” amount of SEC-registered debt or equity for a particular bank holding company depends on the size, activities and condition of the relevant bank holding company. In lieu of using fixed measurable parameters of materiality across all institutions, the rule provides the Federal Reserve with supervisory flexibility in determining, on a case-by-case basis, the significance or materiality of activities or securities outstanding such that a bank holding company should be excluded from the policy statement and subject to the capital guidelines. Prior to adoption of this new rule, our holding company was subject to these capital guidelines, as it had more than $150 million in assets. Until the Federal Reserve provides further guidance on the new rules, it will be unclear whether our holding company will be subject to the exemption from the capital requirements for small bank holding companies. Regardless, our bank falls under these minimum capital requirements as set per bank regulatory agencies.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

CAPITAL RESOURCES – continued

Under the capital adequacy guidelines, regulatory capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses, subject to certain limitations. We are also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio. At both the holding company and bank level, we are subject to various regulatory capital requirements administered by the federal banking agencies. To be considered “well-capitalized,” we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.

As of December 31, 2005, the most recent notifications from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank’s category.

The Company and the Bank are required to maintain certain risk-based and leverage ratios. The Company and the Bank exceeded these regulatory capital ratios at December 31, 2005, 2004, and 2003 as set forth in the following tables.

December 31,	2005	2004	2003
(Dollars in thousands)
The Company
Tier 1 capital	$31,855	$29,472	$21,453
Tier 2 capital	2,569	2,155	1,773

Total qualifying capital	$34,424	$31,627	$23,226

Risk-adjusted total assets
(including off-balance-sheet exposures)	$249,307	$226,418	$202,436

Tier 1 risk-based capital ratio	12.78%	13.02%	10.59%
Total risk-based capital ratio	13.81%	13.97%	11.46%
Tier 1 leverage ratio	9.61%	10.09%	8.21%

December 31,	2005	2004	2003
(Dollars in thousands)
The Bank
Tier 1 capital	$30,664	$28,003	$20,017
Tier 2 capital	2,569	2,155	1,773

Total qualifying capital	$33,233	$30,158	$21,790

Risk-adjusted total assets
(including off-balance-sheet exposures)	$248,743	$225,480	$202,494

Tier 1 risk-based capital ratio	12.33%	12.42%	9.89%
Total risk-based capital ratio	13.36%	13.38%	10.76%
Tier 1 leverage ratio	9.25%	9.59%	7.66%

The Company does not expect to pay cash dividends to shareholders during 2006.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

INVESTMENT PORTFOLIO

Management classifies investment securities as either held-to-maturity or available-for-sale based on their intentions and the Company’s ability to hold them until maturity. In determining such classifications, securities that management has the positive intent and the Company has the ability to hold until maturity are classified as held-to-maturity and carried at amortized cost. All other securities are designated as available-for-sale and carried at estimated fair value with unrealized gains and losses included in shareholders’ equity on an after-tax basis. As of December 31, 2005 and 2004, all securities were classified as available-for-sale.

The following tables summarize the carrying value of investment securities as of the indicated dates and the weighted-average yields of those securities at December 31, 2005.

Investment Securities Portfolio Composition

December 31,	2005	2004	2003
(Dollars in thousands)
Securities of U.S. government agencies and corporations	$8,437	$13,191	$5,222
Obligations of state and local governments	5,734	6,230	4,944
Mortgage-backed securities	23,242	22,356	17,129
Equity securities available-for-sale	820	820	820
Nonmarketable equity securities	2,867	2,763	1,919

Total securities	$41,100	$45,360	$30,034

Investment Securities Portfolio Maturity Schedule

	Available-for-Sale
December 31, 2005	Carrying
(Dollars in thousands)	Amount	Yield
Securities of U.S. Government agencies and corporations due:
Less than one year	$994	2.400%
After one year but within five years	7,443	3.548%
Obligations of states and local governments due:
After one year but within five years	1,005	5.720%
After five years but within ten years	3,261	4.914%
After ten years	1,468	6.045%

	14,171	5.339%

Mortgage-backed securities	23,242	4.665%

Equities available-for-sale	820	4.767%

	$38,233	4.491%

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

LOAN PORTFOLIO

Management believes the loan portfolio is adequately diversified. There are no foreign loans, and agricultural loans as of December 31, 2005 are limited. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries.

The Company has experienced continued growth of its loan portfolio throughout 2005 and 2004, resulting in increases of $22,274,000 and $20,975,000, respectively. Management has concentrated on maintaining quality in the loan portfolio. The loan-to-deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan-to-deposit ratio is indicative of higher interest income since loans yield a higher return than other interest-earning assets. The loan-to-deposit ratios were 92.50% and 95.69% at December 31, 2005 and 2004, respectively. The loans-to-total borrowed funds ratio was 77.40% and 78.25% at December 31, 2005 and 2004, respectively. Management intends to deploy available funds to loans in order to maximize earnings and achieve its targeted ratio of loans to deposits; however, there can be no assurance that management will be able to execute its strategy or that loan demand will continue to support growth.

Loan Portfolio Composition

December 31,	2005	2004	2003	2002	2001
(Dollars in thousands)
Real estate - construction and
land development	$18,686	$8,026	$13,845	$17,032	$8,058
Real estate - mortgage and
commercial	133,527	110,584	89,801	65,245	43,168
Agricultural	5,141	6,136	6,891	5,496	4,921
Commercial and industrial	55,909	62,991	48,479	48,403	40,608
Consumer	21,168	22,881	27,325	25,020	20,825
All other loans (including
overdrafts)	647	2,186	5,488	1,637	128

Total gross loans	$235,078	$212,804	$191,829	$162,833	$117,708

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

Maturities and Sensitivity of Loans to Changes in Interest Rates:

The following table summarizes the loan maturity distribution, by type, at December 31, 2005 and related interest rate characteristics:

		Over
		One Year
December 31, 2005	One Year	Through	Over Five
(Dollars in thousands)	or Less	Five Years	Years	Total
Real estate - construction
and land development	$12,877	$4,868	$941	$18,686
Real estate - mortgage and commercial	41,791	44,864	46,872	133,527
Agricultural	2,308	939	1,894	5,141
Commercial and industrial	27,399	19,385	9,125	55,909
Consumer	6,418	13,541	1,209	21,168
All other loans (including overdrafts)	148	350	149	647

	$90,941	$83,947	$60,190	$235,078

Loans maturing after one year with:
Fixed interest rates				$108,405
Floating interest rates				35,732

				$144,137

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

The following table sets forth our nonperforming assets for the dates indicated.

Nonperforming Assets
(Dollars in thousands)	2005	2004	2003	2002	2001

Nonaccrual loans	$2,044	$4,295	$1,641	$915	$574
Restricted or impaired loans	-	-	-	-	-

Total nonperforming loans	2,044	4,295	1,641	915	574
Other real estate owned	485	964	390	210	161

Total nonperforming assets	$2,529	$5,259	$2,031	$1,125	$735

Loans 90 days or more past due
and still accruing interest	$843	$378	$2,315	$381	$176
Nonperforming assets to period
end loans	1.08%	2.47%	1.06%	0.69%	0.62%

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

LOAN PORTFOLIO – continued

For loans to be in excess of 90 days delinquent and still accruing interest, the borrowers must be either remitting payments although not able to get current, liquidation on loans deemed to be well secured must be near completion, or the Company must have a reason to believe that correction of the delinquency status by the borrower is near. The amount of both nonaccrual loans and loans past due 90 days or more were considered in computing the allowance for loan losses as of December 31, 2005.

Summary of Loan Loss Experience
(Dollars in thousands)	2005	2004	2003	2002	2001
Total loans outstanding at
end of period	$235,669	$212,808	$192,304	$162,833	$117,708

Average loans outstanding	$226,528	$211,028	$182,445	$144,266	$106,130

Balance of allowance for loan
losses at beginning of period	$2,155	$1,774	$1,452	$1,112	$1,019

Charge-offs:
Real estate	122	354	27	4	1
Commercial	382	286	368	145	57
Consumer and credit card	287	328	175	89	220

Total charge-offs	791	968	570	238	278

Recoveries of loans previous
charged-off	135	64	35	43	23

Net charge-offs	656	904	535	195	255

Provision charged to operations	1,070	1,285	857	535	348

Balance of allowance for loan
losses at end of period	$2,569	$2,155	$1,774	$1,452	$1,112

Ratios:
Net charge-offs to average
loans outstanding	0.29%	0.43%	0.30%	0.14%	0.24%
Net charge-offs to loans at
end of year	0.28%	0.42%	0.28%	0.12%	0.22%
Allowance for loan losses to
average loans	1.13%	1.02%	0.98%	1.01%	1.05%
Allowance for loan losses to
loans at end of year	1.09%	1.01%	0.93%	0.89%	0.94%
Net charge-offs to allowance
for loan losses	25.54%	41.95%	30.16%	13.43%	22.93%
Net charge-offs to provisions
for loan losses	61.31%	70.35%	62.43%	36.45%	73.28%

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

Management regularly monitors past due and classified loans. However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period. At December 31, 2005 and 2004, management considers the allowances for loan losses adequate based on its judgments, evaluations, and analysis of the loan portfolio.

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

AVERAGE DAILY DEPOSITS

The following table summarizes the Company’s average daily deposits during the years ended December 31, 2005, 2004, and 2003. These totals include time deposits $100,000 and over, which at December 31, 2005 totaled $48,424,000. Of this total, scheduled maturities within three months were $12,645,000; over three through six months were $19,554,000; over six through twelve months were $13,328,000; and over twelve months were $2,897,000.

	2005		2004		2003
		Average		Average		Average
	Average	Rate	Average	Rate	Average	Rate
	Amount	Paid	Amount	Paid	Amount	Paid

Noninterest-bearing demand	$25,402	0.00%	$26,946	0.00%	$21,123	0.00%
Interest-bearing transaction accounts	88,477	1.88	81,342	1.70	69,954	2.28
Money market savings account	29,308	2.74	22,475	1.24	21,350	1.32
Other savings accounts	6,146	0.86	5,973	0.28	4,392	0.37
Time deposits	93,974	2.93	84,191	2.22	79,317	2.73

Total deposits	$243,307		$220,927		$196,136

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

ADVANCES FROM THE FEDERAL HOME LOAN BANK

The following table summarizes the Company’s short-term borrowings for the years ended December 31, 2005, 2004 and 2003.

	Maximum		Weighted
	Outstanding		Average
	at any	Average	Interest	Balance
(Dollars in thousands)	Month End	Balance	Rate	December 31,
2005
Advances from Federal Home Loan Bank	$43,390	$43,390	4.27%	$43,390

2004
Advances from Federal Home Loan Bank	$43,390	$37,057	4.53%	$43,390

2003
Advances from Federal Home Loan Bank	$36,690	$35,348	4.23%	$36,690

Advances from the Federal Home Loan Bank are collateralized by one-to-four family residential mortgage loans, certain commercial real estate loans and the Company’s investment in Federal Home Loan Bank stock. Although we expect to continue using Federal Home Loan Bank advances as a secondary funding source, core deposits will continue to be our primary funding source. Of the $43,390,000 advances from Federal Home Loan Bank outstanding at December 31, 2005, $6,700,000 have scheduled principal reductions in 2008 and the remaining balance matures after five years.

As discussed in the notes to the financial statements, the Company has entered into interest rate swap agreements associated with Federal Home Loan Bank advances maturing on March 1, 2010, May 24, 2010 and March 22, 2011. The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The variable rate was 4.50% at December 31, 2005 and is based on the three month LIBOR index.

JUNIOR SUBORDINATED DEBENTURES

On December 17, 2005, HCSB Financial Trust I (the ” Trust”), a non-consolidated subsidiary of the Company, issued and sold a total of 6,000 trust preferred securities, with $1,000 liquidation amount per capital security (the “Capital Securities”), to institutional buyers in a pooled trust preferred issue. The Capital Securities, which are reported on the consolidated balance sheet as junior subordinated debentures, generated proceeds of $6 million. The Trust loaned these proceeds to the Company to use for general corporate purposes. The junior subordinated debentures qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations. See Note 10 to the consolidated financial statements for more information about the terms of the junior subordinated debentures.

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $106,028 and $109,695 at December 31, 2005, and December 31, 2004, respectively, and are included in other assets on the consolidated balance sheet. Amortization of debt issuance costs from junior subordinated debentures totaled $3,667 and $305 for the years ended December 31, 2005 and December 31, 2004, respectively, and are reported in other expenses on the consolidated income statement for the years ended December 31, 2005 and December 31, 2004.

RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio (average daily equity divided by average total assets) for the period indicated. Since its inception, the Company has not paid cash dividends.

	2005	2004	2003

Return on average assets	0.75%	0.73%	0.62%
Return on average equity	9.83%	9.71%	8.09%
Equity to assets ratio	7.66%	7.54%	7.69%

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

ACCOUNTING AND FINANCIAL REPORTING ISSUES

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2005, as filed on our annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

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

Section 404 of the Sarbanes-Oxley Act, which becomes effective for the Company in 2007, requires that the Company adopt and maintain effective internal controls that will, among other things, permit the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America. Management of the Company has the responsibility to adopt sound accounting policies, maintain an adequate and efficient accounting system, safeguard assets and devise policies to ensure that the Company complies with applicable laws and regulations.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
HCSB Financial Corporation and Subsidiary
Loris, South Carolina

We have audited the accompanying consolidated balance sheets of HCSB Financial Corporation and its subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of HCSB Financial Corporation and its subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC
Elliott Davis, LLC
Columbia, South Carolina

January 27, 2006

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2005	2004
Assets:
Cash and cash equivalents:
Cash and due from banks	$10,143	$11,013
Federal funds sold	29,262	12,270
Time deposits with other banks	-	500

Total cash and cash equivalents	39,405	23,783

Investment securities:
Securities available-for-sale	38,233	42,597
Nonmarketable equity securities	2,867	2,763

Total investment securities	41,100	45,360

Loans held for sale	591	4

Loans receivable	235,078	212,804
Less allowance for loan losses	(2,569)	(2,155)

Loans, net	232,509	210,649

Premises, furniture, and equipment, net	11,681	11,803
Accrued interest receivable	2,238	1,696
Other assets	4,138	3,512

Total assets	$331,662	$296,807

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$25,418	$27,973
Interest-bearing transaction accounts	84,082	86,287
Money market savings accounts	42,472	19,651
Other savings accounts	6,116	5,754
Time deposits $100 and over	48,424	39,154
Other time deposits	47,625	43,570

Total deposits	254,137	222,389
Advances from the Federal Home Loan Bank	43,390	43,390
Junior subordinated debentures	6,186	6,186
Accrued interest payable	549	389
Other liabilities	2,097	999

Total liabilities	306,359	273,353

Commitments and Contingencies (Notes 4, 11 and 12)

Shareholders’ Equity:
Common stock, $0.01 par value, 10,000,000 shares authorized;
1,788,201 and 1,725,261 shares issued and outstanding
in 2005 and 2004, respectively	18	17
Capital surplus	25,685	23,357
Nonvested restricted stock	(703)	(313)
Retained earnings	865	419
Accumulated other comprehensive loss	(562)	(26)

Total shareholders' equity	25,303	23,454

Total liabilities and shareholders' equity	$331,662	$296,807

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands)	2005	2004
Interest income:
Loans, including fees	$16,743	$13,921
Investment securities:
Taxable	1,391	850
Tax-exempt	225	165
Nonmarketable equity securities	107	66
Federal funds sold and other	698	170

Total	19,164	15,172

Interest expense:
Deposits	5,271	3,542
Borrowings	2,185	1,394

Total	7,456	4,936

Net interest income	11,708	10,236

Provision for loan losses	1,070	1,285

Net interest income after provision for loan losses	10,638	8,951

Noninterest income:
Service charges on deposit accounts	1,332	1,317
Credit life insurance commissions	41	97
Gain on sale of residential mortgage loans	155	183
Brokerage commissions	166	131
Other fees and commissions	221	231
Gains (losses) on sales of securities	(52)	99
Other	68	98

Total	1,931	2,156

Noninterest expenses:
Salaries and employee benefits	5,002	4,576
Net occupancy	655	564
Marketing and advertising	235	270
Loss on sale of assets	68	41
Furniture and equipment	988	696
Other operating	1,955	1,814

Total	8,903	7,961

Income before income taxes	3,666	3,146
Income tax provision	1,258	1,091

Net income	$2,408	$2,055

Net income per common share
Basic	$1.36	$1.17

Diluted	$1.36	$1.16

Average common shares outstanding
Basic	1,764,192	1,763,717

Diluted	1,773,786	1,767,153

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income (Loss)
Years ended December 31, 2005 and 2004

						Accumulated
						other
						compre-
			Nonvested			hensive
(Dollars in thousands,	Common Stock		restricted	Capital	Retained	income
except share amounts)	Shares	Amount	stock	surplus	earnings	(loss)	Total

Balance,
December 31, 2003	1,662,473	$16	$-	$21,437	$-	$56	$21,509

Net income					2,055		2,055
Other comprehensive
income, (loss) net of
tax benefit of $48						(82)	(82)

Comprehensive income							1,973
Payment for fractional shares					(28)		(28)
Issuance of restricted stock	14,484		(362)	362			-
Forfeiture of restricted stock	(1,946)		49	(49)			-
Declaration of 3.0%
stock dividend on
January 26, 2005	50,250	1		1,607	(1,608)		-

Balance,
December 31, 2004	1,725,261	17	(313)	23,357	419	(26)	23,454
Net income					2,408		2,408
Other comprehensive
income, (loss) net of
tax benefit of $316						(536)	(536)

Comprehensive income							1,872
Payment for fractional shares	(1,081)				(35)		(35)
Issuance of restricted stock	11,470		(390)	390			-
Exercise of stock options	468			12			12
Declaration of 3.0%
stock dividend on
January 26, 2006	52,083	1		1,926	(1,927)		-

Balance,
December 31, 2005	1,788,201	$18	$(703)	$25,685	$865	$(562)	$25,303

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

(Dollars in thousands)	Years ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$2,408	$2,055
Adjustments to reconcile net income to
net cash provided by operating activities:
Provision for loan losses	1,070	1,285
Deferred income tax benefit	55	(73)
Depreciation expense	619	485
Premium amortization less discount accretion	163	195
Amortization of net deferred loan costs	124	24
Net gain on sale of securities available-for-sale	52	(99)
Loss on sale of other real estate owned	77	27
Gain on disposal of premises and equipment	(2)	(2)
Increase in interest receivable	(542)	(25)
Increase in interest payable	160	38
Increase in other assets	(948)	(288)
Increase (decrease) in other liabilities	1,098	(234)

Net cash provided by operating activities	4,334	3,388

Cash flows from investing activities:
Purchases of securities available-for-sale	(9,715)	(31,428)
Maturities of securities available-for-sale	8,879	7,438
Proceeds from sales of securities available-for-sale	4,237	9,282
Net increase in loans to customers	(24,417)	(22,596)
Purchase of premises, furniture and equipment	(515)	(2,911)
Proceeds from sale of premises, furniture and equipment	20	2
Proceeds from sale of other real estate owned	1,178	563
Purchase of nonmarketable equity securities	(104)	(844)

Net cash used by investing activities	(20,437)	(40,494)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing
transaction accounts and savings accounts	18,423	17,241
Net increase (decrease) in time deposits	13,325	(4,783)
Net increase in advances from the Federal Home Loan Bank	-	6,700
Proceeds from stock issuance	12	-
Cash paid for fractional shares	(35)	(28)
Proceeds from junior subordinated debentures	-	6,186

Net cash provided by financing activities	31,725	25,316

Net increase (decrease) in cash and cash equivalents	15,622	(11,790)

Cash and cash equivalents, beginning of year	23,783	35,573

Cash and cash equivalents, end of year	$39,405	$23,783

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation – The accompanying consolidated financial statements include the accounts of HCSB Financial Corporation (the Company) and its wholly owned subsidiary, Horry County State Bank (the Bank), and all of the stock of HCSB Financial Trust I (the Trust). The Company was incorporated on June 10, 1999. The Bank was incorporated on December 18, 1987, and opened for operations on January 4, 1988. The principal business activity of the Company is to provide commercial banking services in Horry County, South Carolina, and in Columbus and Brunswick Counties, North Carolina. The Bank is a state-chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The Trust is a special purpose subsidiary organized for the sole purpose of issuing trust preferred securities. The operations of the Trust have not been consolidated in these financial statements.

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

At December 31, 2005 and 2004, the investment in Federal Home Loan Bank stock was $2,544,000 and $2,492,000, respectively, and the investment in Community Financial Services stock was $112,000 and $60,000, respectively. The Company also had a $25,000 investment in the holding company of a community bank at December 31, 2005 and 2004. Also included in nonmarketable equities is investment in the Trust, which totaled $186,000 at December 31, 2005 and 2004.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. When management determines that a loan is impaired, the difference between the Company’s investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is charged to bad debt expense with a corresponding entry to the allowance for loan losses. The accrual of interest is discontinued on an impaired loan when management determines the borrower may be unable to meet payments as they become due. As discussed in Note 4, impaired loans closely approximated nonaccrual loans at December 31, 2005, and 2004.

Concentrations of Credit Risk – Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily throughout Horry county in South Carolina and Columbus and Brunswick counties of North Carolina. The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions except for loans secured by residential and commercial real estate and commercial and industrial non-real estate loans. Theses concentrations of residential and commercial real estate loans and commercial and industrial non-real estate loans totaled $133,527,000 and $55,909,000, respectively, at December 31, 2005, representing 528% and 221%, respectively, of total equity and 57% and 24%, respectively, of net loans receivable.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES – continued

Concentrations of Credit Risk (continued) – In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

The Company’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

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

Premises, Furniture and Equipment – Premises, furniture and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed by the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings – 40 years; furniture and equipment – 3 to 25 years. The cost of assets sold or otherwise disposed of and the related accumulated depreciation is eliminated from the accounts, and the resulting gains or losses are reflected in the income statement.

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

Derivative Financial Instruments – The Company has entered into certain interest rate swap agreements which are derivative financial instruments (“derivatives”). The derivatives are recognized as other assets on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of fair value of a recognized asset or liability (“fair value hedge”). Changes in the fair value of a derivative that is highly effective as – and that is designated and qualifies – as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk, are recorded in current-period earnings.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES – continued

Derivative Financial Instruments (continued) – The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking hedged transactions. This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities on the balance sheet. The derivatives in which the Company is a counterparty qualify for the “shortcut” method of assessing the ongoing effectiveness of its hedging relationship with the underlying hedged item.

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

Income Taxes – Amounts provided for income taxes are based on income reported for financial statement purposes. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2005, will be realized, and accordingly, has not established a valuation allowance. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Advertising Expense – Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $235,000 and $270,000 were included in the Company’s results of operations for 2005 and 2004, respectively.

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

Stock-Based Compensation – The Company adopted a stock-based employee compensation plan in 2004 which is further described in Note 17. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES – continued

Stock-Based Compensation (continued)

	Years ended
	December 31,
(Dollars in thousands)	2005	2004

Net income, as reported	$2,408	$2,055
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards, net of related tax effects	85	29

Pro forma net income	$2,323	$2,026

Earnings per share:
Basic - as reported	$1.36	$1.17

Basic - pro forma	$1.32	$1.15

Diluted - as reported	$1.36	$1.16

Diluted - pro forma	$1.31	$1.15

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2005: dividend yield of 0 percent; expected volatility of 63.41 percent; risk-free interest rate of 3.08 percent; and expected life of 7 years.

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

The components of other comprehensive income and related tax effects are as follows:

	Years ended December 31,
(Dollars in thousands)	2005	2004
Unrealized losses on
securities available-for-sale	$(904)	$(31)
Reclassification adjustment for (gains)
losses realized in net income	52	(99)

Net unrealized losses on securities	(852)	(130)

Tax effect	316	48

Net-of-tax amount	$(536)	$(82)

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

The following summarizes supplemental cash flow information:

	Years ended December 31,
(Dollars in thousands)	2005	2004

Cash paid for interest	$7,296	$4,898
Cash paid for income taxes	1,303	1,113
Supplemental noncash investing and financing activities:
Foreclosures on loans	776	1,164

Off-Balance-Sheet Financial Instruments – In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements – The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The Company anticipates using the modified prospective [retrospective] method when this statement is adopted in the first quarter of 2006. The Company has evaluated the impact upon adoption of SFAS No. 123 (R) and has concluded that the adoption will result in additional charges to earnings of approximately $85,000 in 2006.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin (“SAB”) No. 107 to provide guidance regarding the application of SFAS No. 123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No. 123(R).

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES – continued

Recent Accounting Pronouncements (continued) – In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – replacement of APB Opinion No. 20 and FASB Statement No. 3". SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of the Issue were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by the Company effective December 31, 2003.

The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position (“FSP”) on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1 “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This final guidance eliminated paragraphs 10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. The Company has evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to: borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

The FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES – continued

Risks and Uncertainties (continued) – The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators’ judgments based on information available to them at the time of their examination.

Reclassifications – Certain captions and amounts in the 2004 financial statements were reclassified to conform with the 2005 presentation.

NOTE 2 – CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. At December 31, 2005 and 2004, the requirements were satisfied by amounts on deposit with the Federal Reserve Bank and cash on hand.

NOTE 3 – INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

	Amortized	Gross Unrealize		Estimated
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
December 31, 2005
Securities of U.S. government agencies
and corporations	$8,630	$-	$193	$8,437
Mortgage-backed securities	23,917	-	675	23,242
Equity securities	834	-	14	820
Obligations of state and local governments	5,745	42	53	5,734

Total	$39,126	$42	$935	$38,233

December 31, 2004
Securities of U.S. government agencies
and corporations	$13,315	$2	$126	$13,191
Mortgage-backed securities	22,378	6	28	22,356
Equity securities	827	-	7	820
Obligations of state and local governments	6,118	116	4	6,230

Total	$42,638	$124	$165	$42,597

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 – INVESTMENT SECURITIES – continued

The following is a summary of maturities of securities available-for-sale as of December 31, 2005. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities
	Available-For-Sale
	Amortized	Estimated
(Dollars in thousands)	Cost	Fair Value

Due in less than one year	$1,000	$994
Due after one year but within five years	8,623	8,447
Due after five years but within ten years	3,300	3,261
Due after ten years	2,286	2,289

	15,209	14,991
Mortgage-backed securities	23,917	23,242

Total	$39,126	$38,233

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005.

Securities Available for Sale

	Less than		Twelve months
	twelve months		or more		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair value	losses	Fair value	losses	Fair value	losses
Securities of U.S. government
agencies and corporations	$1,975	$10	$5,818	$183	$7,793	$193
Mortgage-backed securities	14,447	387	8,795	288	23,242	675
Equity securities	-	-	820	14	820	14
Obligations of state and
local governments	3,383	49	310	4	3,693	53

Total	$19,805	$446	$15,743	$489	$35,548	$935

Management evaluates its investment portfolio periodically to identify any impairment that is other than temporary. At December 31, 2005, the Company had thirteen individual securities, or 41.18% of the security portfolio, that have been in an unrealized loss position for more than twelve months. Management believes these losses are temporary and are a result of the current interest rate environment.

At December 31, 2005 and 2004, investment securities with a book value of $31,064,000 and $27,011,000, respectively, and a market value of $30,299,000 and $27,014,000, respectively, were pledged as collateral to secure public deposits.

Gross realized gains on sales of available-for-sale securities were $22,000 and $103,000 in 2005 and 2004, respectively. Gross realized losses on available-for-sale securities were $74,000 and $4,000 in 2005 and 2004, respectively. Proceeds from the sale of securities totaled $4,237,000 and $9,282,000 in 2005 and 2004, respectively.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 – LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
	2005	2004

Real estate - construction and land development	$18,686	$8,026
Real estate - mortgage and commercial	133,527	110,584
Agricultural	5,141	6,136
Commercial and industrial	55,909	62,991
Consumer	21,168	22,881
All other loans (including overdrafts)	647	2,186

Total gross loans	$235,078	$212,804

Certain parties (principally certain directors and officers of the Company, their immediate families, and business interests) were loan customers and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amounts of loans to related parties were $3,719,000 and $4,166,000 at December 31, 2005 and 2004, respectively. During 2005, advances to related parties totaled $208,000 and repayments totaled $655,000.

Transactions in the allowance for loan losses are summarized below:

	Years ended December 31,
(Dollars in thousands)	2005	2004

Balance, beginning of year	$2,155	$1,774
Provision charged to operations	1,070	1,285
Recoveries on loans previously charged off	135	64
Loans charged off	(791)	(968)

Balance, end of year	$2,569	$2,155

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

NOTE 4 – LOANS RECEIVABLE – continued

As of December 31, 2005 and 2004, the Company had nonaccrual loans of approximately $2,044,000 and $4,295,000, respectively, and loans that were contractually past due 90 days or more and still accruing interest of approximately $843,000 and $378,000, respectively, for which impairment had not been recognized. The additional interest income, which would have been recognized into earnings if the Company’s nonaccrual loans had been current in accordance with their original terms, was $274,000 and $492,000 during 2005 and 2004, respectively. At December 31, 2005 and 2004, impaired loans closely approximated nonaccrual loans.

Over half the balance of total nonaccrual loans as of December 31, 2005 relates to loans to one borrower. These loans are secured by real estate, and management is working to resolve portions of the collateral. Management believes the allowance for loan losses related to these loans is adequately funded at December 31, 2005.

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

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties. The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
(Dollars in thousands)	2005	2004

Commitments to extend credit	$35,134	$24,458
Standby letters of credit	778	433

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 5 – PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
(Dollars in thousands)	2005	2004

Land	$4,115	$4,112
Buildings and land improvements	6,875	6,834
Furniture and equipment	4,154	3,736
Leasehold improvements	41	41
Construction in progress	1	-

	15,186	14,723
Less accumulated depreciation	(3,505)	(2,920)

Premises and equipment, net	$11,681	$11,803

Depreciation expense for the years ended December 31, 2005 and 2004 was $619,000 and $485,000, respectively.

The Company had no capitalization of interest during construction in 2005 compared to $55,000 in 2004.

NOTE 6 – OTHER ASSETS

Other assets consisted of the following:

	December 31,
(Dollars in thousands)	2005	2004

Cash value of life insurance	$936	$904
Other real estate owned	485	964
Prepaid expenses and insurance	220	293
Unamortized software	623	201
Net deferred tax asset	543	348
Other	1,331	802

Total	$4,138	$3,512

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 7 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - continued

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

The interest rate swap agreements provide for the Company to make payments at a variable rate determined by a specified index (three month LIBOR) in exchange for receiving payments at a fixed rate of 3.4%. During 2005 and 2004, the Company recognized $20,000 and $292,000, respectively, as a reduction of interest expense on Federal Home Loan Bank Advances as a result of its interest rate swaps.

At December 31, 2005 and 2004, the information pertaining to outstanding interest rate swap agreements used to hedge fixed rate debt is as follows:

(Dollars in thousands)	2005	2004

Notional amount	$14,600	$14,600
Weighted average fixed (receive) rate	3.43%	3.43%
Weighted average variable (pay) rate	3.88%	2.43%
Weighted average maturity in years	4.6	5.6

Unrealized gain relating to interest rate swaps	$772	$338

At December 31, 2005 and 2004, the unrealized gain of $772,000 and $338,000, respectively, related to interest rate swaps were recorded in derivative assets and other liabilities by the same amount.

Risk management results for the year ended December 31, 2005 and 2004 related to the balance sheet hedging of long-term debt indicate that the hedges were 100% effective and that there was no component of the derivative instruments’ gain or loss which was excluded from the assessment of hedge effectiveness.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 8 – DEPOSITS

At December 31, 2005, the scheduled maturities of time deposits were as follows:

Maturing In
2006	$82,510
2007	11,621
2008	935
2009	135
2010 and thereafter	848

Total	$96,049

Overdrawn transaction accounts in the amount of $108,000 and $109,000 were classified as loans as of December 31, 2005 and 2004, respectively.

Deposits by directors including their affiliates and executive officers totaled approximately $1,973,000 and $1,172,000 at December 31, 2005 and 2004, respectively.

NOTE 9 – ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

	Interest	December 31,
(Dollars in thousands)	Rate	2005	2004
Convertible advances maturing on:
March 11, 2008	3.09%	$5,000	$5,000
December 8, 2008	3.87%	1,700	1,700
March 1, 2010	5.92%	5,000	5,000
May 24, 2010	6.49%	4,600	4,600
March 22, 2011	5.05%	5,000	5,000
January, 17, 2012 (converted to variable rate)	4.15%	5,000	5,000
July 23, 2012	3.81%	5,000	5,000
September 4, 2012	3.56%	2,090	2,090
January 30, 2013	3.36%	5,000	5,000
December 8, 2014	3.24%	5,000	5,000

Total		$43,390	$43,390

Interest is payable quarterly. Initially all advances bear interest at a fixed rate; however, at a certain date for each of the advances, at the Federal Home Loan Bank’s option, the rates can be converted to floating. Also on these dates the Federal Home Loan Bank has the option to call the advances. As of December 31, 2005, all advances, except for one, were bearing fixed rates of interest.

As of December 31, 2005, scheduled principal reductions include $6,700,000 in 2008 and the remainder after five years.

As collateral, the Company has pledged its portfolio of first mortgage one-to-four family residential loans aggregating $24,087,000 at December 31, 2005, as well as half of its commercial real estate loan portfolio, totaling $10,823,000 at December 31, 2005. Also, the Company has pledged half of its portfolio of HELOCS and second mortgage loans totaling $2,503,000, and its investment in Federal Home Loan Bank stock with a carrying value of $2,544,000.

As discussed in Note 7, the Company has entered into interest rate swap agreements associated with Federal Home Loan Bank advances maturing on March 1, 2010, May 24, 2010 and March 22, 2011. The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The variable rate of the swap payable was 3.88% at December 31, 2005 and is based on the three month LIBOR index.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 10 – JUNIOR SUBORDINATED DEBENTURES

On December 21, 2004, HCSB Financial Trust I, (a non-consolidated subsidiary) issued $6.0 million floating rate trust preferred securities with a maturity of December 31, 2034. The rate is adjusted quarterly and was 4.49% at December 31, 2005. In accordance with the revised FIN 46, the trust has not been consolidated in these financial statements. The Company received from the Trust the $6.0 million proceeds from the issuance of the securities and the $186,000 initial proceeds from the capital investment in the Trust, and accordingly has shown the funds due to the trust as a $6,186,000 junior subordinated debenture. The current regulatory rules allow certain amounts of junior subordinated debentures to be included in the calculation of regulatory capital. The debenture issuance costs, net of accumulated amortization, totaled $110,000 at December 31, 2004 and is included in other assets on the consolidated balance sheet. Amortization of debt issuance costs totaled $3,667 for the year ended December 31, 2005, and $306 for the year ended December 31, 2004 and is included in other borrowings interest expense.

The Company invested $5,880,000 in the Company’s wholly-owned subsidiary, Horry County State Bank. The remaining balance will be maintained by the Company to fund operations.

NOTE 11 – LEASE COMMITMENTS

On May 15, 1997, the Company entered into a lease agreement for land on which to operate its Tabor City branch. The lease had an initial five-year term that expired June 5, 2002, and the Company chose to exercise its option for a five-year renewal of the lease at that time. In December 2002, the Company and the property owners chose to negotiate a new lease that began January 1, 2003 and ends January 1, 2008 with the Company having an option for nine additional five-year renewal periods thereafter. Subsequent to the date of the renegotiated lease, the lease was amended and resulted in a new rental amount of $1,000 per month through January 1, 2008. The lease gives the Company the first right of refusal to purchase the property at an unimproved value if the owners decide to sell. The Company also pays applicable property taxes on the property.

On February 15, 1999, the Company entered into an annual lease agreement for use of a parking lot adjacent to the Meeting Street branch in Loris, S.C. The initial term was for one year with the renewal thereof renegotiable annually. The lease has subsequently been renewed each year at an annual cost of $600. The Company expects to renew this lease again in February, 2006.

Expected future minimum lease payments over the next three years for these long-term operating leases are as follows:

(Dollars in thousands)	Amount

2006	$12,600
2007	12,000

Total	$24,600

NOTE 12 – COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2005, management was not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 13 – SHAREHOLDERS’ EQUITY

Stock Dividends – In January 2006, the Board of Directors declared a 3.0% stock dividend payable on March 3, 2006, to shareholders of record at February 10, 2006. As a result of the stock dividend, 52,083 shares were issued. The financial statements as of December 31, 2005 have been adjusted to reflect this transaction and resulted in a reclassification of $1,927,000 from retained earnings to common stock and capital surplus. In January 2005, the Board of Directors declared a 3.0% stock dividend payable on March 14, 2005, to shareholders of record at February 11, 2005. As a result of the dividend, 50,250 shares were issued. The financial statements as of December 31, 2004 were adjusted to reflect such transactions and resulted in a reclassification of $1,608,000 from retained earnings to common stock and capital surplus. All per share amounts have been adjusted to reflect these dividends.

Restrictions on Dividends – South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank’s dividends to HCSB Financial Corporation and Subsidiary are payable only from the undivided profits of the Bank. At December 31, 2005, the Bank’s undivided profits were $10,510,896. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 – CAPITAL REQUIREMENTS – continued

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

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

					To Be Well-
			Minimum Requirement		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005
The Company
Total capital (to risk-weighted assets)	$34,424	13.81%	$19,945	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	31,855	12.78%	9,972	4.00%	N/A	N/A
Tier 1 capital (to average assets)	31,855	9.61%	13,263	4.00%	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$33,233	13.36%	$19,899	8.00%	$24,874	10.00%
Tier 1 capital (to risk-weighted assets)	30,664	12.33%	9,950	4.00%	14,925	6.00%
Tier 1 capital (to average assets)	30,664	9.25%	13,263	4.00%	16,579	5.00%

December 31, 2004
The Company
Total capital (to risk-weighted assets)	$31,627	13.97%	$18,113	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	29,472	13.02	9,057	4.00	N/A	N/A
Tier 1 capital (to average assets)	29,472	10.09	11,684	4.00	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$30,158	13.38%	$18,038	8.00%	$22,548	10.00%
Tier 1 capital (to risk-weighted assets)	28,003	12.42	9,019	4.00	13,529	6.00
Tier 1 capital (to average assets)	28,003	9.59	11,684	4.00	14,605	5.00

NOTE 15 – RETIREMENT AND BENEFITS

Trustee Retirement Savings Plan – The Bank has a trustee retirement savings plan which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to contribute up to 15% of their annual compensation. At its discretion, the Bank can make matching contributions up to 4% of the participants’ compensation. The Company charged $128,000 and $129,000 to earnings for the retirement savings plan in 2005 and 2004, respectively.

Directors Deferred Compensation Plan – The Company has a deferred compensation plan whereby directors may elect to defer the payment of their fees. Under the terms of the plan, the Company accrues an expense equal to the amount deferred plus an interest component based on the prime rate of interest at the beginning of each year. The Company has also purchased life insurance contracts on each of the participating directors. At December 31, 2005 and 2004, $519,000 and $428,000, respectively, of directors’ fees were deferred and are included in other liabilities.

Performance Compensation for Stakeholders Plan – The Company implemented an employee bonus program in 2003 which it refers to as its Stakeholder Plan. The plan pays employees based on a schedule of key performance indicators they are required to meet in order to be rewarded. The plan accrues for its employee bonuses based on a percentage of each employee’s annual salary. The plan has a fiscal year ending on December 31, and pays out on January 30 of the following year. At December 31, 2005, the plan had an accrued payout of $158,000. The Company charged $125,000 and $101,000 to earnings for the stakeholder plan in 2005 and 2004, respectively.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 16 – EARNINGS PER SHARE

Earnings per share – basic is computed by dividing net income by the weighted average number of common shares outstanding. Earnings per share – diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.

(Dollars in thousands, except share	Years ended December 31,
and per share amounts)	2005	2004

Basic earnings per share:

Net income available to common shareholders	$2,408	$2,055

Average common shares outstanding - basic	1,764,192	1,763,717

Basic earnings per share	$1.36	$1.17

Diluted earnings per share:

Net income available to common shareholders	$2,408	$2,055

Average common shares outstanding - basic	1,764,192	1,763,717

Incremental shares from assumed conversion
of stock options and restricted stock awards	9,594	3,436

Average common shares outstanding - diluted	1,773,786	1,767,153

Diluted earnings per share	$1.36	$1.16

NOTE 17 – STOCK COMPENSATION PLAN

In 2004, upon shareholder approval, the Company adopted an Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Plan”). The Stock Plan authorizes the grant of options and awards of restricted stock to certain of our employees for up to 200,000 shares of the Company’s common stock from time to time during the term of the Stock Plan, subject to adjustments upon change in capitalization. The Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company.

Options granted under the Stock Plan are incentive stock options, and they are vested over a five year period with none vesting at the time of the grant. All unexercised incentive stock options expire ten years after the date of the grant. A summary of the Company’s incentive stock options as of December 31, 2005 and 2004 is as follows, (with adjustments for the 3% stock dividends for the two periods):

	2005		2004
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	19,952	$23.56	-	$-
Granted	23,927	33.01	23,048	23.56
Exercised	(468)	25.00	-
Forfeited	-		(3,096)

Outstanding at end of year	43,411	28.76	19,952	23.56

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 17 – STOCK COMPENSATION PLAN – continued

The following table summarizes information about stock options outstanding under the Company’s plan at December 31, 2005(with adjustments for the 3% stock dividends for the two periods):

	Outstanding	Exercisable

Number of options	43,411	11,369
Weighted average remaining life	8.70 years	8.51 years
Weighted average exercise price	$28.76	27.00
High exercise price	$33.01	33.01
Low exercise price	$23.56	23.56

Restricted stock awards included in the Stock Plan vest after the first three consecutive periods during which the Bank’s return on average assets (ROAA) averages 1.15%. At December 31, 2005 and 2004, none of the restricted stock had vested; therefore, no compensation expense related to the vesting was recognized. All ungranted restricted stock awards expire after the date of the award. A summary of the Company’s unrestricted stock awards as of December 31, 2005 and 2004 is as follows (with adjustments for the 3% stock dividends for the two periods):

	2005		2004
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	13,303	$23.56	-	$-
Granted	11,813	33.01	15,367	23.56
Exercised	-		-
Forfeited	-		(2,064)	23.56

Outstanding at end of year	25,116	28.00	13,303	23.56

NOTE 18 – OTHER EXPENSES

Other expenses are summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2005	2004

Stationery, printing, and postage	$362	$274
Telephone	191	190
Director and advisory fees	113	115
Insurance	76	80
ATM services	111	96
Courier services	95	81
Other	1,007	978

Total	$1,955	$1,814

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 19 – INCOME TAXES

Income tax expense is summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2005	2004
Currently payable:
Federal	$1,446	$1,201
State	120	112

Total current	1,566	1,313

Deferred income taxes	(624)	(270)

Income tax expense	$942	$1,043
Income tax expense is allocated as follows:
To continuing operations	$1,258	$1,091
To shareholders' equity	(316)	(48)

Total	$942	$1,043

The components of the net deferred tax asset are as follows:

	December 31,
(Dollars in thousands)	2005	2004

Deferred tax assets:
Allowance for loan losses	$659	$546
Net capitalized loan costs	152	111
State net operating loss	24	16
Deferred directors' fees	176	146
Prepaid expenses	66	-
Nonaccruing interest	93	106
Net unrealized loss on securities available-for-sale	330	15

Total deferred tax assets	1,500	940

Deferred tax liabilities:
Accumulated depreciation	463	489
Gain on sale of real estate	73	73
Software amortization	11	49

Total deferred tax liabilities	547	611

Net deferred tax asset	$953	$329

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2005 and 2004 will be realized and, accordingly, has not established a valuation allowance. Deferred tax assets are included in other assets.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rates of 34% to income before income taxes follows:

	Years Ended December 31,
(Dollars in thousands)	2005	2004

Tax expense at statutory rate	$1,246	$1,070
State income tax, net of federal income tax benefit	79	62
Tax-exempt interest income	(77)	(59)
Other	10	18

Income tax provision	$1,258	$1,091

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 20 – UNUSED LINES OF CREDIT

As of December 31, 2005, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $14,000,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company may also borrow an additional $22,830,000 at December 31, 2005 from the Federal Home Loan Bank based on a predetermined formula. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral.

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
(Dollars in thousands)	2005		2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial Assets:
Cash and due from banks	$10,143	$10,143	$11,013	$11,013
Federal funds sold	29,262	29,262	12,270	12,270
Time deposits with other banks	-	-	500	500
Investment securities available-for-sale	38,233	38,233	42,597	42,597
Nonmarketable equity securities	2,867	2,867	2,763	2,763
Loans and loans held-for-sale	235,669	231,593	212,808	210,093
Other assets - interest rate swaps	772	772	338	338
Accrued interest receivable	2,238	2,238	1,696	1,696

Financial Liabilities:
Demand deposit, interest-bearing
transaction, and savings accounts	$158,088	$158,088	$139,665	$139,665
Certificates of deposit	96,049	95,947	82,724	83,013
Advances from the Federal Home
Loan Bank	43,390	41,874	43,390	43,473
Junior subordinated debentures	6,186	6,186	6,186	6,186
Accrued interest payable	549	549	389	389
Other liabilities - interest rate swaps	772	772	338	338

	Notional	Estimated	Notional	Estimated
	Amount	Fair Value	Amount	Fair Value
Off-Balance Sheet Financial
Instruments:
Commitments to extend credit	$35,134	$-	$24,458	$-
Standby letters of credit	778	-	433	-
Interest rate swaps	14,600	772	14,600	338

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 22 – HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for HCSB Financial Corporation and Subsidiary (Parent Company Only).

Condensed Balance Sheets

	December 31,
(Dollars in thousands)	2005	2004
Assets
Cash	$832	$247
Investment in banking subsidiary	30,111	27,984
Investment in trust	186	186
Nonmarketable equity securities	25	25
Land	-	1,006
Other assets	353	200

Total assets	$31,507	$29,648

Liabilities and shareholders' equity
Interest payable	$18	$8
Junior subordinated debentures	6,186	6,186

Total liabilities	6,204	6,194

Shareholders' equity	25,303	23,454

Total liabilities and shareholder's equity	$31,507	$29,648

Condensed Statements of Income

	Years Ended December 31,
(Dollars in thousands)	2005	2004
Income
Dividends from banking subsidiary	$11	$-

Expenses
Interest expense on junior subordinated debentures	354	8
Other expenses	68	60

Income (loss) before income taxes and equity in
undistributed earnings of banking subsidiary	(411)	(68)

Income tax benefit	(156)	(24)

Equity in undistributed earnings of banking subsidiary	2,663	2,099

Net income	$2,408	$2,055

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 22 – HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY) - continued

Condensed Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2005	2004
Cash flows from operating activities:
Net income	$2,408	$2,055
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in undistributed earnings of banking subsidiary	(2,663)	(2,099)
Increase in other assets	(153)	(109)
Increase in other liabilities	10	8

Net cash used by operating activities	(398)	(145)

Cash flows from investing activities:
Purchase of land	-	(1,006)
Proceeds from sale of land and building	1,006	-

Net cash provided (used) from investing activities	1,006	(1,006)

Cash flows from financing activities:
Proceeds from stock issuance	12	-
Transfer of subordinate debentures to the bank	-	(5,880)
Proceeds from junior subordinated debentures	-	6,000
Cash paid for fractional shares	(35)	(28)

Net cash provided (used) by financing activities	(23)	92

Increase (decrease) in cash	585	(1,059)

Cash and cash equivalents, beginning of year	247	1,306

Cash and cash equivalents, end of year	$832	$247

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

BOARD OF DIRECTORS

Johnny C. Allen	Retired, Horry County Treasurer

D. Singleton Bailey	President, Loris Drug Store, Inc.

Franklin C. Blanton	President, Blanton Supplies, Inc.
President, Blanton Supplies of Little River, Inc.

Clay D. Brittain, III	Attorney, Thompson & Henry, P.A.

Russell R. Burgess, Jr	Owner, Aladdin Realty Company
Owner and Broker-In-Charge
Burgess Realty & Appraisal Service

William H. Caines	President, Caines Realty & Appraisals, Inc.

James R. Clarkson	President and CEO
HCSB Financial Corporation
and Horry County State Bank

J. Lavelle Coleman	Retired, Tabor City Oil, Inc.

Larry G. Floyd	President, Floyd’s Insulation, Inc.
President, Cherry Grove Sales, Inc.

Boyd R. Ford, Jr	Retired, Ford's Fuel Service, Inc.
& Ford's Propane Gas, Inc.

Tommie W. Grainger	President, Coastal Timber Co., Inc.

Randy B. Hardee	President, Hardee Business Services, P.C.

Gwyn G. McCutchen	Dentist

T. Freddie Moore	President, Gateway Drug Store, Inc.

Carroll D. Padgett, Jr	Attorney, Carroll D. Padgett, Jr., P.A.

OFFICERS OF THE BOARD OF DIRECTORS

Randy B. Hardee	Clay D. Brittain, III
Chairman	Vice Chairman

James R. Clarkson	D. Singleton Bailey
President and CEO	Secretary

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

www.horrycountystatebank.com

* Denotes ATM Location