Form 10KSB, Exhibit 13
period 2006-12-31
HCSB FINANCIAL CORP
filed 2007-03-27
CIK 1091491

Exhibit 13

HCSB FINANCIAL CORPORATION

HORRY COUNTY STATE BANK

Loris, South Carolina

Annual Report

2006

www.horrycountystatebank.com

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

MESSAGE TO SHAREHOLDERS

It is once again my pleasure to present to the shareholders of HCSB Financial Corporation this Annual Report of the performance of your company and its subsidiary, Horry County State Bank, for the year 2006.

This past year was our nineteenth year in operation, and we continued our trends of growth in assets, profitability and marketplace during 2006.  During the year total assets increased by 8.40% to $359.5 million, loans net of reserve for losses achieved growth of 8.32% to a level of $251.8 million at year end and deposits likewise grew by 8.27% to $275.2 million.

As in the prior year of 2005 our rate of growth in earnings exceeded the balance sheet items as net income for the year 2006 slightly exceeded $2.8 million, or an improvement of 16.49% over earnings in 2005.  As a result, the company’s capital increased by 12.0% in 2006.

Other significant achievements in 2006 included the opening of our Carolina Forest branch in October.  This community continues to grow steadily and offers us an excellent opportunity.  We have assembled a fine staff at this office, and we expect to do quite well.

In addition, last year we acquired a lot and a 3-story building at 1300 2nd Avenue in Conway along with three adjacent properties fronting on 3rd Avenue.  We expect to open a branch in the first floor of the 2nd Avenue building during the third quarter of 2007 and construct a drive-up banking facility and a parking lot on the 3rd Avenue properties.  I am quite pleased that the Thompson & Henry Law Firm has partnered with our bank in this endeavor, and they will relocate their Conway law practice into the third floor of the building on 2nd Avenue.  We expect to lease space on the second floor of this building.

And, too, last year we purchased a 5-acre tract in the Loris Commerce Center on which we intend to build a new 30,000 square foot Operations Center which will house all of the bank’s support services and executive offices.  We hope to begin this construction in 2007.

The marketplace in which we operate continues to provide us with excellent diversification in our loan portfolio and growth in our assets.  While our Myrtle Beach office has provided our bank with the best growth in recent years, we continue to provide ample support to the agricultural sector which provided us with our primary loan base in the bank’s early years.  We believe that our new Conway facility will enable us to significantly improve our presence in and support of the Conway market which has experienced significant growth of late.

Thus it is obvious that our banking company looks to continue our pattern of growth and expansion of our branch network.  As has been the case since our bank’s origin, however, our ability to attract and retain excellent employees has been most responsible for our success story.  It is our sincere intent as employees of your bank to operate HCSB in such a manner as to provide quality banking services at competitive prices which will enable our bank to produce a sufficient return on your investment so that you will allow us to continue to operate as an independent, community bank.

We continue to appreciate the support of our shareholders.  I trust that we shall always continue to work together to do the little things that make a little bank…BIG!

Most respectfully,

/s/ James R. Clarkson
James R. Clarkson
President & CEO

Ten Year History

(Omit 000’s)

Year	Assets	Deposits	Loans (net)	Capital	Earnings

1997	$72,156	$63,885	$40,711	$7,473	$429

1998	83,586	69,970	55,061	8,024	511

1999	114,326	94,829	74,871	8,341	994

2000	143,718	123,500	90,300	9,781	1,037

2001	148,651	120,073	116,596	10,895	996

2002	211,598	164,161	161,381	19,850	1,161

2003	269,714	209,931	190,055	21,509	1,568

2004	296,807	222,389	210,649	23,454	2,055

2005	331,662	254,137	232,509	25,303	2,408

2006	359,357	275,151	251,849	28,350	2,805

Selected Financial Data

The following table sets forth certain selected financial data concerning the Company.  The selected financial data has been derived from the financial statements.  This information should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

Year Ended December 31,	2006	2005	2004	2003	2002
(Dollars in thousands, except per share)
Financial Condition:
Investment securities, available for sale	$50,830	$38,233	$42,597	$28,115	$18,060
Allowance for loan losses	2,718	2,569	2,155	1,774	1,452
Net loans	251,849	232,509	210,649	190,055	161,381
Premises and equipment, net	16,139	11,681	11,803	9,377	7,908
Total assets	359,537	331,662	296,807	269,714	211,598
Noninterest-bearing deposits	26,428	25,418	27,973	23,149	16,714
Interest-bearing deposits	248,723	228,719	194,416	186,782	147,447
Total deposits	275,151	254,137	222,389	209,931	164,161
Advances from the Federal Home Loan Bank	43,390	43,390	43,390	36,690	26,690
Total liabilities	331,187	306,359	273,353	248,205	191,748
Total shareholders’ equity	28,350	25,303	23,454	21,509	19,850

Results of Operations:
Interest income	$23,680	$19,164	$15,172	$14,237	$12,366
Interest expense	11,114	7,456	4,936	5,540	5,211

Net interest income	12,566	11,708	10,236	8,697	7,155
Provision for loan losses	770	1,070	1,285	857	535
Net interest income after provision for loan losses	11,796	10,638	8,951	7,840	6,620
Other income	2,604	1,931	2,156	2,002	1,708
Other expense	10,308	8,903	7,961	7,436	6,550

Income before income taxes	4,092	3,666	3,146	2,406	1,778
Income tax expense	1,287	1,258	1,091	838	617

Net income	$2,805	$2,408	$2,055	$1,568	$1,161

Per Share Data (1):
Net income	$0.79	$0.68	$0.59	$0.45	$0.36

Period end book value	$7.94	$7.08	$6.60	$6.06	$5.60

(1)        Adjusted for 5% stock dividends declared in February, 2001, February, 2002 and February, 2003, and the 7.5% stock dividend declared in January, 2004.  Adjustments have also been made for the 3% stock dividends declared in January 2005 and 2006, as well as, the two-for-one stock split in the form of a 100% stock dividend declared in January, 2007.

Description of Company’s Business

HCSB Financial Corporation (the Company) was incorporated on June 10, 1999 to become a holding company for Horry County State Bank.  The Company’s only significant asset is its wholly owned subsidiary, Horry County State Bank (the Bank).  The Bank is a state-chartered bank incorporated on December 18, 1987 and located at 5201 Broad Street, Loris, South Carolina.  The Company’s primary market includes Horry County in South Carolina and Columbus and Brunswick Counties in North Carolina.  From its 11 branch locations, the Company offers a full range of deposit services, including checking accounts, savings accounts, certificates of deposit, money market accounts, and IRAs, as well as a broad range of non-deposit investment services.

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

In 1995 the Company opened its first branch office in the Mt. Olive community of Horry County and has since expanded its branch network to 11 banking offices located throughout Horry County, as well as an Operations Center in Loris, South Carolina which houses the Company’s support services.  This expansion of its branch system has enabled the Company to more effectively compete for deposits and loans.  By expanding into different communities, the Company has been able to substantially diversify its market place from one of a predominantly agricultural  flavor to one which blends residential developments of retirees and others, tourism, major employment areas, central county government and the market’s most active overall growth areas.  In so doing, the Company has reduced considerably the seasonality in its loan portfolio as well as the risks that are at times inherent with concentration of loans in one particular segment of the economy.

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

During the year 2006, the Company relocated some of its executive offices temporarily to the second floor of its branch bank at 1701 N. Oak Street, Myrtle Beach, S.C. due to the need for additional space in its Operations Center.  The Company purchased a 5-acre tract of land in the Loris Commerce Center in 2006 and expects to begin construction of a new Operations Center on this site in 2007 in order to accommodate its executive offices and all support services in this new facility.  The Company intends to offer its present Operations Center for sale.

Also in 2006 the Company acquired a lot and 25,710 square foot building thereon at 1300 Second Avenue, Conway, South Carolina as well as the adjacent lots which front on Third Avenue in Conway, South Carolina.  In February 2007, the Company sold an interest in a portion of these properties to TLF Myrtle Beach Properties, LLC, the real estate ownership partnership for the law firm of Thompson & Henry, P.A.  The Company intends to operate a full service branch bank in the first floor of the Second Avenue building and construct a drive-up banking facility on two of the Third Avenue lots.  Thompson & Henry, P.A. will relocate its law offices to the third floor of the Second Avenue building and the Company and law firm intend to lease the second floor to reputable tenants.

Market for Common Share and Dividends

As of December 31, 2006, there were 3,569,874 shares of our common stock outstanding held by approximately 2,254 shareholders of record.  There is currently no established public trading market in our common stock, and trading and quotations of our common stock have been limited and sporadic.  Because there has not been an established market for our common stock, we may not be aware of all prices at which our common stock has been traded.  We have not determined whether the trades of which we are aware were the result of arm’s-length negotiations between the parties.  Based on information available to us from a limited number of sellers and purchasers of common stock who have engaged in privately negotiated transactions of which we are aware, we believe transactions in our common stock can be fairly summarized as follows for the periods indicated:

2006	Low	High

Fourth Quarter	$20.50	$20.50
Third Quarter	$19.00	$20.00
Second Quarter	$16.00	$20.00
First Quarter	$18.50	$18.50

2005
Fourth Quarter	$17.96	$18.93
Third Quarter	$16.99	$16.99
Second Quarter	$16.51	$16.99
First Quarter	$14.57	$16.51

All share and per share data in this report has been adjusted to reflect all stock dividends and splits declared by the Company.

No cash dividends have ever been declared or paid by the Company.  However, the Board of Directors approved a 10% stock dividend for each of the five years ending December 31, 1996.  The Company also paid a two-for-one stock split in the form of a 100% stock dividend in 2000, a 5% stock dividend in each of the years 2001, 2002, and 2003, a 7.5% stock dividend in 2004, and a 3% stock dividend in 2005 and 2006.  The Board of Directors has declared a two-for-one stock split in the form of a 100% stock dividend payable February 13, 2007 to shareholders of record January 30, 2007.   Management does not expect the Company to pay cash dividends in the foreseeable future.  The Company’s ability to pay dividends depends on the ability of its subsidiary, Horry County State Bank, to pay dividends to the Company.  As a South Carolina state bank, the Bank may only pay dividends out of its net profits, after deducting expenses, including losses and bad debts.  In addition, the Bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital.

INTRODUCTION

The following discussion describes our results of operations for 2006 as compared to 2005 and also analyzes our financial condition as of December 31, 2006 as compared to December 31, 2005.  Like most community banks, we derive most of our income from interest we receive on our loans and investments.  Our primary source of funds for making these loans and investments is our deposits, both interest-bearing and noninterest-bearing.  Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowed funds.  In order to maximize our net interest income, we must not only manage the volume of these balance sheet items, but also the yields that we earn on our interest-earning assets and the rates that we pay on interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures.  For example, the “Average Balances” table shows the average balance during 2006, 2005, and 2004 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category.  A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we direct a substantial percentage of our earning assets into our loan portfolio.  Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown.  We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included an “Interest Rate Sensitivity Analysis” table to help explain this.  Finally, we have included a number of tables that provide details about our investment securities, our loans, and our deposits and other borrowings.

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

GENERAL

With the rising interest rate environment, the bank continued to grow throughout 2006.  Total assets increased by $27,875,000, or 8.40%, and net loans increased by $19,340,000, or 8.32%.  Much of this growth is attributable to the success of our branch network, especially the office in Myrtle Beach.

Profitability continued a steady upward trend in 2006.  Net income increased by 16.49%, from $2,408,000 in 2005 to $2,805,000 in 2006, primarily as a result of increased income from loans and related fees.  The growth of the loan portfolio resulted in a loan to deposit ratio of 92.52%.  The Company will need to attract additional deposits, borrow more money, or a combination of the two to continue expansion of the loan portfolio.  A more detailed discussion of the factors contributing to growth and challenges is presented below.

RESULTS OF OPERATIONS

The Company experienced an increase of $3,674,000, or 21.94%, in interest income on loans and related fees for the year ended December 31, 2006.  Because of the rising interest rate environment and increase in growth in interest-bearing deposits, total interest expense increased $3,658,000, or 49.06%, to $11,114,000.  Although net interest income increased significantly during 2006, the Company also experienced a significant increase in noninterest expense during 2006.  The primary factor contributing to the increase of noninterest expense was salaries and employee benefits, which increased $1,000,000, or 19.99%, from $5,002, 000 for the year ended December 31, 2005.  This increase was primarily a result of normal salary increases of existing employees during the year and the additional hiring of employees especially those needed to operate the new Carolina Forest office.  Overall, the Company had net income for the year ended December 31, 2006 of $2,805,000, compared to $2,408,000 for the year ended December 31, 2005.  This represents an increase in net income of $397,000, or 16.49%.

ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

During the twelve months ended December 31, 2006, total assets increased $27,875,000, or 8.4%, when compared to December 31, 2005.  The primary reason for the increase in total assets was an increase in net loans of $19,340,000, or 8.32%, during 2006 from $232,509,000 at December 31, 2005.  Total deposits increased  $21,014,000, or 8.27%, from the December 31, 2005 amount of $254,137,000.  Within the deposit area, interest-bearing deposits increased $20,004,000, or 8.75%, and noninterest-bearing deposits increased $1,010,000, or 3.97%, during 2006.  The increase in deposits was primarily due to the increase in our Horry Prime Insured Investment account, which increased $41,323,000, or 97.29%, from $42,472,000 at December 31, 2005 to $83,795,000 at December 31, 2006.

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

The Company has sought to maintain a conservative approach in determining the distribution of its assets and liabilities. The following table presents the percentage relationships of significant components of the Company’s average balance sheets for the last three fiscal years.

Balance Sheet Categories as a Percent of Average Total Assets

	2006	2005	2004
Assets:
Interest earning assets:
Federal funds sold	5.86%	6.67%	4.68%
Time deposits with other banks	—	0.06	0.01
Investment securities	14.36	13.84	11.86
Loans	71.72	70.87	75.19
Total interest earning assets	91.94	91.44	91.74
Cash and due from banks	3.06	3.79	3.77
Allowance for loan losses	(0.77)	(0.73)	(.71)
Premises and equipment	3.75	3.51	3.66
Other assets	2.02	1.99	1.54
Total assets	100.00%	100.00%	100.00%

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	68.82%	68.17%	69.09%
Federal funds purchased	—	—	.01
Advances from the Federal Home Loan Bank	12.57	13.57	13.20
Notes Payable	0.25	—	—
Debt due to trust	1.79	1.94	—
Total interest-bearing liabilities	83.43	83.68	82.30

Noninterest-bearing deposits	7.94	7.95	9.60
Accrued interest and other liabilities	0.87	0.71	0.56
Total liabilities	92.24	92.34	92.46
Shareholders’ equity	7.76	7.66	7.54
Total liabilities and shareholders’ equity	100.00%	100.00%	100.00%

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

For the year ended December 31, 2006, net interest income was $12,566,000, an increase of $858,000, or 7.33%, over net interest income of $11,708,000 in 2005.  Interest income from loans, including fees, was $20,417,000, an increase of $3,674,000, or 21.94%, from 2005 to 2006 as demand for loans in the Company’s marketplace continued to grow and rates continued to rise. Interest expense for the year ended December 31, 2006 was $11,114,000, compared to $7,456,000 for 2005.  This represents a increase of $3,656,000, or 49.06%, compared to the prior year.  The interest rate spread and net yield on earning assets reflected the pressure created by the rising interest rate environment when compared to the previous year as our customers began to move more of their money out of interest bearing demand deposits into Money Market deposit accounts, which increased $41,323,000, or 97.29%, throughout 2006.  Our Money Market deposit accounts reprice with prime, which has become very attractive to our customers in a rising interest rate environment.  The net yield realized on earning assets was 3.96% for 2006, compared to 4.01% in 2005.  The interest rate spread was 3.60% and 3.77% in 2006 and 2005, respectively.

The following table sets forth, for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the interest rate spread, and the net yield on earning assets.  The table also indicates the average daily balance and the interest income or expense by specific categories.

Average Balances, Income and Expenses, and Rates

	2006			2005			2004
Year ended December 31,	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Earning Assets:
Securities, taxable	$39,395	$1,869	4.74	$35,499	$1,391	3.92%	$27,223	$850	3.12%
Securities, nontaxable	7,273	274	3.77	5,897	225	3.82	4,186	165	3.94
Loans (1)	247,614	20,417	8.25	226,528	16,743	7.39	211,028	13,921	6.60
Federal funds sold	20,230	964	4.77	21,330	694	3.25	13,350	170	1.27
Time deposits with other banks	—	—	—	183	4	2.19	3	—	—
Nonmarketable equity securities	2,933	156	5.32	2,830	107	3.78	1,912	66	3.45
Total earning assets	317,445	$23,680	7.46	292,267	$19,164	6.56	257,702	$15,172	5.89
Cash and due from banks	10,572			12,113			10,384
Allowance for loan losses	(2,673)				(2,328)			(2,000)
Premises and equipment	12,966			11,224			10,289
Other assets	6,961			6,356			4,383
Total assets	$345,271				$319,632			$280,758

Liabilities:
Interest-Bearing Liabilities:
Interest-bearing deposits	$237,599	$8,391	3.53%	$217,905	$5,271	2.42%	$193,981	$3,542	1.83%
Other borrowings	50,446	2,723	5.40	49,576	2,185	4.41	37,336	1,394	3.73
Total interest-bearing liabilities	288,045	11,114	3.86	267,481	7,456	2.79	231,317	4,936	2.13
Noninterest-bearing deposits	27,415			25,402			26,946
Accrued interest and other liabilities	3,006			2,265			1,339
Shareholders’ equity	26,805			24,484			21,156
Total liabilities and shareholders’ equity	$345,271			$319,632			$280,758
Net interest income/spread		$12,566	3.60%		$11,708	3.77%		$10,236	3.75%
Net interest margin			3.96%			4.01%			3.97%

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

	2006 compared to 2005
	Due to increase (decrease) in
(Dollars in thousands)	Volume(1)	Rate (1)	Volume/Rate	Total
Interest income:
Taxable securities	$153	$293	$32	$478
Nontaxable securities	53	(3)	(1)	49
Loans	1,558	1,935	181	3,674
Federal funds sold	(36)	323	(17)	270
Time deposits with other banks	(4)	—	—	(4)
Nonmarketable equity securities	4	43	2	49
Total interest income	1,728	2,591	197	4,516

Interest expense:
Interest-bearing deposits	476	2,424	219	3,120
Other borrowings	38	491	9	538
Total interest expense	514	2,915	228	3,658
Net interest income	$1,214	$(324)	$(31)	$858

	2005 compared to 2004
	Due to increase (decrease) in
(Dollars in thousands)	Volume(1)	Rate (1)	Volume/Rate	Total
Interest income:
Taxable securities	$193	$162	$186	$541
Nontaxable securities	50	(4)	14	60
Loans	765	1,254	803	2,822
Federal funds sold	76	198	250	524
Time deposits with other banks	—	—	4	4
Nonmarketable equity securities	24	5	12	41
Total interest income	1,108	1,615	1,269	3,992

Interest expense:
Interest-bearing deposits	327	860	542	1,729
Other borrowings	169	136	486	791
Total interest expense	496	996	1,028	2,520
Net interest income	$612	$619	$241	$1,472

(1)  Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.

RATE SENSITIVITY

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 2006 and 2005.  However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company’s interest rate sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance exists between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings.  The larger the imbalance, the greater the interest rate risk assumed and the greater the positive or negative impact of interest fluctuations on liquidity and earnings.

Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management.  The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates.  The following table, “Interest Rate Sensitivity Analysis,” indicates that, on a cumulative basis, after three through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a twelve month liability sensitive position.  For a bank with a liability-sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect.  The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2006 and may not be indicative of the Company’s rate-sensitivity position at other points in time:

Interest Rate Sensitivity Analysis

		After One	After Three		Greater
		Through	Through	Within	Than One
December 31, 2006	Within One	Three	Twelve	One	Year or
(Dollars in thousands)	Month	Months	Months	Year	Non-Sensitive	Total
Assets
Interest-earning assets
Federal fund sold	$19,238	$—	$—	$19,238	$—	$19,238
Loans	127,135	3,870	19,097	150,102	106,698	256,800
Securities	—	—	495	495	53,283	53,778
Total earning assets	146,373	3,870	19,592	169,835	159,981	329,816

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	53,693	—	—	53,693	—	53,693
Savings deposits	89,089	—	—	89,089	—	89,089
Time deposits	7,028	14,358	77,351	98,737	7,204	105,941
Total interest-bearing deposits	149,810	14,358	77,351	241,519	7,204	248,723
Other borrowings	—	—	—	—	43,390	43,390
Junior subordinated debentures	—	—	—	—	6,186	6,186
Total interest-bearing liabilities	149,810	14,358	77,351	241,519	56,780	298,299
Period gap	$(3,437)	$(10,488)	$(57,759)	$(71,684)	$103,201
Cumulative gap	$(3,437)	$(13,925)	$(71,684)	$(71,684)	$31,517
Ratio of cumulative gap to total earning assets	(1.04)%	(4.22)%	(21.73)%	(21.73)%	9.56%

PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings based upon management’s evaluation of specific loans in its portfolio and general economic conditions and trends in the marketplace.  The 2006 and 2005 provisions for loan losses and their related effect of increasing the allowance for loan losses are related to growth in the loan portfolio.  Please refer to the section “Loan Portfolio” for a discussion of management’s evaluation of the adequacy of the allowances for loan losses. In 2006 and 2005, the provisions for loan losses were $770,000 and $1,070,000, respectively.

NONINTEREST INCOME

Noninterest income was $2,604,000 for the year ended December 31, 2006, an increase of $673,000, or 34.85%, when compared with the year ended December 31, 2005.  The increase is primarily a result of fee income of $542,000 from residential mortgage loans sold in the secondary market for the year ended December 31, 2006 as compared to $155,000 for the same period in 2005, an increase of $387,000, or 249.68%.  This increase is largely due to additional staffing in our mortgage lending department as well as an increased marketing effort.  This trend may continue as the bank expands its branch network and employs additional staffing in this area, but it could be negatively affected by a potential general downturn in the local housing market.  This increase in noninterest income is also a result of an increase of $123,000, or 74.10%, in brokerage commissions related to the sale of non-deposit investment products from $166,000 for the year ended December 31, 2005 to $289,000 for the year ended December 31, 2006.  In addition, service charges on deposit accounts increased $97,000, or 7.28%, from $1,332,000 for the year ended December 31, 2005 to $1,429,000 for the year ended December 31, 2006.

NONINTEREST EXPENSES

Most categories of noninterest expenses increased during 2006 due to continued growth of the Company.  Salaries and employee benefits increased $1,000,000, or 19.99%, due to a normal salary increases among existing employees as well as an increase in the number of employees due to the expansion of the branch network.  Also, marketing and advertising expenses increased $131,000, or 55.74%, from $235,000 for the year ended December 31, 2005 to $366,000 for the year ended December 31, 2006. In addition, furniture and equipment expenses also increased $124,000, due mainly to the opening of a new branch in the Carolina Forest area in October 2006. Other operating expenses were $2,160,000 for the year ended December 31, 2006, compared to $1,955,000 for the year ended December 31, 2005.

INCOME TAXES

The Company’s income tax expense for 2006 was $1,287,000, an increase of $29,000 from the 2005 expense of $1,258,000. The increase in the expense results from increased income before taxes.  The Company’s effective tax rates for the years ended December 31, 2006 and 2005 were 31.45% and 34.32%, respectively.

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

As of December 31, 2006, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $16,500,000.  These lines of credit are available on a one to fourteen day basis for general corporate purposes.  The lenders have reserved the right not to renew their respective lines.  Unpledged  securities available-

for-sale, which totaled $21,329,000 at December 31, 2006, also serve as a ready source of liquidity. Management believes that the Company’s liquidity sources are adequate to meet its operating needs.  The level of liquidity is measured by the loans-to-total borrowed funds ratio, which was at 79.92% and 79.01% at December 31, 2006 and 2005, respectively.

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

As of December 31, 2006, commitments to extend credit totaled $37,852,000 and standby letters of credit totaled $814,000.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2006.

		After One	After Three
	Within	Through	Through	Within	Greater
	One	Three	Twelve	One	Than
(Dollars in thousands)	Month	Months	Months	Year	One Year	Total
Unused commitments to extend credit	$1,073	$3,843	$20,233	$25,149	$12,703	$37,852
Standby letters of credit	—	100	707	807	7	814

Totals	$1,073	$3,943	$20,940	$25,956	$12,710	$38,666

The Company entered into interest swap agreements associated with Federal Home Loan Bank advances during the third quarter of 2003.  The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The notional amount of advances involved in this transaction totaled $14,600,000.  The unrealized gain related to the interest rate swaps was $788,000 at December 31, 2006.  The Company believes that the hedging of such debt was very effective as management protected against further declines in interest rates as well as a continuation of interest rates at  or near their low levels at the time the transaction was consummated.

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

CAPITAL RESOURCES

The Company uses several indicators of capital strength.  The most commonly used measure is average common equity to average assets, which was 7.76% in 2006 compared to 7.66% in 2005.  The change in this ratio reflects an increase in earnings at a greater rate than the growth in the Company’s assets in 2006.

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

The Federal Reserve guidelines contain an exemption from the capital requirements for “small bank holding companies.”  On March 31, 2006, the Federal Reserve changed the definition of a small bank holding company to bank holding companies with less than $500 million in total assets (an increase from $150 million under the prior rule).  However, bank holding companies will not qualify under the new definition if they (i) are engaged in significant non-banking activities either directly or indirectly through a subsidiary, (ii) conduct significant off-balance sheet activities, including securitizations or managing or administering assets for third parties, or (iii) have a material amount of debt or equity securities (including trust preferred securities) outstanding that are registered with the SEC.  Although we have less than $500 million in assets, it is unclear at this point whether we otherwise meet the requirements for qualifying as a “small bank holding company.”  According to the Federal Reserve Board, the revision of the criterion to exclude any bank holding company that has outstanding a material amount of SEC-registered debt or equity securities reflects the fact that SEC registrants typically exhibit a degree of complexity of operations and access to multiple funding sources that warrants excluding them from the new policy statement and subjecting them to the capital guidelines.  In the adopting release for the new rule, the Federal Reserve Board stated that what constitutes a “material” amount of SEC-registered debt or equity for a particular bank holding company depends on the size, activities and condition of the relevant bank holding company.  In lieu of using fixed measurable parameters of materiality across all institutions, the rule provides the Federal Reserve with supervisory flexibility in determining, on a case-by-case basis, the significance or materiality of activities or securities outstanding such that a bank holding company should be excluded from the policy statement and subject to the capital guidelines.  Until the Federal Reserve provides further guidance on the new rules, it will be unclear whether our holding company will be subject to the exemption from the capital requirements for small bank holding companies.  Regardless, both the Company and the Bank are currently “well capitalized” under these minimum capital requirements as set per bank regulatory agencies.

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

As of December 31, 2006, the most recent notifications from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events that management believes have changed the Bank’s category.

The Company and the Bank are required to maintain certain risk-based and leverage ratios.  The Company and the Bank exceeded these regulatory capital ratios at December 31, 2006, 2005, and 2004 as set forth in the following tables.

December 31, (Dollars in thousands)	2006	2005	2004

The Company
Tier 1 capital	$34,773	$31,855	$29,472
Tier 2 capital	2,718	2,569	2,155
Total qualifying capital	$37,491	$34,424	$31,627

Risk-adjusted total assets (including off-balance-sheet exposures)	$270,498	$249,307	$226,418

Tier 1 risk-based capital ratio	12.86%	12.78%	13.02%
Total risk-based capital ratio	13.86%	13.81%	13.97%
Tier 1 leverage ratio	10.07%	9.61%	10.09%

December 31, (Dollars in thousands)	2006	2005	2004

The Bank
Tier 1 capital	$33,885	$30,664	$28,003
Tier 2 capital	2,718	2,569	2,155
Total qualifying capital	$36,603	$33,233	$30,158

Risk-adjusted total assets (including off-balance-sheet exposures)	$266,373	$248,743	$225,480

Tier 1 risk-based capital ratio	12.72%	12.33%	12.42%
Total risk-based capital ratio	13.74%	13.36%	13.38%
Tier 1 leverage ratio	9.71%	9.25%	9.59%

The Company does not expect to pay cash dividends to shareholders during 2006.

INVESTMENT PORTFOLIO

Management classifies investment securities as either held-to-maturity or available-for-sale based on their intentions and the Company’s ability to hold them until maturity.  In determining such classifications, securities that management has the positive intent and the Company has the ability to hold until maturity are classified as held-to-maturity and carried at amortized cost.  All other securities are designated as available-for-sale and carried at estimated fair value with unrealized gains and losses included in shareholders’ equity on an after-tax basis.  As of December 31, 2006 and 2005, all securities were classified as available-for-sale.

The following tables summarize the carrying value of investment securities as of the indicated dates and the weighted-average yields of those securities at December 31, 2006.

Investment Securities Portfolio Composition

December 31, (Dollars in thousands)	2006	2005	2004
Government-Sponsored Enterprises	$19,092	$8,437	$13,191
Obligations of state and local governments	7,435	5,734	6,230
Mortgage-backed securities	23,449	23,242	22,356
Equity securities available-for-sale	854	820	820
Nonmarketable equity securities	2,948	2,867	2,763
Total securities	$53,778	$41,100	$45,360

Investment Securities Portfolio Maturity Schedule

	Available-for-Sale
December 31, 2006	Carrying
(Dollars in thousands)	Amount	Yield
Government-Sponsored Enterprises due:
Less than one year	$495	4.276%
After one year but within five years	12,841	4.236%
After five years but within ten years	1,820	5.189%
After ten years	3,936	5.931%

Obligations of states and local governments due:
After one year but within five years	993	4.032%
After five years but within ten years	4,260	3.565%
After ten years	2,182	3.836%
	7,435	3.706%
Mortgage-backed securities	22,513	4.985%
Collateralized Mortgage Obligation (CMOs)	936	4.489%
Equities available-for-sale	854	6.385%
	$50,830	4.703%

LOAN PORTFOLIO

Management believes the loan portfolio is adequately diversified.  There are no foreign loans, and agricultural loans as of December 31, 2006 are limited.  There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries.

The Company has experienced continued growth of its loan portfolio throughout 2006 and 2005, resulting in increases of $19,489,000 and $22,274,000, respectively.  Management has concentrated on maintaining quality in the loan portfolio. The loan-to-deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization.  Generally, a higher loan-to-deposit ratio is indicative of higher interest income since loans typically yield a higher return than other interest-earning assets.  The loan-to-deposit ratios were 92.52% and 92.50% at December 31, 2006 and 2005, respectively.  The loans-to-total borrowed funds ratio was 77.56% and 77.40% at December 31, 2006 and 2005, respectively.  Management intends to deploy available funds to loans to the extent it deems prudent to achieve its targeted ratio of loans to deposits; however, there can be no assurance that management will be able to execute its strategy or that loan demand will continue to support growth.

December 31,	Loan Portfolio Composition
(Dollars in thousands)	2006	2005	2004	2003	2002
Real estate - construction and land development	$28,124	$18,686	$8,026	$13,845	$17,032
Real estate - mortgage and commercial	147,156	133,527	110,584	89,801	65,245
Agricultural	6,099	5,141	6,136	6,891	5,496
Commercial and industrial	54,313	55,909	62,991	48,479	48,403
Consumer	18,267	21,168	22,881	27,325	25,020
All other loans (including overdrafts)	608	647	2,186	5,488	1,637
Total gross loans	$254,567	$235,078	$212,804	$191,829	$162,833

Credit Risk Management

Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers.  The management of credit risk involves the processes of loan underwriting and loan administration.  The Company seeks to manage credit risk through a strategy of making loans within the Company’s primary marketplace and within the Company’s limits of expertise.  Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers’ ability to honor the terms of their loans is dependent on the business and economic conditions in Horry and Marion Counties in South Carolina and Columbus and Brunswick Counties in North Carolina.  Additionally, since real estate is considered by the Company as the most desirable nonmonetary collateral, a significant portion of the Company’s loans are collateralized by real estate; however, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment.  Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans.  The Company also seeks to limit total exposure to individual and affiliated borrowers.  The Company seeks to manage risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower’s ability to service the debt as well as the value of the pledged collateral.

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

Maturities and Sensitivity of Loans to Changes in Interest Rates:

The following table summarizes the loan maturity distribution, by type, at December 31, 2006 and related interest rate characteristics:

		Over
		One Year
December 31, 2006	One Year	Through	Over Five
(Dollars in thousands)	or Less	Five Years	Years	Total
Real estate - construction and land development	$19,044	$7,168	$1,913	$28,125
Real estate - other	51,645	56,852	38,659	147,156
Agricultural	2,500	1,524	2,075	6,099
Commercial and industrial	27,969	18,444	7,900	54,313
Consumer	5,307	11,955	1,004	18,266
All other loans (including overdrafts)	176	135	297	608
	$106,641	$96,078	$51,848	$254,567
Loans maturing after one year with:
Fixed interest rates				$106,831
Floating interest rates				41,397
				$148,228

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

The following table sets forth our nonperforming assets for the dates indicated.

Nonperforming Assets
(Dollars in thousands)	2006	2005	2004	2003	2002
Nonaccrual loans	$760	$2,044	$4,295	$1,641	$915
Restricted or impaired loans	—	—	—	—	—
Total nonperforming loans	760	2,044	4,295	1,641	915
Other real estate owned	95	485	964	390	210
Total nonperforming assets	$855	$2,529	$5,259	$2,031	$1,125
Loans 90 days or more past due and still accruing interest	$1,714	$843	$378	$2,315	$381
Nonperforming assets to period end loans	0.33%	1.08%	2.47%	1.06%	0.69%

For loans to be in excess of 90 days delinquent and still accruing interest, the borrowers must be either remitting payments although not able to get current, liquidation on loans deemed to be well secured must be near completion, or the Company must have a reason to believe that correction of the delinquency status by the borrower is near.  The amount of both nonaccrual loans and loans past due 90 days or more were considered in computing the allowance for loan losses as of December 31, 2006.  Nonaccrual loans as of December 31, 2004 and 2005 were primarily related to one large customer relationship.  Payments on this relationship in 2005 reduced the nonaccrual balances on a portion of this relationship and additional payments and liquidation of assets by the borrower served to further reduce the balances in total loans on non-accrual as of December 31, 2006.  Management expects that future non-accrual loan balances should more closely mirror the balances as of December 31, 2006.

Summary of Loan Loss Experience

(Dollars in thousands)	2006	2005	2004	2003	2002
Total loans outstanding at end of period	$256,800	$235,669	$212,808	$192,304	$162,833
Average loans outstanding	$247,614	$226,528	$211,028	$182,445	$144,266
Balance of allowance for loan losses at beginning of period	2,569	2,155	$1,774	$1,452	$1,112
Charge-offs:
Real estate	4	122	354	27	4
Commercial	418	382	286	368	145
Consumer and credit card	289	287	328	175	89

Total charge-offs	711	791	968	570	238

Recoveries of loans previous charged-off	90	135	64	35	43

Net charge-offs	621	656	904	535	195

Provision charged to operations	770	1,070	1,285	857	535

Balance of allowance for loan losses at end of period	$2,718	$2,569	$2,155	$1,774	$1,452

Ratios:
Net charge-offs to average loans outstanding	0.25%	0.29%	0.43%	0.30%	0.14%
Net charge-offs to loans at end of year	0.24%	0.28%	0.42%	0.28%	0.12%
Allowance for loan losses to average loans	1.10%	1.13%	1.02%	0.97%	1.01%
Allowance for loan losses to loans at end of year	1.06%	1.09%	1.01%	0.92%	0.89%
Net charge-offs to allowance for loan losses	22.85%	25.54%	41.95%	30.16%	13.43%
Net charge-offs to provisions for loan losses	80.65%	61.31%	70.35%	62.43%	36.45%

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

Management regularly monitors past due and classified loans.  However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period.  At December 31, 2006 and 2005, management considers the allowances for loan losses adequate based on its judgments, evaluations, and analysis of the loan portfolio.

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

AVERAGE DAILY DEPOSITS

The following table summarizes the Company’s average daily deposits during the years ended December 31, 2006, 2005, and 2004.  These totals include time deposits $100,000 and over, which at December 31, 2006 totaled $47,369,000. Of this total, scheduled maturities within three months were $10,712,000; over three through twelve months were $35,731,000; and over twelve months were $926,000.

	2006		2005		2004
		Average		Average		Average
	Average	Rate	Average	Rate	Average	Rate
	Amount	Paid	Amount	Paid	Amount	Paid
Noninterest-bearing demand	$27,415	0.00%	$25,402	0.00%	26,946	0.00%
Interest-bearing transaction accounts	65,145	1.73	88,477	1.88	81,342	1.70
Money market savings account	67,634	4.51	29,308	2.74	22,475	1.24
Other savings accounts	5,846	1.27	6,146	0.86	5,973	0.28
Time deposits	98,974	4.19	93,974	2.93	84,191	2.22
Total deposits	$265,014		$243,307		$220,927

ADVANCES FROM THE FEDERAL HOME LOAN BANK

The following table summarizes the Company’s short-term borrowings for the years ended December 31, 2006, 2005 and 2004.

	Maximum		Weighted
	Outstanding		Average
	at any	Average	Interest	Balance
(Dollars in thousands)	Month End	Balance	Rate	December 31,
2006
Advances from Federal Home Loan Bank	$43,390	$43,390	4.37%	$43,390

2005
Advances from Federal Home Loan Bank	$43,390	$43,390	4.27%	$43,390

2004
Advances from Federal Home Loan Bank	$43,390	$37,057	4.53%	$43,390

Advances from the Federal Home Loan Bank are collateralized by one-to-four family residential mortgage loans, certain commercial real estate loans, certain securities in the bank’s investment portfolio and the Company’s investment in Federal Home Loan Bank stock.  Although we expect to continue using Federal Home Loan Bank advances as a secondary funding source, core deposits will continue to be our primary funding source.  Of the $43,390,000 advances from Federal Home Loan Bank outstanding at December 31, 2006, $6,700,000 have scheduled principal reductions in 2008, $9,600,000 in 2010, $5,000,000 in 2011 and the remainder after five years.

As discussed in the notes to the financial statements, the Company has entered into interest rate swap agreements associated with Federal Home Loan Bank advances maturing on March 1, 2010, May 24, 2010 and March 22, 2011.  The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate.  The variable rate was 5.365% at December 31, 2006 and is based on the three month LIBOR index.

JUNIOR SUBORDINATED DEBENTURES

On  December 17, 2005, HCSB Financial Trust I (the “ Trust”), a non-consolidated subsidiary of the Company, issued and sold a total of 6,000 trust preferred securities, with $1,000 liquidation amount per capital security (the “Capital Securities”), to institutional buyers in a pooled trust preferred issue.  The Capital Securities, which are reported on the consolidated balance sheet as junior subordinated debentures, generated proceeds of $6 million.  The Trust loaned these proceeds to the Company to use for general corporate purposes.  The junior subordinated debentures qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations.  See Note 10 to the consolidated financial statements for more information about the terms of the junior subordinated debentures.

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $102,361 and $106,028 at December 31, 2006, and December 31, 2005, respectively, and are included in other assets on the consolidated balance sheet.  Amortization of debt issuance costs from junior subordinated debentures totaled $3,667 for the years ended December 31, 2006, and December 31, 2005, and are reported in other expenses on the consolidated income statement for the years ended  December 31, 2006, and December 31, 2005.

RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio (average daily equity divided by average total assets) for the period indicated.  Since its inception, the Company has not paid cash dividends.

	2006	2005	2004
Return on average assets	0.81%	0.75%	0.73%
Return on average equity	10.46%	9.83%	9.71%
Equity to assets ratio	7.77%	7.66%	7.54%

ACCOUNTING AND FINANCIAL REPORTING ISSUES

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements.  Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2006, as filed on our annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities.  We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

HCSB Financial Corporation and Subsidiary

Loris, South Carolina

We have audited the accompanying consolidated balance sheets of HCSB Financial Corporation and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCSB Financial Corporation and its subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.

/s/ Elliott Davis, LLC
Elliott Davis, LLC
Columbia, South Carolina
March 15, 2007

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2006	2005
Assets:
Cash and cash equivalents:
Cash and due from banks	$9,463	$10,143
Federal funds sold	19,238	29,262
Total cash and cash equivalents	28,701	39,405
Investment securities:
Securities available-for-sale	50,830	38,233
Nonmarketable equity securities	2,948	2,867
Total investment securities	53,778	41,100
Loans held for sale	2,233	591
Loans receivable	254,567	235,078
Less allowance for loan losses	(2,718)	(2,569)
Loans, net	251,849	232,509
Premises, furniture and equipment, net	16,139	11,681
Accrued interest receivable	2,880	2,238
Other assets	3,957	4,138
Total assets	$359,537	$331,662

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$26,428	$25,418
Interest-bearing transaction accounts	53,693	84,082
Money market savings accounts	83,795	42,472
Other savings accounts	5,294	6,116
Time deposits $100 and over	47,369	48,424
Other time deposits	58,572	47,625
Total deposits	275,151	254,137
Advances from the Federal Home Loan Bank	43,390	43,390
Notes Payable	3,478	—
Junior subordinated debentures	6,186	6,186
Accrued interest payable	772	549
Other liabilities	2,210	2,097
Total liabilities	331,187	306,359

Commitments and Contingencies (Notes 4, 12 and 13)

Shareholders’ Equity:
Common stock, $0.01 par value, 10,000,000 shares authorized; 3,569,874 and 1,788,201 shares issued and outstanding in 2006 and 2005, respectively	36	18
Capital surplus	25,756	25,685
Nonvested restricted stock	(645)	(703)
Retained earnings	3,626	865
Accumulated other comprehensive loss	(423)	(562)
Total shareholders’ equity	28,350	25,303
Total liabilities and shareholders’ equity	$359,537	$331,662

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except share amounts)	2006	2005
Interest income:
Loans, including fees	$20,417	$16,743
Investment securities:
Taxable	1,869	1,391
Tax-exempt	274	225
Nonmarketable equity securities	156	107
Federal funds sold and other	964	698
Total	23,680	19,164

Interest expense:
Deposits	8,391	5,271
Borrowings	2,723	2,185
Total	11,114	7,456
Net interest income	12,566	11,708
Provision for loan losses	770	1,070
Net interest income after provision for loan losses	11,796	10,638

Noninterest income:
Service charges on deposit accounts	1,429	1,332
Credit life insurance commissions	48	41
Gain on sale of residential mortgage loans	542	155
Brokerage commissions	289	166
Other fees and commissions	206	221
Gains (losses) on sales of securities	—	(52)
Other	90	68
Total	2,604	1,931
Noninterest expenses:
Salaries and employee benefits	6,002	5,002
Net occupancy	668	655
Marketing and advertising	366	235
Loss on sale of assets	—	68
Furniture and equipment	1,112	988
Other operating	2,160	1,955
Total	10,308	8,903
Income before income taxes	4,092	3,666
Income tax provision	1,287	1,258
Net income	$2,805	$2,408
Net income per common share
Basic	$0.79	$0.68
Diluted	$0.79	$0.68
Average common shares outstanding
Basic	3,542,073	3,528,384
Diluted	3,558,316	3,547,572

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income (Loss)

Years ended December 31, 2006 and 2005

						Accumulated
						other
			Nonvested			compre-
(Dollars in thousands,	Common Stock		restricted	Capital	Retained	hensive
except share amounts)	Shares	Amount	stock	surplus	earnings	income (loss)	Total

Balance, December 31, 2004	1,725,261	$17	$(313)	$23,357	$419	$(26)	$23,454
Net income					2,408		2,408
Other comprehensive income, (loss) net of tax benefit of $316						(536)	(536)
Comprehensive income							1,872
Payment for fractional shares	(1,081)				(35)		(35)
Issuance of restricted stock	11,470		(390)	390			—
Exercise of stock options	468			12			12
Declaration of 3.0% stock dividend on January 26, 2006	52,083	1		1,926	(1,927)		—
Balance, December 31, 2005	1,788,201	18	(703)	25,685	865	(562)	25,303

Net income					2,805		2,805
Other comprehensive income, (loss) net of tax expense of $81						139	139
Comprehensive income							2,944
Payment for fractional shares	(1,247)				(44)		(44)
Forfeiture of restricted stock	(2,017)		58	(58)
Stock option expense				147			147
Declaration of 2 for 1 stock split on January 18, 2007	1,784,937	18		(18)			—
Balance, December 31, 2006	3,569,874	$36	$(645)	$25,756	$3,626	$(423)	$28,350

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years ended December 31,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	$2,805	$2,408
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	770	1,070
Deferred income tax benefit	(269)	55
Depreciation expense	636	619
Premium amortization less discount accretion	86	163
Amortization of net deferred loan costs	10	124
Net gain on sale of securities available-for-sale	—	52
(Gain) Loss on sale of other real estate owned	(26)	77
Gain on disposal of premises and equipment	(20)	(2)
Increase in interest receivable	(642)	(542)
Increase in interest payable	223	160
Increase in other assets	(21)	(948)
Stock compensation expense	147	—
Increase in other liabilities	113	1,098
Net cash provided by operating activities	3,812	4,334
Cash flows from investing activities:
Purchases of securities available-for-sale	(17,350)	(9,715)
Maturities of securities available-for-sale	4,887	8,879
Proceeds from sales of securities available-for-sale	—	4,237
Net increase in loans to customers	(22,221)	(24,417)
Purchase of premises, furniture and equipment	(5,094)	(515)
Proceeds from sale of premises, furniture and equipment	20	20
Proceeds from sale of other real estate owned	875	1,178
Purchase of nonmarketable equity securities	(81)	(104)
Net cash used by investing activities	(38,964)	(20,437)
Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	11,122	18,423
Net increase in time deposits	9,892	13,325
Net increase in notes payable	3,478
Proceeds from stock issuance	—	12
Cash paid for fractional shares	(44)	(35)
Net cash provided by financing activities	24,448	31,725
Net increase (decrease) in cash and cash equivalents	(10,704)	15,622
Cash and cash equivalents, beginning of year	39,405	23,783
Cash and cash equivalents, end of year	$28,701	$39,405

The accompanying notes are an integral part of the consolidated financial statements.

IICSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation - The accompanying consolidated financial statements include the accounts of HCSB Financial Corporation and Subsidiary (the Company) and its wholly owned subsidiary, Horry County State Bank (the Bank) and all of the stock of HCSB Financial Trust I (the Trust).  The Company was incorporated on June 10, 1999. The Bank was incorporated on December 18, 1987, and opened for operations on January 4, 1988.  The principal business activity of the Company is to provide commercial banking services in Horry County, South Carolina, and in Columbus and Brunswick Counties, North Carolina.  The Bank is a state-chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation.  The Trust is a special purpose subsidiary organized for the sole purpose of issuing trust preferred securities.  The operations of the Trust have not been consolidated in these financial statements.

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

At December 31, 2006 and 2005, the investment in Federal Home Loan Bank stock was $2,615,000 and $2,544,000, respectively.  The investment in Community Financial Services stock was $122,000 and $112,000 at December 31, 2006 and 2005, respectively.  The Company also had a $25,000 investment in the holding company of a community bank at December 31, 2006.  Also included in nonmarketable equities is investment in the Trust, which totaled $186,000 at December 31, 2006 and 2005.

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

Under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for the Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, loans are defined as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  All loans are subject to this criteria except for smaller balance homogeneous loans that are collectively evaluated for impairment and loans measured at fair value or at the lower of cost or fair value.  The Company considers its consumer installment portfolio, credit card loans, and home equity lines as such exceptions.  Therefore, the real estate and commercial loan portfolios are primarily affected by these statements.

Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.  When management determines that a loan is impaired, the difference between the Company’s investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is charged to bad debt expense with a corresponding entry to the allowance for loan losses.  The accrual of interest is discontinued on an impaired loan when management determines the borrower may be unable to meet payments as they become due.  As discussed in Note 4, impaired loans closely approximated nonaccrual loans at December 31, 2006 and 2005.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily throughout Horry county in South Carolina and Columbus and Brunswick counties of North Carolina.  The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions except for loans secured by residential and commercial real estate and commercial and industrial non-real estate loans.  These concentrations of residential and commercial real estate loans and commercial and industrial non-real estate loans totaled $177,513,000 and $54,313,000, respectively, at December 31, 2006, representing 626.16% and 191.58%, respectively, of total equity and 70.48% and 21.57%, respectively, of net loans receivable.

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

Derivative Financial Instruments - The Company has entered into certain interest rate swap agreements which are derivative financial instruments (“derivatives”).  The derivatives are recognized as other assets on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of fair value of a recognized asset or liability (“fair value hedge”).  Changes in the fair value of a derivative that is highly effective as - and that is designated and qualifies - as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk, are recorded in current-period earnings.

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

Income Taxes - Amounts provided for income taxes are based on income reported for financial statement purposes. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2006, will be realized, and accordingly, has not established a valuation allowance.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred.  External costs incurred in producing media advertising are expensed the first time the advertising takes place.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $366,000 and $235,000, were included in the Company’s results of operations for 2006 and 2005, respectively.

Net Income Per Share - Basic income per share is calculated by dividing net income by the weighted-average number of shares outstanding during the year.  Diluted net income per share is computed based on net income divided by the weighted average number of common and potential common shares.  Retroactive recognition has been given for the effects of all stock dividends and splits in computing the weighted-average number of shares.  The only potential common share equivalents are those related to stock options and restricted stock awards.  Stock options which are anti-dilutive are excluded from the calculation of diluted net income per share.

Stock-Based Compensation – On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Accounting of Stock-Based Compensation, to account for compensation costs under its stock option plans.  The Company previously utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (as amended) (“APB 25”).  Under the intrinsic value method prescribed by APB 25, no compensation costs were recognized for the Company’s stock options because the option exercise price in its plans equals the market price on the date of grant.  Prior to January 1, 2006, the Company only disclosed the pro forma effects on net income and earnings per share as if the fair value recognition provisions of SFAS 123(R ) had been utilized.

In adopting SFAS No. 123, the Company elected to use the modified prospective method to account for the transition from the intrinsic value method to the fair value recognition method.  Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant.  The following table illustrates the effect on net income and earnings per share as if the fair value based method had been applied to all outstanding and unvested awards in each period.

	Years ended
	December 31,
(Dollars in thousands)	2006	2005
Net income, as reported	$2,805	$2,408
Add: Stock-based employee compensation expense Included in reported net income, net of related tax effects	93	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(93)	85
Pro forma net income	$2,805	$2,323
Earnings per share:
Basic - as reported	$0.79	$0.68
Basic - pro forma	$0.79	$0.66
Diluted - as reported	$0.79	$0.68
Diluted - pro forma	$0.79	$0.66

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model based on assumptions set forth in Note 17.

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

The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
(Dollars in thousands)	2006	2005
Unrealized gains (losses) on securities available-for-sale	$220	$(904)
Reclassification adjustment for (gains) losses realized in net income	—	52
Net unrealized losses on securities	220	(852)
Tax effect	(81)	316
Net-of-tax amount	$139	$(536)

Statements of Cash Flows - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  Cash equivalents include amounts due from banks, federal funds sold, and time deposits with other banks with maturities of three months or less.

The following summarizes supplemental cash flow information:

	Years ended December 31,
(Dollars in thousands)	2006	2005
Cash paid for interest	$10,539	$7,296
Cash paid for income taxes	1,716	1,303
Supplemental noncash investing and financing activities:
Foreclosures on loans	459	776

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit.  These financial instruments are recorded in the financial statements when they become payable by the customer.

Recently Issued Accounting Pronouncements-The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest only-strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe that the adoption of SFAS No. 155 will have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.”  This Statement amends FASB No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a service elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in enterprises’ financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48 on its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year end. SFAS 158 is effective for publicly – held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company does not have a defined  benefit pension plan.  Therefore, SFAS 158 will not impact the Company’s financial conditions, results of operations or cash flows.

In September, 2006, The FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4 “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”.  EITF 06-4 addresses employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, or Accounting Principles Board (“APB”) Opinion No. 12, “Omnibus Opinion—1967”.  EITF 06-4 is effective for fiscal years beginning after December 15, 2007. Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods.  The Company is currently analyzing the effect of adoption of EITF 06-4 on its financial position, results of operations and cash flows.

In September 2006, the FASB ratified the consensus reached related to EITF 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance.”  EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract.  EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006.  The Company is currently analyzing the effect of adoption of EITF 06-5 on its financial position, results of operations and cash flows.

In September 2006, the SEC issued Staff Accounting Bulleting No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on its financial position, results of operation or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.”  This statement permits, but does not require, entities to measure many financial instruments at fair value.  The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings.  This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments.  One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value.  With respect to SFAS 115, available-for-sale and held –to-maturity securities at the effective date are eligible for the fair value option at that date.  If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities.  SFAS 159 is effective for the Company on January 1, 2008.  Earlier adoption is permitted in 2007 if the Company also elects to apply the provisions of SFAS 157, “Fair Value Measurement.”  The Company is currently analyzing the fair value option provided under SFAS 159.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows

Risks and Uncertainties - In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory.  There are three main components of economic risk:  interest rate risk, credit risk and market risk.  The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different basis, than its interest-earning assets.  Credit risk is the risk of default on the Company’s loan portfolio that results from borrower’s inability or unwillingness to make contractually required payments.  Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

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

Reclassifications - Certain captions and amounts in the 2005 financial statements were reclassified to conform with the 2006 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain an average cash reserve balance based on a percentage of deposits.  At December 31, 2006 and 2005, the requirements were satisfied by amounts on deposit with the Federal Reserve Bank and cash on hand.

NOTE 3 - INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

	Amortized	Gross Unrealized		Estimated
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
December 31, 2006
Government-sponsored enterprises	$19,216	$31	$155	$19,092
Mortgage-backed securities	23,943	25	519	23,449
Equity securities	835	19	—	854
Obligations of state and local governments	7,508	39	112	7,435
Total	$51,502	$114	$786	$50,830
December 31, 2005
Government-sponsored enterprises	$8,630	$—	$193	$8,437
Mortgage-backed securities	23,917	—	675	23,242
Equity securities	834	—	14	820
Obligations of state and local governments	5,745	42	53	5,734
Total	$39,126	$42	$935	$38,233

The following is a summary of maturities of securities available-for-sale as of December 31, 2006.  The amortized cost and estimated fair values are based on the contractual maturity dates.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities
	Available-For-Sale
	Amortized	Estimated
(Dollars in thousands)	Cost	Fair Value
Due in less than one year	$499	$495
Due after one year but within five years	15,459	15,251
Due after five years but within ten years	8,701	8,654
Due after ten years	26,843	26,430

Total	$51,502	$50,830

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006.

Securities Available for Sale

	Less than		Twelve months
	twelve months		or more		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair value	losses	Fair value	losses	Fair value	losses
Government-sponsored enterprises	$5,892	$23	$5,860	$132	$11,752	$155
Mortgage-backed securities	2,399	19	18,222	499	20,621	518
Obligations of state and local governments	2,721	104	1,634	9	4,355	113
Total	$11,012	$146	$25,716	$640	$36,728	$786

Management evaluates its investment portfolio periodically to identify any impairment that is other than temporary.  At December 31, 2006, the Company had twenty individual securities, or 50.69% of the security portfolio, that have been in an unrealized loss position for more than twelve months.  Management believes these losses are temporary and are a result of the current interest rate environment.

At December 31, 2006 and 2005, investment securities with a book value of $29,978,000 and $31,064,000, respectively, and a market value of $29,501,000 and $30,299,000, respectively, were pledged as collateral.

There were no sales of available-for-sale securities for the year ended December 31, 2006.  Gross realized gains on sales of available-for-sale securities were $22,000 in 2005.  Gross realized losses on available-for-sale securities were  $74,000 in 2005.  Proceeds from the sale of securities totaled $4,237,000 in 2005.

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
(Dollars in thousands)	2006	2005
Real estate - construction and land development	$28,124	$18,686
Real estate - mortgage and commercial	147,156	133,527
Agricultural	6,099	5,141
Commercial and industrial	54,313	55,909
Consumer	18,267	21,168
All other loans (including overdrafts)	608	647
Total gross loans	$254,567	$235,078

Certain parties (principally certain directors and officers of the Company, their immediate families, and business interests) were loan customers and had other transactions in the normal course of business with the Company.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.  The aggregate dollar amounts of loans to related parties were $12,354,000 and $3,719,000 at December 31, 2006 and 2005, respectively.  During 2006, advances on related party loans totaled $5,234,000, and repayments were $749,000.

Transactions in the allowance for loan losses are summarized below:

	Years Ended December 31,
(Dollars in thousands)	2006	2005
Balance, beginning of year	$2,569	$2,155
Provision charged to operations	770	1,070
Recoveries on loans previously charged off	90	135
Loans charged off	(711)	(791)
Balance, end of year	$2,718	$2,569

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

As of December 31, 2006 and 2005, the Company had nonaccrual loans of approximately $760,000 and $2,044,000, respectively, and loans that were contractually past due 90 days or more and still accruing interest of approximately $1,714,000 and $843,000, respectively, for which impairment had not been recognized.  The additional interest income, which would have been recognized into earnings if the Company’s nonaccrual loans had been current in accordance with their original terms, was $133,000 and $274,000 during 2006 and 2005, respectively.  At December 31, 2006 and 2005, impaired loans closely approximated nonaccrual loans.

The balance of loans contractually past due 90 days or more still accruing interest as of December 31, 2006 was one loan collateralized by commercial real estate.  This loan was repaid in full on January 9, 2007 through the liquidation of a portion of the bank’s collateral.

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

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.  The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
(Dollars in thousands)	2006	2005
Commitments to extend credit	$37,852	$35,134
Standby letters of credit	814	778

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
(Dollars in thousands)	2006	2005
Land	$4,202	$4,115
Buildings and land improvements	7,683	6,875
Furniture and equipment	4,757	4,154
Leasehold improvements	41	41
Construction in progress	3,537	1
	20,220	15,186
Less accumulated depreciation	(4,081)	(3,505)
Premises, furniture and equipment, net	$16,139	$11,681

Depreciation expense for the years ended December 31, 2006 and 2005 was $637,000 and $619,000, respectively.

The Company had $4,000 in capitalized interest during construction in 2006.  No interest was capitalized in 2005.

NOTE 6 - OTHER ASSETS

Other assets consisted of the following:

	December 31,
(Dollars in thousands)	2006	2005
Cash value of life insurance	$929	$936
Other real estate owned	95	485
Prepaid expenses and insurance	304	220
Unamortized software	472	623
Net deferred tax asset	765	543
Other	1,392	1,331
Total	$3,957	$4,138

NOTE 7 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company maintains an overall interest-rate risk-management strategy that incorporates the use of derivatives to minimize significant unplanned fluctuations in earnings that are caused by interest-rate volatility.  As part of this strategy, the Company entered certain interest rate swap agreements, which remain in place.  Such interest rate swaps are derivative financial instruments (“derivatives”).  Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional amount and maturity date.  The Company’s goal is to manage interest-rate sensitivity by modifying the repricing or maturity characteristics of specific balance-sheet assets and liabilities so that the net-interest margin is not, on a material basis, adversely affected by movements in interest rates. The interest-rate swaps entered by the Company converted certain nonprepayable fixed rate long term debt to floating rates. As a result of interest-rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value.  The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivatives that are linked to the hedged assets and liabilities.  The Company views this strategy as a prudent management of interest-rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

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

The interest rate swap agreements provide for the Company to make payments at a variable rate determined by a specified index (three month LIBOR) in exchange for receiving payments at a fixed rate of 3.4%.  During 2006 and 2005, the Company recognized ($233,000) and $20,000, respectively, as a reduction of (increase in) interest expense on Federal Home Loan Bank Advances as a result of its interest rate swaps.

At December 31, 2006 and 2005, the information pertaining to outstanding interest rate swap agreements used to hedge fixed rate debt is as follows:

(Dollars in thousands)	2006	2005
Notional amount	$14,600	$14,600
Weighted average fixed (receive) rate	3.43%	3.43%
Weighted average variable (pay) rate	5.07%	3.88%
Weighted average maturity in years	3.6	4.6
Unrealized gain relating to interest rate swaps	$788	$772

At December 31, 2006 and 2005, the unrealized gain of $788,000 and $772,000, respectively, related to interest rate swaps were recorded in derivative assets and other liabilities at the same amount.

Risk management results for the year ended December 31, 2006 and 2005 related to the balance sheet hedging of long-term debt indicate that the hedges were 100% effective and that there was no component of the derivative instruments’ gain or loss which was excluded from the assessment of hedge effectiveness.

NOTE 8 – NOTE PAYABLE

On September 22, 2006, the Company executed a line of credit with Nexity Bank to borrow up to $3,600,000.  The entire principal balance of the note is due September 30, 2007, with interest payments due monthly.  The interest rate on the note is a variable rate equal to the Wall Street Journal Prime Rate less 1%.  The note is secured by a first real estate mortgage on the four properties that were acquired with the loan proceeds.  Proceeds from the note were used to acquire four parcels of property in Conway, S.C. on which the Company intends to establish a branch.  At December 31, 2006, the Company had borrowed $3,478,000 on this line of credit.  This line of credit was paid in full on January 12, 2007.

NOTE 9 - DEPOSITS

At December 31, 2006, the scheduled maturities of time deposits were as follows:

(Dollars in thousands)
Maturing In	Amount
2007	$93,687
2008	5,791
2009	5,373
2010	791
2011 and thereafter	299
Total	$105,941

Overdrawn transaction accounts in the amount of $130,000 and $108,000 were classified as loans as of December 31, 2006 and 2005, respectively.

Deposits by directors including their affiliates and executive officers totaled approximately $2,671,000 and $1,973,000 at December 31, 2006 and 2005, respectively.

NOTE 10 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

(Dollars in thousands)	Interest	December 31,
Advances maturing on:	Rate	2006	2005
March 11, 2008 (converted to fixed rate)	3.09%	$5,000	$5,000
December 8, 2008 (converted to fixed rate)	3.87%	1,700	1,700
March 1, 2010	5.92%	5,000	5,000
May 24, 2010	5.36%	4,600	4,600
March 22, 2011	5.37%	5,000	5,000
January, 17, 2012 (converted to variable rate)	5.36%	5,000	5,000
July 23, 2012	3.81%	5,000	5,000
September 4, 2012	3.56%	2,090	2,090
January 30, 2013	3.36%	5,000	5,000
December 8, 2014	3.24%	5,000	5,000
Total		$43,390	$43,390

Interest is payable quarterly.  Initially all advances bear interest at a fixed rate; however, at a certain date for each of the advances, at the Federal Home Loan Bank’s option, the rates can be converted to floating.  Also on these dates the Federal Home Loan Bank has the option to call the advances.  As of December 31, 2006, $6,700,000 were fixed rate credits; $17,090,000 were convertible advances; and $19,600,000 were adjustable rate credits.

As of December 31, 2006, scheduled principal reductions include $6,700,000 in 2008, $9,600,000 in 2010,  $5,000,000 in 2011, and the remainder after five years.

As collateral, the Company has pledged its portfolio of first mortgage one-to-four family residential loans aggregating $16,909,000 at December 31, 2006, as well as half of its commercial real estate loan portfolio, totaling $3,818,000 at December 31, 2006.  Also, the Company has pledged half of its portfolio of HELOCS and second mortgage loans totaling $1,046,000, and its investment in Federal Home Loan Bank stock with a carrying value of $2,615,000.

As discussed in Note 7, the Company has entered into interest rate swap agreements associated with Federal Home Loan Bank advances maturing on March 1, 2010, May 24, 2010 and March 22, 2011.  The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate.  The variable rate of the swap payable was 5.365% at December 31, 2006 and is based on the three month LIBOR index.

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES

On December 21, 2004, HCSB Financial Trust I, (a non-consolidated subsidiary) issued $6.0 million floating rate trust preferred securities with a maturity of December 31, 2034.  The rate is adjusted quarterly and was 7.71% at December 31, 2006.  In accordance with the revised FIN 46, the trust has not been consolidated in these financial statements.  The Company received from the Trust the $6.0 million proceeds from the issuance of the securities and the $186,000 initial proceeds from the capital investment in the Trust, and accordingly has shown the funds due to the trust as a $6,186,000 junior subordinated debenture.  The current regulatory rules allow certain amounts of junior subordinated debentures to be included in the calculation of regulatory capital.  The debenture issuance costs, net of accumulated amortization, totaled $102,000 at December 31, 2006 and is included in other assets on the consolidated balance sheet.  Amortization of debt issuance costs totaled $3,667 for each of the years ended December 31, 2006 and 2005.

The Company invested $5,880,000 in the Company’s wholly-owned subsidiary, Horry County State Bank.  The remaining balance will be maintained by the Company to fund operations.

NOTE 12 - LEASE COMMITMENTS

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

On February 15, 1999, the Company entered into an annual lease agreement for use of a parking lot adjacent to the Meeting Street branch in Loris, S.C.  The initial term was for one year with the renewal thereof renegotiable annually. The lease has subsequently been renewed each year at an annual cost of $600.  The Company expects to renew this lease again in February, 2007.

Expected future minimum lease payments over the next year for these long-term operating leases are as follows:

(Dollars in thousands)	Amount
2007	$12,600
Total	$12,600

NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes.  At December 31, 2006, management was not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.

NOTE 14 - SHAREHOLDERS’ EQUITY

Stock Dividends - In January 2007, the Board of Directors declared a 2 for 1 stock split payable on March 13, 2007, to shareholders of record at January 30, 2007.  As a result of the stock split in the form of a 100% stock dividend, 1,784,937 shares were issued.  In January 2006, the Board of Directors declared a 3.0% stock dividend payable on March 13, 2006, to shareholders of record on February 10, 2006.  As a result of the dividend, 52,083 shares were issued.  All share and per share amounts have been adjusted to reflect these dividends.

Restrictions on Dividends - South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders.  All of the Bank’s dividends to HCSB Financial Corporation and Subsidiary are payable only from the undivided profits of the Bank.  At December 31, 2006, the Bank’s undivided profits were $13,723,209.  The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination.  Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 15 - CAPITAL REQUIREMENTS

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

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

					To Be Well-
			Minimum Requirement		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006
The Company
Total capital (to risk-weighted assets)	$37,491	13.86%	21,640	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	34,773	12.86%	10,820	4.00%	N/A	N/A
Tier 1 capital (to average assets)	34,773	10.07%	13,811	4.00%	N/A	N/A
The Bank
Total capital (to risk-weighted assets)	$36,603	13.74%	$21,310	8.00%	$26,637	10.00%
Tier 1 capital (to risk-weighted assets)	33,885	12.72%	10,655	4.00%	$15,982	6.00%
Tier 1 capital (to average assets)	33,885	9.71%	13,956	4.00%	$17,445	5.00%
December 31, 2005
The Company
Total capital (to risk-weighted assets)	$34,424	13.81%	$19,945	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	31,855	12.78%	9,972	4.00%	N/A	N/A
Tier 1 capital (to average assets)	31,855	9.61%	13,263	4.00%	N/A	N/A
The Bank
Total capital (to risk-weighted assets)	$33,233	13.36%	$19,899	8.00%	$24,874	10.00%
Tier 1 capital (to risk-weighted assets)	30,664	12.33%	9,950	4.00%	14,925	6.00%
Tier 1 capital (to average assets)	30,664	9.25%	13,263	4.00%	16,579	5.00%

NOTE 16 - RETIREMENT AND BENEFITS

Trusteed Retirement Savings Plan  - The Bank has a trustee retirement savings plan which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements.  The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code.  Under the plan and present policies, participants are permitted to contribute up to 15% of their annual compensation.  At its discretion, the Bank can make matching contributions up to 4% of the participants’ compensation.  The Company charged $153,000 and $128,000 to earnings for the retirement savings plan in 2006 and 2005, respectively.

Directors Deferred Compensation Plan - The Company has a deferred compensation plan whereby directors may elect to defer the payment of their fees.  Under the terms of the plan, the Company accrues an expense equal to the amount deferred plus an interest component based on the prime rate of interest at the beginning of each year.  The Company has also purchased life insurance contracts on each of the participating directors.  At December 31, 2006 and 2005, $645,000 and $519,000, respectively, of directors’ fees were deferred and are included in other liabilities.

Performance Compensation for Incentive Plan - The Company implemented an employee bonus program in 2003 which it refers to as its Performance Compensation Plan.  The plan pays employees based on a schedule of key performance indicators they are required to meet in order to be rewarded.  The plan accrues for its employee bonuses based on a percentage of each employee’s annual salary.  The plan has a fiscal year ending on December 31, and pays out on January 30 of the following year.   The Company charged $88,000 and $125,000 to earnings for the stakeholder plan in 2006 and 2005, respectively.

NOTE 17 - EARNINGS PER SHARE

Earnings per share - basic is computed by dividing net income by the weighted average number of common shares outstanding.  Earnings per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method.  Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.  All share amounts have been adjusted for stock splits and dividends.

	Years ended December 31,
(Dollars in thousands, except per share amounts)	2006	2005
Basic earnings per share:
Net income available to common shareholders	$2,805	$2,408
Average common shares outstanding - basic	3,542,073	3,528,384
Basic earnings per share	$0.79	$0.68
Diluted earnings per share:
Net income available to common shareholders	$2,805	$2,408
Average common shares outstanding - basic	3,542,073	3,528,384
Incremental shares from assumed conversion of stock options and restricted stock awards	16,243	19,188
Average common shares outstanding - diluted	3,558,316	3,547,572
Diluted earnings per share	$0.79	$0.68

NOTE 18 - STOCK COMPENSATION PLAN

In 2004, upon shareholder approval, the Company adopted an Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Plan”).  The Stock Plan authorizes the grant of options and awards of restricted stock to certain of our employees for up to 400,000 shares of the Company’s common stock from time to time during the term of the Stock Plan, subject to adjustments upon change in capitalization.  The Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company.

Options granted under the Stock Plan are incentive stock options, and they are vested over a five year period with none vesting at the time of the grant.  All unexercised incentive stock options expire ten years after the date of the grant.  A summary of the Company’s incentive stock options as of December 31, 2006 and 2005 is as follows (with adjustments for the 3% stock dividend and the 2-for1stock split for each period):

	2006		2005
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	86,822	$14.38	39,904	$11.78
Granted	—	—	47,854	16.51
Exercised	—	—	(936)	12.50
Forfeited	(4,034)	14.54	—
Outstanding at end of year	82,788	14.94	86,822	14.38

The Company had no options exercised during 2006.  The total intrinsic value of options exercised in 2005 was $4,000.

Restricted stock awards included in the Stock Plan vest after the first three consecutive periods during which the Bank’s return on average assets (ROAA) averages 1.15%.  At December 31, 2006 and 2005, none of the restricted stock had vested; therefore, no compensation expense related to the vesting was recognized.  All ungranted restricted stock awards expire.  A summary of the Company’s unrestricted stock awards as of December 31, 2006 and 2005 is as follows (with adjustments for3% stock dividend and the 2-for-1 stock split for each period):

	2006		2005
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	50,232	$14.00	26,606	$11.78
Granted	—	—	23,626	16.51
Exercised	—	—	—
Forfeited	(4,034)	14.54	—
Outstanding at end of year	46,198	14.94	50,232	14.00

The following table summarizes information about stock options outstanding under the Company’s plans at December 31, 2006 (with adjustments for the 2-for-1 stock split for the two periods):

	Outstanding	Exercisable
Number of options	128,986	24,262
Weighted average remaining life	6.5 years	4.1 years
Weighted average exercise price	$14.94	$14.94

The aggregate intrinsic value of shares outstanding at December 31, 2006 was $717,000.

The Company measures the fair value of each option award on the date of grant using the Black-Scholes option-pricing model.  The Company determines the assumptions used in the Black-Scholes option pricing model as follows:  the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant; the dividend yield is based on the Company’s dividend yield at the time of the grant (subject to adjustment if the dividend yield on the grant date is not expected to approximate the dividend yield over the expected life of the options); the volatility factor is based on the historical volatility of the Company’s stock (subject to adjustment if historical volatility is reasonably expected to differ from the past); the weighted-average expected life is based on the historical behavior of employees related to exercises, forfeitures and cancellations.

The per share weighted average fair value of options granted during 2006 and 2005, was $21.78 and $14.30, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2006	2005
Expected dividend yield	—	—
Risk-free interest rate	3.089%	2.15%
Expected life	7 years	7 years
Expected volatility	63.41%	55.57%

There were no stock options exercised or granted in 2006.  The Company received $11,700 as a result of stock option exercises during the year ended December 31, 2005.  The Company recorded $93,000 in associated tax benefits from the exercise of nonqualified stock options during the year ended December 31, 2005.  In accordance with Statement 123(R), this benefit is included as a financing activity in the accompanying Statements of Cash Flows for period subsequent to the adoption of Statement 123(R), but continues to be reported as an operating activity in periods prior to its adoption.

A summary of the status of the nonvested shares as of December 31, 2006, and changes during the year ended December 31, 2006, is presented below:

		Weighted-
		Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2006	57,384	$18.44
Granted	—	—
Vested	(15,572)	17.61
Forfeited	(4,034)	17.57
Nonvested at December 31, 2006	37,778	18.88

As of December 31, 2006, there was $156,968 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans.  That cost is expected to be recognized over a weighted-average period of 2.5 years.  The total fair value of shares vested during the years ended December 31, 2006 and 2005 was $339,158 and $124,267, respectively.

NOTE 19 - OTHER EXPENSES

Other expenses are summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2006	2005
Stationery, printing, and postage	$363	$362
Telephone	199	191
Director and advisory fees	154	113
Insurance	130	76
ATM services	101	111
Courier services	126	95
Other	1,087	1,007
Total	$2,160	$1,955

NOTE 20 - INCOME TAXES

Income tax expense is summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2006	2005
Currently payable:
Federal	$1,089	$1,446
State	145	120
Total current	1,234	1,566
Deferred income taxes	134	(624)
Income tax expense	$1,368	$942
Income tax expense is allocated as follows:
To continuing operations	$1,287	$1,258
To shareholders’ equity	81	(316)
Total	$1,368	$942

The components of the net deferred tax asset are as follows:

	December 31,
(Dollars in thousands)	2006	2005
Deferred tax assets:
Allowance for loan losses	$690	$659
Net capitalized loan costs	146	152
State net operating loss	42	24
Deferred directors’ fees	219	176
Prepaid expenses	—	66
Nonaccruing interest	60	93
Net unrealized loss on securities available-for-sale	249	330
Other	12	—
Total deferred tax assets	1,418	1,500
Deferred tax liabilities:
Accumulated depreciation	464	463
Gain on sale of real estate	73	73
Software amortization	—	11
Prepaid expenses	62	—
Total deferred tax liabilities	599	547
Net deferred tax asset	$819	$953

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value.  Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2006 and 2005 will be realized and, accordingly, has not established a valuation allowance.  Deferred tax assets are included in other assets.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rates of 34% to income before income taxes follows:

	Years ended December 31,
(Dollars in thousands)	2006	2005
Tax expense at statutory rate	$1,391	$1,246
State income tax, net of federal income tax benefit	95	79
Tax-exempt interest income	(98)	(77)
Stock compensation expense	50	—
Other	(151)	10
Income tax provision	$1,287	$1,258

NOTE 21 - UNUSED LINES OF CREDIT

As of December 31, 2006, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $16,500,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes.  The lenders have reserved the right not to renew their respective lines.  The Company may also utilize its unpledged securities, which totaled $21,329,000 at December 31, 2006, if liquidity needs should arise.

NOTE 22 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Time Deposits with Other Banks - Time deposits with other banks have a term less than 90 days and the carrying amount approximates the fair value.

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

Junior Subordinated Debentures - The carrying value of junior subordinated debentures is a reasonable estimate of fair value since the debentures were issued at a floating rate.

Note Payable-The fair value of the note payable approximates its carrying value because it reprices periodically.

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

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2006		2005
	Carrying	Estimated	Carrying	Estimated
(Dollars in thousands)	Amount	Fair Value	Amount	Fair Value
Financial Assets:
Cash and due from banks	$9,463	$9,463	$10,143	$10,143
Federal funds sold	19,238	19,238	29,262	29,262
Time deposits with other banks	—	—	—	—
Investment securities available-for-sale	50,830	50,830	38,233	38,233
Nonmarketable equity securities	2,948	2,948	2,867	2,867
Loans and loans held-for-sale	256,800	253,146	235,669	231,593
Accrued interest receivable	2,880	2,880	2,238	2,238
Other assets - interest rate swaps	788	788	772	772

Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$169,210	$169,210	$158,088	$158,088
Certificates of deposit	105,941	106,124	96,049	95,947
Advances from the Federal Home Loan Bank	43,390	42,006	43,390	41,874
Notes Payable	3,478	3,478	—	—
Junior subordinated debentures	6,186	6,186	6,186	6,186
Accrued interest payable	772	772	549	549
Other liabilities - interest rate swaps	788	788	772	772

	Notional	Estimated	Notional	Estimated
	Amount	Fair Value	Amount	Fair Value
Off-Balance Sheet Financial Instruments:
Commitments to extend credit	$37,852	$—	$35,134	$—
Standby letters of credit	814	—	778	—
Interest rate swaps	14,600	788	14,600	772

NOTE 23 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for HCSB Financial Corporation and Subsidiary (Parent Company Only).

Condensed Balance Sheets

	December 31,
(Dollars in thousands)	2006	2005
Assets
Cash	$183	$832
Investment in banking subsidiary	33,462	30,111
Investment in trust	186	186
Nonmarketable equity securities	25	25
Premises, furniture, and equipment, net	3,529	—
Other assets	661	353
Total assets	$38,046	$31,507

Liabilities and shareholders’ equity
Interest payable-notes payable	$11	$—
Interest payable-junior subordinated debentures	21	18
Notes payable	3,478	—
Junior subordinated debentures	6,186	6,186
Total liabilities	9,696	6,204
Shareholders’ equity	28,350	25,303
Total liabilities and shareholder’s equity	$38,046	$31,507

Condensed Statements of Income

	Years ended December 31,
(Dollars in thousands)	2006	2005
Income
Dividends from banking subsidiary	$14	$11
Other Income	2
	16	11
Expenses
Interest expense on notes payable	27
Interest expense on junior subordinated debentures	465	354
Other expenses	200	68

Income (loss) before income taxes and equity in undistributed earnings of banking subsidiary	(676)	(411)
Income tax benefit	(269)	(156)
Equity in undistributed earnings of banking subsidiary	3,212	2,663
Net income	$2,805	$2,408

Condensed Statements of Cash Flows

	Years ended December 31,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	$2,805	$2,408
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(3,212)	(2,663)
Increase in other assets	(309)	(153)
Increase in other liabilities	14	10
Stock compensation expense	147	—
Net cash used by operating activities	(555)	(398)

Cash flows from investing activities:
Purchase of land and building	(3,528)	—
Proceeds from sale of land and building	—	1,006
Net cash provided (used) from investing activities	(3,528)	1,006

Cash flows from financing activities:
Proceeds from stock issuance	—	12
Proceeds from notes payable	3,478	—
Cash paid for fractional shares	(44)	(35)
Net cash provided (used) by financing activities	3,434	(23)

Increase (decrease) in cash	(649)	585
Cash and cash equivalents, beginning of year	832	247
Cash and cash equivalents, end of year	$183	$832

BOARD OF DIRECTORS

Michael S. Addy.	President, Addy’s Harbor Dodge, Inc.

Johnny C. Allen.	Retired, Horry County Treasurer

D. Singleton Bailey	President, Loris Drug Store, Inc.

Franklin C. Blanton	President, Blanton Supplies, Inc. President, Blanton Supplies of Little River, Inc.

Clay D. Brittain, III	Attorney, Thompson & Henry, P.A.

Rachel B. Broadhurst	President, Century 21 – Broadhurst & Associates, Inc.

Russell R. Burgess, Jr.	Owner, Aladdin Realty Company Owner and Broker-In-Charge Burgess Realty & Appraisal Service

William H. Caines	President, Caines Realty & Appraisals, Inc.

James R. Clarkson	President and CEO HCSB Financial Corporation and Horry County State Bank

J. Lavelle Coleman	Retired, Tabor City Oil, Inc.

Larry G. Floyd	President, Floyd’s Insulation, Inc. President, Cherry Grove Sales, Inc.

Boyd R. Ford, Jr.	Retired, Ford’s Fuel Services, Inc. & Ford’s Propane Gas, Inc.

Tommie W. Grainger	President, Coastal Timber Co., Inc.

Randy B. Hardee	Retired, Hardee Business Services, P.C.

Gwyn G. McCutchen	Dentist

T. Freddie Moore	Retired, Gateway Drug Store, Inc.

Carroll D. Padgett, Jr.	Attorney, Carroll D. Padgett, Jr., P.A.

OFFICERS OF THE BOARD OF DIRECTORS

Clay D. Brittain, III	Johnny C. Allen
Chairman	Vice Chairman

James R. Clarkson	D. Singleton Bailey
President and CEO	Secretary

HORRY COUNTY STATE BANK CORPORATE OFFICERS

James R. Clarkson, President/CEO

Glenn R. Bullard, Executive Vice President

Denise Floyd, Vice President/Personnel Officer

Margaret H. Fowler, Vice President/Operations Officer

Loretta B. Gerald, Vice President/Cashier/Internal Auditor

HORRY COUNTY STATE BANK BRANCHES AND ATM LOCATIONS

Broad Street, Loris Office*	Windy Hill Office*	Homewood Office*
5009 Broad Street	4400 Hwy. 17 South	3201 Hwy. 701 North
Loris, SC 29569	N. Myrtle Beach, SC 29582	Conway, SC 29526
843-756-6333	843-663-5600	843-369-4272

Mt. Olive Office*	Socastee Office*	Meeting Street, Loris Office
5264 Hwy. 9	4600 Hwy. 17 Bypass S.	4011 Meeting Street
Green Sea, SC 29545	Myrtle Beach, SC 29577	Loris, SC 29569
843-392-6333	843-293-7595	843-756-7168

Little River Office*	Myrtle Beach Office*	Carolina Forest Office*
3187 Hwy. 9 E.	1701 N. Oak Street	273 Carolina Forest Blvd.
Little River, SC 29566	Myrtle Beach, SC 29577	Myrtle Beach, SC 29579
843-399-9523	843-839-9339	843-903-3223

Conway Office*	Tabor City Office*
1627-A Church Street (Hwy. 501)	3210 Hwy. 701 Bypass
Conway, SC 29526	Loris, SC 29569
843-248-8250	910-653-3222

Investment Services
4400 Hwy. 17 South	3201 Hwy. 701 North
N. Myrtle Beach, S.C. 29582	Conway, SC 29526
843-839-6864	843-488-6323

Residential Mortgage Lending

1701 N. Oak Street	5009 Broad Street	273 Carolina Forest Blvd.
Myrtle Beach, SC 29577	Loris, SC 29569	Myrtle Beach, SC 29579
843-839-6255	843-716-6145	843-903-3223

*    Denotes ATM Location