Form 10KSB, Exhibit 13
period 2007-12-31
HCSB FINANCIAL CORP
filed 2008-03-27
CIK 1091491

Exhibit 13

HCSB FINANCIAL CORPORATION

HORRY COUNTY STATE BANK

Loris, South Carolina

Annual Report

2007

www.hcsbaccess.com

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

MESSAGE TO SHAREHOLDERS

December 31, 2007 concluded the first twenty years of the operation of HCSB Financial Corporation and its subsidiary, Horry County State Bank.  A brief reflection will illustrate just how far we have come  . . . from a bank with one office in Loris, $2 million in assets, and eight employees in January 1988 to a bank with 14 offices throughout most of Horry County, $438 million in assets, and 156 employees at the end of 2007.

The year 2007 presented some excellent opportunities for our bank to position itself for future growth and to strengthen our management team and support services staff.  Our Board of Directors elected to take advantage of these opportunities which we realized would likely result in a sacrifice of short-term profitability in exchange for the long-range welfare of HCSB.

We opened our thirteenth full-service office in June in The Plaza at Gator Hole at Ocean Drive.  And in November we moved into our new facility at 1300 2nd Avenue in Conway.  In addition to the staffing of these new branches, we added a significant number of employees to support our sales staff in these new offices and our other branches, which continue to experience growth.

As we expected, these strategic decisions resulted in a reduction of earnings from $2.8 million in 2006 to $2.0 million in 2007.  We did experience significant growth in other areas, however.  In fact, total assets increased by 21.9% in 2007 to $438.4 million.  The biggest component of this growth was our loan portfolio, which grew by 38.4% to $348.7 million net of our reserve for loan losses.  Also, in 2007, our deposits grew by 23.9% to $340.9 million, and shareholders’ equity rose by 9.3% to $31.0 million.

While we’re quite proud of many of our accomplishments in 2007 and over our first 20 years, we need to emphasize our future.  In the near term of 2008, our company faces some serious challenges, as do most other segments of the economy, both local and national.  Oil prices are projected to continue to rise in 2008, which has negative implications on agricultural profit margins, the tourism industry and household financial situations in general.  And, too, real estate values have begun to decline as developers take a wait-and-see approach and as the availability of residential mortgage products has been substantially reduced in the aftermath of the sub-prime mortgage situation.  Furthermore, it seems that presidential election years always create additional anxiety.

Despite the doom and gloom being portrayed by the media, however, we at HCSB have reason to be very excited over our future.  First of all, we do not have a sub-prime mortgage portfolio or an adjustable rate residential mortgage portfolio such as those that have captured media headlines in recent months.  And quite frankly, while our local economy is admittedly not nearly as robust as it was a couple of years ago, we believe financial conditions and opportunities in Horry County are still far stronger than those of neighboring inland counties.

In addition, we have made recent additions to our services, and we have still more services to be introduced in 2008 which will enable us to utilize our technology in providing the convenience that the public desires.  The trend in banking today is to enable the customer base to have ready access to their accounts and the flexibility to perform banking functions whenever and wherever it may be most convenient to them.  We at HCSB are committed to offering these service delivery channels just as the big banks do.

As the chief executive officer of your community banking company, what really excites me most about our future, however, is the quality of the workforce that we have at HCSB.  Regardless of whether our economy is strong or moderate and despite the growing dependence upon technology for banking services, the two primary traits that will set us apart from other banking institutions is the quality and experience of our staff and the level of service that we provide to our customers.  While I recognize that a seemingly increasing number of people are putting maximum emphasis now on pricing, I still steadfastly believe in the quote that “the bitterness of poor quality remains long after the sweetness of low price.”  As mentioned earlier, last year we were fortunate to be able to employ a significant number of outstanding people to add to and supplement the fine staff that we already had.  As employees at HCSB, we are committed to providing a quality of service second to none in a manner which will enable us to continue to add new relationships to our bank and build upon those which we have developed over these last twenty years.

So, again, as noted in the first paragraph above, a lot has changed with HCSB since our inception 20 years ago.  And while we can all agree that each and every change is not at times perceived to be better, we can surely also agree that we may undoubtedly expect much more change to come.  In fact, our ability to anticipate, keep up with, and manage change will be a key to our continued success.

And while we undoubtedly must look to the changing future and the challenges and opportunities it will surely bring, we must not forget that our underlying reason for growth in assets and profitability has been and will continue to be primarily attributable to the quality of banking services that we offer and the manner in which we provide them.  In short, we must continue to do “the little things that make a little bank . . . BIG!” and to treat our customers the way that we as employees desire to be treated.

We continue to appreciate our shareholders and remind you that you, too, can help to support the continued growth in the value of your investment by recommending Horry County State Bank at your every opportunity.

Most respectfully,

James R. Clarkson
President & CEO

Ten Year History

(Omit 000’s)

Year	Assets	Deposits	Loans (net)	Capital	Earnings

1998	$83,586	$69,970	$55,061	$8,024	$511

1999	114,326	94,829	74,871	8,341	994

2000	143,718	123,500	90,300	9,781	1,037

2001	148,651	120,073	116,596	10,895	996

2002	211,598	164,161	161,381	19,850	1,161

2003	269,714	209,931	190,055	21,509	1,568

2004	296,807	222,389	210,649	23,454	2,055

2005	331,662	254,137	232,509	25,303	2,408

2006	359,357	275,151	251,849	28,350	2,805

2007	438,353	340,851	348,671	30,983	2,040

Selected Financial Data

The following table sets forth certain selected financial data concerning the Company.  The selected financial data has been derived from the financial statements.  This information should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

Year Ended December 31,	2007	2006	2005	2004	2003
(Dollars in thousands, except per share)
Financial Condition:
Investment securities, available for sale	$49,609	$50,830	$38,233	$42,597	$28,115
Allowance for loan losses	3,535	2,718	2,569	2,155	1,774
Net loans	348,671	251,849	232,509	210,649	190,055
Premises and equipment, net	16,051	16,139	11,681	11,803	9,377
Total assets	438,353	359,537	331,662	296,807	269,714
Noninterest-bearing deposits	32,407	26,428	25,418	27,973	23,149
Interest-bearing deposits	308,444	248,723	228,719	194,416	186,782
Total deposits	340,851	275,151	254,137	222,389	209,931
Advances from the Federal Home Loan Bank	52,300	43,390	43,390	43,390	36,690
Total liabilities	407,370	331,187	306,359	273,353	248,205
Total shareholders’ equity	30,983	28,350	25,303	23,454	21,509

Results of Operations:
Interest income	$28,536	$23,680	$19,164	$15,172	$14,237
Interest expense	14,222	11,114	7,456	4,936	5,540

Net interest income	14,314	12,566	11,708	10,236	8,697
Provision for loan losses	985	770	1,070	1,285	857
Net interest income after provision for loan losses	13,329	11,796	10,638	8,951	7,840
Other income	2,696	2,604	1,931	2,156	2,002
Other expense	12,933	10,308	8,903	7,961	7,436

Income before income taxes	3,092	4,092	3,666	3,146	2,406
Income tax expense	1,052	1,287	1,258	1,091	838

Net income	$2,040	$2,805	$2,408	$2,055	$1,568

Per Share Data (1):
Net income	$0.55	$0.77	$0.66	$0.57	$0.44

Period end book value	$8.42	$7.70	$6.87	$6.40	$5.88

(1)     Adjusted for 5% stock dividends declared in February 2001, February 2002 and February 2003, and the 7.5% stock dividend declared in January 2004.  Adjustments have also been made for the 3% stock dividends declared in January 2005, January 2006, and February 2008, as well as the two-for-one stock split in the form of a 100% stock dividend declared in January 2007.

Description of Company’s Business

HCSB Financial Corporation (the Company) was incorporated on June 10, 1999 to become a holding company for Horry County State Bank.  The Company’s only significant asset is its wholly owned subsidiary, Horry County State Bank (the Bank).  The Bank is a state-chartered bank incorporated on December 18, 1987 and located at 5201 Broad Street, Loris, South Carolina.  The Company’s primary market includes Horry County in South Carolina and Columbus and Brunswick Counties in North Carolina.  From its 14 branch locations, the Company offers a full range of deposit services, including checking accounts, savings accounts, certificates of deposit, money market accounts, and IRAs, as well as a broad range of non-deposit investment services.

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

In 1995 the Company opened its first branch office in the Mt. Olive community of Horry County and has since expanded its branch network to 14 banking offices located throughout Horry County, as well as an Operations Center in Loris, South Carolina which houses the Company’s support services.  This expansion of its branch system has enabled the Company to more effectively compete for deposits and loans.  By expanding into different communities, the Company has been able to substantially diversify its market place from one of a predominantly agricultural  flavor to one which blends residential developments of retirees and others, tourism, major employment areas, central county government and the market’s most active overall growth areas.  In so doing, the Company has reduced considerably the seasonality in its loan portfolio as well as the risks that are at times inherent with concentration of loans in one particular segment of the economy.

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

During the year 2006, the Company relocated some of its executive offices temporarily to the second floor of its branch bank at 1701 N. Oak Street, Myrtle Beach, S.C. due to the need for additional space in its Operations Center.  The Company purchased a 5-acre tract of land in the Loris Commerce Center in 2006 and expects to begin construction of a new Operations Center on this site in 2008 in order to accommodate its executive offices and all support services in this new facility.  The Company intends to offer its present Operations Center for sale.

Also in 2006 the Company acquired a lot and 25,710 square foot building thereon at 1300 Second Avenue, Conway, South Carolina as well as the adjacent lots which front on Third Avenue in Conway, South Carolina.  In February 2007, the Company sold an interest in a portion of these properties to TLF Myrtle Beach Properties, LLC, (TLF), the real estate ownership partnership for the law firm of Thompson & Henry, P.A.  During 2007 the Company and TLF completed construction of the interior of the Second Avenue and the parking lot on Third Avenue, and the Company completed construction of its drive-up banking facility on Third Avenue as well.  Thompson & Henry, P.A. moved into their offices on the third floor in October, 2007 and the Company opened its branch and drive-up facility in November, 2007.  TLF and the Company have secured two tenants who are presently leasing the entire second floor.

Also in June, 2007 the Company opened a new branch in The Plaza at Gator Hole on Highway 17 in Ocean Drive Beach.  The Company entered into a two-year lease on this facility with an option for a one-year renewal, if necessary.  The Company expects to purchase or lease a lot in Ocean Drive Beach in 2008 and construct a permanent full-service branch into which it will relocate its present branch.

Market for Common Share and Dividends

As of December 31, 2007, there were 3,677,974 shares of our common stock outstanding held by approximately 2,341 shareholders of record.  There is currently no established public trading market in our common stock and trading and quotations of our common stock have been limited and sporadic.  Most of the trades of which the Company is aware have been privately negotiated by local buyers and sellers.  In addition to these trades, the Company is aware of a small number of trades reported on Yahoo! that occurred on the OTC Bulletin Board between September, 2007 and December 31, 2007.  These trades ranged from $20.15 to $21.36.  We have included these trades in the following table.  Because there has not been an established market for our common stock, we may not be aware of all prices at which our common stock has been traded.  We have not determined whether the trades of which we are aware were the result of arm’s-length negotiations between the parties.  Based on information available to us, we believe transactions in our common stock can be fairly summarized as follows for the periods indicated:

	Low	High
2007

Fourth Quarter	$21.36	$25.22
Third Quarter	$20.15	$25.22
Second Quarter	$20.37	$25.22
First Quarter	$19.89	$23.28

2006

Fourth Quarter	$19.89	$19.89
Third Quarter	$18.43	$19.40
Second Quarter	$15.52	$19.40
First Quarter	$17.95	$17.95

All share and per share data in this report has been adjusted to reflect all stock dividends and splits declared by the Company.

No cash dividends have ever been declared or paid by the Company.  However, the Board of Directors approved a 10% stock dividend for each of the five years ending December 31, 1996.  The Company also paid a two-for-one stock split in the form of a 100% stock dividend in 2000, a 5% stock dividend in each of the years 2001, 2002, and 2003, a 7.5% stock dividend in 2004, a 3% stock dividend in 2005 and 2006, and a two-for-one stock split in the form of a 100% stock dividend in January 2007.  The Company also paid a 3% stock dividend on February 15, 2008 to shareholders of record February 5, 2008.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

INTRODUCTION

The following discussion describes our results of operations for 2007 as compared to 2006 and also analyzes our financial condition as of December 31, 2007 as compared to December 31, 2006.  Like most community banks, we derive most of our income from interest we receive on our loans and investments.  Our primary source of funds for making these loans and investments is our deposits, both interest-bearing and noninterest-bearing.  Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowed funds.  In order to maximize our net interest income, we must not only manage the volume of these balance sheet items, but also the yields that we earn on our interest-earning assets and the rates that we pay on interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures.  For example, the “Average Balances” table shows the average balance during 2007, 2006, and 2005 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category.  A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we direct a substantial percentage of our earning assets into our loan portfolio.  Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown.  We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included an “Interest Rate Sensitivity Analysis” table to help explain this.  Finally, we have included a number of tables that provide details about our investment securities, our loans, and our deposits and other borrowings.

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

GENERAL

The Company continued to grow throughout 2007.  Total assets increased by $78,816,000, or 21.92%, and net loans increased by $96,822,000, or 38.44%.  Much of this growth is attributable to the success of our branch network, especially the office in Myrtle Beach and North Myrtle Beach, and the employment of additional lenders and other personnel who were seeking to change employment from Coastal Federal Bank as a result of that bank’s decision to be merged into BB&T.

Profitability declined in 2007 by 27.27%, from $2,805,000 in 2006 to $2,040,000 in 2007, primarily as a result of an increase in salaries and employee benefits from employment of additional personnel and the expenses associated with opening new branches.  The growth of the loan portfolio resulted in a loan to deposit ratio of 103.33%.  The Company will need to attract additional deposits, borrow more money, or a combination of the two to continue expansion of the loan portfolio.  A more detailed discussion of the factors contributing to growth and challenges is presented below.

RESULTS OF OPERATIONS

The Company experienced an increase of $4,858,000, or 23.79%, in interest income on loans and related fees for the year ended December 31, 2007.  Because of the increase in growth in interest-bearing deposits, total interest expense increased $3,108,000, or 27.96%, to $14,222,000.  Although net interest income increased significantly during 2007, the Company also experienced a significant increase in noninterest expense.  The primary factor contributing to the increase of noninterest expense was salaries and employee benefits, which increased $1,687,000, or 28.11%, from $6,002,000 for the year ended December 31, 2006.  This increase was primarily the result of the employment of additional lenders and other personnel who we believe will contribute to the Bank’s future growth and success.  Overall, the Company had net income for the year ended December 31, 2007 of $2,040,000, compared to $2,805,000 for the year ended December 31, 2006.  This represents a decrease in net income of $765,000, or 27.27%.

ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

During the twelve months ended December 31, 2007, total assets increased $78,816,000, or 21.92%, when compared to December 31, 2006.  The primary reason for the increase in total assets was an increase in net loans of $96,822,000, or 38.44%, during 2007 from $251,849,000 at December 31, 2006.  Total deposits increased  $65,700,000, or 23.88%, from the December 31, 2006 amount of $275,151,000.  Within the deposit area, interest-bearing deposits increased $59,721,000, or 24.01%, and noninterest-bearing deposits increased $5,979,000, or 22.62%, during 2007.  The increase in deposits was primarily due to the increase in our time deposits which increased $46,061,000, or 43.48%, from $105,941,000 at December 31, 2006 to $152,002,000 at December 31, 2007.

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

The Company has sought to maintain a conservative approach in determining the distribution of its assets and liabilities. The following table presents the percentage relationships of significant components of the Company’s average balance sheets for the last three fiscal years.

Balance Sheet Categories as a Percent of Average Total Assets

	2007	2006	2005
Assets:
Interest earning assets:
Federal funds sold	2.83%	5.86%	6.67%
Time deposits with other banks	—	—	0.06
Investment securities	13.48	14.36	13.84
Loans	76.86	71.72	70.87

Total interest earning assets	93.17	91.94	91.44

Cash and due from banks	2.00	3.06	3.79
Allowance for loan losses	(0.78)	(0.77)	(0.73)
Premises and equipment	3.84	3.75	3.51
Other assets	1.77	2.02	1.99

Total assets	100.00%	100.00%	100.00%

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	70.08%	68.82%	68.17%
Federal funds purchased	0.09	—	—
Advances from the Federal Home Loan Bank	11.59	12.57	13.57
Notes Payable	0.43	0.25	—
Debt due to trust	1.57	1.79	1.94

Total interest-bearing liabilities	83.76	83.43	83.68

Noninterest-bearing deposits	8.00	7.94	7.95
Accrued interest and other liabilities	0.78	0.87	0.71

Total liabilities	92.54	92.24	92.34

Shareholders’ equity	7.46	7.76	7.66

Total liabilities and shareholders’ equity	100.00%	100.00%	100.00%

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

For the year ended December 31, 2007, net interest income was $14,314,000, an increase of $1,748,000, or 13.91%, over net interest income of $12,566,000 in 2006.  Interest income from loans, including fees, was $25,275,000, an increase of $4,858,000, or 23.79%, from 2006 to 2007 as employment of additional lenders resulted in an increase in loans.    Interest expense for the year ended December 31, 2007 was $14,222,000, compared to $11,114,000 for 2006.  This represents a increase of $3,108,000, or 27.96%, compared to the prior year.  The interest rate spread and net yield on earning assets reflected the pressure created by the higher interest rate environment when compared to the previous year as our customers began to move more of their money out of interest-bearing demand deposits into time deposit accounts, which increased $46,061,000, or 43.48%, throughout 2007.  Our time deposit accounts have become very attractive to our customers in the current interest rate environment.  The net yield realized on earning assets was 3.90% for 2007, compared to 3.96% in 2006.  The interest rate spread was 3.46% and 3.60% in 2007 and 2006, respectively.

The following table sets forth, for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the interest rate spread, and the net yield on earning assets.  The table also indicates the average daily balance and the interest income or expense by specific categories.

Average Balances, Income and Expenses, and Rates

	2007			2006			2005
Year ended December 31,	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Earning Assets:
Securities, taxable	$42,538	2,212	5.20%	$39,395	$1,869	4.74%	$35,499	$1,391	3.92%
Securities, nontaxable	7,571	290	3.83	7,273	274	3.77	5,897	225	3.82
Loans (1)	302,965	25,275	8.34	247,614	20,417	8.25	226,528	16,743	7.39
Federal funds sold	11,161	586	5.25	20,230	964	4.77	21,330	694	3.25
Time deposits with other banks	—	—	—	—	—	—	183	4	2.19
Nonmarketable equity securities	3,035	173	5.70	2,933	156	5.32	2,830	107	3.78

Total earning assets	367,270	$28,536	7.77%	317,445	$23,680	7.46%	292,267	$19,164	6.56%

Cash and due from banks	7,869			10,572			12,113
Allowance for loan losses	(3,069)			(2,673)			(2,328)
Premises and equipment	15,157			12,966			11,224
Other assets	6,962			6,961			6,356

Total assets	$394,189			$345,271			$319,632

Liabilities:
Interest-Bearing Liabilities:
Interest-bearing deposits	$276,269	11,268	4.08%	$237,599	$8,391	3.53%	$217,905	$5,271	2.42%
Other borrowings	53,925	2,954	5.48	50,446	2,723	5.40	49,576	2,185	4.41
Total interest-bearing liabilities	330,194	14,222	4.31%	288,045	11,114	3.86%	267,481	7,456	2.79%

Noninterest-bearing deposits	31,545			27,415			25,402
Accrued interest and other liabilities	3,060			3,006			2,265
Shareholders’ equity	29,390			26,805			24,484

Total liabilities and shareholders’ equity	$394,189			$345,271			$319,632

Net interest income/spread		$14,314	3.46%		$12,566	3.60%		$11,708	3.77%

Net interest margin			3.90%			3.96%			4.01%

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

	2007 compared to 2006
	Due to increase (decrease) in
(Dollars in thousands)	Volume(1)	Rate (1)	Volume/Rate	Total
Interest income:
Taxable securities	$149	$180	$14	$343
Nontaxable securities	11	5	—	16
Loans	4,564	240	54	4,858
Federal funds sold	(432)	98	(44)	(378)
Time deposits with other banks
Nonmarketable equity securities	6	11	—	17

Total interest income	4,298	534	24	4,856

Interest expense:
Interest-bearing deposits	1,366	1,300	211	2,877
Other borrowings	188	40	3	231

Total interest expense	1,554	1,340	214	3,108

Net interest income	$2,744	$(806)	$(190)	$1,748

	2006 compared to 2005
	Due to increase (decrease) in
(Dollars in thousands)	Volume(1)	Rate (1)	Volume/Rate	Total
Interest income:
Taxable securities	$153	$293	$32	$478
Nontaxable securities	53	(3)	(1)	49
Loans	1,558	1,935	181	3,674
Federal funds sold	(36)	323	(17)	270
Time deposits with other banks	(4)	—	—	(4)
Nonmarketable equity securities	4	43	2	49

Total interest income	1,728	2,591	197	4,516

Interest expense:
Interest-bearing deposits	476	2,424	219	3,119
Other borrowings	38	491	9	538

Total interest expense	514	2,915	228	3,657

Net interest income	$1,214	$(324)	$(31)	$859

(1)  Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.

RATE SENSITIVITY

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 2007 and 2006.  However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company’s interest rate sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance exists between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings.  The larger the imbalance, the greater the interest rate risk assumed and the greater the positive or negative impact of interest fluctuations on liquidity and earnings.

Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management.  The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates.  The following table, “Interest Rate Sensitivity Analysis,” indicates that, on a cumulative basis, after three through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a twelve-month liability sensitive position.  For a bank with a liability-sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect.  The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2007 and may not be indicative of the Company’s rate-sensitivity position at other points in time:

Interest Rate Sensitivity Analysis

		After One	After Three		Greater
		Through	Through		Than One
December 31, 2007	Within One	Three	Twelve	Within One	Year or
(Dollars in thousands)	Month	Months	Months	Year	Non-Sensitive	Total
Assets
Interest-earning assets
Federal fund sold	$3,655	$—	$—	$3,655	$—	$3,655
Loans	172,640	8,227	38,341	219,208	135,006	354,214
Securities	—	—	187	187	52,749	52,936

Total earning assets	176,295	8,227	38,528	223,050	187,755	410,805

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	43,299	—	—	43,299	—	43,299
Savings deposits	113,143	—	—	113,143	—	113,143
Time deposits	13,969	47,571	76,671	138,211	13,791	152,002

Total interest-bearing deposits	170,411	47,571	76,671	294,653	13,791	308,444

Other borrowings	15,000	24,600	7,700	47,300	10,000	57,300
Junior subordinated debentures	—	6,186	—	6,186	—	6,186

Total interest-bearing liabilities	185,411	78,357	84,371	348,139	23,791	371,930

Period gap	$(9,116)	$(70,130)	$(45,843)	$(125,089)	$163,964

Cumulative gap	$(9,116)	$(79,246)	$(125,089)	$(125,089)	$38,875

Ratio of cumulative gap to total earning assets	(2.22)%	(19.29)%	(30.45)%	(30.45)%	9.46%

PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings based upon management’s evaluation of specific loans in its portfolio and general economic conditions and trends in the marketplace.  The 2007 and 2006 provisions for loan losses and their related effect of increasing the allowance for loan losses are related to growth in the loan portfolio.  Please refer to the section “Loan Portfolio” for a discussion of management’s evaluation of the adequacy of the allowances for loan losses. In 2007 and 2006, the provisions for loan losses were $985,000 and $770,000, respectively.

NONINTEREST INCOME

Noninterest income was $2,696,000 for the year ended December 31, 2007, an increase of $92,000, or 3.53%, when compared with the year ended December 31, 2006.  The increase is primarily a result of fee income of $628,000 from residential mortgage loans sold in the secondary market for the year ended December 31, 2007 as compared to $542,000 for the same period in 2006, an increase of $86,000, or 15.87%.  This trend may continue as the Bank expands its branch network, but it could be negatively affected by the recent general downturn in the local housing market.  This increase in noninterest income is also a result of an increase of $26,000, or 9.00%, in brokerage commissions related to the sale of non-deposit investment products from $289,000 for the year ended December 31, 2006 to $315,000 for the year ended December 31, 2007.  In addition, service charges on deposit accounts increased $18,000, or 1.26%, from $1,429,000 for the year ended December 31, 2006 to $1,447,000 for the year ended December 31, 2007.  Also, other fees and commissions increased $57,000, or 27.67%, from $206,000 for the year ended December 31, 2006 to $263,000 for the year ended December 31, 2007.  We incurred a loss of $92,000 from the sale of several securities available-for-sale early in the year ended December 31, 2007, but we were able to recoup this loss during the year in additional interest income earned on new securities, which we purchased at higher yields.

NONINTEREST EXPENSES

Most categories of noninterest expenses increased during 2007 due to continued growth of the Company.  Salaries and employee benefits increased $1,687,000, or 28.11%, due to the employment of additional lenders and other personnel needed for the continued growth and success of the Bank.  Also, marketing and advertising expenses increased $125,000, or 34.15%, from $366,000 for the year ended December 31, 2006 to $491,000 for the year ended December 31, 2007.  In addition, furniture and equipment expenses also increased $188,000, due mainly to the opening of a new branch in the North Myrtle Beach area in June, 2007 and a new branch in the Conway area in November, 2007.  Other operating expenses were $2,574,000 for the year ended December 31, 2007, compared to $2,160,000 for the year ended December 31, 2006.

INCOME TAXES

The Company’s income tax expense for 2007 was $1,052,000, a decrease of $235,000 from the 2006 expense of $1,287,000. The decrease in the expense results from the decrease in income before taxes in 2007 compared to 2006.  The Company’s effective tax rates for the years ended December 31, 2007 and 2006 were 34.02% and 31.45%, respectively.

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

As of December 31, 2007, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $25,800,000.  These lines of credit are available on a one to fourteen day basis for general corporate purposes.  The lenders have reserved the right not to renew their respective lines.  Unpledged  securities available-for-sale, which totaled $2,644,000 at December 31, 2007, also serve as a ready source of liquidity. Management believes that the Company’s liquidity sources are adequate to meet its operating needs.  The level of liquidity is measured by the loans-to-total borrowed funds ratio, which was at 87.11% and 77.56% at December 31, 2007 and 2006, respectively.

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

As of December 31, 2007, commitments to extend credit totaled $66,575,000 and standby letters of credit totaled $761,000.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2007.

		After One	After Three
	Within	Through	Through	Within	Greater
	One	Three	Twelve	One	Than
(Dollars in thousands)	Month	Months	Months	Year	One Year	Total

Unused commitments to extend credit	$1,363	$6,886	$30,249	$38,498	$28,077	$66,575
Standby letters of credit	—	114	645	759	2	761

Totals	$1,363	$7,000	$30,894	$39,257	$28,079	$67,336

The Company entered into interest rate swap agreements associated with Federal Home Loan Bank advances during the third quarter of 2003.  The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The notional amount of advances involved in this transaction totaled $14,600,000.  The unrealized loss related to the interest rate swaps was $339,000 at December 31, 2007 and a cumulative negative effect of $89,453 to earnings.  The Company believes that the hedging of such debt was very effective as management protected against further declines in interest rates as well as a continuation of interest rates at or near their low levels at the time the transaction was consummated.

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

CAPITAL RESOURCES

The Company uses several indicators of capital strength.  The most commonly used measure is average common equity to average assets, which was 7.46% in 2007 compared to 7.76% in 2006.  The change in this ratio reflects an increase in the Company’s assets and a decrease in earnings in 2007 as compared to 2006.

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

The Federal Reserve guidelines contain an exemption from the capital requirements for “small bank holding companies” which in 2006 were amended to cover most bank holding companies with less than $500 million in total assets that do not have a material amount of debt or equity securities outstanding registered with the SEC.  Although our class of common stock is registered under Section 12 of the Securities Exchange Act, we believe that because our stock is not listed on any exchange or otherwise actively traded, the Federal Reserve Board will interpret its new guidelines to mean that we qualify as a small bank holding company.  Nevertheless, our Company remains subject to these capital requirements.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Regardless, our Company is “well capitalized” under these minimum capital requirements as set per bank regulatory agencies.

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

As of December 31, 2007, the most recent notifications from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events that management believes have changed the Bank’s category.

The Company and the Bank are required to maintain certain risk-based and leverage ratios.  The Company and the Bank exceeded these regulatory capital ratios at December 31, 2007, 2006, and 2005 as set forth in the following tables.

December 31,
(Dollars in thousands)	2007	2006	2005
The Company
Tier 1 capital	$36,423	$34,773	$31,855
Tier 2 capital	3,323	2,718	2,569

Total qualifying capital	$39,746	$37,491	$34,424

Risk-adjusted total assets (including off-balance-sheet exposures)	$361,051	$270,498	$249,307

Tier 1 risk-based capital ratio	10.88%	12.86%	12.78%
Total risk-based capital ratio	11.87%	13.86%	13.81%
Tier 1 leverage ratio	9.45%	10.07%	9.61%

The Bank
Tier 1 capital	$36,100	$33,885	$30,664
Tier 2 capital	3,534	2,718	2,569

Total qualifying capital	$39,634	$36,603	$33,233

Risk-adjusted total assets (including off-balance-sheet exposures)	$360,346	$266,373	$248,743

Tier 1 risk-based capital ratio	10.02%	12.72%	12.33%
Total risk-based capital ratio	11.00%	13.74%	13.36%
Tier 1 leverage ratio	8.55%	9.71%	9.25%

The Company does not expect to pay cash dividends to shareholders during 2008.

INVESTMENT PORTFOLIO

Management classifies investment securities as either held-to-maturity or available-for-sale based on their intentions and the Company’s ability to hold them until maturity.  In determining such classifications, securities that management has the positive intent and the Company has the ability to hold until maturity are classified as held-to-maturity and carried at amortized cost.  All other securities are designated as available-for-sale and carried at estimated fair value with unrealized gains and losses included in shareholders’ equity on an after-tax basis.  As of December 31, 2007 and 2006, all securities were classified as available-for-sale.

The following tables summarize the carrying value of investment securities as of the indicated dates and the weighted-average yields of those securities at December 31, 2007.

Investment Securities Portfolio Composition

December 31,
(Dollars in thousands)	2007	2006	2005
Government-Sponsored Enterprises	$20,447	$19,092	$8,437
Obligations of state and local governments	7,730	7,435	5,734
Mortgage-backed securities	21,432	23,449	23,242
Equity securities available-for-sale	—	854	820
Nonmarketable equity securities	3,327	2,948	2,867

Total securities	$52,936	$53,778	$41,100

Investment Securities Portfolio Maturity Schedule

	Available-for-Sale
December 31, 2007	Carrying
(Dollars in thousands)	Amount	Yield
Government-Sponsored Enterprises due:
After one year but within five years	1,591	5.650%
After five years but within ten years	6,318	5.710%
After ten years	12,538	5.538%

Obligations of states and local governments due:
Less than one year	187	3.052%
After one year but within five years	1,474	3.944%
After five years but within ten years	4,150	4.024%
After ten years	1,919	3.681%

	7,730	3.900%

Mortgage-backed securities	19,660	5.037%

Collateralized Mortgage Obligation (CMOs)	1,772	5.289%

Equities available-for-sale	—	—
	$49,609	5.102%

LOAN PORTFOLIO

Management believes the loan portfolio is adequately diversified.  There are no foreign loans, and agricultural loans as of December 31, 2007 are limited.  There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries.

The Company has experienced continued growth of its loan portfolio throughout 2007 and 2006, resulting in increases of $97,639,000 and $19,489,000, respectively.  Management has concentrated on maintaining quality in the loan portfolio. The loan-to-deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization.  Generally, a higher loan-to-deposit ratio is indicative of higher interest income since loans typically yield a higher return than other interest-earning assets.  The loan-to-deposit ratios were 103.33% and 92.52% at December 31, 2007 and 2006, respectively.  The loans-to-total borrowed funds ratio was 87.11% and 77.56% at December 31, 2007 and 2006, respectively.  Management intends to deploy available funds to loans to the extent it deems prudent to achieve its targeted ratio of loans to deposits; however, there can be no assurance that management will be able to execute its strategy or that loan demand will continue to support growth.

Loan Portfolio Composition

December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Real estate - construction and land development	$59,084	$28,124	$18,686	$8,026	$13,845
Real estate - mortgage and commercial	201,448	147,156	133,527	110,584	89,801
Agricultural	7,221	6,099	5,141	6,136	6,891
Commercial and industrial	64,019	54,313	55,909	62,991	48,479
Consumer	18,535	18,267	21,168	22,881	27,325
All other loans (including overdrafts)	1,899	608	647	2,186	5,488

Total gross loans	$352,206	$254,567	$235,078	$212,804	$191,829

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

Maturities and Sensitivity of Loans to Changes in Interest Rates:

The following table summarizes the loan maturity distribution, by type, at December 31, 2007 and related interest rate characteristics:

		Over
		One Year
December 31, 2007	One Year	Through	Over Five
(Dollars in thousands)	or Less	Five Years	Years	Total
Real estate - construction and land development	$33,560	$23,854	$1,670	$59,084
Real estate - other	68,527	85,235	47,686	201,448
Agricultural	2,487	2,789	1,945	7,221
Commercial and industrial	33,229	24,324	6,466	64,019
Consumer	5,994	11,675	866	18,535
All other loans (including overdrafts)	841	604	454	1,899
	$144,638	$148,481	$59,087	$352,206

Loans maturing after one year with:
Fixed interest rates				$133,946
Floating interest rates				73,623
				$207,569

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

The following table sets forth our nonperforming assets for the dates indicated.

Nonperforming Assets
(Dollars in thousands)	2007	2006	2005	2004	2003
Nonaccrual loans (includes impaired loans)	$2,696	$760	$2,044	$4,295	$1,641
Restricted	—	—	—	—	—
Total nonperforming loans	2,696	760	2,044	4,295	1,641
Other real estate owned	338	95	485	964	390
Total nonperforming assets	$3,034	$855	$2,529	$5,259	$2,031

Loans 90 days or more past due and still accruing interest	$—	$1,714	$843	$378	$2,315

Nonperforming assets to period end loans	0.86%	0.33%	1.08%	2.47%	1.06%

For loans to be in excess of 90 days delinquent and still accruing interest, the borrowers must be either remitting payments although not able to get current, liquidation on loans deemed to be well secured must be near completion, or the Company must have a reason to believe that correction of the delinquency status by the borrower is near.  The amount of both nonaccrual loans and loans past due 90 days or more were considered in computing the allowance for loan losses as of December 31, 2007.  During the year 2007 management made the decision to place all loans which are in excess of 90 days delinquent on nonaccrual status.  If the borrower is able to bring the account current, the loan is then placed back on regular accrual status.  This decision resulted in an increase in the ratio of nonperforming assets to period end loans as of December 31, 2006, although the ratio of loans in excess of 90 days delinquent to total loans actually declined on December 31, 2007 as compared to December 31, 2006.  Management does not expect to incur significant losses from the nonperforming loans.  Management expects that future nonaccrual loan balances should more closely mirror the balances as of December 31, 2007.

Summary of Loan Loss Experience

(Dollars in thousands)	2007	2006	2005	2004	2003

Total loans outstanding at end of period	$354,214	$256,800	$235,669	$212,808	$192,304
Average loans outstanding	$302,965	$247,614	$226,528	$211,028	$182,445

Balance of allowance for loan losses at beginning of period	$2,718	$2,569	$2,155	$1,774	$1,452

Charge-offs:
Real estate	—	4	122	354	27
Commercial	54	418	382	286	368
Consumer and credit card	165	289	287	328	175

Total charge-offs	219	711	791	968	570

Recoveries of loans previous charged-off	51	90	135	64	35

Net charge-offs	168	621	656	904	535

Provision charged to operations	985	770	1,070	1,285	857

Balance of allowance for loan losses at end of period	$3,535	$2,718	$2,569	$2,155	$1,774

Ratios:
Net charge-offs to average loans outstanding	0.06%	0.25%	0.29%	0.43%	0.30%
Net charge-offs to loans at end of year	0.05%	0.24%	0.28%	0.42%	0.28%
Allowance for loan losses to average loans	1.17%	1.10%	1.13%	1.02%	0.97%
Allowance for loan losses to loans at end of year	1.00%	1.06%	1.09%	1.01%	0.92%
Net charge-offs to allowance for loan losses	4.75%	22.85%	25.54%	41.95%	30.16%
Net charge-offs to provisions for loan losses	17.06%	80.65%	61.31%	70.35%	62.43%

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

Management regularly monitors past due and classified loans.  However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period.  At December 31, 2007 and 2006, management considers the allowances for loan losses adequate based on its judgments, evaluations, and analysis of the loan portfolio.

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

AVERAGE DAILY DEPOSITS

The following table summarizes the Company’s average daily deposits during the years ended December 31, 2007, 2006, and 2005.  These totals include time deposits $100,000 and over, which at December 31, 2007 totaled $64,044,000.  Of this total, scheduled maturities within three months were $32,711,000; over three through twelve months were $31,014,000; and over twelve months were $319,000.

	2007		2006		2005
		Average		Average		Average
	Average	Rate	Average	Rate	Average	Rate
	Amount	Paid	Amount	Paid	Amount	Paid

Noninterest-bearing demand	31,545	0.00%	$27,415	0.00%	$25,402	0.00%
Interest-bearing transaction accounts	47,171	1.19	65,145	1.73	88,477	1.88
Money market savings account	102,532	4.54	67,634	4.51	29,308	2.74
Other savings accounts	5,402	1.22	5,846	1.27	6,146	0.86
Time deposits	121,164	4.94	98,974	4.19	93,974	2.93

Total deposits	$307,814		$265,014		$243,307

ADVANCES FROM THE FEDERAL HOME LOAN BANK

The following table summarizes the Company’s short-term borrowings for the years ended December 31, 2007, 2006 and 2005.

	Maximum		Weighted
	Outstanding		Average
	at any	Average	Interest	Balance
(Dollars in thousands)	Month End	Balance	Rate	December 31,
2007
Advances from Federal Home Loan Bank	$52,300	$45,674	4.46%	$52,300

2006
Advances from Federal Home Loan Bank	$43,390	$43,390	4.37%	$43,390

2005
Advances from Federal Home Loan Bank	$43,390	$43,390	4.27%	$43,390

Advances from the Federal Home Loan Bank are collateralized by one-to-four family residential mortgage loans, certain commercial real estate loans, certain securities in the Bank’s investment portfolio and the Company’s investment in Federal Home Loan Bank stock.  Although we expect to continue using Federal Home Loan Bank advances as a secondary funding source, core deposits will continue to be our primary funding source.  Of the $52,300,000 advances from Federal Home Loan Bank outstanding at December 31, 2007, $6,700,000 have scheduled principal reductions in 2008, $14,600,000 in 2010, $5,000,000 in 2011 and the remainder after five years.

As discussed in the notes to the financial statements, the Company has entered into interest rate swap agreements associated with Federal Home Loan Bank advances maturing on March 1, 2010, May 24, 2010 and March 22, 2011.  The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate.  The variable rate was 5.21% at December 31, 2007 and is based on the three month LIBOR index.

JUNIOR SUBORDINATED DEBENTURES

On December 21, 2004, HCSB Financial Trust I (the “ Trust”), a non-consolidated subsidiary of the Company, issued and sold a total of 6,000 trust preferred securities, with $1,000 liquidation amount per capital security (the “Capital Securities”), to institutional buyers in a pooled trust preferred issue.  The Capital Securities, which are reported on the consolidated balance sheet as junior subordinated debentures, generated proceeds of $6 million.  The Trust loaned these proceeds to the Company to use for general corporate purposes.  The junior subordinated debentures qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations.  See Note 11 to the consolidated financial statements for more information about the terms of the junior subordinated debentures.

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $98,694 and $102,361 at December 31, 2007 and 2006, respectively, and are included in other assets on the consolidated balance sheet.  Amortization of debt issuance costs from junior subordinated debentures totaled $3,667 for the years ended December 31, 2007, and December 31, 2006, and are reported in other expenses on the consolidated income statement for the years ended December 31, 2007, and December 31, 2006.

RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio (average daily equity divided by average total assets) for the period indicated.  Since its inception, the Company has not paid cash dividends.

	2007	2006	2005

Return on average assets	0.52%	0.81%	0.75%
Return on average equity	6.94%	10.46%	9.83%
Equity to assets ratio	7.46%	7.77%	7.66%

ACCOUNTING AND FINANCIAL REPORTING ISSUES

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements.  Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2007, as filed on our annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities.  We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

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

Section 404 of the Sarbanes-Oxley Act, which becomes effective for the Company in 2008, requires that the Company adopt and maintain effective internal controls that will, among other things, permit the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America.  Management of the Company has the responsibility to adopt sound accounting policies, maintain an adequate and efficient accounting system, safeguard assets and devise policies to ensure that the Company complies with applicable laws and regulations.

To assist in this process the company has purchased software from the national accounting firm of Crowe Chizek and retained the services of Elliott Davis, LLC and Co Source, LLC to work with management and participate in the Section 404 process.  Elliott Davis, LLC will perform only those services in this regard that are acceptable by the Public Company Accounting Oversight Board (PCAOB).  Compliance with Section 404 of the Sarbanes-Oxley Act will certainly add to the Company’s operating expenses due to requirements for additional technology, record keeping, and professional assistance that is necessary.

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

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of HCSB Financial Corporation and its subsidiary Horry County State Bank is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance to management and the Board of Directors regarding the preparation and fair presentation of published financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. Based on this assessment management believes that as of December 31, 2007, the Company’s internal control over financial reporting was effective.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

HCSB Financial Corporation and Subsidiary

Loris, South Carolina

We have audited the accompanying consolidated balance sheets of HCSB Financial Corporation and its subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCSB Financial Corporation and its subsidiary as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of HCSB Financial Corporation’s internal control over financial reporting as of December 31, 2007 included in Management’s Report on Internal Control over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC

Elliott Davis, LLC

Columbia, South Carolina

March 10, 2008

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2007	2006
Assets:
Cash and cash equivalents:
Cash and due from banks	$7,958	$9,463
Federal funds sold	3,655	19,238
Total cash and cash equivalents	11,613	28,701

Investment securities:
Securities available-for-sale	49,609	50,830
Nonmarketable equity securities	3,327	2,948
Total investment securities	52,936	53,778
Loans held for sale	2,008	2,233
Loans receivable	352,206	254,567
Less allowance for loan losses	(3,535)	(2,718)
Loans, net	348,671	251,849

Premises, furniture and equipment, net	16,051	16,139
Accrued interest receivable	3,473	2,880
Other assets	3,601	3,957
Total assets	$438,353	$359,537

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	32,407	$26,428
Interest-bearing transaction accounts	43,299	53,693
Money market savings accounts	104,310	83,795
Other savings accounts	8,833	5,294
Time deposits $100 and over	64,044	47,369
Other time deposits	87,958	58,572
Total deposits	340,851	275,151

Repurchase Agreements	5,000	—
Advances from the Federal Home Loan Bank	52,300	43,390
Notes Payable	—	3,478
Junior subordinated debentures	6,186	6,186
Accrued interest payable	982	772
Other liabilities	2,051	2,210
Total liabilities	407,370	331,187

Commitments and Contingencies (Notes 4, 12 and 13)

Shareholders’ Equity:
Common stock, $0.01 par value, 10,000,000 shares authorized; 3,677,974 and 3,569,874 shares issued and outstanding in 2007 and 2006, respectively	37	36
Capital surplus	28,689	25,756
Nonvested restricted stock	(645)	(645)
Retained earnings	2,908	3,626
Accumulated other comprehensive loss	(6)	(423)
Total shareholders’ equity	30,983	28,350
Total liabilities and shareholders’ equity	$438,353	$359,537

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except share amounts)	2007	2006
Interest income:
Loans, including fees	$25,275	$20,417
Investment securities:
Taxable	2,212	1,869
Tax-exempt	290	274
Nonmarketable equity securities	173	156
Federal funds sold and other	586	964
Total	28,536	23,680

Interest expense:
Deposits	11,268	8,391
Borrowings	2,954	2,723
Total	14,222	11,114

Net interest income	14,314	12,566

Provision for loan losses	985	770
Net interest income after provision for loan losses	13,329	11,796

Noninterest income:
Service charges on deposit accounts	1,447	1,429
Credit life insurance commissions	57	48
Gain on sale of residential mortgage loans	628	542
Brokerage commissions	315	289
Other fees and commissions	263	206
Losses on sales of securities	(92)	—
Other	78	90
Total	2,696	2,604

Noninterest expenses:
Salaries and employee benefits	7,689	6,002
Net occupancy	868	668
Marketing and advertising	491	366
Loss on sale of assets	11	—
Furniture and equipment	1,300	1,112
Other operating	2,574	2,160
Total	12,933	10,308

Income before income taxes	3,092	4,092

Income tax provision	1,052	1,287
Net income	$2,040	$2,805

Net income per common share
Basic	$0.55	$0.77
Diluted	$0.55	$0.77

Average common shares outstanding
Basic	3,677,467	3,648,335
Diluted	3,704,934	3,665,065

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

Years ended December 31, 2007 and 2006

						Accumulated
						other
			Nonvested			compre-
(Dollars in thousands,	Common Stock		restricted	Capital	Retained	hensive
except share amounts)	Shares	Amount	stock	surplus	earnings	income (loss)	Total

Balance, December 31, 2005	1,788,201	$18	$(703)	$25,685	$865	$(562)	$25,303

Net income					2,805		2,805

Other comprehensive income, (loss) net of tax expense of $81						139	139

Comprehensive income							2,944

Payment for fractional shares	(1,247)				(44)		(44)

Forfeiture of restricted stock	(2,017)		58	(58)

Stock option expense	147			147

Declaration of 2 for 1 stock split on January 18, 2007	1,784,937	18		(18)			—

Balance, December 31, 2006	3,569,874	36	(645)	25,756	3,626	(423)	28,350

Net income					2,040		2,040

Other comprehensive income, (loss) net of tax expense of $245						417	417

Comprehensive income							2,457

Exercise of stock options	1,986			29			29

Stock option expense				147			147

Declaration of 3% stock dividend on January 17, 2008	106,114	1		2,757	(2,758)		—

Balance, December 31, 2007	3,677,974	$37	$(645)	$28,689	$2,908	$(6)	$30,983

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	$2,040	$2,805
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	985	770
Deferred income tax benefit	(252)	(269)
Depreciation expense	728	636
Premium amortization less discount accretion	33	86
Amortization of net deferred loan costs	14	10
Loss on sale of securities available-for-sale	92	—
(Gain) loss on sale of other real estate owned	10	(26)
Gain on disposal of premises and equipment	—	(20)
Increase in interest receivable	(593)	(642)
Increase in interest payable	210	223
(Increase) decrease in other assets	605	(21)
Stock compensation expense	147	147
Increase (decrease) in other liabilities	(159)	113

Net cash provided by operating activities	3,860	3,812

Cash flows from investing activities:
Purchases of securities available-for-sale	(21,265)	(17,350)
Maturities of securities available-for-sale	12,077	4,887
Proceeds from sales of securities available-for-sale	10,947	—
Net increase in loans to customers	(97,934)	(22,221)
Purchase of premises, furniture and equipment	(2,347)	(5,094)
Proceeds from sale of premises, furniture and equipment	1,707	20
Proceeds from sale of other real estate owned	85	875
Purchase of nonmarketable equity securities	(379)	(81)

Net cash used by investing activities	(97,109)	(38,964)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	19,639	11,122
Net increase in time deposits	46,061	9,892
Net increase in notes payable	(3,478)	3,478
Net increase in FHLB borrowings	8,910	—
Net increase in repurchase agreements	5,000	—
Exercise of stock options	29	—
Cash paid for fractional shares	—	(44)

Net cash provided by financing activities	76,161	24,448

Net decrease in cash and cash equivalents	(17,088)	(10,704)

Cash and cash equivalents, beginning of year	28,701	39,405

Cash and cash equivalents, end of year	$11,613	$28,701

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the Company’s investments in the stock of the Federal Home Loan Bank and Silverton Bank.  The stocks are carried at cost because they have no quoted market value and no ready market exists.  Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings.  Dividends received on Federal Home Loan Bank stock and Community Financial Services stock are included as a separate component in interest income.

At December 31, 2007 and 2006, the investment in Federal Home Loan Bank stock was $2,994,000 and $2,615,000, respectively.  The investment in Silverton Bank stock was $122,000 at December 31, 2007 and 2006.  The Company also had a $25,000 investment in the holding company of a community bank at December 31, 2007 and 2006.  Also included in nonmarketable equities is investment in the Trust, which totaled $186,000 at December 31, 2007 and 2006.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.  When management determines that a loan is impaired, the difference between the Company’s investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is charged to bad debt expense with a corresponding entry to the allowance for loan losses.  The accrual of interest is discontinued on an impaired loan when management determines the borrower may be unable to meet payments as they become due.  As discussed in Note 4,  nonaccrual loans comprise a substantial majority of loans classified as impaired at December 31, 2007 and 2006.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily throughout Horry county in South Carolina and Columbus and Brunswick counties of North Carolina.  The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions except for loans secured by residential and commercial real estate and commercial and industrial non-real estate loans.  These concentrations of residential and commercial real estate loans and commercial and industrial non-real estate loans totaled $260,531,000 and

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

$64,019,000, respectively, at December 31, 2007, representing 840.89% and 206.63%, respectively, of total equity and 73.97% and 18.18%, respectively, of net loans receivable.

Concentrations of Credit Risk (continued) - In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life.  For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans).  These loans are underwritten and monitored to manage the associated risks.  Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

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

Allowance for Loan Losses – Management believes that the allowance is adequate to absorb inherent losses in the loan portfolio; however, assessing the adequacy of the allowance is a process that requires considerable judgment.  Management’s judgments are based on numerous assumptions about current events, which management believes to be reasonable, but which may or may not be valid.  Thus there can be no assurance that loan losses in future periods will not exceed the current allowance amount or that future increases in the allowance will not be required.  No assurance can be given that management’s ongoing evaluation of the loan portfolio in light of changing economic conditions and other relevant circumstances will not require significant future additions to the allowance, thus adversely affecting the operating results of the Company.

The allowance is subject to examination by regulatory agencies, which may consider such factors as the methodology used to determine adequacy and the size of the allowance relative to that of peer institutions, and other adequacy tests.  In addition, such regulatory agencies could require the Company to adjust its allowance based on information available to them at their examination.

The methodology used to determine the reserve for unfounded lending commitments, which is included in other liabilities, is inherently similar to that used to determine the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and historical loss ratio.

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

Income Taxes - Amounts provided for income taxes are based on income reported for financial statement purposes. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2007, will be realized, and accordingly, has not established a valuation allowance.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred.  External costs incurred in producing media advertising are expensed the first time the advertising takes place.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $491,000 and $366,000, were included in the Company’s results of operations for 2007 and 2006, respectively.

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

Stock-Based Compensation - On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, to account for compensation costs under its stock option plans.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Unrealized gains (losses) on securities available-for-sale	$570	$220

Reclassification adjustment for (gains) losses realized in net income	92	—

Net unrealized losses on securities	662	220

Tax effect	(245)	(81)

Net-of-tax amount	$417	$139

Statements of Cash Flows - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  Cash equivalents include amounts due from banks, federal funds sold, and time deposits with other banks with maturities of three months or less.

The following summarizes supplemental cash flow information:

	Years ended December 31,
(Dollars in thousands)	2007	2006
Cash paid for interest	$14,012	$10,539

Cash paid for income taxes	1,232	1,716

Supplemental noncash investing and financing activities:
Foreclosures on loans	338	459

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit.  These financial instruments are recorded in the financial statements when they become payable by the customer.

Recently Issued Accounting Pronouncements – The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard eliminates inconsistencies found in various prior pronouncements but does not require any new fair value measurements. SFAS 157 is effective for the Company on January 1, 2008 and will not impact the Company’s accounting measurements but it is expected to result in additional disclosures.

In September 2006, The FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4, “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”).  Entities purchase life insurance for various reasons including protection against loss of key employees and to fund postretirement benefits. The two most common types of life insurance arrangements are endorsement split dollar life and collateral assignment split dollar

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

life. EITF 06-4 covers the former and EITF 06-10 (discussed below) covers the latter. EITF 06-4 states that entities with endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board (“APB”) Opinion No. 12, “Omnibus Opinion—1967” (if the arrangement is, in substance, an individual deferred compensation contract).  Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. EITF 06-4 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB ratified the consensus reached on EITF 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”).  EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract.  EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for the Company on January 1, 2008.  The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

In March 2007, the FASB ratified the consensus reached on EITF 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“EITF 06-10”). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee.  In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-10 will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”). This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings.   This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. The Company is currently analyzing the fair value option that is permitted, but not required, under SFAS 159.

In June 2007, the FASB ratified the consensus reached by the EITF with respect to EITF 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). Under EITF 06-11, a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity-classified nonvested equity shares, nonvested equity share units and outstanding equity share options should be recognized as an increase in additional paid-in capital.  This EITF is to be applied prospectively to the income tax benefits that result from dividends on equity-classified employee share-based payment awards that are

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

declared beginning in 2008, and interim periods within those fiscal years.  Early application is permitted. The Company does not believe the adoption of EITF 06-11 will have a material impact on its financial position, results of operations or cash flows.

In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings.   SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. The Company is currently analyzing the impact of this guidance, which relates to the Company’s mortgage loans held for sale.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009.   Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

Reclassifications - Certain captions and amounts in the 2006 financial statements were reclassified to conform with the 2007 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain an average cash reserve balance based on a percentage of deposits.  At December 31, 2007 and 2006, the requirements were satisfied by amounts on deposit with the Federal Reserve Bank and cash on hand.

NOTE 3 - INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

	Amortized	Gross Unrealized		Estimated
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
December 31, 2007
Government-sponsored enterprises	$20,208	$246	$7	$20,447
Mortgage-backed securities	21,650	60	278	21,432
Obligations of state and local governments	7,760	44	74	7,730

Total	$49,618	$350	$359	$49,609

December 31, 2006
Government-sponsored enterprises	$19,216	$31	$155	$19,092
Mortgage-backed securities	23,943	25	519	23,449
Equity securities	835	19	—	854
Obligations of state and local governments	7,508	39	112	7,435

Total	$51,502	$114	$786	$50,830

The following is a summary of maturities of securities available-for-sale as of December 31, 2007.  The amortized cost and estimated fair values are based on the contractual maturity dates.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities
	Available-For-Sale
	Amortized	Estimated
(Dollars in thousands)	Cost	Fair Value
Due in less than one year	$187	$187
Due after one year but within five years	4,273	4,283
Due after five years but within ten years	12,813	12,902
Due after ten years	32,345	32,237

Total	$49,618	$49,609

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES - continued

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at:

Securities Available for Sale

			December 31, 2007
	Less than		Twelve months
	twelve months		or more		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair value	losses	Fair value	losses	Fair value	losses

Government-sponsored enterprises	$4,724	$7	$—	$—	$4,724	$7
Mortgage-backed securities	—	—	15,301	278	15,301	278
Obligations of state and local governments	606	1	1,829	73	2,435	74

Total	$5,330	$8	$17,130	$351	$22,460	$359

			December 31, 2006
	Less than		Twelve months
	twelve months		or more		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair value	losses	Fair value	losses	Fair value	losses

Government-sponsored enterprises	$5,892	$23	$5,860	$132	$11,752	$155
Mortgage-backed securities	2,399	19	18,222	499	20,621	518
Obligations of state and local governments	2,721	104	1,634	9	4,355	113

Total	$11,012	$146	$25,716	$640	$36,728	$786

Management evaluates its investment portfolio periodically to identify any impairment that is other than temporary.  At December 31, 2007, the Company had thirteen individual securities, or 34.53% of the security portfolio, that have been in an unrealized loss position for more than twelve months.  Management believes these losses are temporary and are a result of the current interest rate environment.

At December 31, 2007 and 2006, investment securities with a book value of $46,951,000 and $29,978,000, respectively, and a market value of $46,966,000 and $29,501,000, respectively, were pledged to secure deposits.

Gross realized losses on sales of available-for-sale securities were $92,000 in 2007.

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
(Dollars in thousands)	2007	2006
Real estate - construction and land development	$59,084	$28,124
Real estate - mortgage and commercial	201,448	147,156
Agricultural	7,221	6,099
Commercial and industrial	64,019	54,313
Consumer	18,535	18,267
All other loans (including overdrafts)	1,899	608

Total gross loans	$352,206	$254,567

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE – continued

Certain parties (principally certain directors and officers of the Company, their immediate families, and business interests) were loan customers and had other transactions in the normal course of business with the Company.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.  The aggregate dollar amounts of loans to related parties were $13,790,000 and $12,354,000 at December 31, 2007 and 2006, respectively.  During 2007, advances on related party loans totaled $6,711,000, and repayments were $1,949,000.

Transactions in the allowance for loan losses are summarized below:

	Years Ended December 31,
(Dollars in thousands)	2007	2006

Balance, beginning of year	$2,718	$2,569
Provision charged to operations	985	770
Recoveries on loans previously charged off	51	90
Loans charged off	(219)	(711)

Balance, end of year	$3,535	$2,718

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

As of December 31, 2007 and 2006, the Company had nonaccrual loans of approximately $2,696,000 and $760,000, respectively.  These loans comprise a substantial majority of loans classified as impaired.  At December 31, 2006, the Company had a loan secured by commercial real estate that was contractually past due 90 days or more and still accruing interest of $1,714,000, for which impairment had not been recognized.  This loan was repaid in full on January 9, 2007 through the liquidation of a portion of the Bank’s collateral.  At December 31, 2007, the Company did not have any loans that were contractually past due 90 days or more and still accruing interest.  The additional interest income, which would have been recognized into earnings if the Company’s nonaccrual loans had been current in accordance with their original terms, was $267,000 and $133,000 during 2007 and 2006, respectively.  Average impaired loans as of December 31, 2007 and 2006 were $1,195,000 and $2,926,000, respectively.

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE – continued

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.  The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
(Dollars in thousands)	2007	2006

Commitments to extend credit	$66,575	$37,852
Standby letters of credit	761	814

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
(Dollars in thousands)	2007	2006

Land	$4,219	$4,202
Buildings and land improvements	7,931	7,683
Furniture and equipment	5,579	4,757
Leasehold improvements	58	41
Construction in progress	3,073	3,537

	20,860	20,220
Less accumulated depreciation	(4,809)	(4,081)

Premises, furniture and equipment, net	$16,051	$16,139

Depreciation expense for the years ended December 31, 2007 and 2006 was $728,000 and $637,000, respectively.

The Company had $91,000 and $4,000 in capitalized interest during construction in 2007 and 2006, respectively.

In 2006 the Company purchased an interest in four parcels of real estate in Conway, S.C. together with four buildings thereon.  The Company then initiated action in 2007 for the removal of three of these buildings and for the completion of the construction of the fourth for use as a branch bank.  The amounts shown as construction in progress for the years ended December 31, 2007 and 2006 reflect the Company’s investment in this property.  The Company expects to complete all phases of the construction process during the first quarter of 2008 and at that time allocate the balance in construction in progress among land, buildings and land improvements, furniture and fixtures and equipment.

NOTE 6 - OTHER ASSETS

Other assets consisted of the following:

	December 31,
(Dollars in thousands)	2007	2006

Cash value of life insurance	$962	$929
Other real estate owned	338	95
Prepaid expenses and insurance	491	304
Unamortized software	143	472
Net deferred tax asset	768	765
Other	899	1,392

Total	$3,601	$3,957

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

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

The interest rate swap agreements provide for the Company to make payments at a variable rate determined by a specified index (three month LIBOR) in exchange for receiving payments at a fixed rate of 3.4%.  During 2007 and 2006, the Company recognized $273,000 and $233,000, respectively, as an increase in interest expense on Federal Home Loan Bank Advances as a result of its interest rate swaps.

At December 31, 2007 and 2006, the information pertaining to outstanding interest rate swap agreements used to hedge fixed rate debt is as follows:

(Dollars in thousands)	2007	2006

Notional amount	$14,600	$14,600
Weighted average fixed (receive) rate	3.43%	3.43%
Weighted average variable (pay) rate	5.40%	5.07%
Weighted average maturity in years	2.6	3.6

Unrealized loss relating to interest rate swaps	$339	$788

At December 31, 2007 and 2006, the unrealized loss of $339,000 and $788,000, respectively, related to interest rate swaps were recorded in derivative assets and other liabilities at the same amount.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 7 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - continued

Risk management results for the year ended December 31, 2007 and 2006 related to the balance sheet hedging of long-term debt indicate that the hedges were 100% effective and that there was no component of the derivative instruments’ gain or loss which was excluded from the assessment of hedge effectiveness.

NOTE 8 - NOTE PAYABLE

On September 22, 2006, the Company executed a line of credit with Nexity Bank to borrow up to $3,600,000.  The entire principal balance of the note was due September 30, 2007.  The interest rate on the note was a variable rate equal to the Wall Street Journal Prime Rate less 1%.  The note was secured by a first real estate mortgage on the four properties that were acquired with the loan proceeds.  At December 31, 2006, the Company had borrowed $3,478,000 on this line of credit.  This line of credit was paid in full on January 12, 2007.  The line of credit was not renewed when it expired on September 30, 2007.

NOTE 9 - DEPOSITS

At December 31, 2007, the scheduled maturities of time deposits were as follows:

(Dollars in thousands)	Amount
Maturing In

2008	$138,211
2009	12,563
2010	701
2011	314
2012 and thereafter	213

Total	$152,002

Overdrawn transaction accounts in the amount of $157,000 and $130,000 were classified as loans as of December 31, 2007 and 2006, respectively.

Deposits by directors including their affiliates and executive officers totaled approximately $2,766,000 and $2,671,000 at December 31, 2007 and 2006, respectively.

NOTE 10 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

	Interest	December 31,
(Dollars in thousands)	Rate	2007	2006
Advances maturing on:
March 11, 2008 (converted to fixed rate)	3.09%	$5,000	$5,000
December 8, 2008 (converted to fixed rate)	3.87%	1,700	1,700
March 1, 2010	5.92%	5,000	5,000
May 24, 2010	6.49%	4,600	4,600
October 15, 2010	4.59%	5,000	—
March 22, 2011	4.88%	5,000	5,000
January, 17, 2012 (converted to variable rate)	5.21%	5,000	5,000
July 23, 2012	3.81%	5,000	5,000
September 4, 2012	3.56%	—	2,090
September 4, 2012	4.42%	5,000	—
September 7, 2012	4.05%	1,000	—
January 30, 2013	3.36%	5,000	5,000
December 8, 2014	3.24%	5,000	5,000

Total		$52,300	$43,390

Interest is payable quarterly.  Initially all advances bear interest at a fixed rate; however, at a certain date for each of the advances, at the Federal Home Loan Bank’s option, the rates can be converted to floating.  Also on these dates

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 10 - ADVANCES FROM THE FEDERAL HOME LOAN BANK - continued

the Federal Home Loan Bank has the option to call the advances.  As of December 31, 2007, $6,700,000 were fixed rate credits; $26,000,000 were convertible advances; and $19,600,000 were adjustable rate credits.

As of December 31, 2007, scheduled principal reductions include $6,700,000 in 2008, $14,600,000 in 2010, $5,000,000 in 2011, $16,000,000 in 2012, and $10,000,000 in the years thereafter.

As collateral, the Company has pledged its portfolio of first mortgage one-to-four family residential loans aggregating $27,584,000 at December 31, 2007, as well as half of its commercial real estate loan portfolio, totaling $4,138,000 at December 31, 2007.  Also, the Company has pledged half of its portfolio of HELOCS and second  mortgage loans totaling $6,497,000, and its investment in Federal Home Loan Bank stock with a carrying value of $2,993,000.  The Company also has pledged securities with a market value of $22,523,000 against its FHLB borrowings.  The Company has $1,114,000 in excess with the Federal Home Loan Bank that is available if liquidity needs should arise.

As discussed in Note 7, the Company has entered into interest rate swap agreements associated with Federal Home Loan Bank advances maturing on March 1, 2010, May 24, 2010 and March 22, 2011.  The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate.  The variable rate of the swap payable was 5.21% at December 31, 2007 and is based on the three month LIBOR index.

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES

On December 21, 2004, HCSB Financial Trust I, (a non-consolidated subsidiary) issued $6.0 million floating rate trust preferred securities with a maturity of December 31, 2034.  The rate is adjusted quarterly and was 7.34% at December 31, 2007.  In accordance with the revised FIN 46, the trust has not been consolidated in these financial statements.  The Company received from the Trust the $6.0 million proceeds from the issuance of the securities and the $186,000 initial proceeds from the capital investment in the Trust, and accordingly has shown the funds due to the trust as a $6,186,000 junior subordinated debenture.  The current regulatory rules allow certain amounts of junior subordinated debentures to be included in the calculation of regulatory capital.  The debenture issuance costs, net of accumulated amortization, totaled $99,000 at December 31, 2007 and is included in other assets on the consolidated balance sheet.  Amortization of debt issuance costs totaled $3,667 for each of the years ended December 31, 2007 and 2006.

The Company invested $5,880,000 in the Company’s wholly-owned subsidiary, Horry County State Bank.  The remaining balance is being maintained by the Company to fund operations.

NOTE 12 - LEASE COMMITMENTS

On January 1, 2008, the Company renewed a lease agreement for land on which to operate its Tabor City branch.  The lease has a five-year term that expires December 31, 2012.  The Company has an option for nine additional five-year renewal periods thereafter.  The lease has a rental amount of $1,000 per month through December 31, 2012.  The lease gives the Company the first right of refusal to purchase the property at an unimproved value if the owners decide to sell.  The Company also pays applicable property taxes on the property.

On January 1, 2008, the Company entered into a lease agreement for a building located at 4720 Highway 17 Bypass South, Myrtle Beach, South Carolina 29577.  This building is being used to operate a temporary bank location during a short period of construction and remodeling at our permanent Socastee branch location.  The term of the lease is six months commencing February 1, 2008, and the monthly lease payments are $2,966.66.

On April 23, 2007, the Company entered into an annual lease agreement for office space located at The Plaza at Gator Hole in North Myrtle Beach, South Carolina.  The term of this lease is two years with an option to renew the lease for an additional three year term are $4,666.67.  The leased premises are being used to operate a bank branch location.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 12 - LEASE COMMITMENTS – continued

Expected future minimum lease payments as of December 31, 2007 are as follows:

(Dollars in thousands)	Amount

2008	86,363
2009	31,229
2010	12,563
2011	12,563
2012	12,563

Total	$155,281

NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes.  At December 31, 2007, management was not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.  On January 1, 2008 the Company entered into two new lease agreements.  The details for these leases are disclosed in Note 12 – Lease Commitments.

NOTE 14 - SHAREHOLDERS’ EQUITY

Stock Dividends - In January 2007, the Board of Directors declared a 2 for 1 stock split payable on February 13, 2007, to shareholders of record at January 30, 2007.  As a result of the stock split in the form of a 100% stock dividend, 1,784,937 shares were issued.  In January 2008, the Board of Directors declared a 3.0% stock dividend payable on February 15, 2008, to shareholders of record on February 5, 2008.  As a result of the dividend, 106,114 shares were issued.  All share and per share amounts have been adjusted to reflect these dividends.

Restrictions on Dividends - South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders.  All of the Bank’s dividends to HCSB Financial Corporation and Subsidiary are payable only from the undivided profits of the Bank.  At December 31, 2007, the Bank’s undivided profits were $15,938,608.  The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination.  Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 15 - CAPITAL REQUIREMENTS - continued

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

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

					To Be Well-
			Minimum Requirement		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007
The Company
Total capital (to risk-weighted assets)	$39,746	11.87%	$26,793	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	36,423	10.88%	13,396	4.00%	N/A	N/A
Tier 1 capital (to average assets)	36,423	9.45%	15,422	4.00%	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$39,634	11.00%	$28,828	8.00%	$36,035	10.00%
Tier 1 capital (to risk-weighted assets)	36,100	10.02%	14,414	4.00%	21,621	6.00%
Tier 1 capital (to average assets)	36,100	8.55%	16,883	4.00%	21,103	5.00%

December 31, 2006
The Company
Total capital (to risk-weighted assets)	$37,491	13.86%	$21,640	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	34,773	12.86%	10,820	4.00%	N/A	N/A
Tier 1 capital (to average assets)	34,773	10.07%	13,811	4.00%	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$36,603	13.74%	$21,310	8.00%	$26,637	10.00%
Tier 1 capital (to risk-weighted assets)	33,885	12.72%	10,655	4.00%	15,982	6.00%
Tier 1 capital (to average assets)	33,885	9.71%	13,956	4.00%	17,445	5.00%

NOTE 16 - RETIREMENT AND BENEFITS

Trusteed Retirement Savings Plan  - The Bank has a trustee retirement savings plan which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements.  The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code.  Under the plan and present policies, participants are permitted to contribute up to 15% of their annual compensation.  At its discretion, the Bank can make matching contributions up to 4% of the participants’ compensation.  The Company charged $183,000 and $153,000 to earnings for the retirement savings plan in 2007 and 2006, respectively.

Directors Deferred Compensation Plan - The Company has a deferred compensation plan whereby directors may elect to defer the payment of their fees.  Under the terms of the plan, the Company accrues an expense equal to the amount deferred plus an interest component based on the prime rate of interest at the beginning of each year.  The Company has also purchased life insurance contracts on each of the participating directors.  At December 31, 2007 and 2006, $787,000 and $645,000, respectively, of directors’ fees were deferred and are included in other liabilities.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 16 - RETIREMENT AND BENEFITS - continued

Performance Compensation for Incentive Plan - The Company implemented an employee bonus program in 2003 which it refers to as its Performance Compensation Plan.  The plan pays employees based on a schedule of key performance indicators they are required to meet in order to be rewarded.  The plan accrues for its employee bonuses based on a percentage of each employee’s annual salary.  The plan has a fiscal year ending on December 31, and pays out on January 30 of the following year.   The Company charged $167,000 and $88,000 to earnings for the stakeholder plan in 2007 and 2006, respectively.

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

(Dollars in thousands, except	Years ended December 31,
per share amounts)	2007	2006
Basic earnings per share:

Net income available to common shareholders	$2,040	$2,805

Average common shares outstanding - basic	3,677,467	3,648,335

Basic earnings per share	$0.55	$0.77

Diluted earnings per share:

Net income available to common shareholders	$2,040	$2,805

Average common shares outstanding - basic	3,677,467	3,542,073

Incremental shares from assumed conversion of stock options and restricted stock awards	27,467	16,243

Average common shares outstanding - diluted	3,704,934	3,665,065

Diluted earnings per share	$0.55	$0.77

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 18 - STOCK COMPENSATION PLAN - continued

Options granted under the Stock Plan are incentive stock options, and they are vested over a five year period with none vesting at the time of the grant.  All unexercised incentive stock options expire ten years after the date of the grant.  A summary of the Company’s incentive stock options as of December 31, 2007 and 2006 is as follows (with adjustments for the 3% stock dividend and the 2-for1stock split for each period):

	2007		2006
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	85,272	$14.49	89,427	$13.94
Granted	—		—	—
Exercised	(1,986)	13.86	—	—
Forfeited	—		(4,155)	14.10

Outstanding at end of year	83,286	$14.40	85,272	$14.49

The Company had no options exercised during 2006.

Restricted stock awards included in the Stock Plan vest after the first three consecutive periods during which the Bank’s return on average assets (ROAA) averages 1.15%.  At December 31, 2007 and 2006, none of the restricted stock had vested; therefore, no compensation expense related to the vesting was recognized.  All ungranted restricted stock awards expire.  A summary of the Company’s unrestricted stock awards as of December 31, 2007 and 2006 is as follows (with adjustments for3% stock dividend and the 2-for-1 stock split for each period):

	2007		2006
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	47,584	$14.94	51,739	$14.00
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	(4,155)	14.54

Outstanding at end of year	47,584	$14.85	47,584	14.94

The following table summarizes information about stock options outstanding under the Company’s plans at December 31, 2007 (with adjustments for the 2-for-1 stock split for the two periods):

	Outstanding	Exercisable

Number of options	128,764	40,301
Weighted average remaining life	5 years	2 years
Weighted average exercise price	$14.85	$14.85

The aggregate intrinsic value of shares outstanding at December 31, 2007 was $1,436,000.

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 18 - STOCK COMPENSATION PLAN - continued

There were no stock options granted in 2007 or 2006.  The Company received $29,000 as a result of stock option exercises during the year ended December 31, 2007.  In accordance with Statement 123(R), this benefit is included as a financing activity in the accompanying Statements of Cash Flows.

A summary of the status of the nonvested shares as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

		Weighted-
		Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2007	38,911	$18.88
Granted	—	—
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2007	38,911	$19.77

As of December 31, 2007, there was $113,908 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans.  That cost is expected to be recognized over a weighted-average period of 3.0 years.  The total fair value of shares vested during the years ended December 31, 2007 and 2006 was $417,018 and $319,226, respectively.

NOTE 19 - OTHER EXPENSES

Other expenses are summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006

Stationery, printing, and postage	$477	$363
Telephone	232	199
Director and advisory fees	141	154
Insurance	67	130
ATM services	116	101
Courier services	194	126
Other	1,347	1,087

Total	$2,574	$2,160

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 20 - INCOME TAXES

Income tax expense is summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006

Currently payable:
Federal	$1,021	$913
State	83	145

Total current	1,104	1,058

Deferred income taxes	194	310

Income tax expense	$1,298	$1,368

Income tax expense is allocated as follows:
To continuing operations	$1,052	$1,287
To shareholders’ equity	246	81

Total	$1,298	$1,368

The components of the net deferred tax asset are as follows:

	December 31,
(Dollars in thousands)	2007	2006

Deferred tax assets:
Allowance for loan losses	$939	$690
Net capitalized loan costs	168	146
State net operating loss	59	42
Deferred directors’ fees	267	219
Valuation Allowance	(59)	—
Nonaccruing interest	95	60
Net unrealized loss on securities available-for-sale	3	249
Other	24	12

Total deferred tax assets	1,496	1,418

Deferred tax liabilities:
Accumulated depreciation	698	640
Gain on sale of real estate	73	73
Prepaid expenses	100	62

Total deferred tax liabilities	871	775

Net deferred tax asset	$625	$643

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 20 - INCOME TAXES - continued

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value.  Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2007 and 2006 will be realized and, accordingly, has not established a valuation allowance.  Deferred tax assets are included in other assets.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rates of 34% to income before income taxes follows:

	Years ended December 31,
(Dollars in thousands)	2007	2006

Tax expense at statutory rate	$1,051	$1,391
State income tax, net of federal income tax benefit	55	95
Tax-exempt interest income	(105)	(98)
Stock compensation expense	50	50
Other	1	(151)

Income tax provision	$1,052	$1,287

NOTE 21 - UNUSED LINES OF CREDIT

As of December 31, 2007, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $25,800,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes.  The lenders have reserved the right not to renew their respective lines.  The Company may also utilize its unpledged securities, which totaled $2,644,000 at December 31, 2007, if liquidity needs should arise.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

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

Investment Securities Available-for-Sale - For securities available-for-sale, fair value equals the carrying amount, which is the quoted market price.  If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 22 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

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

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2007		2006
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$7,958	$7,958	$9,463	$9,463
Federal funds sold	3,655	3,655	19,238	19,238
Investment securities available-for-sale	49,609	49,609	50,830	50,830
Nonmarketable equity securities	3,327	3,327	2,948	2,948
Loans and loans held-for-sale	354,214	353,194	256,800	253,146
Accrued interest receivable	3,473	3,473	2,880	2,880
Other assets - interest rate swaps	339	339	788	788

Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$188,849	$188,849	$169,210	$169,210
Certificates of deposit	152,002	151,278	105,941	106,124
Repurchase agreements	5,000	5,000
Advances from the Federal Home Loan Bank	52,300	52,395	43,390	42,006
Notes Payable	—	—	3,478	3,478
Junior subordinated debentures	6,186	6,186	6,186	6,186
Accrued interest payable	982	982	772	772
Other liabilities - interest rate swaps	339	339	788	788

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value

Off-Balance Sheet Financial
Instruments:
Commitments to extend credit	$66,575	N/A	$37,852	N/A
Standby letters of credit	761	N/A	814	N/A
Interest rate swaps	14,600	339	14,600	788

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 23 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for HCSB Financial Corporation and Subsidiary (Parent Company Only).

Condensed Balance Sheets

	December 31,
(Dollars in thousands)	2007	2006
Assets
Cash	$16	$183
Investment in banking subsidiary	36,095	33,462
Investment in trust	186	186
Nonmarketable equity securities	25	25
Premises, furniture, and equipment, net	—	3,529
Other assets	867	661

Total assets	$37,189	$38,046

Liabilities and shareholders’ equity
Interest payable-notes payable	$—	$11
Interest payable-junior subordinated debentures	20	21
Notes payable	—	3,478
Junior subordinated debentures	6,186	6,186

Total liabilities	6,206	9,696

Shareholders’ equity	30,983	28,350

Total liabilities and shareholder’s equity	$37,189	$38,046

Condensed Statements of Income

	Years ended December 31,
(Dollars in thousands)	2007	2006
Income
Dividends from banking subsidiary	$239	$—
Dividend from trust preferred securities	15	14
Other Income	—	2
	254	16
Expenses
Interest expense on notes payable	8	27
Interest expense on junior subordinated debentures	490	465
Other expenses	183	200

Income (loss) before income taxes and equity in undistributed earnings of banking subsidiary	(427)	(676)

Income tax benefit	(252)	(269)

Equity in undistributed earnings of banking subsidiary	2,215	3,212

Net income	$2,040	$2,805

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 23 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY) - continued

Condensed Statements of Cash Flows

	Years ended December 31,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	$2,040	$2,805
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(2,215)	(3,212)
Increase in other assets	(206)	(309)
Increase in other liabilities	(12)	14
Stock compensation expense	147	147

Net cash used by operating activities	(246)	(555)

Cash flows from investing activities:
Purchase of land and building	—	(3,528)
Proceeds from sale of land and building	3,529	—

Net cash provided (used) from investing activities	3,529	(3,528)

Cash flows from financing activities:
Proceeds from stock issuance	28	—
Proceeds from notes payable	(3,478)	3,478
Cash paid for fractional shares	—	(44)

Net cash provided (used) by financing activities	(3,450)	3,434

Increase (decrease) in cash	(167)	(649)

Cash and cash equivalents, beginning of year	183	832

Cash and cash equivalents, end of year	$16	$183

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

BOARD OF DIRECTORS

Michael S. Addy	President, Addy’s Harbor Dodge, Inc.

Johnny C. Allen	Retired, Horry County Treasurer

D. Singleton Bailey	President, Loris Drug Store, Inc.

Franklin C. Blanton	President, Blanton Supplies, Inc.
President, Blanton Supplies of Little River, Inc.

Clay D. Brittain, III	Attorney, Thompson & Henry, P.A.

Rachel B. Broadhurst	President, Century 21 – Broadhurst & Associates, Inc.

Russell R. Burgess, Jr.	Owner, Aladdin Realty Company
Owner and Broker-In-Charge
Burgess Realty & Appraisal Service

James R. Clarkson	President and CEO
HCSB Financial Corporation
and Horry County State Bank

J. Lavelle Coleman	Retired, Tabor City Oil, Inc.

Larry G. Floyd	Retired, Floyd’s Insulation, Inc.
& Cherry Grove Sales, Inc.

Boyd R. Ford, Jr.	Retired, Ford’s Fuel Services, Inc.
& Ford’s Propane Gas, Inc.

Tommie W. Grainger	President, Coastal Timber Co., Inc.

Gwyn G. McCutchen	Dentist

T. Freddie Moore	Retired, Gateway Drug Store, Inc.

Carroll D. Padgett, Jr.	Attorney, Carroll D. Padgett, Jr., P.A.

OFFICERS OF THE BOARD OF DIRECTORS

Clay D. Brittain, III	Johnny C. Allen
Chairman	Vice Chairman

James R. Clarkson	D. Singleton Bailey
President and CEO	Secretary

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

HORRY COUNTY STATE BANK CORPORATE OFFICERS

James R. Clarkson, President/CEO

Glenn R. Bullard, Senior Executive Vice President

Jerry J. Cox, Jr., Senior Executive Vice President/Inland Region

Denise Floyd, Senior Vice President/Personnel Officer

Margaret H. Fowler, Senior Vice President/Operations Officer

Loretta B. Gerald, Senior Vice President/Cashier/Internal Auditor

Edward L. Loehr, Jr., Vice President/CFO

Ron L. Paige, Senior Executive Vice President/Myrtle Beach Region

Douglas E. Shaffer, Senior Executive Vice President/North Strand Region

HORRY COUNTY STATE BANK BRANCHES AND ATM LOCATIONS

Broad Street, Loris Office*

Windy Hill Office*

Homewood Office*

5009 Broad Street

4400 Hwy. 17 South

3201 Hwy. 701 North

Loris, SC 29569	N. Myrtle Beach, SC 29582	Conway, SC 29526
843-756-6333	843-663-5600	843-369-4272

Mt. Olive Office*

Socastee Office*

Meeting Street, Loris Office

5264 Hwy. 9

4600 Hwy. 17 Bypass S.

4011 Meeting Street

Green Sea, SC 29545

Myrtle Beach, SC 29577

Loris, SC 29569

843-392-6333

843-293-7595

843-756-7168

Little River Office*

Myrtle Beach Office*

Carolina Forest Office*

3187 Hwy. 9 E.

1701 N. Oak Street

273 Carolina Forest Blvd.

Little River, SC 29566

Myrtle Beach, SC 29577

Myrtle Beach, SC 29579

843-399-9523

843-839-9339

843-903-3223

Highway 501 Office*

Tabor City Office*

Ocean Drive Office

1627-A Church Street (Hwy. 501)

3210 Hwy. 701 Bypass

596 Highway 17 North

Conway, SC 29526

Loris, SC 29569

North Myrtle Beach, SC 29582

843-248-8250

910-653-3222

843-663-1396

Downtown Conway Office*

Covenant Towers Office

1300 2nd Avenue

5001 Little River Road

Conway, SC 29526		Myrtle Beach, SC 29577
843-488-5510

843-449-2484

Investment Services

4400 Hwy. 17 South	1300 2nd Avenue
N. Myrtle Beach, S.C. 29582	Conway, SC 29526
843-839-6864	843-488-5510

Residential Mortgage Lending

1701 N. Oak Street	1300 2nd Avenue	273 Carolina Forest Blvd.	596 Highway 17 North
Myrtle Beach, SC 29577	Conway, SC 29526	Myrtle Beach, SC 29579	North Myrtle Beach, SC 29582
843-839-6255	843-488-5510	843-903-3223	843-663-1396

*    Denotes ATM Location