Form 10-K, Exhibit 13
period 2011-12-31
HCSB FINANCIAL CORP
filed 2012-03-23
CIK 1091491

Exhibit 13

2011 Annual Report of HCSB Financial Corporation.

Exhibit 13

HCSB FINANCIAL CORPORATION

Loris, South Carolina

Annual Report

2011

www.hcsbaccess.com

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Headquarters

3640 Ralph Ellis Boulevard	Mailing Address:
Loris, South Carolina 29569	Post Office Box 218
(843) 716-4272	Loris, South Carolina 29569

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

HCSB Financial Corporation will furnish, free of charge, copies of this Annual Report and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (Form 10-K) upon written request to James R. Clarkson, President and CEO, HCSB Financial Corporation, Post Office Box 218, Loris, South Carolina 29569.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

MESSAGE TO SHAREHOLDERS

The fallout from the demise in our area’s economy in general and real estate market in particular that began in 2009 and continued through 2011 took a major toll on our bank’s performance in 2011.  As a result of the drastic decline in values of real estate (which has traditionally been the primary and strongest form of collateral for bank loans), the quality of our bank’s loan portfolio took a significant hit in 2011 and as a result the bank produced a net loss for the third consecutive year.

Specifically, the sharp decrease in real estate values required us to substantially increase our reserve for potential loan losses.  In addition, the degree of falling property values coupled with rising unemployment rates and declining levels of income and liquidity of our borrowers led to a much larger than normal rate of default in loan repayments.  This also required additions to our reserve for possible loan losses, as did the costs associated with litigation processes and carrying costs for an abnormal amount of foreclosed properties that the bank acquired during the year.  The result of these events was a significant net loss for the year as well as a substantial decline in the bank’s capital position.

In 2010, the Board of Directors and management of the bank realized that the impact of the demise of the local economy and real estate market was going to be considerably more extensive than had originally been projected.  It was at that time that we began to take proactive steps to counter the effect of these negative factors on the bank’s balance sheet and income statement.  We have implemented numerous actions designed to reduce losses and prevent further erosion of the bank’s capital ratios.

Several of these steps taken include:

•                  Several bank officers voluntarily gave up their retirement savings by terminating their salary continuation plans which effectively returned $431,000 in capital to the bank.

•                  Several directors who had elected to defer receipt of their director fees over the years also voluntarily gave up their retirement savings by electing to forfeit their deferred fees which effectively returned $563,000 in capital to the bank.

•                  We reduced the size of our workforce by 33% over the last two years which, combined with the elimination of various employee benefits, reductions of salaries of senior officers and other actions, resulted in a savings of total compensation expenses in excess of $2.1 million in 2011 compared to 2009.

•                  After careful consideration, we closed three underachieving branches at a projected annual savings in excess of $275,000.

•                  We increased the bank’s net interest margin by 61 basis points over the course of 2011.

In addition, management has by design taken steps to reduce the size of the bank’s assets from a peak of $809 million at May 31, 2010 to $536 million as of December 31, 2011.  This was accomplished largely through a reduction of the bank’s securities portfolio which enabled the bank to prepay borrowings from the Federal Home Loan Bank.  The additional loan loss provisions which were expensed in 2011 also served to increase the bank’s allowance for loan and lease losses to 5.77% of outstanding loans as of December 31, 2011.  In addition, we believe it is important to note that in the year 2011 the bank earned a profit of $2.5 million prior to the expenses of the loan loss provision and the write off of the deferred tax asset, despite the fact that in 2011 the bank incurred a substantially abnormal level of non-interest expenses for such items as legal fees, appraisal fees, expenses associated with foreclosed properties, consulting fees, accountant fees and FDIC insurance premiums which in the aggregate exceeded these same expenditures incurred in 2009 by over $2.9 million.

Regardless of what I may say, however, 2011 remains unquestionably a very dismal year for our bank and for our shareholders.  And despite the fact that I would love to assure you that everything negative is now behind us and smooth sailing lies ahead, I cannot in good conscience say that.  I can honestly tell you, however, that there appear to be many more positive indicators today than there were one year ago.  For example:

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

MESSAGE TO SHAREHOLDERS – continued

•                  Real estate appraisals that we are receiving now typically have far less declines in values than they were showing early last year, and in a few instances we have even seen slight increases in values.

•                  Construction seems to be picking up some speed as well, although admittedly at a much slower pace than we saw in years prior to 2008.

•                  Agricultural commodity prices continue to be strong for our area farmers.

•                  Our ratio of loans past due from 30 to 89 days has declined substantially, which illustrates that the rate of loan defaults has subsided dramatically.

In short, we have experienced some tremendously difficult times which have weakened the bank considerably.  Even though there are indicators that better times may be just ahead, there are no guarantees that our bank will weather the current economic storm and ultimately return to profitability.  I do know that we have taken numerous blows, but we are still breathing and fighting.  Our determination to get through this and live for the better times has not wavered.  The compassion and pride for this bank that has been demonstrated on numerous occasions over the past couple of years by our employees has been remarkable, although not unexpected knowing the quality of the folks with whom I proudly work.  And certainly the Board of Directors has dedicated ourselves to doing whatever is necessary to get our company headed back up the ladder of success that we climbed quite well for the vast majority of our 24 years in existence.

In order that we might significantly improve the bank’s capital ratios, thereby returning the bank to a level of strength that will satisfy our banking regulatory agencies as well as ourselves as investors, we are exploring a number of strategic alternatives, including raising capital during 2012.  We believe that, if we are successful in raising additional capital, in addition to reducing expenses and improving asset quality, and the bank’s financial condition stabilizes, then we can ultimately meet the capital requirements set forth by our regulators and return the bank to its normal place as a leader in providing financial services to the residents, businesses and farmers within the bank’s primary trade area of Horry, Columbus and Brunswick counties.  However, as the first step in us achieving this goal, we will need your approval at the upcoming annual shareholders meeting of an amendment to our Articles of Incorporation to substantially increase the number of shares of common stock that the company is authorized to issue and thereby make available for sale.  Thus, on behalf of our Board of Directors, I strongly encourage that you support this endeavor and vote in favor of this amendment for the long-term benefit of our bank.

Please know that we, the Board of Directors and employees of HCSB Financial Corporation and Horry County State Bank, are deeply concerned over the direction our bank has taken over the last few years.  We are totally committed, however, to reinstating the levels of performance and respect that we enjoyed prior to the economic devastation that has so adversely affected our community and our bank.  Your loyalty and that of the vast majority of our customers has been steadfast, and we are truly humbled and appreciative.  There is an old saying that “a winner never quits, and a quitter never wins.”  I assure you that we are not quitters.

Most Respectfully,

James R. Clarkson

President & CEO

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Ten Year History

(Dollars in thousands)

Year	Assets	Deposits	Loans (net)	Capital	Earnings

2002	$211,598	$164,161	$161,381	$19,850	$1,161

2003	269,714	209,931	190,055	21,509	1,568

2004	296,807	222,389	210,649	23,454	2,055

2005	331,662	254,137	232,509	25,303	2,408

2006	359,357	275,151	251,849	28,350	2,805

2007	438,353	340,851	350,679	30,983	2,040

2008	644,347	484,751	424,692	34,450	2,244

2009	760,359	578,292	485,796	45,072	(1,348)

2010	787,441	628,961	431,185	26,499	(17,269)

2011	535,698	490,853	345,817	(5,216)	(29,017)

Selected Financial Data

The following table sets forth certain selected financial data concerning the Company.  The selected financial data has been derived from the financial statements.  This information should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

Year Ended December 31,
(Dollars in thousands, except per share)	2011	2010	2009	2008	2007
Financial Condition:
Investment securities, available for sale	$100,207	$265,190	$169,463	$166,992	$49,609
Allowance for loan losses	21,178	14,489	7,525	4,416	3,535
Net loans	345,817	431,185	485,796	424,692	350,679
Premises and equipment, net	22,514	23,389	24,152	19,056	16,051
Total assets	535,698	787,441	760,359	644,347	438,353
Noninterest-bearing deposits	37,029	38,255	31,661	31,285	32,407
Interest-bearing deposits	453,824	590,706	546,631	453,466	308,444
Total deposits	490,853	628,961	578,292	484,751	340,851
Advances from the Federal Home Loan Bank	22,000	104,200	118,800	92,000	52,300
Total liabilities	540,914	760,942	715,287	609,897	407,370
Total shareholders’ equity (deficit)	(5,216)	26,499	45,072	34,450	30,983

Results of Operations:
Interest income	$25,654	$32,550	$34,101	$31,139	$28,536
Interest expense	8,924	14,567	15,593	14,537	14,252
Net interest income	16,730	17,983	18,508	16,602	14,284
Provision for loan losses	25,271	23,084	10,361	1,754	985
Net interest income (loss) after provision for loan losses	(8,541)	(5,101)	8,147	14,848	13,299
Other income	6,217	4,090	7,605	3,586	2,696
Other expense	21,695	20,641	17,940	15,086	12,903
Income (loss) before income taxes	(24,019)	(21,652)	(2,188)	3,348	3,092
Income tax expense (benefit)	4,998	(4,383)	(840)	1,104	1,052
Net income (loss)	$(29,017)	$(17,269)	$(1,348)	$2,244	$2,040

Per Share Data (1):
Net income (loss) — basic	$(7.98)	$(4.78)	$(0.44)	$0.59	$0.53
Period end book value	$(4.70)	$3.79	$8.74	$9.09	$8.17

(1)    Adjustments have also been made for the 3% stock dividends declared in February 2008 and January 2009, as well as the two-for-one stock split in the form of a 100% stock dividend declared in January 2007.  There was no stock dividend declared in 2010, 2011 or 2012.

Description of Company’s Business

HCSB Financial Corporation (the “Company”) was incorporated on June 10, 1999 to become a holding company for Horry County State Bank.  The Company’s only significant asset is its wholly owned subsidiary, Horry County State Bank (the “Bank”).  The Bank is a state-chartered bank incorporated on December 18, 1987 and located at 3640 Ralph Ellis Boulevard, Loris, South Carolina.  The Company’s primary market includes Horry County in South Carolina and Columbus and Brunswick Counties in North Carolina.  From its 11 branch locations, the Company offers a full range of deposit services, including checking accounts, savings accounts, certificates of deposit, money market accounts, and IRAs, as well as a broad range of non-deposit investment services.

The Company is primarily engaged in the business of attracting deposits from the general public and using these deposits together with other funds to make agricultural, commercial, consumer, and real estate loans.  The Company’s operating results depend to a substantial extent on the difference between interest and fees earned on loans and investments and the Company’s interest expense, consisting principally of interest paid on deposits and borrowings.  Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary.  As a result, interest rates have a greater effect on a financial institution’s performance.  In addition to competing with other traditional financial institutions, the Company also competes for checking and savings dollars with nontraditional financial intermediaries, such as mutual funds, as well as with investment opportunities available via the internet.  This has resulted in a highly competitive market area.  The Company attempts to compete in this highly competitive market by focusing on providing the highest quality of personal service and attention to its customers.

In 1995, the Company opened its first branch office in the Mt. Olive community of Horry County and has since expanded its branch network to 11 banking offices located throughout Horry County, as well as an Operations Center in Loris, South Carolina which houses the Company’s executive offices and support services.  This expansion of its branch system has enabled the Company to more effectively compete for deposits and loans.  In January 2012, the Company closed its branches in the Homewood community and on Meeting Street in Loris to decrease its number of branches from 13 to 11.  The Company closed these branches in order to reduce expenses without materially reducing the Company’s deposits and loans.

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

On March 6, 2009, the Company issued 12,985 shares of preferred stock, having $0.01 par value per share and a liquidation preference of $1,000 per share, in connection with the United States Treasury’s Capital Purchase Program.  The dividend rate of 5% per annum will be payable for the first five years, increasing to 9% per annum in

DESCRIPTION OF BUSINESS – continued

2014.  The Company also issued 91,714 warrants to purchase common stock at a strike price of $21.09 per share.  The warrants expire 10 years from the issue date.

Due to the Company’s current financial condition, as of February 2011, the Federal Reserve Bank of Richmond required the Company to defer dividend payments on the preferred stock issued to the U.S. Treasury pursuant to the Capital Purchase Program and interest payments on the trust preferred securities.  The Company may defer dividend payments on the preferred stock, although the dividend is a cumulative dividend and failure to pay dividends for six dividend periods, whether or not consecutive, would trigger board appointment rights for the holder of the preferred stock.  The Company may defer interest payments on the trust preferred securities for up to 20 consecutive quarterly periods, although interest will continue to accrue on the trust preferred securities and interest on such deferred interest will accrue and compound quarterly from the date such deferred interest would have been payable were it not for the extension period.  The Company has deferred dividend payments on the preferred stock for five consecutive dividend periods and interest payments on the trust preferred securities for four consecutive interest payment periods.

On July 31, 2010, the Company completed a private placement of subordinated promissory notes that totaled $12,062,011.  The notes initially bear interest at a rate of 9% per annum payable semiannually on April 5th and October 5th and are callable by the Company four years after the date of issuance and mature 10 years from the date of issuance.  After October 5, 2014 and until maturity, the notes bear interest at a rate equal to the current Prime Rate in effect, as published by the Wall Street Journal, plus 3%; provided, that the rate of interest shall not be less than 8% per annum or more than 12% per annum.  Due to the financial condition of our Company, we will have to obtain approval from the Federal Reserve Bank of Richmond, the Company’s primary federal regulator, before we can make future interest payments on the notes.  Therefore, we can make no assurance that we can make future interest payments on the notes.

Market for Common Shares and Dividends

As of December 31, 2011, there were 3,738,337 shares of our common stock outstanding held by approximately 2,400 shareholders of record.  There is currently no established public trading market in our common stock and trading and quotations of our common stock have been limited and sporadic.  Most of the trades of which the Company is aware have been privately negotiated by local buyers and sellers.  In addition to these trades, the Company is aware of a number of trades reported on Yahoo! that occurred on the OTC Bulletin Board between January 1, 2011 and December 31, 2011.  These trades ranged from $0.20 to $8.98.  We have included these trades in the following table which sets forth the high and low closing prices for our common stock of which we are aware for the periods indicated.  Private trading of our common stock has been limited but has been conducted through the Private Trading System, which was implemented on our website (www.hcsbaccess.com) on April 1, 2010.  The Private Trading System is a passive mechanism created to assist buyers and sellers in facilitating trades in our common stock.  Because there has not been an established market for our common stock, we may not be aware of all prices at which our common stock has been traded.  We have not determined whether the trades of which we are aware were the result of arm’s-length negotiations between the parties.  Based on information available to us, we believe transactions in our common stock can be fairly summarized as follows for the periods indicated:

MARKET FOR COMMON SHARES AND DIVIDENDS – continued

	Low	High

2011
Fourth Quarter	$0.20	$0.75
Third Quarter	$0.65	$2.50
Second Quarter	$1.01	$1.30
First Quarter	$1.10	$8.98

2010
Fourth Quarter	$2.25	$10.00
Third Quarter	$4.00	$9.00
Second Quarter	$5.25	$10.50
First Quarter	$4.50	$11.50

All share and per share data in this report has been adjusted to reflect all stock dividends and splits declared by the Company.

Under the terms of the Written Agreement (the “Written Agreement”) the Company entered into with the Federal Reserve Bank of Richmond on May 9, 2011, the Company is currently prohibited from declaring or paying any dividends without the prior written approval of the Federal Reserve Bank of Richmond.  In addition, because the Company is a legal entity separate and distinct from the Bank and has little direct income itself, the Company relies on dividends paid to it by the Bank in order to pay dividends its common stock.  As a South Carolina state bank, the Bank may only pay dividends out of its net profits, after deducting expenses, including losses and bad debts.  Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”), the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized.  As of December 31, 2011, the Bank was classified as “significantly undercapitalized,” and therefore it is prohibited under FDICIA from paying dividends until it increases its capital levels.  In addition, even if it increases its capital levels, under the terms of the Consent Order the Bank entered into with the Federal Deposit Insurance Corporation (the “FDIC”) and the South Carolina Board of Financial Institutions (the “State Board”) on February 10, 2011 (the “Consent Order”), the Bank is prohibited from declaring a dividend on its shares of common stock unless it receives approval from the FDIC and State Board.  Further, as a result of the Company’s deferral of dividend payments on the 12,895 shares of preferred stock issued to the U.S. Treasury in March 2009 pursuant to the Capital Purchase Program and interest payments on the $6,000,000 of trust preferred securities issued in December 2004, the Company is prohibited from paying any dividends on its common stock until all deferred payments have been made in full.

As a result of these restrictions on the Company, including the restrictions on the Bank’s ability to pay dividends to the Company, the Company does not anticipate paying dividends for the foreseeable future, and all future dividends will be dependent on the Company’s financial condition, results of operations, and cash flows, as well as capital regulations and dividend restrictions from the Federal Reserve Bank of Richmond, the FDIC, and the State Board.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The following discussion describes our results of operations for 2011 as compared to 2010 and also analyzes our financial condition as of December 31, 2011 as compared to December 31, 2010.  Like most community banks, we derive most of our income from interest we receive on our loans and investments.  Our primary source of funds for making these loans and investments is our deposits, both interest-bearing and noninterest-bearing.  Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowed funds.  In order to maximize our net interest income, we must not only manage the volume of these balance sheet items, but also the yields that we earn on our interest-earning assets and the rates that we pay on interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures.  For example, the “Average Balances” table shows the average balance during 2011, 2010, and 2009 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category.  A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we direct a substantial percentage of our earning assets into our loan portfolio.  Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown.  We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included an “Interest Rate Sensitivity Analysis” table to help explain this.  Finally, we have included a number of tables that provide details about our investment securities, our loans, and our deposits and other borrowings.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible.  We establish and maintain this allowance by charging a provision for loan losses against our operating earnings.  In the “Loan Portfolio” section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses and the allocation of this allowance among our various categories of loans.

In addition to earning interest on our loans and investments, we earn income through fees that we charge to our customers. Likewise, we incur other operating expenses as well.  We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

GENERAL

Effects of the Current Economic Environment on our Bank

Like many financial institutions across the United States and in South Carolina, our operations have been adversely affected by the current economic crisis.  Beginning in 2009 and continuing in 2010, we recognized that acquisition, development and construction real estate projects were slowing, guarantors were becoming financially stressed, and increasing credit losses were surfacing.  During 2009 through 2011, delinquencies over 90 days increased, resulting in an increase in nonaccrual loans, indicating significant credit quality deterioration and probable losses.  In particular, loans secured by real estate (approximately 83.4%, 82.4%, and 81.7% of our loans had real estate as a primary or secondary component of collateral as of December 31, 2009, 2010, and 2011, respectively), including acquisition, development and construction projects, demonstrated stress given reduced cash flows of individual borrowers, limited bank financing and credit availability, and slow property sales.  This deterioration manifested itself in our borrowers in the following ways: (i) the cash flows from underlying properties supporting the loans decreased (e.g., slower property sales for development type projects or lower occupancy rates or rental rates for operating properties); (ii) cash flows from the borrowers themselves and guarantors were under pressure given illiquid personal balance sheets and drainage by investing additional personal capital in the projects; and (iii) fair values of real estate related assets declined, resulting in lower cash proceeds from sales or fair values declining to the point that borrowers were no longer willing to sell the assets at such deep discounts.

The cumulative result of the above was a significant increase in the level of our nonperforming assets during 2009, 2010 and 2011.  As of December 31, 2011, our nonperforming assets equaled $86.9 million, or 16.22% of assets, as compared to $74.2 million or 9.43% of assets, as of December 31, 2010, and $29.6 million, or 3.91% of assets, as of December 31, 2009.  The increase in our nonperforming assets led to the increase in our provision for loan losses and other noninterest expenses, as well as in the amount of other real estate we own, which includes real estate acquired through foreclosure.  For the year ended December 31, 2011, we recorded a provision for loan losses of $25.3 million and net loan charge-offs of $18.6 million, or 4.53% of average loans, as compared to a $23.1 million provision for loan losses and net loan charge-offs of $16.1 million, or 3.33% of average loans, for the year ended December 31, 2010, and a $10.4 million provision for loan losses and net loan charge-offs of $7.3 million, or 1.54% of average loans, for the year ended December 31, 2009.  Our amount of other real estate owned was $15.7 million at December 31, 2011, compared to $16.9 million at December 31, 2010 and $6.4 million at December 31, 2009.  In total, the above produced a net loss of $29.0 million in 2011, $17.3 million in 2010 and $1.3 million in 2009, compared to net income of $2.2 million in 2008.

Notwithstanding the increase in total nonperforming assets, provision for loan losses, and net loan charge-offs during 2010 and in the first six months of 2011, we believe credit quality indicators generally showed signs of stabilization during the second half of 2011.  For the three months ended September 30 and December 31, 2011, we recorded provisions for loan losses of $2.6 million and $5.1 million and net loan charge-offs of $4.0 million and $3.6 million, respectively, as compared to a provision for loan losses of $9.1 million and net loan charge-offs of $4.0 million for the three months ended June 30, 2011.  Primarily as a result of the stabilization and improvement in our loan portfolio, we incurred a net loss of $7.4 million during the last six months of 2011 compared to a net loss of $21.6 million during the first six months of 2011.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements.  We encourage you to read this discussion and analysis in conjunction with our financial statements and the other statistical information included in our filings with the SEC.

Recent Regulatory Developments

Consent Order

On February 10, 2011, the Bank entered into the Consent Order with the FDIC and the State Board.  The Consent Order conveys specific actions needed to address the Bank’s current financial condition, primarily related to capital planning, liquidity/funds management, policy and planning issues, management oversight, loan concentrations and classifications, and non-performing loans.  For additional information on the Consent Order, see Note 2-”Regulatory Matters and Going Concern Considerations — Consent Order with the Federal Deposit Insurance Corporation and South Carolina Board of Financial Institutions” to our Consolidated Financial Statements.

Written Agreement

On May 9, 2011, the Company entered into the Written Agreement with the Federal Reserve Bank of Richmond.  The Agreement is  designed to enhance the Company’s ability to act as a source of strength to the Bank.  For additional information on the Written Agreement, see Note 2-”Regulatory Matters and Going Concern Considerations — Written Agreement with the Federal Reserve Bank of Richmond” to our Consolidated Financial Statements.

Going Concern Considerations

We have prepared the consolidated financial statements contained in this Annual Report assuming that the Company will be able to continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.  However, as a result of recurring losses, as well as uncertainties associated with the Bank’s ability to increase its capital levels to meet regulatory requirements, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. In its report dated March 19, 2012, our independent registered public accounting firm stated that these uncertainties raise substantial doubt about our ability to continue as a going concern.  Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.  If we are unable to continue as a going concern, our shareholders will likely lose all of their investment in the Company.  For additional information, see Note 2-”Regulatory Matters and Going Concern Considerations — Going Concern Considerations” to our Consolidated Financial Statements.

Our Strategic Plan

As a response to the general economic downturn, and more recently, to the terms of the Consent Order and the Written Agreement, we adopted a new strategic plan, which includes not only a search for additional capital but also a search for a potential merger partner.  We are continuing to pursue both of these approaches simultaneously, though given the lack of a market for bank mergers, particularly in the Southeast, as a result of the current economic and regulatory climate, we believe that in the short-term our more realistic opportunity will be to raise additional capital.  Approximately $7.5 million in capital would return the Bank to “adequately capitalized” and $17.5 million in capital would return the Bank to “well capitalized” under regulatory guidelines on a pro forma basis as of December 31, 2011.  If we continue to decrease the size of the Bank or return the Bank to profitability, then we could achieve these capital ratios with less additional capital.  However, if we suffer additional loan losses or losses in our other real estate owned portfolio, then we would need additional capital to achieve these ratios.  There are no assurances that we will be able to raise this capital on a timely basis or at all.  If we cannot meet the minimum capital requirements set forth under the Consent Order and return the Bank to a “well capitalized” designation, or if we suffer a continued deterioration in our financial condition, we may be placed into a federal conservatorship or receivership by the FDIC.

We have also been taking a number of steps to stabilize the Bank’s financial condition, including steps to reduce expenses, decrease the size of the Bank, and improve asset quality.  We believe that with these steps the Bank’s financial condition is stabilizing, which will help the Bank as it continues its efforts to secure a merger partner or raise capital.

Decreasing the Bank’s Assets.  We reduced the Bank’s total assets from $787.4 million at December 31, 2010 to $535.7 million at December 31, 2011, as we believe this approach, in addition to raising new capital and reducing expenses, represents the quickest path to restoring the Bank’s capital levels, returning the Bank to profitability, and facilitating compliance with the terms of the Consent Order and the Written Agreement.  We will continue to evaluate strategies for reducing the Bank’s overall asset size, but do not have current plans for any material additional decrease.

Enhancing the Credit Quality of the Loan Portfolio.  During 2010 and 2011, we aggressively increased our reserves for losses and focused substantial time and effort on managing the liquidation of nonperforming assets.  We are working to hold our borrowers accountable for the principal and interest owed.  We have initiated workout plans for problem loans that are designed to promptly collect on or rehabilitate those problem loans in an effort to convert them to earning assets, and we are pursuing foreclosure in certain instances.  Additionally, we are marketing our inventory of foreclosed real estate, but given that we would likely be required to accept discounted sales prices below appraised value if we tried to dispose of these assets quickly, we have been taking a more measured and deliberate approach with these sales efforts.

As a result of these efforts, we believe credit quality indicators generally showed signs of stabilization during the second half of 2011.  Primarily as a result of the stabilization and improvement in our loan portfolio, we incurred a net loss of $7.4 million during the last six months of 2011 compared to a net loss of $21.6 million during the first six months of 2011.

Although we have generally curtailed new lending while we focus on restoring the Bank’s financial condition, we remain focused on disciplined underwriting practices and prudent credit risk management.  We performed an expanded internal loan review during June and July 2010, hired an independent firm to perform an independent review of our loan portfolio in June 2010 and February and July 2011, and substantially revised our lending policy and credit procedures in early 2011.  We expanded the scope and depth of the initial loan review performed by our loan officers on all loans, and we incorporated more objective measurements in our internal loan analysis which more accurately addresses each borrower’s probability of default.

Reducing ADC and CRE Loan Concentrations.  As a result of the current economic environment and its impact on acquisition, development and construction and commercial real estate loans, we have effectively ceased making any new loans of these types while proactively decreasing the level of these types of loans in our existing portfolio.  We have worked to decrease our concentration by various means, including (i) through the normal sale of real estate by borrowers and their resulting repayments of the borrowed funds, (ii) transfers of problem loans to other real estate owned or charge-off if loss is considered confirmed, and (iii) encouraging customers with these types of loans to seek other financing when their loans mature.  During the period from December 31, 2009 to December 31, 2011, we were able to decrease the Bank’s total CRE loan portfolio from $199.8 million to $142.5 million, or 28.3%.  If the above initiatives do not reduce our concentrations to acceptable levels, we may seek avenues to sell a portion of these types of loans to outside investors.

Increasing Operating Earnings.  Management is focused on increasing our operating earnings by implementing strategies to improve the core profitability of our franchise.  These strategies change the mix of our earning assets while reducing the size of our balance sheet.  Specifically, we are reducing the level of nonperforming assets, controlling our operating expenses, improving our net interest margin and increasing fee income.  We plan to reduce the amount of our nonperforming assets, which may require us to record additional provisions for loan losses to accomplish within this timeframe.  Additionally, we are carefully evaluating all renewing loans in our portfolio to ensure that we are focusing our capital and resources on our best relationship customers.

The benefits of reducing the size of our balance sheet include more disciplined loan and deposit pricing going forward, which we believe will result in an improvement in our net interest margin.  Additionally, we will seek to expand our net interest margin as our current loans and deposits reprice and renew.  We typically seek to put floors, or minimum interest rates, in our variable rate loans at origination or renewal.

Focusing on Reducing Noninterest Expenses and Collecting Noninterest Income.  We continue to review our noninterest income and noninterest expense categories for potential revenue enhancements and expense reductions.  We have implemented several initiatives to help reduce expenses and manage our overhead at an efficient level.  To achieve this goal, management and the Board have already reduced compensation expenses by, among other things, eliminating over 50 employment positions, eliminating salary increases and bonuses of any type since December 31, 2009, eliminating employer matching contributions to officer and employee 401(k) accounts and reducing the percentage of health and dental insurance benefits paid by the Bank for all of its employees.  In addition, certain of the Bank’s senior officers have accepted salary reductions and forfeited certain retirement benefits and incentive compensation.  Management and the Board also determined in 2011, after careful review of hourly customer traffic counts, to reduce the hours of service on Friday afternoons.  All of these steps served to enable the Bank to reduce its compensation expenses by over $2.9 million from 2009 to 2011.  In addition, the Board has eliminated monthly director fees, and several directors who had elected to defer their director fees until retirement have forfeited their deferred fees entirely.

We have also reduced marketing expenses incurred by the Bank at a savings of $670,577 in 2011 as compared to 2009.  We closed two branches in January 2012, and we continue to analyze other noninterest expenses for further opportunities for reductions.  We believe that reduction of our level of nonperforming assets will also significantly reduce our operating costs, which is evidenced by the fact that expenses related to nonperforming assets in 2011 were more than $1.5 million above similar expenses incurred in 2008 prior to the downturn in the local real estate market and the resulting rise in the level of nonperforming assets.

At the same time, we are focused on enhancing revenues from noninterest income sources, such as service charges, residential mortgage loan originations and fees earned from fiduciary activities, as well as from minimizing waivers of fees for late charges on loans and fees charged for insufficient funds checks presented for payment.  We will continue to look for additional strategies to increase fee-based income as we expect that these efforts will help to bolster our noninterest income levels.

RESULTS OF OPERATIONS

The Company experienced a decrease of $6,896,000, or 21.19%, in total interest income for the year ended December 31, 2011.  The Company experienced a decrease in interest, including fees, on our loan portfolio of $5,208,000, or 19.92%, to $20,943,000 during 2011 from $26,151,000 during 2010, which was the result of an increase of loans in nonaccrual status during 2011.  The Company also experienced a decrease in the interest income on taxable securities, which decreased $2,068,000 or 34.59%, due to a decrease in our securities available-for-sale of $164,983,000 during 2011.  Because of the decline in total deposits of $138,108,000 and Federal Home Loan Bank (“FHLB”) borrowings of $82,200,000 during 2011 and declines in rates, total interest expense decreased $5,643,000, or 38.74%, to $8,924,000.  This resulted in a $1,253,000, or 6.97%, decrease in net interest income in 2011.  However, the Company did experience increases in non-interest income.  Non-interest income increased $2,127,000, or 52.00%, primarily due to the realization of gains on sale of available-for-sale securities of $2,952,000.  Non-interest expenses increased $1,054,000, or 5.11%, during 2011 primarily due to prepayment penalties on FHLB advances and increased FDIC insurance premiums, offset by decreases in salaries and benefits and net costs of operations of other real estate owned.  Overall, the Company incurred a net loss for the year ended December 31, 2011 of $29,017,000, compared to a net loss of $17,269,000 for the year ended December 31, 2010.  The net loss was primarily driven by the provision for loan losses of $25,271,000 for the year ended December 31, 2011, which increased $2,187,000, or 9.47%, from $23,084,000 for the year ended December 31, 2010.

ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

During the twelve months ended December 31, 2011, total assets decreased $251,743,000, or 31.97%, when compared to December 31, 2010.  The primary reason for the decrease in total assets was a decrease in our securities portfolio of $167,084,000, or 61.59%, during 2011 from $271,266,000 at December 31, 2010.  Total deposits decreased $138,108,000, or 21.96%, from the December 31, 2010 amount of $628,961,000.  Interest-bearing deposits decreased $136,882,000, or 23.17%, and noninterest-bearing deposits decreased $1,226,000, or 3.20%, during 2011.  The decrease in total deposits was primarily due to the decrease in our money market savings accounts, which decreased $72,080,000, or 36.58%, from $197,067,000 at December 31, 2010 to $124,987,000 at December 31, 2011 and other time deposits which decreased $48,245,000, or 25.01%, from $192,917,000 at December 31, 2010 to $144,672,000 at December 31, 2011.  FHLB advances also decreased by $82,200,000, or 78.89%, from $104,200,000 at December 31, 2010 to $22,000,000 at December 31, 2011.

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

The Company has sought to maintain a conservative approach in determining the distribution of its assets and liabilities. The following table presents the percentage relationships of significant components of the Company’s average balance sheets for the last three fiscal years.

Balance Sheet Categories as a Percent of Average Total Assets

	2011	2010	2009

Assets:
Interest earning assets:
Federal funds sold	3.44%	3.49%	2.55%
Investment securities	23.98	28.42	26.69
Loans	65.42	60.85	64.57
Total interest earning assets	92.84	92.76	93.81
Cash and due from banks	0.74	0.97	1.21
Allowance for loan losses	(2.77)	(1.30)	(0.78)
Premises and equipment	3.67	3.00	2.95
Other assets	5.52	4.57	2.81
Total assets	100.00%	100.00%	100.00%

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	78.95%	72.77%	71.51%
Federal funds purchased	0.01	0.01	0.07
Advances from the Federal Home Loan Bank	7.91	13.92	14.70
Repurchase Agreements	1.37	0.94	1.44
Subordinate Debentures	1.92	0.98	0.00
Debt due to trust	0.99	0.78	0.85
Notes Payable	0.00	0.00	0.15
Total interest-bearing liabilities	91.15	89.40	88.72
Noninterest-bearing deposits	6.56	4.98	4.49
Accrued interest and other liabilities	0.46	0.44	0.67
Total liabilities	98.17	94.82	93.88
Shareholders’ equity	1.83	5.18	6.12
Total liabilities and shareholders’ equity	100.00%	100.00%	100.00%

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

For the year ended December 31, 2011, net interest income was $16,730,000, a decrease of $1,253,000, or 6.97%, from net interest income of $17,983,000 in 2010.  The decline in our net interest income was the result of the

NET INTEREST INCOME – continued

decrease in our interest income on loans, including fees, of $5,208,000, or 19.92%, from $26,151,000 for the year ended December 31, 2010 to $20,943,000 for the year ended December 31, 2011.  This decrease was attributable to the decrease in the average volume of our loan portfolio of $483,570,000 as of December 31, 2010 to $410,043,000 as of December 31, 2011 with only a slight decrease in its yield, and also due to the loss of interest on nonaccrual loans.  Interest expense for the year ended December 31, 2011 was $8,924,000, compared to $14,567,000 for 2010.  This represents a decrease of $5,643,000, or 38.74%, compared to the prior year, and was primarily the result of the decrease in interest-bearing deposits of $136,882,000, decrease in advances from the FHLB in the amount of $82,200,000, and reduced interest rates.  The interest rate spread and net yield on earning assets improved during 2011 as compared to the previous two years due to the reduction of interest rates on our deposits.  The net yield realized on earning assets was 2.88% for 2011, compared to 2.44% in 2010.  The interest rate spread was 2.85% and 2.37% in 2011 and 2010, respectively.

The following table sets forth, for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the interest rate spread, and the net yield on earning assets.  The table also indicates the average daily balance and the interest income or expense by specific categories.

Average Balances, Income and Expenses, and Rates

	2011			2010			2009
Year ended December 31,	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS

Loans	$410,043	$20,943	5.11%	$483,570	$26,151	5.41%	$469,675	$25,997	5.54%
Securities, taxable	127,087	3,910	3.08%	210,778	5,978	2.84%	181,759	7,811	4.30%
Securities, nontaxable	17,546	685	3.90%	8,502	315	3.71%	6,261	236	3.77%
Nonmarketable equity Securities	5,685	53	0.93%	6,519	25	0.38%	6,104	32	0.52%
Fed funds sold and other (incl. FHLB)	21,532	63	0.29%	27,747	81	0.29%	18,546	26	0.14%
Total earning assets	581,893	25,654	4.41%	737,116	32,550	4.42%	682,345	34,102	5.00%
Cash and due from banks	4,643			7,728			8,810
Allowance for loan losses	(17,363)			(10,309)			(5,662)
Premises & equipment	23,023			23,836			21,466
Other assets	34,609			36,316			20,467
Total assets	$626,805			$794,687			$727,426
LIABILITIES AND SHAREHOLDERS’ EQUITY
Transaction accounts	$494,898	$6,011	1.21%	$578,260	$10,044	1.73%	$520,167	$11,632	2.17%
Other borrowings	76,433	2,913	3.81%	132,173	4,523	3.42%	125,187	3,961	3.16%
Total interest-bearing liabilities	571,331	8,924	1.56%	710,433	14,567	2.05%	645,354	15,593	2.42%
Non-interest deposits	41,121			39,546			32,675
Other liabilities	2,878			3,519			4,905
Shareholders’ equity	11,475			41,189			44,492
Total liabilities & equity	$626,805			$794,687			$727,426

Net interest income/ interest rate spread		16,730	2.85%		17,983	2.37%		18,509	2.58%
Net yield on earning assets			2.88%			2.44%			2.71%

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

	2011 compared to 2010
	Due to increase (decrease) in
(Dollars in thousands)	Rate	Volume	Rate/Volume	Total
Interest income:
Loans	$(1,453)	$(3,976)	$221	$(5,208)
Securities, taxable	507	(2,374)	(201)	(2,068)
Securities, nontaxable	17	335	18	370
Nonmarketable equity securities	36	(3)	(5)	28
Fed funds sold and other (incl. FHLB)	0	(18)	0	(18)
Total earning assets	(893)	(6,036)	33	(6,896)

Interest expense:
Interest-bearing deposits	(3,020)	(1,448)	435	(4,033)
Other borrowings	514	(1,907)	(217)	(1,610)
	(2,506)	(3,355)	218	(5,643)

Net interest income	$1,613	$(2,681)	$(185)	$(1,253)

	2010 compared to 2009
	Due to increase (decrease) in
(Dollars in thousands)	Rate	Volume	Rate/Volume	Total
Interest income:
Loans	$(597)	$769	$(18)	$154
Securities, taxable	(2,655)	1,247	(424)	(1,832)
Securities, nontaxable	(4)	84	(1)	79
Nonmarketable equity securities	(9)	3	(1)	(7)
Fed funds sold and other (incl. FHLB)	28	13	14	55
Total earning assets	(3,237)	2,116	(430)	(1,551)

Interest expense:
Interest-bearing deposits	(2,597)	1,299	(290)	(1,588)
Other borrowings	323	221	18	562
	(2,274)	1,520	(272)	(1,026)

Net interest income	$(963)	$596	$(158)	$(525)

(1)  Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.

RATE SENSITIVITY

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 2011 and 2010.  However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company’s interest rate sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance exists between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings.  The larger the imbalance, the greater the interest rate risk assumed and the greater the positive or negative impact of interest fluctuations on liquidity and earnings.

Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management.  The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates.  The following table, “Interest Rate Sensitivity Analysis,” indicates that, on a cumulative basis, after three through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a twelve-month liability sensitive position.  For a bank with a liability-sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect.  The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2011 and may not be indicative of the Company’s rate-sensitivity position at other points in time:

Interest Rate Sensitivity Analysis

		After One	After Three		Greater
		Through	Through		Than One
December 31, 2011	Within One	Three	Twelve	Within One	Year or
(Dollars in thousands)	Month	Months	Months	Year	Non-Sensitive	Total
Assets
Interest-earning assets
Loans	$139,813	$10,365	$51,844	$202,022	$164,973	$366,995
Securities	2,537	3,975	4,785	11,297	92,885	104,182
Total earning assets	142,350	14,340	56,629	213,319	257,858	471,177

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	44,989	—	—	44,989	—	44,989
Savings deposits	132,602	—	—	132,602	—	132,602
Time deposits	16,770	32,292	115,708	164,770	111,463	276,233
Total interest-bearing deposits	194,361	32,292	115,708	342,361	111,463	453,824
Other borrowings	7,492	5,000	12,000	24,492	5,000	29,492
Subordinated debentures	—	—	—	0	12,062	12,062
Junior subordinated debentures	—	6,186	—	6,186	—	6,186
Total interest-bearing liabilities	$201,853	$43,478	$127,708	$373,039	$128,525	$501,564
Period gap	$(59,503)	$(29,138)	$(71,079)	$(159,720)	$129,333
Cumulative gap	$(59,503)	$(88,641)	$(159,720)	$(159,720)	$(30,387)
Ratio of cumulative gap to total earning assets	(12.63)%	(18.81)%	(33.90)%	(33.90)%	(6.45)%

PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings based upon management’s evaluation of specific loans in its portfolio and general economic conditions and trends in the marketplace.  The 2011 and 2010 provisions for loan losses and their related effect of increasing the allowance for loan losses are related to growth in the delinquencies within the loan portfolio.  Please refer to the section “Loan Portfolio” for a discussion of management’s evaluation of the adequacy of the allowance for loan losses. In 2011 and 2010, the provisions for loan losses were $25,271,000 and $23,084,000, respectively.

NONINTEREST INCOME

Noninterest income was $6,217,000 for the year ended December 31, 2011, an increase of $2,127,000, or 52.00%, when compared with the year ended December 31, 2010.  The increase is largely a result of gains on sale of securities, which increased $2,746,000, or 1333.01%, from $206,000 for the year ended December 31, 2010 to $2,952,000 for the year ended December 31, 2011.  This increase is a result of the sale of $181,407,000 in securities available-for-sale to help improve the capital position of the Bank.  There were also increases in brokerage commissions of $130,000, or 49.06%, from $265,000 for the year ended December 31, 2010 to $395,000 for the comparable period in 2011.  These gains were partially offset by decreases in other components of noninterest income. Noninterest income on gains on sale of residential loans in the secondary market decreased $383,000, or 40.32%, from $950,000 for the year ended December 31, 2010 to $567,000 for the comparable period in 2011. The Bank also experienced decreases in service charges on deposit accounts of $183,000, or 12.28%, from $1,490,000 for the year ended December 31, 2010 to $1,307,000 for the comparable period in 2011, due to the decline in the fee income generated from NSF fees.  There was also a decrease in other income of $163,000, or 59.06%, from $276,000 for the year ended December 31, 2010 to $113,000 for the comparable period in 2011.

NONINTEREST EXPENSES

Noninterest expenses increased during 2011 by $1,054,000, or 5.11%, to $21,695,000 due to the expenses associated with prepayment penalties on FHLB advances and increased FDIC insurance premiums, which was partially offset by decreases in salaries and benefits and net costs of operations of other real estate owned.  The Bank experienced an increase in FDIC insurance premiums, which increased $918,000, or 62.32%, to $2,391,000 for the period ended December 31, 2011 due to our increase in our composite rating.  Also, the Bank incurred penalties associated with the prepayment of a significant portion of our FHLB advances of $2,554,000 in our goal of decreasing the asset size of the Bank.  The Bank also experienced an increase in other operating expenses of $283,000, or 8.77%, to $3,509,000 for the year ended December 31, 2011 compared to $3,226,000 for the comparable period in 2010.  This increase is due mainly to professional services obtained to assist us in complying with the Consent Order.  These increases were partially offset by some decreases in noninterest expenses.  Specifically, we experienced fewer costs associated with our foreclosed properties.  During 2011, the Bank experienced $3,650,000 in losses on the sale or writedown of our foreclosed properties compared to $4,235,000 for the comparable period in 2010, a decrease of $585,000, or 13.81%.  Salaries and employee benefits also decreased $1,751,000, or 20.34%, from $8,610,000 for the year ended December 31, 2010 to $6,859,000 for the year ended December 31, 2011, which is the result of a reduction in personnel to help reduce expenses and the forfeiture of deferred compensation plans by various members of our Board of Directors.  In addition, marketing expenses decreased $235,000, or 61.04%, to $150,000 for the period ended December 31, 2011 from $385,000 for the comparable period in 2010 due to management’s decision to reduce expenses in this area.

INCOME TAXES

Despite a net loss before income tax, the increase in tax expense for the year ended December 31, 2011 was a result of the Company providing for a full deferred tax valuation allowance based on our evaluation of the likelihood of our ability to utilize net operating losses in the near term. Deferred tax assets are reduced by a valuation allowance, if based on the weight of evidence available, it is more likely that not that some portion or all of a deferred tax asset will not be realized.  Management has determined that it is more likely than not that the deferred tax asset related to continuing operations at December 31, 2011 will not be realized, and accordingly, has established a full valuation allowance in the amount of $18,099,023.

LIQUIDITY

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities.  The Company manages both assets and liabilities to achieve appropriate levels of liquidity.  Cash and federal funds sold are the Company’s primary sources of asset liquidity.  These funds provide a cushion against short-term fluctuations in cash flow from both deposits and loans.  The investment securities portfolio is the Company’s principal source of secondary asset liquidity.  However, the availability of this source of funds is influenced by market conditions.  Individual and commercial deposits are the Company’s primary source of funds for credit activities.  Although not historically used as principal sources of liquidity, federal funds purchased from correspondent banks and advances from the FHLB are other options available to management.

As of December 31, 2011, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $10,000,000, which the lender has required to be secured with securities as collateral.  These lines of credit are available on a one-to-fourteen day basis for general corporate purposes.  The lenders have reserved the right not to renew their respective lines.  Unpledged securities available-for-sale, which totaled $59,696,000 at December 31, 2011, also serve as a ready source of liquidity. Management believes that the Company’s liquidity sources will enable it to successfully meet its long-term operating needs.  The level of liquidity is measured by the loans-to-total borrowed funds ratio, which was at 68.14% and 58.79% at December 31, 2011 and 2010, respectively.

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

Comprehensive weekly and quarterly liquidity analyses serve management as vital decision-making tools by providing summaries of anticipated changes in loans, investments, core deposits, and wholesale funds.  These internal funding reports provide management with the details critical to anticipate immediate and long-term cash requirements, such as expected deposit runoff, loan and securities paydowns and maturities.  These liquidity analyses act as a cash forecasting tool and are subject to certain assumptions based on past market and customer trends.  Through consideration of the information provided in these reports, management is better able to maximize our earning opportunities by wisely and purposefully choosing our immediate, and more critically, our long-term funding sources.

To better manage our liquidity position, management also stress tests our liquidity position on a semi-annual basis under two scenarios:  short-term crisis and a longer-term crisis.  In the short term crisis, our institution would be cut off from our normal funding along with the market in general.  In this scenario, the Bank would replenish our funding through the most likely sources of funding that would exist in the order of price efficiency.  In the longer term crisis, the Bank would be cut off from several of our normal sources of funding as our Bank’s financial situation deteriorated.  In this crisis, we would not be able to utilize our federal funds borrowing lines and brokered CDs and would be allowed to utilize our unpledged securities to raise funds in the reverse repurchase market or borrow from the FHLB.  On a quarterly basis, management monitors the market value of our securities portfolio to ensure its ability to be pledged if liquidity needs should arise.

We believe our liquidity sources are adequate to meet our needs for at least the next 12 months.  However, if we are unable to meet our liquidity needs, the Bank may be placed into a federal conservatorship or receivership by the FDIC, with the FDIC appointed conservator or receiver.

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

As of December 31, 2011, commitments to extend credit totaled $28,799,000 and standby letters of credit totaled $516,000.  The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2011.

		After One	After Three
	Within	Through	Through	Within	Greater
	One	Three	Twelve	One	Than
(Dollars in thousands)	Month	Months	Months	Year	One Year	Total

Unused commitments to extend credit	$3,178	$1,934	$9,509	$14,621	$14,178	$28,799
Standby letters of credit	0	0	424	424	92	516

Totals	$3,178	$1,934	$9,933	$15,045	$14,270	$29,315

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

CAPITAL RESOURCES

Total shareholders’ equity decreased from $26,499,000 at December 31, 2010 to ($5,216,000) at December 31, 2011. The decrease of $31,715,000 is primarily attributable to the net loss during the year ended December 31, 2011 of $29,017,000.

The Company uses several indicators of capital strength.  The most commonly used measure is average common equity to average assets (average equity divided by average total assets), which was 1.83% in 2011 compared to 5.18% in 2010.  The change in this ratio reflects an increase in the Company’s assets as a percentage of equity in 2011 as compared to 2010.  The following table shows the annualized return on average assets (net income (loss) divided by average total assets), annualized return on average equity (net income (loss) divided by average equity), and average equity to average assets ratio for the years ended December 31, 2011, 2010 and 2009.

	2011	2010	2009

Return on average assets	(4.63)%	(2.17)%	(0.19)%
Return on average equity	(252.87)%	(41.93)%	(3.03)%
Equity to assets ratio	1.83%	5.18%	6.12%

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

CAPITAL RESOURCES – continued

In addition, Bank must maintain a minimum Tier 1 leverage ratio of at least 4%.  Further, pursuant to the terms of the Consent Order with the FDIC and the State Board, the Bank must achieve and maintain Tier 1 capital at least equal to 8% and total risk-based capital at least equal to 10%.  For a more detailed description of the capital amounts required to be obtained in order for the Bank to be considered “well-capitalized,” see Note 16 to our Financial Statements included in this Annual Report.

If a bank is not well capitalized, it cannot accept brokered deposits without prior FDIC approval.  In addition, a bank that is not well capitalized cannot offer an effective yield in excess of 75 basis points over interest paid on deposits of comparable size and maturity in such institution’s normal market area for deposits accepted from within its normal market area, or national rate paid on deposits of comparable size and maturity for deposits accepted outside the Bank’s normal market area.  Moreover, the FDIC generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be categorized as undercapitalized. Undercapitalized institutions are subject to growth limitations (an undercapitalized institution may not acquire another institution, establish additional branch offices or engage in any new line of business unless determined by the appropriate federal banking agency to be consistent with an accepted capital restoration plan, or unless the FDIC determines that the proposed action will further the purpose of prompt corrective action) and are required to submit a capital restoration plan. The agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with the capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of an amount equal to 5.0% of the depository institution’s total assets at the time it became categorized as undercapitalized or the amount that is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is categorized as significantly undercapitalized.

Significantly undercapitalized categorized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become categorized as adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks.  The appropriate federal banking agency may take any action authorized for a significantly undercapitalized institution if an undercapitalized institution fails to submit an acceptable capital restoration plan or fails in any material respect to implement a plan accepted by the agency.  A critically undercapitalized institution is subject to having a receiver or conservator appointed to manage its affairs and for loss of its charter to conduct banking activities.

An insured depository institution may not pay a management fee to a bank holding company controlling that institution or any other person having control of the institution if, after making the payment, the institution would be undercapitalized. In addition, an institution cannot make a capital distribution, such as a dividend or other distribution, that is in substance a distribution of capital to the owners of the institution if following such a distribution the institution would be undercapitalized.  Thus, if payment of such a management fee or the making of such would cause a bank to become undercapitalized, it could not pay a management fee or dividend to the bank holding company.

CAPITAL RESOURCES – continued

The following table summarizes the capital amounts and ratios of the Company and the Bank at December 31, 2011, 2010, and 2009.

December 31,
(Dollars in thousands)	2011	2010	2009
The Company
Tier 1 capital	$3,595	$28,210	$50,514
Tier 2 capital	3,595	18,465	6,658
Total qualifying capital	$7,190	$46,675	$57,172

Risk-adjusted total assets
(including off-balance sheet exposures)	$406,148	$504,192	$531,759

Tier 1 risk-based capital ratio	0.89%	5.60%	9.50%
Total risk-based capital ratio	1.77%	9.26%	10.75%
Tier 1 leverage ratio	0.67%	3.50%	6.94%

The Bank
Tier 1 capital	$15,620	$39,158	$49,959
Tier 2 capital	5,276	6,437	6,658
Total qualifying capital	$20,896	$45,595	$56,617

Risk-adjusted total assets
(including off-balance sheet exposures)	$406,201	$506,888	$531,795

Tier 1 risk-based capital ratio	3.85%	7.73%	9.39%
Total risk-based capital ratio	5.14%	9.00%	10.65%
Tier 1 leverage ratio	2.90%	4.85%	6.47%

At December 31, 2011, the Company was categorized as “critically undercapitalized” and the Bank was categorized as “significantly undercapitalized.”  Our losses for 2010 and 2011 have adversely impacted our capital. As a result, we have been pursuing a plan to increase our capital ratios in order to strengthen our balance sheet and satisfy the commitments required under the Consent Order.  In addition, the Consent Order required us to achieve and maintain, by July 10, 2011, Total Risk Based capital at least equal to 10% of risk-weighted assets and Tier 1 capital at least equal to 8% of total assets. We did not meet that requirement and, as a result, submitted a revised capital restoration plan to the FDIC on July 15, 2011.  The revised capital restoration plan was determined by the FDIC to be insufficient and, as a result, we submitted a further revised capital restoration plan to the FDIC on September 30, 2011.  We received the FDIC’s non-objection to the further revised capital restoration plan on December 6, 2011.

Approximately $7.5 million in capital would return the Bank to “adequately capitalized” and $17.5 million in capital would return the Bank to “well capitalized” under regulatory guidelines on a pro forma basis as of December 31, 2011.  If we continue to decrease the size of the Bank or return the Bank to profitability, then we could achieve these capital ratios with less additional capital.  However, if we suffer additional loan losses or losses in our other real estate owned portfolio, then we would need additional capital to achieve these ratios.  There are no assurances that we will be able to raise this capital on a timely basis or at all.  If we cannot meet the minimum capital requirements set forth under the Consent Order and return the Bank to a “well capitalized” designation, or if we suffer a continued deterioration in our financial condition, we may be placed into a federal conservatorship or receivership by the FDIC.  Our auditors have noted that the uncertainty of our ability to obtain sufficient capital raises substantial doubt

CAPITAL RESOURCES – continued

about our ability to continue as a going concern.  Please refer to Note 2 — “Going Concern” located in the notes to our audited consolidated financial statements.

The Company does not anticipate paying dividends for the foreseeable future, and all future dividends will be dependent on the Company’s financial condition, results of operations, and cash flows, as well as capital regulations and dividend restrictions from the Federal Reserve Bank of Richmond, the FDIC, and the State Board.  For information on dividends, including the Company’s policy on dividends, see “Market for Common Shares and Dividends” contained elsewhere in this Annual Report.

INVESTMENT PORTFOLIO

Management classifies investment securities as either held-to-maturity or available-for-sale based on our intentions and the Company’s ability to hold them until maturity.  In determining such classifications, securities that management has the positive intent and the Company has the ability to hold until maturity are classified as held-to-maturity and carried at amortized cost.  All other securities are designated as available-for-sale and carried at estimated fair value with unrealized gains and losses included in shareholders’ equity on an after-tax basis.  As of December 31, 2011 and 2010, all securities were classified as available-for-sale.

The portfolio of available-for-sale securities decreased $164,983,000, or 62.21%, from $265,190,000 at December 31, 2010 to $100,207,000 at December 31, 2011 as a result of management’s concerted effort to decrease the assets of the Bank to help improve its capital position.  Our securities portfolio consisted primarily of high quality mortgage securities, government agency bonds, and high quality municipal bonds.

INVESTMENT PORTFOLIO - continued

The following tables summarize the carrying value of investment securities as of the indicated dates and the weighted-average yields of those securities at December 31, 2011.

Investment Securities Portfolio Composition

December 31,
(Dollars in thousands)	2011	2010	2009
Government-Sponsored Enterprises	$42,142	$54,961	$27,511
Obligations of state and local governments	10,859	21,145	5,697
Mortgage-backed securities	47,206	189,084	136,255
Nonmarketable equity securities	3,975	6,076	6,715

Total securities	$104,182	$271,266	$176,178

Investment Securities Portfolio Maturity Schedule

	Available-for-Sale
December 31, 2011	Carrying
(Dollars in thousands)	Amount	Yield
Government-Sponsored Enterprises due:
After five years but within ten years	$8,028	3.05%
After ten years	34,114	3.26%
	42,142	3.22%

Obligations of states and local government due:
After five years but within ten years	2,790	3.92%
After ten years	8,069	4.29%
	10,859	4.20%

Mortgage-backed securities	47,206	3.73%

Nonmarketable equity securities	3,975	0.80%

	$104,182	3.58%

LOAN PORTFOLIO

The Company experienced a decline in its loan portfolio during 2011, resulting in a decrease of $78,679,000 in gross loans.  The decrease is primarily due to a significant amount of loan payoffs during 2011.  In addition, the Bank charged off $19,835,000 in 2011.  The loan-to-deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization.  Generally, a higher loan-to-deposit ratio is indicative of higher interest income since loans typically yield a higher return than other interest-earning assets.  The loan-to-deposit ratios were 74.77% and 70.86% at December 31, 2011 and 2010, respectively.  The Company wanted to improve its liquidity position by increasing our cash and balances held at depository institutions.  The loans-to-total borrowed funds ratio was 68.14% and 58.79% at December 31, 2011 and 2010, respectively.  Management intends to deploy available funds to loans to the extent it deems prudent to achieve its targeted ratio of loans to deposits; however, there can be no assurance that management will be able to execute its strategy or that loan demand will continue to support growth.

The following table sets forth the composition of the loan portfolio by category for the five years ended December 31, 2011 and highlights the Company’s general emphasis on mortgage lending.

December 31,	Loan Portfolio Composition
(Dollars in thousands)	2011	2010	2009	2008	2007
Real estate - construction and land development	$66,877	$90,064	$95,788	$60,643	$59,084
Real estate - mortgage and commercial	239,110	277,268	307,230	253,520	203,456
Agricultural	9,279	10,679	10,338	7,613	7,221
Commercial and industrial	42,324	54,693	60,914	84,568	64,019
Consumer	8,735	12,446	15,871	19,655	18,535
All other loans (including overdrafts)	670	524	3,180	3,109	1,899
Total gross loans	$366,995	$445,674	$493,321	$429,108	$354,214

The primary component of our loan portfolio is loans collateralized by real estate, which made up approximately 83.38% of our loan portfolio at December 31, 2011.  These loans are secured generally by first or second mortgages on residential, agricultural or commercial property.  These loans consist of commercial real estate loans, which as of December 31, 2011 totaled $142,485,000, or 46.57% of our real estate loans.  We anticipate continuing to decrease our amount of commercial real estate loans in 2012.  There are no foreign loans, and agricultural loans, as of December 31, 2011, are limited.  There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries.

LOAN PORTFOLIO - continued

Maturities and Sensitivity of Loans to Changes in Interest Rates:

The following table summarizes the loan maturity distribution, by type, at December 31, 2011 and related interest rate characteristics:

		Over
		One Year
December 31, 2011	One Year	Through	Over Five
(Dollars in thousands)	or Less	Five Years	Years	Total
Real estate - construction and land development	$39,711	$24,302	$2,864	$66,877
Real estate - other	70,795	126,893	41,422	239,110
Agricultural	4,458	2,664	2,157	9,279
Commercial and industrial	23,106	18,039	1,179	42,324
Consumer	2,308	6,005	422	8,735
All other loans (including overdrafts)	302	368	—	670

	$140,680	$178,271	$48,044	$366,995

Loans maturing after one year with:
Fixed interest rates				$154,767
Floating interest rates				71,548

				$226,315

Risk Elements

The downturn in general economic conditions over the past four years has resulted in increased loan delinquencies, defaults and foreclosures within our loan portfolio.  The declining real estate market has had a significant impact on the performance of our loans secured by real estate.  In some cases, this downturn has resulted in a significant impairment to the value of our collateral and our ability to sell the collateral upon foreclosure.  Although the real estate collateral provides an alternate source of repayment in the event of default by the borrower, in our current market the value of the collateral has deteriorated in value during the time the credit is extended.  There is a risk that this trend will continue, which could result in additional losses of earnings and increases in our provision for loan losses and loans charged-offs.

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

For loans to be in excess of 90 days delinquent and still accruing interest, the borrowers must be either remitting payments although not able to get current, liquidation on loans deemed to be well secured must be near completion, or the Company must have a reason to believe that correction of the delinquency status by the borrower is near.  The amount of both nonaccrual loans and loans past due 90 days or more were considered in computing the allowance for loan losses as of December 31, 2011.

LOAN PORTFOLIO - continued

The following table summarizes nonperforming assets for the five years ended December 31, 2011:

Nonperforming Assets
(Dollars in thousands)	2011	2010	2009	2008	2007

Nonaccrual loans	$44,682	$25,197	$23,138	$9,040	$2,696
Troubled debt restructurings	26,471	32,148	91	—	—
Loans 90 days or more past due And still accruing interest	76	—	—	—	—
Total nonperforming loans	71,229	57,345	23,229	9,040	2,696

Other real estate owned	15,665	16,891	6,432	2,965	338

Total nonperforming assets	$86,894	$74,236	$29,661	$12,005	$3,034
Nonperforming assets to period end loans	23.68%	16.66%	6.01%	2.80%	0.86%

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

The following table summarizes management’s internal credit risk grades, by portfolio class, as of December 31, 2011.

December 31, 2011 (Dollars in thousands)	Residential	Commercial Real Estate	Commercial	Consumer	Total
Grade 1 — Minimal	$0	$45	$2,261	$1,058	$3,364
Grade 2 — Modest	11,294	6,371	1,755	77	19,497
Grade 3 — Average	4,806	3,230	5,919	333	14,288
Grade 4 — Satisfactory	102,105	75,075	28,869	6,258	212,307
Grade 5 —Watch	3,624	2,001	1,569	464	7,658
Grade 6 — Special Mention	12,216	7,360	2,480	243	22,299
Grade 7 — Substandard	29,269	46,425	9,194	302	85,190
Grade 8 — Doubtful	188	1,978	226	—	2,392
Grade 9 — Loss	—	—	—	—	—
Total loans	$163,502	$142,485	$52,273	$8,735	$366,995

Loans graded one through four are considered “pass” credits.  As of December 31, 2011, approximately $249,456,000, or 67.97%, of the loan portfolio had a credit grade of Minimal, Modest, Average or Satisfactory.  For loans to qualify for this grade, they must be performing relatively close to expectations, with no significant departures from the intended source and timing of repayment.

Loans with a credit grade of “watch” and “special mention” are not considered classified; however, they are categorized as a watch list credit and are considered potential problem loans.  This classification is utilized by us when we have an initial concern about the financial health of a borrower.  These loans are designated as such in order to be monitored more closely than other credits in our portfolio.  We then gather current financial information about the borrower and evaluate our current risk in the credit.  We will then either reclassify the loan as “substandard” or back to its original risk rating after a review of the information.  There are times when we may leave the loan on the watch list, if, in management’s opinion, there are risks that cannot be fully evaluated without the passage of time, and we determine to review the loan on a more regular basis.  Loans on the watch list are not considered problem loans until they are determined by management to be classified as substandard.  As of December 31, 2011, we had loans totaling $29,957,000 on the watch list.  Watch list loans are considered potential problem loans and are monitored as they may develop into problem loans in the future.

Loans graded “substandard” or greater are considered classified credits.  At December 31, 2011, classified loans totaled $87,582,000, with $77,860,000 being collateralized by real estate.  Classified credits are evaluated for impairment on a quarterly basis.

LOAN PORTFOLIO - continued

We identify impaired loans through our normal internal loan review process.  A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Impairment is measured on a loan-by-loan basis by calculating either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  Any resultant shortfall is charged to provision for loan losses and is classified as a specific reserve.  When an impaired loan is ultimately charged-off, the charge-off is taken against the specific reserve.

At December 31, 2011, impaired loans totaled $80,410,000, all of which were valued on a nonrecurring basis at the lower of cost or market value of the underlying collateral.  Market values were obtained using independent appraisals, updated in accordance with our reappraisal policy, or other market data such as recent offers to the borrower.  During 2011, the recorded investment in impaired loans was $80,410,000 compared to $69,495,000 during 2010.

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

At December 31, 2011, the principal balance of troubled debt restructurings totaled $55,105,000.  At December 31, 2011, $24,523,000 of these restructured loans are performing as expected under the new terms, and $30,582,000 are currently in default under the new terms and are being evaluated for reserves on the basis of the fair value of the collateral  A troubled debt restructuring can be removed from “troubled’ status once there is sufficient history of demonstrating the borrower can service the credit under market terms.  We currently consider sufficient history to be approximately six months.

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

LOAN PORTFOLIO - continued

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

At December 31, 2011, the nonperforming assets to period end loans increased to 23.68% from 16.66% and 6.01% at December 31, 2010 and 2009, respectively.  The increase in nonperforming assets has warranted an increase in the allowance for loan losses as a percentage of period ending loans of 5.77% at December 31, 2011 compared with 3.25% at December 31, 2010.  As of December 31, 2011 and 2010, the Company had nonaccrual loans of approximately $44,682,000 and $25,197,000, respectively.  These loans comprise a majority of loans classified as impaired.  A significant portion, or 93.76%, of nonperforming loans at December 31, 2011 were secured by real estate.  Our real estate loans consist of commercial real estate loans, which as of December 31, 2011 constituted 68.48% of our nonperforming loans.  We have evaluated the underlying collateral on these loans and believe that the collateral on these loans is sufficient to minimize future losses.  However, the recent downturn in the real estate market has resulted in increased loan delinquencies, defaults and foreclosures, and we believe that these trends are likely to continue.  In some cases, this downturn has resulted in a significant impairment to the value of the collateral used to secure these loans and the ability to sell the collateral upon foreclosure.  These conditions have adversely affected our loan portfolio.  The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended.  If real estate values continue to decline, it is also more likely that we would be required to increase our allowance for loan losses.  If, during a period of reduced real estate values, we are required to liquidate the property collateralizing a loan to satisfy the debt or to increase the allowance for loan losses, this could materially reduce our profitability and adversely affect our financial condition.

LOAN PORTFOLIO - continued

The following table summarizes the activity related to our allowance for loan losses.

Summary of Loan Loss Experience

(Dollars in thousands)	2011	2010	2009	2008	2007
Total loans outstanding at end of period	$366,995	$445,674	$493,321	$429,108	$354,214
Average loans outstanding	$410,043	$483,570	$469,675	$385,277	$302,965

Balance of allowance for loan losses at beginning of period	$14,489	$7,525	$4,416	$3,535	$2,718

Charge-offs:
Real estate	16,217	14,080	8,056	385	—
Commercial	3,229	2,396	1,448	550	54
Consumer and credit card	193	222	248	294	165
Other Loans	196	28	56	23	—
Total charge-offs	19,835	16,726	9,808	1,252	219

Recoveries of loans previous charge-off	1,253	606	2,556	379	51
Net charge-offs	18,582	16,120	7,252	873	168

Provision charged to operations	25,271	23,084	10,361	1,754	985

Balance of allowance for loan losses at end of period	$21,178	$14,489	$7,525	$4,416	$3,535
Ratios:
Net charge-offs to average loans outstanding	4.53%	3.33%	1.54%	0.23%	0.06%
Net charge-offs to loans at end of year	5.06%	3.62%	1.47%	0.20%	0.05%
Allowance for loan losses to average loans	5.16%	3.00%	1.60%	1.15%	1.17%
Allowance for loan losses to loans at end of year	5.77%	3.25%	1.53%	1.03%	1.00%
Net charge-offs to allowance for loan losses	87.74%	111.26%	96.37%	19.77%	4.75%
Net charge-offs to provisions for loan losses	73.53%	69.83%	69.99%	49.77%	17.06%

AVERAGE DAILY DEPOSITS

The following table summarizes the Company’s average daily deposits during the years ended December 31, 2011, 2010, and 2009.  These totals include time deposits $100,000 and over, which at December 31, 2011 totaled $131,561,000.  Of this total, scheduled maturities within three months were $19,653,000; over three through twelve months were $70,125,000; and over twelve months were $41,783,000.

The adverse economic environment has also placed greater pressure on our deposits, and we have taken steps to decrease our reliance on brokered deposits, while at the same time the competition for local deposits among banks in our market has been increasing.  We generally obtain out-of-market time deposits of $100,000 or more through brokers with whom we maintain ongoing relationships.  However, due to the Consent Order, we may not accept, renew or roll over brokered deposits unless a waiver is granted by the FDIC.  As of December 31, 2011, we had brokered deposits of $76 million as compared to $104 million as of December 31, 2010. We must find other sources of liquidity to replace these deposits as they mature.  Secondary sources of liquidity may include proceeds from FHLB advances, Qwickrate CDs, and federal funds lines of credit from correspondent banks.

	2011		2010		2009
		Average		Average		Average
	Average	Rate	Average	Rate	Average	Rate
(Dollars in thousands)	Amount	Paid	Amount	Paid	Amount	Paid

Noninterest-bearing demand	$41,121	0.00%	$39,546	0.00%	$32,675	0.00%
Interest-bearing transaction accounts	43,257	0.23	41,316	0.26	41,533	0.23
Money market savings account	155,481	0.63	189,600	1.65	125,770	2.02
Other savings accounts	7,485	0.25	6,959	0.33	6,568	2.34
Time deposits	288,675	1.70	340,385	2.00	346,296	2.48
Total average deposits	$536,019		$617,806		$552,842

ADVANCES FROM THE FEDERAL HOME LOAN BANK

The following table summarizes the Company’s FHLB borrowings for the years ended December 31, 2011, 2010 and 2009.

	Maximum		Weighted
	Outstanding		Average
	at any	Average	Interest	Balance
(Dollars in thousands)	Month End	Balance	Rate	December 31

2011
Advances from Federal Home Loan Bank	$112,200	$49,618	3.39%	$22,000

2010
Advances from Federal Home Loan Bank	$118,800	$110,862	2.58%	$104,200

2009
Advances from Federal Home Loan Bank	$118,800	$106,946	3.33%	$118,800

Advances from the FHLB are collateralized by one-to-four family residential mortgage loans, certain commercial real estate loans, certain securities in the Bank’s investment portfolio and the Company’s investment in FHLB stock.  Although we expect to continue using FHLB advances as a secondary funding source, core deposits will continue to be our primary funding source.  Of the $22,000,000 advances from the FHLB outstanding at December 31, 2011, $5,000,000 have scheduled principal reductions in 2014, $12,000,000 in 2018, and the remainder in 2019.  As a result of negative financial performance indicators, there is a risk that the Bank’s ability to borrow from the FHLB could be curtailed or eliminated.  Although to date the Bank has not been denied advances from the FHLB, the Bank has had its collateral maintenance requirements altered to reflect the increase in our credit risk.  Thus, we can make no assurances that this funding source will continue to be available to us.

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

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $84,027 and $87,694 at December 31, 2011 and 2010, respectively, and are included in other assets on the consolidated balance sheet.  Amortizations of debt issuance costs from junior subordinated debentures totaled $3,667 for the years ended December 31, 2011, and December 31, 2010, and are reported in other expenses on the consolidated statements of operations for the years ended December 31, 2011, and December 31, 2010.

Due to the Company’s current financial condition, as of February 2011, the Federal Reserve Bank of Richmond required the Company to defer interest payments on the trust preferred securities.  The Company may defer interest payments on the trust preferred securities for up to 20 consecutive quarterly periods, although interest will continue to accrue on the trust preferred securities and interest on such deferred interest will accrue and compound quarterly from the date such deferred interest would have been payable were it not for the extension period.  The Company has deferred interest payments on the trust preferred securities for four consecutive interest payment periods.

SUBORDINATED DEBENTURES

On July 31, 2010, the Company completed a private placement of subordinated promissory notes that totaled $12,062,011.  The notes initially bear interest at a rate of 9% per annum payable semiannually on April 5th and October 5th and are callable by the Company four years after the date of issuance and mature 10 years from the date of issuance.  After October 5, 2014 and until maturity, the notes bear interest at a rate equal to the current Prime Rate in effect, as published by the Wall Street Journal, plus 3%; provided, that the rate of interest shall not be less than 8% per annum or more than 12% per annum.  The subordinated notes have been structured to fully count as Tier 2 regulatory capital on a consolidated basis.

Due to the financial condition of the Company, the Company must obtain approval from the Federal Reserve Bank of Richmond before making any future interest payments on the notes.  In addition to other regulatory restrictions on dividends, the Company is prohibited from paying any dividends on its common stock until all deferred payments have been made in full.

ACCOUNTING AND FINANCIAL REPORTING ISSUES

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements.  Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2011, as filed on our annual report on Form 10-K. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities.  We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

ACCOUNTING AND FINANCIAL REPORTING ISSUES - continued

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

INDUSTRY DEVELOPMENTS

Sarbanes-Oxley Act of 2002

The Congress of the United States of America passed the Sarbanes-Oxley Act in 2002 in the aftermath of corporate scandals among several major publicly traded corporations.  The intent of the Act was to legislate corporate governance and better ascertain the accuracy of financial reporting by companies regulated by the Securities and Exchange Commission (the “SEC”).

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

Recent Legislative and Regulatory Initiatives to Address Financial and Economic Crises

Congress, the U.S. Treasury, and the federal banking regulators, including the FDIC, have taken broad action throughout 2009, 2010 and 2011 to address volatility and risk in the U.S. banking system.

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

INDUSTRY DEVELOPMENTS - continued

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

EESA has been followed by numerous actions by the Federal Reserve Board, Congress, U.S. Treasury, the SEC and others to address the liquidity and credit crisis that followed the recession that commenced in 2007. These measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and banks; the lowering of the federal funds rate; action against short-term selling practices, the temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.

On July 21, 2010, the U.S. President signed into law the Dodd-Frank Act.  The Dodd-Frank Act has resulted in dramatic changes across the financial regulatory system, some of which were effective immediately and some of which will not become effective until various future dates.  Implementation of the Dodd-Frank Act requires many new rules to be made by various federal regulatory agencies over the next several years.  Uncertainty remains as to the ultimate impact of the Dodd-Frank Act until final rulemaking is complete, which could have a material adverse impact either on the financial services industry as a whole or on our business, financial condition, results of operations, and cash flows.  Provisions in the legislation that impact consumer financial protection regulations, deposit insurance assessments, payment of interest on demand deposits, and interchange fees could increase the costs associated with deposits and place limitations on certain revenues those deposits may generate.  The following provisions have been implemented since the Dodd-Frank Act was enacted:

•                  The Dodd-Frank Act requires the Federal Reserve Board to apply consolidated capital requirements to depository institution holding companies that are no less stringent than those currently applied to depository institutions. Under these standards, trust preferred securities will be excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by a bank holding company with less than $15 billion in assets, such as the Company. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

•                  The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation at their first annual meeting taking place six months after the date of enactment and at least every three years thereafter and on so-called “golden parachute” payments in connection with approvals of mergers and acquisitions unless previously voted on by shareholders. The new legislation also authorizes the SEC to promulgate rules that would allow shareholders to nominate their own candidates using a company’s proxy materials. Additionally, the Dodd-Frank Act directs the federal banking regulators to promulgate rules prohibiting excessive compensation paid to executives of depository institutions and their holding companies with assets in excess of $1.0 billion, regardless of whether the company is publicly traded or not. The Dodd-Frank Act gives the SEC authority to prohibit broker discretionary voting on elections of directors and executive compensation matters.

•                  The Dodd-Frank Act authorizes national and state banks to establish branches in other states to the same extent as a bank chartered by that state would be permitted to branch. Previously, banks could only establish branches in other states if the host state expressly permitted out-of-state banks to establish branches in that state. Accordingly, banks will be able to enter new markets more freely.

•                  In July 2010, the $250,000 limit for deposit insurance was made permanent and in November 2010 unlimited federal deposit insurance for noninterest-bearing demand transaction accounts at all insured depository institutions was extended through December 31, 2012.

INDUSTRY DEVELOPMENTS - continued

•                  In December 2010, the Dodd-Frank Act was amended to include full FDIC insurance on Interest on Lawyers Trust Accounts (IOLTAs.) IOLTAs will receive unlimited insurance coverage as noninterest-bearing transaction accounts through December 31, 2012.

•                  In June 2011, Regulation Q was repealed, and beginning July 21, 2011 depository institutions are now permitted to pay interest on business demand deposits.

•                  Effective with the June 30, 2011 measurement period, the assessment base for deposit insurance was changed from the amount of insured deposits to consolidated assets less tangible capital. Additionally, changes were made to the Deposit Insurance Fund to increase the floor and eliminate the ceiling on the fund, which will generally require an increase in the level of assessments for institutions with assets in excess of $10 billion.

•                  In June 2011, the Electronic Fund Transfer Act (“EFTA”) was amended by the Durbin Amendment to, among other things, give the Federal Reserve Board the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer. The new caps on interchange fees were effective on October 1, 2011 and are generally set at $0.21 per transaction, plus an additional five basis-point charge per transaction to help cover fraud losses. An additional $0.01 per transaction is allowed if certain fraud-monitoring controls are in place.

•                  In July 2011, Office of Thrift Supervision (“OTS”) was eliminated and the Office of the Comptroller of the Currency (“OCC”), which is currently the primary federal regulator for national banks, became the primary federal regulator for federal thrifts.  Additionally, the Federal Reserve Board now supervises and regulates all savings and loan holding companies that were formerly regulated by the OTS.

•                  In July 2011, the Consumer Financial Protection Bureau (the “CFPB”) began operations and has centralize responsibility for consumer financial protection responsible for implementing, examining, and enforcing compliance with federal consumer financial laws. The CFPB will have examination and primary enforcement authority with respect to depository institutions with $10 billion or more in assets. Depository institutions with less than $10 billion in assets, such as our Bank, will be subject to rules promulgated by the CFPB but will continue to be examined and supervised by federal banking regulators for consumer compliance purposes. The CFPB will have authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act authorizes the CFPB to establish certain minimum standards for the origination of residential mortgages including a determination of the borrower’s ability to repay. In addition, the Dodd-Frank Act will allow borrowers to raise certain defenses to foreclosure if they receive any loan other than a “qualified mortgage” as defined by the CFPB. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

•                  Effective as of July 21, 2011, the Dodd-Frank Act eliminated the federal statutory prohibition against the payment of interest on business checking accounts.

•                  Effective as of July 21, 2011, the Dodd-Frank Act prohibits a depository institution from converting from a state to federal charter or vice versa while it is the subject of a cease and desist order or other formal enforcement action or a memorandum of understanding with respect to a significant supervisory matter unless the appropriate federal banking agency gives notice of the conversion to the federal or state authority that issued the enforcement action and that agency does not object within 30 days.

•                  Effective as of July 21, 2011, the Dodd-Frank Act expands the definition of affiliate for purposes of quantitative and qualitative limitations of Section 23A of the Federal Reserve Act to include mutual funds advised by a depository institution or its affiliates. The Dodd-Frank Act will apply Section 23A and Section 22(h) of the Federal Reserve Act (governing transactions with insiders) to derivative transactions, repurchase agreements and securities lending and borrowing transaction that create credit exposure to an affiliate or an insider. Any such transactions with affiliates must be fully secured. The current exemption from Section 23A for transactions with financial subsidiaries will be eliminated. The Dodd-Frank Act will additionally prohibit an insured depository institution from purchasing an asset from or selling an asset to an

INDUSTRY DEVELOPMENTS - continued

insider unless the transaction is on market terms and, if representing more than 10% of capital, is approved in advance by the disinterested directors.

•                  Effective July 21, 2011, the Dodd-Frank Act requires that the amount of any interchange fee charged by a debit card issuer with respect to a debit card transaction must be reasonable and proportional to the cost incurred by the issuer. Within nine months of enactment, the Federal Reserve Board is required to establish standards for reasonable and proportional fees which may take into account the costs of preventing fraud.

While the restrictions on interchange fees do not apply to banks that, together with their affiliates, have assets of less than $10 billion, such as the Bank, the rule could negatively impact bank card services income for smaller banks if the reductions that are required of larger banks cause industry wide reductions of swipe fees.

The implications of the Dodd-Frank Act for the Company’s businesses will depend to a large extent on the manner in which rules adopted pursuant to the Dodd-Frank Act are implemented by the primary U.S. financial regulatory agencies as well as potential changes in market practices and structures in response to the requirements of the Dodd-Frank Act. The Company continues to analyze the impact of rules adopted under Dodd-Frank on the Company’s businesses. However, the full impact will not be known until the rules, and other regulatory initiatives that overlap with the rules, are finalized and their combined impacts can be understood.

Proposed Legislation and Regulatory Action

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

On September 12, 2010, the Group of Governors and Heads of Supervision agreed to the calibration and phase-in of the Basel III minimum capital requirements (raising the minimum Tier 1 common equity ratio to 4.5% and minimum Tier 1 equity ratio to 6.0%, with full implementation by January 2015) and introducing a capital conservation buffer of common equity of an additional 2.5% with full implementation by January 2019.

In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, now officially identified by the Basel Committee as “Basel III”. Basel III, if implemented by the U.S. banking agencies and fully phased-in, would require certain bank holding companies and their bank subsidiaries to maintain substantially more capital with a greater emphasis on common equity. Although Basel III is intended to be implemented by participating countries for large, internationally active banks, its provisions are likely to be considered by U.S. banking regulators in developing new regulations applicable to other banks in the U.S., including those developed pursuant to directives in the Dodd-Frank Act.

The Basel III final capital framework, among other things, (i) introduces as a new capital measure “Common Equity Tier 1” (“CET1”), (ii) specifies that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, (iii) defines CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expands the scope of the adjustments as compared to existing regulations.

If fully phased in on January 1, 2019, Basel III would require certain banks to maintain (i) as a newly adopted international standard, a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7.0%), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total (that is, Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0%, plus the

INDUSTRY DEVELOPMENTS - continued

capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) as a newly adopted international standard, a minimum leverage ratio of 3.0%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

Basel III also calls for a “countercyclical capital buffer,” generally to be imposed when national regulators determine that excess aggregate credit growth becomes associated with a buildup of systemic risk, that would be a CET1 add-on to the capital conservation buffer in the range of 0% to 2.5% when fully implemented (potentially resulting in total buffers of between 2.5% and 5.0%).

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The implementation of the Basel III final framework is anticipated to commence January 1, 2013. On that date, affected banking institutions would be required to meet the following minimum capital ratios:

•                  3.5% CET1 to risk-weighted assets;

•                  4.5% Tier 1 capital to risk-weighted assets; and

•                  8.0% Total capital to risk-weighted assets.

The Basel III final framework provides for a number of new deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1.

Implementation of the deductions and other adjustments to CET1 is anticipated to begin on January 1, 2014 and to be phased-in over a five-year period (20% per year). The implementation of the capital conservation buffer is anticipated to begin on January 1, 2016 at 0.625% and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019).

Notwithstanding its release of the Basel III framework as a final framework, the Basel Committee is considering further amendments to Basel III, including the imposition of additional capital surcharges on globally systemically important financial institutions. In addition to Basel III, the Dodd-Frank Act requires or permits the federal banking agencies to adopt regulations impacting banking institutions’ capital requirements in a number of respects, including potentially more stringent capital requirements for systemically important financial institutions. Further, new regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation’s financial institutions.  We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be impacted by any new regulation or statute.

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

INDUSTRY DEVELOPMENTS - continued

effect that it, or any implementing regulations, would have on the financial condition or results of operations of the Company.  A change in statutes, regulations or regulatory policies applicable to the Company or the Bank could have a material effect on the business of the Company.

Insurance of Accounts and Regulation by the FDIC

Deposits at our Bank are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged effective March 31, 2006. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC insured institutions. It also may prohibit any FDIC insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the insurance fund. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

Under regulations effective January 1, 2007, the FDIC adopted a new risk-based premium system that provides for quarterly assessments based on an insured institution’s ranking in one of four risk categories based upon supervisory and capital evaluations. For deposits held as of March 31, 2009, institutions were assessed at annual rates ranging from 12 to 50 basis points, depending on each institution’s risk of default as measured by regulatory capital ratios and other supervisory measures. Effective April 1, 2009, assessments also took into account each institution’s reliance on secured liabilities and brokered deposits. This resulted in assessments ranging from 7 to 77.5 basis points. In May 2009, the FDIC issued a final rule which levied a special assessment applicable to all insured depository institutions totaling 5 basis points of each institution’s total assets less Tier 1 capital as of June 30, 2009, not to exceed 10 basis points of domestic deposits. This special assessment was part of the FDIC’s efforts to rebuild the Deposit Insurance Fund. We paid this one-time special assessment in the amount of $326,158 to the FDIC at the end of the third quarter 2009.

In November 2009, the FDIC published a final rule to require FDIC insured banks to prepay the fourth quarter assessment and the next three years assessment by December 31, 2009. The calculation of the prepaid assessment provides for a 5% growth rate assumption in the deposit base and a 3 basis point increase in FDIC assessments in 2011 and 2012. Therefore, if deposits grow quicker than 5%, our quarterly expense in the future will increase compared to previous periods.  At December 31, 2011, the Company had a prepaid assessment to the FDIC of $0 compared to $2.1 million at December 31, 2010.

In February 2011, the FDIC approved two rules that amended the deposit insurance assessment regulations. The first rule changed the assessment base from one based on domestic deposits to one based on assets. The assessment base changed from adjusted domestic deposits to average consolidated total assets minus average tangible equity. The second rule changed the deposit insurance assessment system for large institutions in conjunction with the guidance given in the Dodd-Frank Act. Since the new base would be much larger than the current base, the FDIC lowered assessment rates which achieved the FDIC’s goal of not significantly altering the total amount of revenue collected from the industry. Risk categories and debt ratings were eliminated from the assessment calculation for large banks which now use scorecards. The scorecards will include financial measures that are predictive of long-term performance. A large financial institution is defined as an insured depository institution with at least $10 billion in assets. Both changes in the assessment system became effective as of April 1, 2011.

The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.  It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance if the institution has no tangible capital.  If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC.

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

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. Based on this assessment management believes that as of December 31, 2011, the Company’s internal control over financial reporting was effective.  Management based this assessment on criteria for effective internal control over financial reporting described in “Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.”  Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting.  Management reviewed the results of its assessment with the Audit Committee of the Board of Directors.  Based on this assessment, management believes that HCSB Financial Corporation maintained effective internal control over financial reporting as of December 31, 2011.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

HCSB Financial Corporation and Subsidiary

Loris, South Carolina

We have audited the accompanying consolidated balance sheets of HCSB Financial Corporation and Subsidiary (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HCSB Financial Corporation and Subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses that have eroded regulatory capital ratios and the Company’s wholly owned subsidiary, Horry County State Bank, is under a regulatory Consent Order with the Federal Deposit Insurance Corporation (FDIC) that requires, among other provisions, capital ratios to be maintained at certain levels.  As of December 31, 2011 the Company is considered significantly undercapitalized based on their regulatory capital levels. These considerations raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans are further discussed in Note 2. These financial statements do not include any adjustments that would be necessary should the Company be unable to continue as a going concern.

/s/ Elliott Davis, LLC

Columbia, South Carolina

March 19, 2012

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
(Dollars in thousands except share amounts)	2011	2010
Assets:
Cash and cash equivalents:
Cash and due from banks	$33,672	$12,191
Federal funds sold	—	7,371
Total cash and cash equivalents	33,672	19,562
Investment securities:
Securities available-for-sale	100,207	265,190
Nonmarketable equity securities	3,975	6,076
Total investment securities	104,182	271,266

Loans receivable	366,995	445,674
Less allowance for loan losses	(21,178)	(14,489)
Loans, net	345,817	431,185

Premises, furniture and equipment, net	22,514	23,389
Accrued interest receivable	2,776	4,476
Cash value of life insurance	10,285	9,896
Other real estate owned	15,665	16,891
Other assets	787	10,776
Total assets	$535,698	$787,441

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$37,029	$38,255
Interest-bearing transaction accounts	44,989	42,348
Money market savings accounts	124,987	197,067
Other savings accounts	7,615	6,707
Time deposits $100 and over	131,561	151,667
Other time deposits	144,672	192,917
Total deposits	490,853	628,961

Repurchase agreements	7,492	6,646
Advances from the Federal Home Loan Bank	22,000	104,200
Subordinated debentures	12,062	12,062
Junior subordinated debentures	6,186	6,186
Accrued interest payable	1,015	1,252
Other liabilities	1,306	1,635
Total liabilities	540,914	760,942
Commitments and Contingencies (Notes 5, 13, & 14)

Shareholders’ Equity:
Preferred stock, $1,000 par value; Authorized 5,000,000 shares; Issued and outstanding 12,895 at December 31, 2011 and 2010	12,355	12,152
Common stock, $0.01 par value, 10,000,000 shares authorized; 3,738,337 and 3,780,845 shares issued and outstanding at December 31, 2011 and 2010, respectively	37	38
Capital surplus	30,224	30,787
Common stock warrants	1,012	1,012
Nonvested restricted stock	—	(564)
Retained deficit	(46,033)	(16,813)
Accumulated other comprehensive loss	(2,811)	(113)
Total shareholders’ equity (deficit)	(5,216)	26,499
Total liabilities and shareholders’ equity	$535,698	$787,441

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Operations

	Years ended December 31,
(Dollars in thousands except share amounts)	2011	2010
Interest income:
Loans, including fees	$20,943	$26,151
Investment securities:
Taxable	3,910	5,978
Tax-exempt	685	315
Nonmarketable equity securities	53	25
Federal funds sold and other	63	81
Total	25,654	32,550

Interest expense:
Deposits	6,011	10,044
Borrowings	2,913	4,523
Total	8,924	14,567

Net interest income	16,730	17,983

Provision for loan losses	25,271	23,084

Net interest income (loss) after provision for loan losses	(8,541)	(5,101)

Noninterest income:
Service charges on deposit accounts	1,307	1,490
Credit life insurance commissions	17	64
Gain on sale of residential mortgage loans	567	950
Brokerage commissions	395	265
Other fees and commissions	390	352
Gain on sales of securities	2,952	206
Income from cash value life insurance	476	487
Other	113	276
Total	6,217	4,090

Noninterest expenses:
Salaries and employee benefits	6,859	8,610
Net occupancy	1,250	1,311
Marketing and advertising	150	385
Loss on sale of assets	1	33
Net cost of operations of other real estate owned	3,650	4,235
Furniture and equipment	1,331	1,368
Prepayment penalties on FHLB Advances	2,554	—
FDIC insurance premiums	2,391	1,473
Other operating	3,509	3,226
Total	21,695	20,641

Loss before income taxes	(24,019)	(21,652)
Income tax expense (benefit)	4,998	(4,383)
Net loss	$(29,017)	$(17,269)

Accretion of preferred stock to redemption value	(203)	(190)
Preferred dividends	(652)	(644)

Net loss available to common shareholders	$(29,872)	$(18,103)

Net loss per common share
Basic	$(7.98)	$(4.78)
Diluted	$(7.98)	$(4.78)
Average common shares outstanding
Basic	3,742,413	3,787,153
Diluted	3,742,413	3,787,153

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)

Years ended December 31, 2011 and 2010

									Accumulated
			Common			Nonvested		Retained	other
	Common Stock		Stock	Preferred Stock		Restricted	Capital	Earnings	comprehensive
(Dollars in thousands except share data)	Shares	Amount	Warrants	Shares	Amount	Stock	Surplus	(deficit)	income (loss)	Total
Balance, December 31, 2009	3,787,170	$38	$1,012	12,895	$11,962	$(645)	$30,856	$1,291	$558	$45,072
Net loss								(17,269)		(17,269)
Other comprehensive income, net of tax									(671)	(671)
Comprehensive loss										(17,940)
Accretion of preferred stock to redemption value					190			(190)		—
Payment of dividend on preferred stock								(645)		(645)
Forfeiture of restricted stock	(6,325)					81	(81)			—
Stock compensation expense							12			12
Balance, December 31, 2010	3,780,845	$38	$1,012	12,895	$12,152	$(564)	$30,787	$(16,813)	$(113)	$26,499
Net loss								(29,017)		(29,017)
Other comprehensive income, net of tax									(1,658)	(1,658)
Valuation allowance on deferred tax asset on AFS securities									(1,040)	(1,040)
Comprehensive loss										(31,715)
Accretion of preferred stock to redemption value					203			(203)		—
Forfeiture of restricted stock	(42,508)	(1)				564	(563)			—
Balance, December 31, 2011	3,738,337	$37	$1,012	12,895	$12,355	$—	$30,224	$(46,033)	$(2,811)	$(5,216)

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years ended December 31,
(Dollars in thousands)	2011	2010
Cash flows from operating activities:
Net loss	$(29,017)	$(17,269)
Adjustments to reconcile net loss to net cash provided by (used by) operating activities:
Provision for loan losses	25,271	23,084
Decrease (increase) on deferred income tax	4,862	(2,909)
Depreciation expense	1,015	1,050
Stock compensation expense	—	12
Premium amortization less discount accretion	(228)	990
Amortization of net deferred loan costs	25	28
Gain on sale of securities available-for-sale	(2,952)	(206)
Loss on sale of other real estate owned	551	564
Writedowns of other real estate owned	2,243	2,901
Loss on sale of other assets	1	33
Gain on disposal of premises and equipment	—	(19)
Origination in loans held for sale	(26,183)	(50,945)
Sale or paydowns of loans held for sale	25,688	37,476
Decrease (increase) in interest receivable	1,700	(356)
Decrease in interest payable	(237)	(192)
Decrease in other assets	5,059	47
Income (net of mortality costs) on cash value of life insurance	(389)	(404)
Decrease in other liabilities	(329)	(572)
Net cash provided by (used by) operating activities	7,080	(6,687)

Cash flows from investing activities:
Purchases of securities available-for-sale	(52,260)	(206,303)
Maturities of securities available-for-sale	36,385	90,051
Proceeds from sales of securities available-for-sale	181,407	18,676
Net decrease in loans to customers	48,527	26,488
Purchase of premises, furniture and equipment	(140)	(311)
Proceeds from sale of premises, furniture and equipment	—	43
Proceeds from sale of other real estate owned	10,472	4,556
Sales of nonmarketable equity securities	2,101	639
Net cash provided by (used by) investing activities	226,492	(66,161)

Cash flows from financing activities:
Net (decrease) increase in demand deposits, interest-bearing transaction accounts and savings accounts	(69,757)	52,186
Net decrease in time deposits	(68,351)	(1,517)
Issuance of subordinated debentures	—	12,062
Net decrease in FHLB borrowings	(82,200)	(14,600)
Dividend paid on preferred stock	—	(645)
Net increase (decrease) in repurchase agreements	846	(1,385)
Net cash (used by) provided by financing activities	(219,462)	46,101
Net increase (decrease) in cash and cash equivalents	14,110	(26,747)
Cash and cash equivalents, beginning of year	19,562	46,309
Cash and cash equivalents, end of year	$33,672	$19,562

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the Company’s investments in the stock of the Federal Home Loan Bank at December 31, 2011 and 2010.  The stocks are carried at cost because they have no quoted market value and no ready market exists.  Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings.  Dividends received on Federal Home Loan Bank stock are included as a separate component in interest income.

At December 31, 2011 and 2010, the investment in Federal Home Loan Bank stock was $3,789,000 and $5,887,000, respectively.  The Company also had an investment in the holding company of a community bank, which has been written down to $200 in 2011 to reflect fair value at December 31, 2011.  It was originally purchased at $25,000.  Also included in nonmarketable equities is investment in the Trust, which totaled $186,000 at December 31, 2011 and 2010.

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

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily throughout Horry County in South Carolina and Columbus and Brunswick counties of North Carolina.  The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions except for loans secured by residential and commercial real estate and commercial and industrial non-real estate loans.  These concentrations of residential and commercial real estate loans and commercial and industrial non-real estate loans totaled $305,986,000 and $42,324,000, respectively, at December 31, 2011, representing 83.38% and 11.53%, respectively, of gross loans receivable for the Company at December 31, 2011.

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

Other Real Estate Owned - Other real estate owned includes real estate acquired through foreclosure.  Other real estate owned is initially recorded at appraised value.

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

Income Taxes — The Company files consolidated federal and state income tax returns.  Federal income tax expense or benefit has been allocated to subsidiaries on a separate return basis.  The Company accounts for income taxes based on two components of income tax expense:  current and deferred.  Current income tax expense approximates taxes to be paid or refunded for the current period and includes income tax expense related to uncertain tax positions, if any.

Deferred income taxes are determined using the balance sheet method.  Under this method, the net deferred tax asset or liability is based on the tax impacts of the differences between the book and tax bases of assets and liabilities and recognizes enacted changes in tax rates and laws in the period in which they occur.  Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized subject to the Company’s judgment that realization is more likely than not.  A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize.  The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement.  Interest and penalties, if any, are recognized as a component of income tax expense.

The Company reviews the deferred tax assets for recoverability based on history of earnings, expectations for future earnings and expected timing of reversals of temporary differences.  Realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income available under tax law, including future reversals of existing temporary differences, future taxable income exclusive of reversing differences, taxable income in prior carryback years, projections of future operating results, cumulative tax losses over the past three years, tax loss deductibility limitations, and available tax planning strategies.  If, based on available information, it is more likely than not that the deferred income tax asset will not be realized, a valuation allowance against the deferred tax asset must be established with a corresponding charge to income tax expense.  The deferred tax assets and valuation allowance are evaluated each quarter, and a portion of the valuation allowance may be reversed in future periods.  The determination of how much of the valuation allowance that may be reversed and the timing is based on future results of operation and the amount and timing of actual loan charge-offs and asset writedowns.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred.  External costs incurred in producing media advertising are expensed the first time the advertising takes place.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $150,000 and $385,000 were included in the Company’s results of operations for 2011 and 2010, respectively.

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

The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
(Dollars in thousands)	2011	2010
Unrealized gains (losses) on securities available-for-sale	$320	$(859)
Reclassification adjustment for gains realized in net loss	(2,952)	(206)
Write-down of deferred tax asset on AFS securities	(1,040)	—
Net unrealized losses on securities	(3,672)	(1,065)

Tax effect	974	394

Net-of-tax amount	$(2,698)	$(671)

Statements of Cash Flows - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  Cash equivalents include amounts due from banks, federal funds sold, and interest-bearing deposits with other banks.

The following summarizes supplemental cash flow information:

	Years ended December 31,
(Dollars in thousands)	2011	2010

Cash paid for interest	$9,161	$14,759

Cash paid for income taxes	—	—

Supplemental noncash investing and financing activities:
Transfers of loans to other real estate owned	12,040	18,480

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

In July 2010, the Receivables topic of the Accounting Standards Codification (“ASC”) was amended by Accounting Standards Update (“ASU”) 2010-20 to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments require the allowance disclosures to be provided on a disaggregated basis.  The Company is required to include these disclosures in its interim and annual financial statements.  See Note 5.

Disclosures about Troubled Debt Restructurings (“TDRs”) required by ASU 2010-20 were deferred by the Financial Accounting Standards Board (“FASB”) in ASU 2011-01 issued in January 2011. In April 2011 the FASB issued ASU 2011-02 to assist creditors with their determination of when a restructuring is a TDR.  The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements.  The amendments were effective for the Company beginning January 1, 2012 but are not expected to have a material effect on the financial statements.

The Comprehensive Income topic of the ASC was amended in June 2011.  The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity and requires consecutive presentation of the statement of net income and other comprehensive income.  The amendments will be applicable to the Company on January 1, 2012 and will be applied retrospectively.  In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the financial statements.  Companies should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the amendments while FASB redeliberates future requirements.

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

In February 2005 the Bank purchased a $500,000 15-year renewable and convertible term life insurance policy through Banner Life Insurance Company on the life of James R. Clarkson, President and CEO.  The Bank is both the owner and the beneficiary of this key person policy.  The purpose of securing this policy was to provide the Bank with financial protection in the event of the unexpected death of Mr. Clarkson and better enable the Bank to attract a qualified replacement for Mr. Clarkson in such a situation.

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

Reclassifications - Certain captions and amounts in the 2010 financial statements were reclassified to conform to the 2011 presentation.

NOTE 2 — REGULATORY MATTERS AND GOING CONCERN CONSIDERATIONS

Consent Order with the Federal Deposit Insurance Corporation and South Carolina Board of Financial Institutions

On February 10, 2011, the Bank entered into a Consent Order (the Consent Order) with the FDIC and the South Carolina Board of Financial Institutions (the State Board).  The Consent Order conveys specific actions needed to address the Bank’s current financial condition, primarily related to capital planning, liquidity/funds management, policy and planning issues, management oversight, loan concentrations and classifications, and non-performing loans.  A summary of the requirements of the Consent Order and the Bank’s status on complying with the Consent Order is as follows:

Requirements of the Consent Order	Bank’s Compliance Status
Achieve and maintain, by July 10, 2011, Total Risk Based capital at least equal to 10% of risk-weighted assets and Tier 1 capital at least equal to 8% of total assets.

The Bank did not meet the capital ratios as specified in the Consent Order and, as a result, submitted a revised capital restoration plan to the FDIC on July 15, 2011. The revised capital restoration plan was determined by the FDIC to be insufficient and, as a result, we submitted a further revised capital restoration plan to the FDIC on September 30, 2011. We received the FDIC’s non-objection to the further revised capital restoration plan on December 6, 2011.

The Bank is working diligently to increase its capital ratios in order to strengthen its balance sheet and satisfy the commitments required under the Consent Order. The

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Bank has engaged independent third parties to assist the Bank in its efforts to increase its capital ratios. In addition to continuing to search for additional capital, the Bank is also searching for a potential merger partner. While the Bank is pursuing both of these approaches simultaneously, though given the lack of a market for bank mergers, particularly in the Southeast, as a result of the current economic and regulatory climate, Management believes that in the short-term the more realistic opportunity will be to raise additional capital.

Submit, by April 11, 2011, a written capital plan to the supervisory authorities.	We believe we have complied with this provision of the Consent Order.

Establish, by March 12, 2011, a plan to monitor compliance with the Consent Order, which shall be monitored by the Bank’s Directors’ Committee.

We believe we have complied with this provision of the Consent Order. The Directors’ Committee meets monthly and each meeting includes reviews and discussions of all areas required in the Consent Order.

Develop, by May 11, 2011, a written analysis and assessment of the Bank’s management and staffing needs.

We believe we have complied with this provision of the Consent Order. In 2011, the Bank engaged an independent third party to perform an assessment of the Bank’s staffing needs to ensure the Bank has an appropriate organizational structure with qualified management in place. The Board of Directors has reviewed all recommendations regarding the Bank’s organizational structure.

Notify the supervisory authorities in writing of the resignation or termination of any of the Bank’s directors or senior executive officers.	We believe we have complied with this provision of the Consent Order.

Eliminate, by March 12, 2011, by charge-off or collection, all assets or portions of assets classified “Loss” and 50% of those assets classified “Doubtful.”

The Bank is in full compliance with requirement to eliminate all loans classified “Loss” and reduce by 50% all assets classified “Doubtful” by March 13, 2011, and reduce all classified assets by specific percentages over a period of two years. As of December 31, 2011, classified assets have been reduced by 42.58% since September 30, 2010, which compares favorably to the requirement of the Consent Order that the Bank reduce the level of these classified assets by 25% by August 9, 2011. Management has allocated additional resources to the handling of non-accrual loans, loans in liquidation, and the disposition of OREO.

Review and update, by April 11, 2011, its policy to ensure the adequacy of the Bank’s allowance for loan and lease losses, which must provide for a review of the Bank’s allowance for loan and lease losses at least once each calendar quarter.

We believe we have complied with this provision of the Consent Order.

Submit, by April 11, 2011, a written plan to the supervisory authorities to reduce classified assets, which shall include, among other things, a reduction of the	We believe we have complied with this provision of the Consent Order. As of December 31, 2011, classified assets have been reduced by 42.58% since September

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Bank’s risk exposure in relationships with assets in excess of $750,000 which are criticized as “Substandard” or “Doubtful”.	30, 2010, which compares favorably to the requirement of the Consent Order that the Bank reduce the level of these classified assets by 25% by August 9, 2011.

Revise, by April 11, 2011, its policies and procedures for managing the Bank’s Adversely Classified Other Real Estate Owned.	We believe we have complied with this provision of the Consent Order.

Not extend any additional credit to any borrower who has a loan or other extension of credit from the Bank that has been charged-off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected. In addition, the Bank may not extend any additional credit to any borrower who has a loan or other extension of credit from the Bank that has been criticized, in whole or in part, “Substandard” and is uncollected, unless the Bank’s board of directors determines that failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank.

We believe we have complied with this provision of the Consent Order. In the second quarter of 2010, the Bank engaged the services of an independent firm to perform an extensive review of the Bank’s credit portfolio and help management implement a more comprehensive lending and collection policy and more enhanced loan review.

Perform, by April 11, 2011, a risk segmentation analysis with respect to the Bank’s Concentrations of Credit and develop a written plan to systematically reduce any segment of the portfolio that is an undue concentration of credit.

We believe we have complied with this provision of the Consent Order.

Review, by April 11, 2011 and annually thereafter, the Bank’s loan policies and procedures for adequacy and, based upon this review, make all appropriate revisions to the policies and procedures necessary to enhance the Bank’s lending functions and ensure their implementation.

We believe we have complied with this provision of the Consent Order. As noted above, the Bank engaged the services of an independent firm to perform an extensive review of the Bank’s credit portfolio and help management implement a more comprehensive lending and collection policy and more enhanced loan review.

Adopt, by May 11, 2011, an effective internal loan review and grading system to provide for the periodic review of the Bank’s loan portfolio in order to identify and categorize the Bank’s loans, and other extensions of credit which are carried on the Bank’s books as loans, on the basis of credit quality.

We believe we have complied with this provision of the Consent Order. As noted above, the Bank engaged the services of an independent firm to perform an extensive review of the Bank’s credit portfolio and help management implement a more comprehensive lending and collection policy and more enhanced loan review.

Review and update, by May 11, 2011, its written profit plan to ensure the Bank has a realistic, comprehensive budget for all categories of income and expense, which must address, at minimum, goals and strategies for improving and sustaining the earnings of the Bank, the major areas in and means by which the Bank will seek to improve the Bank’s operating performance, realistic and comprehensive budgets, a budget review process to monitor income and expenses of the Bank to compare actual figure with budgetary projections, the operating assumptions that form the basis for and adequately support major projected income and expense components of the plan, and coordination of the Bank’s loan, investment, and operating policies and budget and

We believe we have complied with this provision of the Consent Order. The Bank has engaged an independent third party to assist management with a strategic plan to help restructure its balance sheet, increase capital ratios, return to profitability and maintain adequate liquidity.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

profit planning with the funds management policy.

Review and update, by May 11, 2011, its written plan addressing liquidity, contingent funding, and asset liability management.

We believe we have complied with this provision of the Consent Order. In 2011, the Bank engaged an independent third party to assist management in its development of a strategic plan that achieves all requirements of the Consent Order. The strategic plan reflects the Bank’s plans to restructure its balance sheet, increase capital ratios, return to profitability, and maintain adequate liquidity. The Board of Directors has reviewed and adopted the Bank’s strategic plan.

Eliminate, by March 12, 2011, all violations of law and regulation or contraventions of policy set forth in the FDIC’s safety and soundness examination of the Bank in November 2009.	We believe we have complied with this provision of the Consent Order.

Not accept, renew, or rollover any brokered deposits unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b).	Since entering into the Consent Order, the Bank has not accepted, renewed, or rolled-over any brokered deposits.

Limit asset growth to 5% per annum.	We believe we have complied with this provision of the Consent Order.

Not declare or pay any dividends or bonuses or make any distributions of interest, principal, or other sums on subordinated debentures without the prior approval of the supervisory authorities.	We believe we have complied with this provision of the Consent Order.

The Bank shall comply with the restrictions on the effective yields on deposits as described in 12 C.F.R. § 337.6.	We believe we have complied with this provision of the Consent Order.

Furnish, by March 12, 2011 and within 30 days of the end of each quarter thereafter, written progress reports to the supervisory authorities detailing the form and manner of any actions taken to secure compliance with the Consent Order.

We believe we have complied with this provision of the Consent Order, and we have submitted the required progress reports to the supervisory authorities.

Submit, by March 12, 2011, a written plan to the supervisory authorities for eliminating its reliance on brokered deposits.	We believe we have complied with the provision of the Consent Order.

Adopt, by April 11, 2011, an employee compensation plan after undertaking an independent review of compensation paid to all of the Bank’s senior executive officers.	We believe we have complied with the provision of the Consent Order.

Prepare and submit, by May 11, 2011, its written strategic plan to the supervisory authorities.

We believe we have complied with this provision of the Consent Order. In 2011, the Bank engaged an independent third party to assist management in its development of a strategic plan that achieves all requirements of the Consent Order. The Board of Directors has reviewed and adopted the Bank’s strategic plan.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 2 – REGULATORY MATTERS AND GOING CONCERN CONSIDERATIONS - continued

There can be no assurance that the Bank will be able to comply fully with the provisions of the Consent Order, and the determination of the Bank’s compliance will be made by the FDIC and the State Board.  However, we believe we are currently in substantial compliance with the Consent Order except for the requirement to achieve and maintain, by July 10, 2011, Total Risk Based capital at least equal to 10% of risk-weighted assets and Tier 1 capital at least equal to 8% of total assets.  Nevertheless, should we fail to comply with the capital requirements in the Consent Order, or suffer a continued deterioration in our financial condition, the Bank may be subject to being placed into a federal conservatorship or receivership by the FDIC, with the FDIC appointed as conservator or receiver.  In addition, the supervisory authorities may amend the Consent Order based on the results of their ongoing examinations.

At December 31, 2011, the Bank was categorized as “significantly undercapitalized.”  Our losses during 2010 and 2011 have adversely impacted our capital.  As a result, we have been pursuing a plan through which we intend to achieve the capital requirements set forth under the Consent Order and have ceased to grow the Bank.  Our plan to increase our capital ratios includes the sale of assets, reduction in total assets, reduction of overhead expenses, and reduction of dividends as the primary means of improving the Bank’s capital position, as well as raising additional capital at either the Bank or the holding company level and attempting to find a merger partner for the Company or the Bank.  Pursuant to the requirements under the Consent Order, we submitted our capital plan to the FDIC for review.  The FDIC directed us to revise the capital plan and, in addition, to develop a capital restoration plan, which we resubmitted in September 2011.  We received the FDIC’s non-objection to the revised capital restoration plan on December 6, 2011.

We anticipate that we will need to raise a material amount of capital to return the Bank to an adequate level of capitalization.  As a result, with the assistance of our financial advisors, we are currently exploring a number of strategic alternatives to strengthen the capital level of the Bank.  We note that there are no assurances that we will be able to raise this capital on a timely basis or at all.

We are also working diligently to improve asset quality and to reduce the Bank’s investment in commercial real estate loans as a percentage of Tier 1 capital.  The Company is reducing its reliance on brokered deposits and is committed to improving the Bank’s capital position.

Written Agreement with the Federal Reserve Bank of Richmond

On May 9, 2011, the Company entered into a Written Agreement (the “Written Agreement”) with the Federal Reserve Bank of Richmond.  The Written Agreement is designed to enhance the Company’s ability to act as a source of strength to the Bank.

The Written Agreement contains provisions similar to those in the Bank’s Consent Order.  Specifically, pursuant to the Written Agreement, the Company agreed, among other things, to seek the prior written approval of the Federal Reserve Bank of Richmond before undertaking any of the following activities:

•                  declaring or paying any dividends;

•                  directly or indirectly taking dividends or any other form of payment representing a reduction in capital from the Bank;

•                  making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities;

•                 directly or indirectly, incurring, increasing or guarantying any debt; and

•                  directly or indirectly, purchasing or redeeming any shares of its stock.

The Company also agreed to comply with certain notice provisions set forth in the Federal Deposit Insurance Act and Federal Reserve regulations in appointing any new director or senior executive officer, or changing the

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 2 – REGULATORY MATTERS AND GOING CONCERN CONSIDERATIONS - continued

responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position.  The Company is also required to comply with certain restrictions on indemnification and severance payments pursuant to the Federal Deposit Insurance Act and FDIC regulations.

We believe we are currently in substantial compliance with the Written Agreement.

Going Concern Considerations

The going concern assumption is a fundamental principle in the preparation of financial statements. It is the responsibility of management to assess the Company’s ability to continue as a going concern. In assessing this assumption, the Company has taken into account all available information about the future, which is at least, but is not limited to, twelve months from the balance sheet date of December 31, 2011. The Company has sufficient sources of liquidity to meet its short-term and long-term funding needs. However, the Bank’s financial condition has suffered during 2010 and 2011 from the extraordinary effects of what may ultimately be the worst economic downturn since the Great Depression.

The effects of the current economic environment are being felt across many industries, with financial services and residential real estate being particularly hard hit. The effects of the economic downturn have been particularly severe during the last 27 months. The Bank, with a loan portfolio consisting of a concentration in commercial real estate loans, has seen a decline in the value of the collateral securing its portfolio as well as rapid deterioration in its borrowers’ cash flow and ability to repay their outstanding loans to the Bank. As a result, the Bank’s level of nonperforming assets has increased substantially during 2010 and 2011. As of December 31, 2011, our nonperforming assets equaled $86,894,000, or 16.22% of assets, as compared to $74,236,000, or 9.43% of assets, as of December 31, 2010. In addition, our level of impaired loans increased to $80,410,000 at December 31, 2011 compared to $69,495,000 at December 31, 2010. For the year ended December 31, 2011, the Bank recorded a $25,271,000 provision to increase the allowance for loan losses to a level which, in management’s best judgment, adequately reflected the increased risk inherent in the loan portfolio as of December 31, 2011. Nevertheless, given the current economic climate, management recognizes the possibility of further deterioration in the loan portfolio during 2012.  For the year ended December 31, 2011, we recorded net loan charge-offs of $18,582,000, or 4.53% of average loans, as compared to net loan charge-offs of $16,120,000, or 3.33% of average loans, for the year ended December 31, 2010.

The Company and the Bank operate in a highly regulated industry and must plan for the liquidity needs of each entity separately. A variety of sources of liquidity are available to the Bank to meet its short-term and long-term funding needs. Although a number of these sources have been limited following execution of the Consent Order with the FDIC and the State Board, management has prepared forecasts of these sources of funds and the Bank’s projected uses of funds during 2012 and 2013 in an effort to ensure that the sources available are sufficient to meet the Bank’s projected liquidity needs for this period.

The Company relies on dividends from the Bank as its primary source of liquidity. The Company is a legal entity separate and distinct from the Bank. Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Company to meet its obligations, including paying dividends. In addition, the terms of the Consent Order described below further limits the Bank’s ability to pay dividends to the Company to satisfy its funding needs.

Management believes the Bank’s liquidity sources are adequate to meet its needs for at least the next 12 months, but if the Bank is unable to meet its liquidity needs, then the Bank may be placed into a federal conservatorship or receivership by the FDIC, with the FDIC appointed conservator or receiver.

The Company will also need to raise substantial additional capital to increase capital levels to meet the standards set forth by the FDIC. As a result of the recent downturn in the financial markets, the availability of many sources of capital (principally to financial services companies) has become significantly restricted or has become increasingly costly as compared to the prevailing market rates prior to the volatility. Management cannot predict when or if the

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 2 – REGULATORY MATTERS AND GOING CONCERN CONSIDERATIONS - continued

capital markets will return to more favorable conditions. Management is actively evaluating a number of capital sources asset reductions and other balance sheet management strategies to ensure that the Bank’s projected level of regulatory capital can support its balance sheet.

There can be no assurances that the Company will be successful in its efforts to raise additional capital in 2012 or at all. An equity financing transaction would result in substantial dilution to the Company’s current shareholders and could adversely affect the market price of the Company’s common stock. It is difficult to predict if these efforts will be successful, either on a short-term or long-term basis. Should these efforts be unsuccessful, due to the regulatory restrictions which exist that restrict cash payments between the Bank and the Company, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business.

As a result of management’s assessment of the Company’s ability to continue as a going concern, the accompanying consolidated financial statements for the Company have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future, and does not include any adjustments to reflect the possible future effects on the recoverability or classification of assets.

NOTE 3 - CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain an average cash reserve balance based on a percentage of deposits.  At December 31, 2011 and 2010, the requirements were satisfied by amounts on deposit with the Federal Reserve Bank and cash on hand.

NOTE 4 - INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

	Amortized	Gross Unrealized		Estimated
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
December 31, 2011
Government-sponsored enterprises	$42,010	$165	$33	$42,142
Mortgage-backed securities	50,706	177	3,677	47,206
Obligations of state and local governments	10,302	558	1	10,859

Total	$103,018	$900	$3,711	$100,207
December 31, 2010
Government-sponsored enterprises	$55,661	$372	$1,072	$54,961
Mortgage-backed securities	187,649	3,313	1,878	189,084
Obligations of state and local governments	22,060	173	1,088	21,145

Total	$265,370	$3,858	$4,038	$265,190

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 4 - INVESTMENT SECURITIES - continued

The following is a summary of maturities of securities available-for-sale as of December 31, 2011.  The amortized cost and estimated fair values are based on the contractual maturity dates.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities
	Available-For-Sale
	Amortized	Estimated
(Dollars in thousands)	Cost	Fair Value

Due after one year but within five years	$—	$—
Due after five years but within ten years	10,498	10,818
Due after ten years	92,520	89,389

Total	$103,018	$100,207

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at:

Securities Available for Sale

	December 31, 2011
	Less than twelve months		Twelve months or more		Total
(Dollars in thousands)	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
Government-sponsored enterprises	$11,967	$33	$—	$—	$11,967	$33
Mortgage-backed securities	17,653	1,132	20,750	2,545	38,403	3,677
Obligations of state and local
Governments	1,576	1	—	—	1,576	1
Total	$31,196	$1,166	$20,750	$2,545	$51,946	$3,711

	December 31, 2010
	Less than twelve months		Twelve months or more		Total
(Dollars in thousands)	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
Government-sponsored enterprises	$43,222	$1,072	$—	$—	$43,222	$1,072
Mortgage-backed securities	58,691	1,537	8,459	341	67,150	1,878
Obligations of state and local
Governments	13,164	1,088	—	—	13,164	1,088
Total	$115,077	$3,697	$8,459	$341	$123,536	$4,038

Management evaluates its investment portfolio periodically to identify any impairment that is other than temporary.  At December 31, 2011, the Company had 22 individual securities, or 20.71% of the security portfolio, that have been in an unrealized loss position for more than twelve months as compared with four individual securities, or 3.9% of the security portfolio, at December 31, 2010.  Management believes these losses are temporary and are a result of the current interest rate environment.  The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of their amortized cost.

At December 31, 2011 and 2010, investment securities with a book value of $40,923,000 and $137,814,000,

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 4 - INVESTMENT SECURITIES - continued

respectively, and a market value of $40,511,000 and $140,251,000, respectively, were pledged to secure deposits. During 2011, the Company decreased its investment in investment securities as part of its overall strategy to reduce the Bank’s assets.

Gross realized gains on sales of available-for-sale securities in 2011 were $3,217,000 and $521,000 in 2010.  There were gross realized losses experienced on sales of available-for-sale securities of $265,000 during 2011 and $315,000 during 2010.

NOTE 5 - LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
(Dollars in thousands)	2011	2010
Residential	$163,502	$200,518
Commercial Real Estate	142,485	166,814
Commercial	52,273	65,896
Consumer	8,735	12,446
Total gross loans	$366,995	$445,674

Certain parties (principally certain directors and officers of the Company, their immediate families, and business interests) were loan customers and had other transactions in the normal course of business with the Company.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.  The aggregate dollar amounts of loans to related parties were $4,325,000 and $12,208,000 at December 31, 2011 and 2010, respectively.  The reduction in loans to related parties is partially due to a reduction in the number of members on our Board of Directors.  During 2011, advances on related party loans totaled $1,752,000, and repayments were $4,423,000.  During 2010, advances on related party loans totaled $1,963,000 and repayments were $406,000.

Provision and Allowance for Loan Losses

An allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and inherent losses in the loan portfolio.  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

In evaluating the adequacy of the Company’s loan loss reserves, management identifies loans believed to be impaired. Impaired loans are those not likely to be repaid as to principal and interest in accordance with the terms of the loan agreement. Impaired loans are reviewed individually by management and the net present value of the collateral is estimated. Reserves are maintained for each loan in which the principal balance of the loan exceeds the net present value of the collateral. In addition to the specific allowance for individually reviewed loans, a general allowance for potential loan losses is established based on management’s review of the composition of the loan portfolio with the purpose of identifying any concentrations of risk, and an analysis of historical loan charge-offs and recoveries. The final component of the allowance for loan losses incorporates management’s evaluation of current economic conditions and other risk factors which may impact the inherent losses in the loan portfolio. These evaluations are highly subjective and require that a great degree of judgmental assumptions be made by management. This component of the allowance for loan losses includes additional estimated reserves for internal factors such as changes in lending staff, loan policy and underwriting guidelines, and loan seasoning and quality, and external factors such as national and local economic trends and conditions.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 5 - LOAN PORTFOLIO - continued

The following table details the activity within our allowance for loan losses as of December 31, 2011 and 2010, by portfolio segment:

December 31, 2011		Commercial
(Dollars in thousands)	Commercial	Real Estate	Consumer	Residential	Total
Allowance for loan losses:

Beginning balance	$1,822	$7,237	$131	$5,299	$14,489
Charge-offs	(3,484)	(10,769)	(193)	(5,389)	(19,835)
Recoveries	136	543	29	545	1,253
Provisions	4,765	13,229	136	7,141	25,271
Ending balance	$3,239	$10,240	$103	$7,596	$21,178

Ending balances:
Individually evaluated for impairment	$1,827	$6,605	$—	$4,191	$12,623

Collectively evaluated for impairment	$1,412	$3,635	$103	$3,405	$8,555

Total	$3,239	$10,240	$103	$7,596	$21,178

Loans receivable:

Ending balance - total	$52,273	$142,485	$8,735	$163,502	$366,995

Ending balances:
Individually evaluated for impairment	$7,036	$52,957	$44	$20,373	$80,410

Collectively evaluated for impairment	$45,237	$89,528	$8,691	$143,129	$286,585

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 5 - LOAN PORTFOLIO - continued

December 31, 2010		Commercial
(Dollars in thousands)	Commercial	Real Estate	Consumer	Residential	Total
Allowance for loan losses:

Beginning balance	$1,152	$2,916	$217	$3,240	$7,525
Charge-offs	(2,424)	(8,092)	(222)	(5,988)	(16,726)
Recoveries	184	185	32	205	606
Provisions	2,910	12,228	104	7,842	23,084
Ending balance	$1,822	$7,237	$131	$5,299	$14,489

Ending balances:
Individually evaluated for impairment	$862	$4,446	$—	$2,652	$7,960

Collectively evaluated for impairment	$960	$2,791	$131	$2,647	$6,529

Total	$1,822	$7,237	$131	$5,299	$14,489

Loans receivable:

Ending balance - total	$65,896	$166,814	$12,446	$200,518	$445,674

Ending balances:
Individually evaluated for impairment	$3,170	$43,291	$46	$22,988	$69,495

Collectively evaluated for impairment	$62,726	$123,523	$12,400	$177,530	$376,179

Loan Performance and Asset Quality

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 5 - LOAN PORTFOLIO - continued

The following chart summarizes delinquencies and nonaccruals, by portfolio class, as of December 31, 2011 and December 31, 2010.

							Recorded
December 31, 2011							Investments
(Dollars in	30-59 Days	60-89 Days	Nonaccrual	Total Past		Total Loans	90 Days and
thousands)	Past Due	Past Due	Loans	Due	Current	Receivable	Accruing

Commercial	$743	$117	$2,076	$2,936	$49,261	$52,273	$76
Commercial real estate:
Construction	224	1,239	20,659	22,122	44,755	66,877	—
Other	—	341	9,342	9,683	65,925	75,608	—

Real Estate:
Residential	2,331	1,321	12,585	16,237	147,265	163,502	—

Consumer:
Other	159	58	20	237	7,594	7,831	—
Revolving credit	17	6	—	23	881	904	—

Total	$3,474	$3,082	$44,682	$51,238	$315,681	$366,995	$76

							Recorded
December 31, 2010							Investments
(Dollars in	30-59 Days	60-89 Days	Nonaccrual	Total Past		Total Loans	90 Days and
thousands)	Past Due	Past Due	Loans	Due	Current	Receivable	Accruing

Commercial	$710	$51	$966	$1,727	$52,966	$54,693	$––
Commercial real estate:
Construction	3,544	1,351	15,029	19,924	70,140	90,064	––
Other	1,951	56	1,107	3,114	73,636	76,750	––

Real Estate:
Residential	3,484	876	6,960	11,320	189,198	200,518	––

Consumer:
Other	251	24	6	281	11,206	11,487	––
Revolving credit	1	1	—	2	957	959	––

Other	—	9	1,129	1,138	10,065	11,203	––

Total	$9,941	$2,368	$25,197	$37,506	$408,168	$445,674	$––

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 5 - LOAN PORTFOLIO - continued

The following table summarizes management’s internal credit risk grades, by portfolio class, as of December 31, 2011 and 2010.

December 31, 2011 (Dollars in thousands)	Residential	Commercial Real Estate	Commercial	Consumer	Total
Grade 1 — Minimal	$—	$45	$2,261	$1,058	$3,364
Grade 2 — Modest	11,294	6,371	1,755	77	19,497
Grade 3 — Average	4,806	3,230	5,919	333	14,288
Grade 4 — Satisfactory	102,105	75,075	28,869	6,258	212,307
Grade 5 —Watch	3,624	2,001	1,569	464	7,658
Grade 6 — Special Mention	12,216	7,360	2,480	243	22,299
Grade 7 — Substandard	29,269	46,425	9,194	302	85,190
Grade 8 — Doubtful	188	1,978	226	—	2,392
Grade 9 — Loss	—	—	—	—	—
Total loans	$163,502	$142,485	$52,273	$8,735	$366,995

December 31, 2010 (Dollars in thousands)	Residential	Commercial Real Estate	Commercial	Consumer	Total
Grade 1 — Minimal	$—	$—	$4,023	$1,573	$5,596
Grade 2 — Modest	21,158	7,356	3,939	125	32,578
Grade 3 — Average	2,784	3,254	5,416	516	11,970
Grade 4 — Satisfactory	123,391	81,989	37,908	8,988	252,276
Grade 5 —Watch	4,041	2,476	1,969	845	9,331
Grade 6 — Special Mention	16,786	15,380	4,152	17	36,335
Grade 7 — Substandard	31,326	55,770	7,688	369	95,153
Grade 8 — Doubtful	1,032	589	801	13	2,435
Grade 9 — Loss	—	—	—	—	—
Total loans	$200,518	$166,814	$65,896	$12,446	$445,674

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 5 - LOAN PORTFOLIO - continued

Loans graded one through four are considered “pass” credits.  As of December 31, 2011, $249,456,000, or 67.97% of the loan portfolio had a credit grade of “minimal,” “modest,” “average” or “satisfactory.”  For loans to qualify for this grade, they must be performing relatively close to expectations, with no significant departures from the intended source and timing of repayment.

Loans with a credit grade of “watch” and “special mention” are not considered classified; however, they are categorized as a watch list credit and are considered potential problem loans.  This classification is utilized by us when there is an initial concern about the financial health of a borrower.  These loans are designated as such in order to be monitored more closely than other credits in the portfolio.  Loans on the watch list are not considered problem loans until they are determined by management to be classified as substandard.  As of December 31, 2011, loans totaling $29,957,000 were on the watch list.  Watch list loans are considered potential problem loans and are monitored as they may develop into problem loans in the future.

Loans graded “substandard” or greater are considered classified credits.  At December 31, 2011, classified loans totaled $87,582,000, with $77,860,000 being collateralized by real estate.  Classified credits are evaluated for impairment on a quarterly basis.

The Bank identifies impaired loans through its normal internal loan review process.  A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Impairment is measured on a loan-by-loan basis by calculating either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  Any resultant shortfall is charged to provision for loan losses and is classified as a specific reserve.  When an impaired loan is ultimately charged-off, the charge-off is taken against the specific reserve.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Impaired consumer and residential loans are identified for impairment disclosures, however, it is policy to individually evaluate for impairment all loans with a credit grade of “substandard” or greater that have an outstanding balance of $50,000 or greater, and all loans with a credit grade of “special mention” that have outstanding principal balance of $100,000 or greater.

At December 31, 2011, impaired loans totaled $80,410,000, all of which were valued on a nonrecurring basis at the lower of cost or market value of the underlying collateral.  Market values were obtained using independent appraisals, updated in accordance with our reappraisal policy, or other market data such as recent offers to the borrower.  At December 31, 2011, the recorded investment in impaired loans was $80,410,000, compared to $69,495,000 at December 31, 2010.

The following chart details our impaired loans, which includes TDRs totaling $55,105,000 and $40,522,000, by category as of December 31, 2011 and December 31, 2010, respectively:

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 5 - LOAN PORTFOLIO - continued

		Unpaid		Average	Interest
December 31, 2011	Recorded-	Principal	Related	Recorded	Income
(Dollars in thousands)	Investment	Balance	Allowance	Investment	Recognized

With no related allowance recorded:
Commercial	$2,140	$2,155	$—	$1,529	$63
Commercial real estate	12,820	12,931	—	14,238	441
Residential	11,297	12,329	—	9,711	457
Consumer	44	44	—	45	3

Total:	$26,301	$27,459	$—	$25,523	$964

With an allowance recorded:

Commercial	4,896	5,005	1,827	3,573	195
Commercial real estate	32,912	35,444	6,605	30,273	383
Residential	16,301	16,527	4,191	15,583	320
Consumer	—	—	—	—	—

Total:	$54,109	$56,976	$12,623	$49,429	$898

Total:
Commercial	7,036	7,160	1,827	5,102	258
Commercial real estate	45,732	48,375	6,605	44,511	824
Residential	27,598	28,856	4,191	25,294	777
Consumer	44	44	—	45	3
Total:	$80,410	$84,435	$12,623	$74,952	$1,862

		Unpaid		Average	Interest
December 31, 2010	Recorded-	Principal	Related	Recorded	Income
(Dollars in thousands)	Investment	Balance	Allowance	Investment	Recognized

With no related allowance recorded:
Commercial	$920	$1,270	$—	$704	$—
Commercial real estate	15,657	16,275	—	14,955	108
Residential	8,124	8,970	—	3,727	22
Consumer	46	46	—	24	—

Total:	$24,747	$26,561	$—	$19,410	$130

With an allowance recorded:
Commercial	2,250	2,335	849	1,552	2
Commercial real estate	27,634	28,739	5,523	27,782	98
Residential	14,864	14,925	2,205	8,327	52
Consumer	—	—	—	43	—

Total:	$44,748	$45,999	$8,577	$37,704	$152

Total:
Commercial	3,170	3,605	849	2,256	2
Commercial real estate	43,291	45,014	5,523	42,737	206
Residential	22,988	23,895	2,205	12,054	74
Consumer	46	46	—	67	—
Total:	$69,495	$72,560	$8,577	$57,114	$282

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 5 - LOAN PORTFOLIO - continued

TDRs are loans which have been restructured from their original contractual terms and include concessions that would not otherwise have been granted outside of the financial difficulty of the borrower.  We only restructure loans for borrowers in financial difficulty that have designed a viable business plan to fully pay off all obligations, including outstanding debt, interest and fees, either by generating additional income from the business or through liquidation of assets.  Generally, these loans are restructured to provide the borrower additional time to execute upon their plans.

With respect to restructured loans, we grant concessions by (1) reduction of the stated interest rate for the remaining original life of the debt, or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk.  We do not generally grant concessions through forgiveness of principal or accrued interest.  Restructured loans where a concession has been granted through extension of the maturity date generally include extension of payments in an interest only period, extension of payments with capitalized interest and extension of payments through a forbearance agreement.  These extended payment terms are also combined with a reduction of the stated interest rate in certain cases.

Success in restructuring loans has been mixed but it has proven to be a useful tool in certain situations to protect collateral values and allow certain borrowers additional time to execute upon defined business plans.  In situations where a TDR is unsuccessful and the borrower is unable to follow through with terms of the restricted agreement, the loan is placed on nonaccrual status and continues to be written down to the underlying collateral value.

Our policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance.  That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely.  If a borrower was materially delinquent on payments prior to the restructuring but shows capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual going forward.  Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status.

We will continue to closely monitor these loans and will cease accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms.  If, after previously being classified as a TDR, a loan is restructured a second time, then that loan is automatically placed on nonaccrual status.  Our policy with respect to nonperforming loans requires the borrower to make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status.  Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status.  To date, we have not restored any nonaccrual loan classified as a TDR to accrual status.  We believe that all of our modified loans meet the definition of a TDR.

As a result of adopting the amendments in ASU 2011-02, we reassessed all restructurings that occurred on or after the beginning of the fiscal year of adoption (January 1, 2011) to determine whether they are considered TDRs under the amended guidance.  We did not identify any new TDRs during our assessment.  As noted below, all outstanding TDRs as of December 31, 2011 were restructured prior to the adoption of ASU 2011-02.  All loans restructured subsequent to adoption of ASU 2011-02 have resulted from financial difficulties experienced by borrowers and not from adopting the amendments of the accounting standard update.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 5 - LOAN PORTFOLIO - continued

The following is a summary of information pertaining to our TDRs:

	December 31,	December 31,
(Dollars in thousands)	2011	2010
Nonperforming TDRs	$30,582	$10,962
Performing TDRs:
Commercial	4,178	1,864
Commercial real estate - construction	11,874	20,584
Residential	8,427	7,112
Consumer	44	—
Total performing TDRs	$24,523	$29,560
Total TDRs	$55,105	$40,522

The following table summarizes how loans that were considered TDRs were modified during the periods indicated:

	For the year ended			For the year ended
	December 31, 2011			December 31, 2011
	TDRs that are in compliance with the terms of the agreement			TDRs that are susbequently defaulted
(Dollars in thousands except contracts)	Number of contracts	Pre- modification outstanding recorded investment	Post- modification outstanding recorded investment	Number of contracts	Pre- modification outstanding recorded investment	Post-modification outstanding recorded investment

Commercial real estate	25	$11,874	$11,874	19	$25,985	$23,828
Single-family residential	23	8,427	8,427	18	6,761	5,757
Commercial and industrial	23	4,178	4,178	4	1,107	997
Consumer	1	44	44	—	—	—
Total loans	72	$24,523	$24,523	41	$33,853	$30,582

	For the year ended			For the year ended
	December 31, 2010			December 31, 2010
	TDRs that are in compliance with the terms of the agreement			TDRs that have susbequently defaulted
(Dollars in thousands except contracts)	Number of contracts	Pre- modification outstanding recorded investment	Post- modification outstanding recorded investment	Number of contracts	Pre- modification outstanding recorded investment	Post- modification outstanding recorded investment

Commercial Real Estate	28	$20,684	$20,584	7	$7,695	$7,695
Single-family residential	19	7,112	7,112	9	3,883	3,062
Commercial and industrial	10	1,864	1,864	3	277	205
Total loans	57	$29,660	$29,560	19	$11,855	$10,962

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 5 - LOAN PORTFOLIO - continued

Portions of the allowance for loan losses may be allocated for specific loans or portfolio segments.  However, the entire allowance for loan losses is available for any loan that, in management’s judgment, should be charged-off.  While management utilizes the best judgment and information available to it, the ultimate adequacy of the allowance for loan losses depends on a variety of factors beyond our control, including the performance of our loan portfolio, the economy, changes in interest rates, and the view of the regulatory authorities toward loan classifications.  If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.  There can be no assurance that charge-offs of loans in future periods will not exceed the allowance for loan losses as estimated at any point in time or that provisions for loan losses will not be significant to a particular accounting period.

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

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.  The following table summarizes the Company’s off-balance sheet financial instruments whose contract amounts represent credit risk:

	December 31,
(Dollars in thousands)	2011	2010

Commitments to extend credit	$28,799	$42,491
Standby letters of credit	516	841

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 6 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
(Dollars in thousands)	2011	2010

Land	$7,099	$7,099
Buildings and land improvements	16,230	16,219
Furniture and equipment	7,522	7,394
Leasehold improvements	65	65

	30,916	30,777
Less accumulated depreciation	(8,402)	(7,388)

Premises, furniture and equipment, net	$22,514	$23,389

Depreciation expense for the years ended December 31, 2011 and 2010 was $1,015,000 and $1,050,000, respectively.  During September, 2011, we closed our Covenant Towers branch in an effort to decrease our expenses.  Also, in January 2012, we closed our Meeting Street and Homewood’s branches to reduce our expenses.

NOTE 7 — OTHER REAL ESTATE OWNED

Transactions in other real estate owned for the periods ended December 31, 2011 and 2010:

(Dollars in thousands)	2011	2010

Balance, beginning of year	$16,891	$6,432
Additions	12,040	18,480
Sales	(11,023)	(5,120)
Write-downs	(2,243)	(2,901)

Balance, end of period	$15,665	$16,891

NOTE 8 - OTHER ASSETS

Other assets consisted of the following:

	December 31,
(Dollars in thousands)	2011	2010

Prepaid expenses and insurance	$483	$556
Prepaid FDIC insurance premiums	—	2,106
Unamortized software	18	95
Net deferred tax asset	—	4,998
Other	286	3,021

Total	$787	$10,776

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 9 - DEPOSITS

At December 31, 2011, the scheduled maturities of time deposits were as follows:

(Dollars in thousands)
Maturing In	Amount

2012	$164,770
2013	73,285
2014	17,986
2015	17,209
2016 and thereafter	2,983

Total	$276,233

Overdrawn transaction accounts in the amount of $51,000 and $125,000 were classified as loans as of December 31, 2011 and 2010, respectively.

Related party deposits by directors including their affiliates and executive officers totaled approximately $3,490,000 and $4,782,000 at December 31, 2011 and 2010, respectively.

NOTE 10 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following at December 31, 2011:

(Dollars in thousands)	Interest	Loan
Advances maturing on:	Rate	Balances

December 8, 2014	3.24%	5,000
September 4, 2018	3.60%	2,000
September 10, 2018	3.45%	5,000
September 18, 2018	2.95%	5,000
August 20, 2019	3.86%	5,000

Total		$22,000

As of December 31, 2010 we had advances totaling $104,200,000 with various interest rates and maturity dates.  During 2011, we repaid $82,200,000 advances in an effort to shrink the Bank’s balance sheet.  We incurred a prepayment penalty of $2,554,000 during the year ended December 31, 2011.

As of December 31, 2011, the Company’s portfolio of FHLB advances consisted of $5,000,000 of fixed rate credits and $17,000,000 of convertible advances.  Interest on fixed rate advances is generally payable monthly and interest on fixed rate advances is payable quarterly.  Convertible advances are callable by the Federal Home Loan Bank on their respective call dates.  The Company has the option to either repay any advance that has been called or to refinance the advance as a convertible advance.

At December 31, 2011, the Company had pledged as collateral for FHLB advances approximately $14,991,000 of one-to-four family first mortgage loans, $21,226,000 of commercial real estate loans, $13,893,000 in home equity lines of credit, $491,000 in multifamily loans and $5,550,000 of agency and private issue mortgage-backed securities.  The Company has an investment in Federal Home Loan Bank stock of $3,789,000.  The Company has $1,396,000 in excess borrowing capacity with the Federal Home Loan Bank that is available if liquidity needs should arise.  As a result of negative financial performance indicators, there is also a risk that the Bank’s ability to borrow from the FHLB could be curtailed or eliminated, although to date the Bank has not been denied advances from the FHLB or had to pledge additional collateral for its borrowings.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 10 – ADVANCES FROM THE FEDERAL HOME LOAN BANK - continued

As of December 31, 2011, scheduled principal reductions include $5,000,000 in 2014, $12,000,000 in 2018, and $5,000,000 in 2019.

NOTE 11 — JUNIOR SUBORDINATED DEBENTURES

On December 21, 2004, HCSB Financial Trust I, (a non-consolidated subsidiary) issued $6.0 million floating rate trust preferred securities with a maturity of December 31, 2034.  In accordance with current accounting standards, the trust has not been consolidated in these financial statements.  The Company received from the Trust the $6.0 million proceeds from the issuance of the securities and the $186,000 initial proceeds from the capital investment in the Trust and, accordingly, has shown the funds due to the trust as a $6,186,000 junior subordinated debenture.  The current regulatory rules allow certain amounts of junior subordinated debentures to be included in the calculation of regulatory capital.  The debenture issuance costs, net of accumulated amortization, totaled $84,000 at December 31, 2011 and are included in other assets on the consolidated balance sheet.  Amortization of debt issuance costs totaled $3,667 for each of the years ended December 31, 2011 and 2010.  Due to diminishing cash available at the holding company level, the Company has deferred interest payments in the amount of $173,000 on the trust preferred securities since February 2011.

The Company invested $5,880,000 in the Company’s wholly-owned subsidiary, Horry County State Bank.  The remaining balance is being maintained by the Company to fund operations.

NOTE 12 - SUBORDINATED DEBENTURES

On July 31, 2010, the Company completed a private placement of subordinated promissory notes that totaled $12,062,011.  The notes initially bear interest at a rate of 9% per annum payable semiannually on April 5th and October 5th and are callable by the Company four years after the date of issuance and mature 10 years from the date of issuance.  After October 5, 2014 and until maturity, the notes bear interest at a rate equal to the current Prime Rate in effect, as published by the Wall Street Journal, plus 3%; provided, that the rate of interest shall not be less than 8% per annum or more than 12% per annum.  The subordinated notes have been structured to fully count as Tier 2 regulatory capital on a consolidated basis.

The Company may be required to defer interest payments on the subordinated promissory notes in the future given the diminished liquidity levels of the Company.

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

Future minimum lease payments are expected to be approximately $12,564 for 2012.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes.  At December 31, 2011 management was not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 15 - SHAREHOLDERS’ EQUITY

Preferred Stock — In March 2009, in connection with the Troubled Asset Relief Program (the “TARP”) Capital Purchase Program (the “CPP”), established as part of the Emergency Economic Stabilization Act of 2008, the Company issued to the U.S. Treasury 12,895 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the “Preferred Stock”), having a liquidation preference of $1,000 per share.  The Preferred Stock has a dividend rate of 5% for the first five years and 9% thereafter.  The Preferred Stock has a call feature after three years.

In connection with the sale of the Preferred Stock, the Company also issued to the U.S. Treasury a ten-year warrant to purchase up to 91,714 shares of the Company’s common stock (the “Warrants”), par value $0.01 per share at an initial exercise price of $21.09 per share.

As required under the TARP Capital Purchase Program, dividend payment on and repurchase of the Company’s common stock are subject to certain restrictions.  For as long as the Preferred Stock is outstanding, no dividends may be declared or paid on the Company’s common stock until all accrued and unpaid dividends on the Preferred Stock are fully paid.  In addition, the U.S. Treasury’s consent is required for any increase in dividends on common stock before the third anniversary of issuance of the Preferred Stock and for any repurchase of any common stock except for repurchases of common shares in connection with benefit plans.

The Preferred Stock and Warrants were sold to the U.S. Treasury for an aggregate purchase price of $12,859,000 in cash.  The purchase price was allocated between the Preferred Stock and the Warrants based upon the relative fair values of each to arrive at the amounts recorded by the Company.  This resulted in the Preferred Stock being issued at a discount which is being amortized on a level yield basis as a charge to retained earnings over an assumed life of five years.

Due to the Company’s current financial condition, as of February, 2011, the Federal Reserve Bank of Richmond, the Company’s primary federal regulatory, required the Company to defer dividend payments on the TARP Preferred Stock.  The Company may defer dividend payments on the TARP Preferred Stock, although the dividend is a cumulative dividend and failure to pay dividends for six dividend periods, whether or not consecutive, would trigger board appointment rights for the holder of the TARP Preferred Stock.  The Company has deferred dividend payments on the TARP Preferred Stock for five consecutive dividend periods.  As of December 31, 2011, dividends totaling $645,000 have been deferred.

Restrictions on Dividends - South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders.  All of the Bank’s dividends to the Company are payable only from the undivided profits of the Bank.  At December 31, 2011 the Bank had negative retained earnings. In addition, pursuant to the terms of the Consent Order, the Bank is prohibited from declaring a dividend on its shares of common stock unless it receives approval from the FDIC and the State Board.  Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.  Prior to March 6, 2012, so long as the Treasury owns the 12,985 shares of preferred stock issued pursuant to the Capital Purchase Program, the Company is not permitted to declare cash dividends on its common stock without the Treasury’s consent.

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

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 16 – CAPITAL REQUIREMENTS - continued

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

At December 31, 2011, the Company was categorized as “critically undercapitalized” and the Bank was categorized as “significantly undercapitalized.”  Our losses for 2010 and 2011 have adversely impacted our capital. As a result, we have been pursuing a plan to increase our capital ratios in order to strengthen our balance sheet and satisfy the commitments required under the Consent Order.  However, if we continue to fail to meet the capital requirements in the Consent Order in a timely manner, then this would result in additional regulatory actions, which could ultimately lead to the Bank being taken into receivership by the FDIC.  Our auditors have noted that the uncertainty of our ability to obtain sufficient capital raises substantial doubt about our ability to continue as a going concern.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 16 – CAPITAL REQUIREMENTS - continued

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

	Actual		Minimum Requirement For Capital Adequacy Purposes		Minimum Capital Levels Set Forth in Regulatory Consent Order
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2011
The Company
Total capital (to risk-weighted assets)	$7,190	1.77%	$32,492	8.00%	N/A		N/A
Tier 1 capital (to risk-weighted assets)	3,595	0.89%	16,246	4.00%	N/A		N/A
Tier 1 capital (to average assets)	3,595	0.67%	21,540	4.00%	N/A		N/A
The Bank
Total capital (to risk-weighted assets)	$20,896	5.14%	$32,496	8.00%	$40,620		10.00%
Tier 1 capital (to risk-weighted assets)	15,620	3.85%	16,248	4.00%		(1)	(1)
Tier 1 capital (to average assets)	15,620	2.90%	21,516	4.00%	43,032		8.00%
December 31, 2010
The Company
Total capital (to risk-weighted assets)	$46,675	9.26%	$40,335	8.00%	N/A		N/A
Tier 1 capital (to risk-weighted assets)	28,210	5.60%	20,168	4.00%	N/A		N/A
Tier 1 capital (to average assets)	28,210	3.50%	32,202	4.00%	N/A		N/A
The Bank
Total capital (to risk-weighted assets)	$45,595	9.00%	$40,551	8.00%	$50,689		10.00%
Tier 1 capital (to risk-weighted assets)	39,158	7.73%	20,276	4.00%		(1)	(1)
Tier 1 capital (to average assets)	39,158	4.85%	32,270	4.00%	64,539		8.00%

(1) Minimum capital amounts and ratios presented as of December 31, 2011 and 2010, are amounts to be well-capitalized under the various regulatory capital requirements administered by the FDIC.  On February 10, 2011, the Bank became subject to a regulatory Consent Order with the FDIC.  Minimum capital amounts and ratios presented for the Bank as of December 31, 2011 and 2010, are the minimum levels set forth in the Consent Order.  No minimum Tier 1 capital to risk-weighted assets ratio was specified in the Consent Order.  Regardless of the Bank’s capital ratios, it is unable to be classified as “well-capitalized” while it is operating under the Consent Order with the FDIC.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 17 - RETIREMENT AND BENEFITS

Trustee Retirement Savings Plan - The Bank has a trustee retirement savings plan which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements.  The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code.  Under the plan and present policies, participants are permitted to contribute up to 15% of their annual compensation.  At its discretion, the Bank can make matching contributions up to 4% of the participants’ compensation, which was no longer continued in 2011.  The Company charged $20 and $269,000 to earnings for the retirement savings plan in 2011 and 2010, respectively.  In an effort to reduce expenses, the Bank made no contributions to employee 401(k) plans in 2011.

Directors Deferred Compensation Plan - The Company has a deferred compensation plan whereby directors may elect to defer the payment of their fees.  Under the terms of the plan, the Company accrues an expense equal to the amount deferred plus an interest component based on the prime rate of interest at the beginning of each year.  The Company has also purchased life insurance contracts on each of the participating directors.  At December 31, 2011 and 2010, $518,000 and $1,029,000, respectively, of directors’ fees were deferred and are included in other liabilities. In 2011, certain director participants relinquished the right to their deferred directors fees, which resulted in a reduction of accrued expenses of $563,000.  The reversal of this portion of the liability is reflected in salaries and benefits in the statement of operations.

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

NOTE 18 - EARNINGS (LOSSES) PER SHARE

Earnings (losses) per share - basic is computed by dividing net income (loss) by the weighted average number of common shares outstanding.  Earnings per share - diluted is computed by dividing net income (loss) by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method.  Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.  For 2011 and 2010, common shares issuable upon exercise of employee stock options have not been included because their inclusion would have an anitdilutive effect applicable to net loss per share.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 18 – EARNINGS (LOSSES) PER SHARE - continued

(Dollars in thousands, except	Years ended December 31,
per share amounts)	2011	2010
Basic loss per common share:

Net loss available to common shareholders	$(29,872)	$(18,103)

Average common shares outstanding - basic	3,742,413	3,787,153

Basic loss per common share	$(7.98)	$(4.78)

Diluted loss per common share:

Net loss available to common shareholders	$(29,872)	$(18,103)

Average common shares outstanding - basic	3,742,413	3,787,153

Incremental shares from assumed conversion of stock options and restricted stock awards	—	—

Average common shares outstanding - diluted	3,742,413	3,787,153

Diluted loss per common share	$(7.98)	$(4.78)

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

As of December 31, 2010, there were 71,676 options outstanding with a weighted average exercise price of $13.97.  In 2011, all of these options were cancelled.

Restricted stock awards included in the Stock Plan vest after the first three consecutive periods during which the Bank’s return on average assets (ROAA) averages 1.15%.  At December 31, 2010, none of the restricted stock had vested; therefore, no compensation expense related to the vesting was recognized.  All ungranted restricted stock awards expire in 2014.

During 2011, the Company cancelled these restricted stock awards, which is reflected in our Statement of Shareholders Equity.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 20 - OTHER EXPENSES

Other expenses are summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2011	2010

Stationery, printing, and postage	$400	$336
Telephone	227	253
Director and advisory fees	73	173
ATM services	153	179
Repossession expenses	26	323
Regulatory enforcement order expenses	399	—
Appraisal fee expense	204	71
Accountant fees	180	181
Legal fees	889	430
Courier services	61	56
Other	897	1,224

Total	$3,509	$3,226

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 21 - INCOME TAXES

Income tax expense (benefit) is summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2011	2010

Currently payable:
Federal	$74	$(1,667)
State	—	—

Total current	74	(1,667)

Deferred income taxes	4,990	(3,110)

Income tax expense (benefit)	$5,064	$(4,777)

Income tax expense (benefit) is allocated as follows:
To continuing operations	$4,998	$(4,383)
To shareholders’ equity	66	(394)

Total	$5,064	$(4,777)

The components of the net deferred tax asset are as follows:

	December 31,
(Dollars in thousands)	2011	2010

Deferred tax assets:
Allowance for loan losses	$7,201	$4,821
Net unrealized losses on securities available-for-sale	1,040	66
Net capitalized loan costs	47	83
Net operating loss	9,127	2,647
Deferred compensation	176	350
Nonaccruing interest	745	494
Tax credits	307	284
Other real estate owned	774	1,156
Loss on equity securities	43	42
Other	8	8

Total deferred tax assets	19,468	9,951

Valuation Allowance	(18,100)	(3,552)

Total net deferred tax assets	1,368	6,399

Deferred tax liabilities:
Accumulated depreciation	1,205	1,244
Gain on sale of real estate	73	73
Prepaid expenses	90	92

Total deferred tax liabilities	1,368	1,409

Net deferred tax asset	$—	$4,990

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 21 - INCOME TAXES - continued

In June 2011, management evaluated the likelihood of recognizing the Company’s deferred tax asset.  Based on the more likely than not criteria required to support this asset, the Company recorded a full valuation allowance against the deferred tax asset.  A deferred tax asset is created from the difference between book income using Generally Accepted Accounting Principles (GAAP) and taxable income.  As of December 31, 2010, management had recorded a partial valuation allowance of $3,552,262.

Deferred tax assets represent the future tax benefit of deductible items.  The Company, under the current Internal Revenue Code, is allowed an up to two year carryback and a twenty year carryforward of these timing items.  A valuation allowance is established if it is more likely than not that a tax asset will not be realized.  The valuation allowance reduces the recorded deferred tax assets to a net realizable value.  As of December 31, 2011, management has established a valuation allowance of $18,099,023 to reflect the portion of the deferred income tax asset that is not able to be offset against net operating loss carrybacks and reversals of net future taxable temporary differences projected to occur in 2012.  This resulted in income tax expense of $4,997,915 for the year ended December 31, 2011.  When the Company generates future taxable income, it will be able to reevaluate the amount of the valuation allowance.  During the year ended December 31, 2010, management had recorded an income tax benefit of $4,383,414 based on an effective tax rate of 34%.

The Company has federal net operating loss carryforwards of $26,398,645 for income tax purposes as of December 31, 2011.  These net operating losses will begin to expire in year 2030.

The Company has South Carolina net operating loss carryforwards of $4,601,558 for income tax purposes as of December 31, 2011.  These net operating losses will begin to expire in year 2019.

Tax returns for 2008 and subsequent years are subject to examination by taxing authorities.

A reconciliation between the income tax expense (benefit) and the amount computed by applying the Federal statutory rates of 34% to income before income taxes follows:

	Years ended December 31,
(Dollars in thousands)	2011	2010
Tax benefit at statutory rate	$(8,166)	$(7,362)
State income tax, net of federal income tax benefit	(41)	(30)
Tax-exempt interest income	(225)	(106)
Stock compensation expense	—	4
Valuation allowance	14,548	3,430
Other	(1,118)	(319)

Income tax expense (benefit)	$4,998	$(4,383)

NOTE 22 - UNUSED LINES OF CREDIT

As of December 31, 2011, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $10,000,000, which is a secured borrowing line.  These lines of credit are available on a one to fourteen day basis for general corporate purposes.  The lenders have reserved the right not to renew their respective lines.  The Company may also utilize its unpledged securities, if liquidity needs should arise.  At December 31, 2011, investment securities with a book value of $62,095,000 and a market value of $59,696,000 were not pledged.

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

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash, Interest-Bearing Deposits with Other Banks and Due from Banks - The carrying amount is a reasonable estimate of fair value.

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

Repurchase Agreements — The carrying value of these instruments is a reasonable estimate of fair value.

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

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS – continued

Commitments to Extend Credit and Standby Letters of Credit - The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis and include no unusual credit risks.

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2011		2010
	Carrying	Estimated	Carrying	Estimated
(Dollars in thousands)	Amount	Fair Value	Amount	Fair Value
Financial Assets:
Cash, due from banks, and interest bearing deposits	$33,672	$33,672	$12,191	$12,191
Federal funds sold	—	—	7,371	7,371
Investment securities available-for-sale	100,207	100,207	265,190	265,190
Nonmarketable equity securities	3,975	3,975	6,076	6,076
Loans	345,817	346,903	431,185	431,862
Accrued interest receivable	2,776	2,776	4,476	4,476

Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$214,620	$214,620	$284,377	$284,377
Certificates of deposit	276,233	279,447	344,584	347,415
Repurchase agreements	7,492	7,492	6,646	6,646
Advances from the Federal Home Loan Bank	22,000	25,467	104,200	105,850
Subordinated debentures	12,062	12,062	12,062	12,062
Junior subordinated debentures	6,186	6,186	6,186	6,186
Accrued interest payable	1,015	1,015	1,252	1,252

	Notional	Estimated	Notional	Estimated
	Amount	Fair Value	Amount	Fair Value
Off-Balance Sheet Financial Instruments:
Commitments to extend credit	$28,799	$ N/A	$42,491	N/A
Standby letters of credit	516	N/A	841	N/A

The fair value estimates are made at a specific point in time based on relevant market and other information about the financial instruments.  Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on current economic conditions, risk characteristics of various financial instruments, and such other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Generally accepted accounting principles require disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS – continued

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

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale - Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.  Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the counter markets and money market funds.  Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities.  Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans - The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired.  Once a loan is identified as individually impaired, management measures impairment.  The fair value of impaired loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows.  Those impaired loans not requiring a specific allowance represents loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans.  At December 31,2011 and 2010, substantially all of the impaired loans were evaluated based upon the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS – continued

observable market price or a current appraised value, the Company records the loan as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

Other Real Estate Owned - Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure.  The initial recorded value may be subsequently reduced by additional allowances, which are charges to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company recorded the foreclosed asset as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

The tables below present the balances of assets and liabilities measured at fair value on a recurring basis as of and for the years ended December 31, 2011 and 2010, by level within the fair value hierarchy.

	December 31, 2011
	Quoted market price in	Significant other	Significant unobservable
	active markets	observable inputs	inputs
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)
Government-sponsored agencies	$—	$42,142	$—
Mortgage-backed securities	—	47,206	—
Obligations of state & political subdivisions	1,576	9,283	—
Total	$1,576	$98,631	$—

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS – continued

	December 31, 2010
	Quoted market price in	Significant other	Significant unobservable
	active markets	observable inputs	inputs
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)
Government-sponsored agencies	$—	$189,084	$—
Mortgage-backed securities	1,000	53,960	—
Obligations of state & political subdivisions	2,780	18,366	—
Total	$3,780	$261,410	$—

The Company has no liabilities carried at fair value or measured at fair value on a nonrecurring basis.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  The following tables present the assets and liabilities carried on the balance sheet by caption and by level within the valuation hierarchy described above as of and for the years ended December 31, 2011 and 2010 for which a nonrecurring change in fair value has been recorded during the years ended December 31, 2011 and 2010.

	December 31, 2011
	Quoted market price in	Significant other	Significant unobservable
	active markets	observable inputs	inputs
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)
Impaired loans	$—	$57,377	$10,410
Other real estate owned	—	15,665	—
Total	$—	$73,042	$10,410

	December 31, 2010
	Quoted market price in	Significant other	Significant unobservable
	active markets	observable inputs	inputs
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)
Impaired loans	$—	$61,535	$—
Other real estate owned	—	16,891	—
Total	$—	$78,426	$—

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 24 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for HCSB Financial Corporation and Subsidiary (Parent Company Only).

Condensed Balance Sheets

	December 31,
(Dollars in thousands)	2011	2010
Assets
Cash	$91	$3,079
Investment in banking subsidiary	12,809	41,144
Investment in trust	186	186
Nonmarketable equity securities	—	3
Other assets	385	604

Total assets	$13,471	$45,016

Liabilities and shareholders’ equity
Interest payable-subordinated debentures	$259	$262
Interest payable-junior subordinated debentures	173	7
Subordinated debentures	12,062	12,062
Junior subordinated debentures	6,186	6,186
Other liabilities	7	—

Total liabilities	18,687	18,517

Shareholders’ equity (deficit)	(5,216)	26,499

Total liabilities and shareholder’s equity	$13,471	$45,016

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 24 - HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY) - continued

Condensed Statements of Income

	Years ended December 31,
(Dollars in thousands)	2011	2010
Income
Dividend from trust preferred securities	$—	$5
Other Income	21	30
	21	35
Expenses
Interest expense on subordinated debentures	1,082	738
Interest expense on junior subordinated debentures	166	168
Other expenses	24	60

Loss before income taxes and equity in undistributed losses of banking subsidiary	(1,251)	(931)

Income tax benefit (expense)	(147)	357

Equity in undistributed losses of banking subsidiary	(27,619)	(16,695)

Net loss	$(29,017)	$(17,269)

Condensed Statements of Cash Flows

	Years ended December 31,
(Dollars in thousands)	2011	2010
Cash flows from operating activities:
Net loss	$(29,017)	$(17,269)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in undistributed losses of banking subsidiary	27,619	16,695
Decrease in other assets	221	72
Increase (decrease) in other liabilities	170	(230)
Stock compensation expense	—	12
Net cash used by operating activities	(1,007)	(720)

Cash flows from financing activities:
Issuance of subordinated debentures	—	12,062
Capital contribution to the Bank	(1,981)	(7,994)
Dividends paid on preferred stock	—	(644)
Net cash provided (used) by financing activities	(1,981)	3,424

Cash and cash equivalents, beginning of year	3,079	375
Net (decrease) increase in cash	(2,988)	2,704
Cash and cash equivalents, end of year	$91	$3,079

NOTE 25 — SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued.  Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements.  Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.  Management has reviewed events occurring

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 25 — SUBSEQUENT EVENTS - continued

through the date the financial statements were issued and no subsequent events occurred requiring accrual or disclosure that are not otherwise disclosed herein.  In January 2012 the Company closed its branches in the Homewood community and on Meeting Street in Loris to decrease its number of branches from 13 to 11.  The Company closed these offices in order to reduce expenses without materially reducing the Company’s deposits and loans.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Michael S. Addy	President, Addy’s Harbour Dodge, Inc.

Johnny C. Allen	Retired, Horry County Treasurer

D. Singleton Bailey	President, Loris Drug Store, Inc.

Franklin C. Blanton	President, Blanton Supplies, Inc.
President, Blanton Supplies of Little River, Inc.

Clay D. Brittain, III	Attorney, Thomas & Brittain, P.A.

James R. Clarkson	President and CEO
HCSB Financial Corporation
and Horry County State Bank

Tommie W. Grainger	President, Coastal Timber Co., Inc.

Gwyn G. McCutchen	Dentist

T. Freddie Moore	Retired, Gateway Drug Store, Inc.

Carroll D. Padgett, Jr.	Attorney, Carroll D. Padgett, Jr., P.A.

OFFICERS OF THE BOARD OF DIRECTORS

Tommie W. Grainger	Michael S. Addy
Chairman	Vice Chairman

James R. Clarkson	D. Singleton Bailey
President and CEO	Secretary

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

HORRY COUNTY STATE BANK CORPORATE OFFICERS

James R. Clarkson, President/Chief Executive Officer

Glenn R. Bullard, Senior Executive Vice President/Chief Credit Officer

Jerry J. Cox, Jr., Executive Vice President/Inland Region

Denise Floyd, Senior Vice President/Personnel Officer

Margaret H. Fowler, Senior Vice President/Operations Officer

Edward L. Loehr, Jr., Senior Vice President/Chief Financial Officer

Ron L. Paige, Executive Vice President/Myrtle Beach Region

Douglas E. Shaffer, Executive Vice President/North Strand Region

HORRY COUNTY STATE BANK BRANCHES AND ATM LOCATIONS

Broad Street, Loris Office*	Myrtle Beach Office*	Ocean Drive Office*
5009 Broad Street	1701 N. Oak Street	617 Highway 17 South
Loris, SC 29569	Myrtle Beach, SC 29577	North Myrtle Beach, SC 29582
843-756-6333	843-839-9339	843-663-1396

Mt. Olive Office*	Socastee Office*	Windy Hill Office*
5264 Hwy. 9	4600 Hwy. 17 Bypass S.	4400 Hwy. 17 South
Green Sea, SC 29545	Myrtle Beach, SC 29577	N. Myrtle Beach, SC 29582
843-392-6333	843-293-7595	843-663-5600

Tabor City Office*	Carolina Forest Office*	Little River Office*
3210 Hwy 701 Bypass	273 Carolina Forest Blvd.	3187 Hwy 9 East
Loris, SC 29569	Myrtle Beach, SC 29579	Little River, SC 29566
910-653-3222	843-903-3223	843-399-9523

Highway 501 Office*
1627-A Church Street (Hwy. 501)
Conway, SC 29526
843-248-8250

Downtown Conway Office*
1300 2nd Avenue
Conway, SC 29526
843-488-5510

*    Denotes ATM Location